UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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Trans World Entertainment Corporation
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

February 7, 2020

Dear Shareholder:

You are cordially invited to attend the special meeting of the shareholders (the “Special Meeting”) of Trans World Entertainment Corporation, a New York corporation (the “Company” or “Parent”), to be held at Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203, on Monday, February 17, 2020, at 10:00 A.M., Eastern time.

The principal business matters to be considered at the Special Meeting will be proposals (1) to approve the sale of certain assets and liabilities of our fye segment pursuant to the Asset Purchase Agreement, dated January 23, 2020, by and among Record Town, Inc., Record Town USA LLC, Record Town Utah LLC, Trans World FL LLC, Trans World New York, LLC, and, 2428392 INC., solely with respect to Sections 6.3, 6.13, 6.14 and 10.13, Trans World Entertainment Corporation, and solely with respect to Section 10.14, 2428391 ONTARIO INC. o/a Sunrise Records (the “Transaction”); (2) to approve, by non-binding, advisory vote, certain compensation arrangements for certain named executive officers of the Company following the Transaction (the “Post-Transaction Compensation Arrangements”); (3) to adjourn or postpone the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction; and (4) to transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

Details of the proposals are set forth in the enclosed proxy statement, which you are urged to read carefully. The Board of Directors believes that the proposals are in the best interests of the Company and its shareholders. In arriving at its decision to recommend the proposals, the Board of Directors carefully reviewed and considered the terms and conditions of the proposals and the factors described in the enclosed proxy statement. If the Transaction is consummated, you will retain your shares of the Company’s Common Stock and you will not be entitled to receive any cash proceeds of the Transaction.

Your Board of Directors has unanimously approved each of the proposals and recommends that the holders of common stock vote FOR the approval of each of the proposals.

The Board of Directors has fixed January 27, 2020 as the record date for the Special Meeting. Only shareholders of record at the close of business on that date will receive notice of and be entitled to vote at the Special Meeting. All shareholders are cordially invited to attend the Special Meeting.

Your vote is very important. Regardless of the number of shares you own, please vote. You can vote your shares by the Internet, toll-free telephone call or by marking, signing, dating and returning the enclosed proxy card (if you are a registered holder), or the voting instruction card provided by your bank or broker (if you hold your shares through an account with a bank or broker). Your prompt cooperation is greatly appreciated.

Sincerely,

/s/ Michael Feurer
Michael Feurer Chief Executive Officer

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date and Time	Monday, February 17, 2020, at 10:00 A.M., Eastern Time
Place	Trans World Entertainment Corporation 38 Corporate Circle Albany, NY 12203

Items of Business	(1)
To approve the sale of certain assets and liabilities of our fye segment pursuant to the Asset Purchase Agreement, dated January 23, 2020, by and among Record Town, Inc., Record Town USA LLC, Record Town Utah LLC, Trans World FL LLC, Trans World New York, LLC, and, 2428392 INC., solely with respect to Sections 6.3, 6.13, 6.14 and 10.13, Trans World Entertainment Corporation, and solely with respect to Section 10.14, 2428391 ONTARIO INC. o/a Sunrise Records (the “Transaction”);

(2)
To approve, by non-binding, advisory vote, certain compensation arrangements for certain named executive officers of the Company following the Transaction (the “Post-Transaction Compensation Arrangements”);

(3)
To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction; and

(4) To transact such other business as may be properly presented at the Special Meeting or any adjournment or postponement thereof.
Record Date	Shareholders of record as of January 27, 2020 (the “Record Date”) are eligible to vote.
Proxy Voting
You can vote your shares by the Internet, toll-free telephone call or by marking, signing, dating and returning the enclosed proxy card (if you are a registered holder), or the voting instruction card provided by your bank or broker (if you hold your shares through an account with a bank or broker). We strongly encourage shareholders to vote by the Internet or toll-free telephone, however, a proxy and return envelope, not requiring postage if mailed in the United States, is provided for your convenience. Please vote by the Internet, toll-free telephone or complete and return your proxy card as promptly as possible.

All shareholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, your vote is important. Please vote by the Internet, toll-free telephone or complete and return your proxy card as promptly as possible to assure a quorum is present at the Special Meeting and save the Company expense.

Any shareholder attending the Special Meeting may vote in person even if such shareholder has returned a proxy, as long as the shares are held in the shareholder’s name or the brokerage firm, bank or other holder of record acting as the shareholder’s nominee confirms the shareholder’s ownership in writing. A list of shareholders entitled to vote at the Special Meeting will be available for inspection at our offices.

The proposals to be considered at the Special Meeting are more fully described in the proxy statement accompanying this notice. The Company’s Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3.

i

If the Transaction is consummated, you will retain your shares of the Company’s Common Stock and you will not be entitled to receive any cash proceeds of the Transaction. If the Transaction is consummated, a shareholder who does not vote to approve the Transaction and who follows the procedures prescribed under Sections 623 and 910 of the New York Business Corporation Law (the “NYBCL”) may exercise dissenters’ rights as provided under the NYBCL, for the shares of the Company’s common stock held by such shareholder. See “PROPOSAL ONE -- Dissenting Shareholders’ Rights in Respect of the Transaction” in the accompanying Proxy Statement. This notice and the proxy statement shall constitute notice to you from the Company of the availability of dissenters’ rights under Sections 623 and 910 of the NYBCL.

The Special Meeting may be postponed or canceled by action of the Board of Directors upon public notice given prior to the time previously scheduled for the Special Meeting or adjourned by action of the chairman of the Special Meeting.

By Order of the Board of Directors,
/s/ Edwin J. Sapienza
Edwin J. Sapienza, Secretary

Albany, New York
Dated: February 7, 2020

Note Regarding Proxy Materials

If shareholders have any questions, require assistance with voting, or need additional copies of the proxy materials, please contact the Company at 518-452-1242.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on Monday, February 17, 2020: The notice of special meeting, the proxy statement and the form of proxy card are available at www.proxyvote.com

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company” or “Parent”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the Special Meeting of Shareholders of the Company to be held on Monday, February 17, 2020, at 10:00 A.M., Eastern time, (the “Special Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement and the form of proxy/voting instruction card will commence on February 7, 2020.

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are also making our proxy materials, which includes our notice of special meeting and this proxy statement, available to our shareholders over the Internet. An electronic version of the notice of special meeting, this proxy statement and the form of proxy/voting instruction card is available at www.proxyvote.com.

VOTING SECURITIES

The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On the Record Date, 1,816,311 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the Record Date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Special Meeting.

QUORUM AND TABULATION OF VOTES

The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Special Meeting, present in person or by proxy, shall constitute a quorum at the Special Meeting. An inspector from Broadridge Financial Solutions, Inc. appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Special Meeting for purposes of determining a quorum.

Shareholders of record who are present at the Special Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Special Meeting, will be included in the number of shareholders present at the Special Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals.

A shareholder (including a broker) who does not give authority to a proxy to vote on a certain proposal will not be considered present and entitled to vote on that proposal. If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will not be able to vote for or against the proposals to be considered at the Special Meeting as these are “non-routine” proposals.

A proxy may be revoked at any time prior to the voting at the Special Meeting by submitting a later dated proxy (including a proxy by Internet or telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Special Meeting and voting in person. However, if you hold any shares of Common Stock in “street name” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Special Meeting unless you bring with you a legal proxy from the holder of record of such shares.

The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Special Meeting of Shareholders and Proxy Statement, and the proxy/voting instruction card. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the Record Date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement relating to the Transaction and may not contain all the information that may be important to you regarding the Transaction. Accordingly, we encourage you to carefully read this proxy statement, its annexes and the documents referred to in this proxy statement in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic.

The Parties to the Transaction (page 17)

Trans World Entertainment Corporation (“Parent”), Record Town, Inc. (“Record Town”), Record Town’s subsidiaries

Trans World Entertainment Corporation, a New York corporation (“Parent”), was incorporated in 1972. Parent owns, directly or indirectly, 100% of the outstanding equity interests of Record Town, Inc., a New York corporation (“Record Town”), Record Town USA LLC, a Delaware limited liability company (“Record Town USA”), Record Town Utah LLC, a Utah limited liability company (“Record Town Utah”), Trans World FL LLC, a Florida limited liability company (“Trans World FL”) and Trans World New York, LLC, a New York limited liability company (“Trans World NY” and together with Record Town, Record Town USA, Record Town Utah, and Trans World FL, collectively the “Seller Entities”). The Seller Entities operate the Company’s For Your Entertainment (“fye”) segment, a chain of 206 retail entertainment stores in the United States and Puerto Rico, and the ecommerce sites www.fye.com and www.secondspin.com.

The Company and Record Town are headquartered in Albany, New York. The mailing address of the headquarters is 38 Corporate Circle, Albany, New York 12203 and the telephone number is (518) 452-1242. The Company’s corporate website address is www.twec.com. The Company’s common stock, $0.01 par value per share (the “Common Stock”) is quoted on the NASDAQ Stock Market (“NASDAQ”) under the symbol “TWMC”.

2428392 INC. and 2428391 Ontario Inc.

2428392 INC., a Delaware corporation (“Purchaser”) and 2428391 Ontario Inc., an Ontario corporation doing business as Sunrise Records (“Sunrise”) are headquartered in Ancaster, Ontario. Sunrise is a Canadian record store chain that operates approximately 85 locations across Canada, The mailing address of the headquarters is 1430 Cormorant Road, Ancaster, Ontario, Canada, L9G 4V5 and the telephone number is (905) 304-1010.

The Special Meeting (page 12)

The Special Meeting is to be held at Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203, on Monday, February 17, 2020, at 10:00 A.M., Eastern time, or at any adjournment or postponement thereof.

The purpose of the Special Meeting is for our shareholders to consider and vote upon the following proposals:

1.	To approve the sale of certain assets and liabilities of our fye segment pursuant to the Asset Purchase Agreement dated January 23, 2020 (the “Asset Purchase Agreement” or “APA”), by and among Record Town, Inc., Record Town USA LLC, Record Town Utah LLC, Trans World FL LLC, Trans World New York, LLC, and, 2428392 INC., solely with respect to Sections 6.3, 6.13, 6.14 and 10.13, Trans World Entertainment Corporation, and solely with respect to Section 10.14, 2428391 ONTARIO INC. o/a Sunrise Records (the “Transaction”);

2.	To approve, by non-binding, advisory vote, certain compensation arrangements for certain named executive officers of the Company following the Transaction (the “Post-Transaction Compensation Arrangements”);
3.	To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction; and
4.	To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

Only holders of Common Stock at the close of business on January 27, 2020, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,816,311 shares of Common Stock outstanding and entitled to vote. You may cast one vote for each share of Common Stock that you owned on that date. Approval of Proposal No. 1, the Transaction, requires the affirmative vote of shareholders holding at least two-thirds of the outstanding shares of Common Stock at the close of business on the Record Date. Approval of each of Proposal No. 2, the non-binding, advisory vote to approve the Post-Transaction Compensation Arrangements, and Proposal No. 3 requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting.

Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting” for additional information on the Special Meeting, including how to vote your shares of Common Stock.

Proposal to Approve the Transaction (page 17)

General

Pursuant to the APA, we agreed to sell certain assets and liabilities of our fye segment (the “Business”) to Purchaser effective as of 12:00 A.M. Eastern time on February 1, 2020 (the “Effective Time”), subject to shareholder approval and certain other conditions. A copy of the APA is attached as Annex A. We encourage you to read the APA carefully and in its entirety.

Recommendation of the Board of Directors

After careful consideration, the Board unanimously recommends that you vote “FOR” the proposal to approve the Transaction, and “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.

Net Proceeds from the Transaction and Expected Use of Net Proceeds (page 32)

Pursuant to the APA, consideration for the Transaction will consist of the base purchase price of $10,000,000 (the “Base Purchase Price”) (as (x) increased or decreased by the net inventory adjustment and (y) increased by Purchaser’s portion of pre-paid taxes and pre-paid expenses; provided that the amount of such adjustments will not be paid until seven business days after closing to the extent Purchaser obtains a credit facility on or before closing, or seven business days after the Purchaser obtains a credit facility after closing or March 15, 2020 if no credit facility is obtained), payable in cash, of which $1,000,000 will be held in escrow.

We expect to use all of the proceeds from the Transaction to repay outstanding indebtedness under our revolving credit facility with Wells Fargo Bank (the “Wells Fargo Credit Facility”) and to satisfy other unassumed liabilities.

Our Business Following the Transaction (page 32)

The fye specialty retail business constitutes our primary source of revenue and gross profit, but has been generating substantial operating losses and using cash flows in its operations. We expect that after the Transaction is completed our business operations and incoming cash flows will be limited to our etailz segment, a digital marketplace retailer that generates substantially all of its revenue through Amazon Marketplace. Following the Transaction, we intend to continue the implementation of the etailz performance improvement plan, continue to pursue efforts to establish a credit facility at the etailz segment and otherwise improve the Company’s liquidity position, pursue one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives including selling all or part of the remaining business of the Company.

Effect of the Transaction on Stock Options and Restricted Stock (page 39)

The 2005 Plan contains a definition of change in control that states, among other things, that a change in control occurs upon a sale of substantially all of our assets, subject to certain limited exceptions, and provides that, unless otherwise provided at the time of grant, all restrictions and limitations on vesting of awards granted under the 2005 Plan will lapse upon a change of control.

Accordingly, upon consummation of the Transaction, any unvested restricted stock units and any unvested options to purchase shares of Common Stock will vest.

Interests of Certain Persons in the Transaction (page 39)

None of our directors or named executive officers is entitled to receive payments in connection with the Closing other than to the vesting of awards under the 2005 Plan, described above.

However, our named executive officers may be entitled to certain other payments under their employment arrangements in the event they experience a qualifying termination of employment following the Transaction.

In addition, as disclosed in the Company’s previous filings with the Securities and Exchange Commission, one of our directors, W. Michael Reickert, also serves as a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder. The Company leases its distribution center in Albany, New York, from RJHDC, LLC, of which a trustee of our largest shareholder is the manager and sole member. Following the Transaction, the Purchaser is expected to enter into a new lease with respect to the distribution center which may influence our largest shareholder’s vote in regard to the Transaction.

Shareholder Approval Requirement (page 38)

We are organized under the corporate laws of the State of New York. The Transaction may constitute the sale of “substantially all” of our assets under the Business Corporation Law of the State of New York (“NYBCL”) Section 909. Section 909 of the NYBCL requires that, for corporations in existence on the effective date of clause 909(a) where the certificate of incorporation does not expressly provide for approval by a majority vote of all outstanding shares for the sale of “all or substantially all the assets of a corporation,” a corporation must obtain the approval of the holders of at least two-thirds of the corporation’s outstanding stock entitled to vote thereon. The Company was in existence on the effective date of clause 909(a) and the Certificate of Incorporation does not expressly provide for approval by a majority vote of all outstanding shares. In light of this requirement, after taking into account the specific facts and circumstances of the Transaction, we are seeking approval of the Transaction by holders of at least two-thirds of the Company’s outstanding stock entitled to vote thereon.

Additionally, obtaining the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Parent’s common stock (the “Required Vote”) is a closing condition under the APA.

Dissenting Shareholders’ Rights in Respect of the Transaction (page 41)

Under the NYBCL, you are entitled to assert dissenters’ rights. If the Closing occurs, and if you do not vote to approve the Transaction and follow the procedures prescribed under the NYBCL, you may require the Company to pay the “fair value,” determined as provided under the NYBCL, for your shares of Common Stock.

The Asset Purchase Agreement (page 47)

Under the terms of the APA, we agreed to sell certain assets and liabilities of our fye segment (the “Business”) to Purchaser effective as of 12:00 A.M. Eastern time on February 1, 2020 (the “Effective Time”), subject to shareholder approval and certain other conditions. Certain assets and liabilities of the Business will be retained by us following the Closing, including, without limitation, all pre-Effective Time operating expenses, all liabilities related to excluded assets, all pre-Closing taxes; and all liabilities under benefit plans, compensation or other arrangements, termination of employees before Closing or after Closing (except with respect to transferred employees) and any WARN liability arising after Closing.

The consideration for the sale will consist of the base purchase price of $10,000,000 (the “Base Purchase Price”) (as (x) increased or decreased by a net inventory adjustment and (y) increased by Purchaser’s portion of pre-paid taxes and pre-paid expenses; provided that the amount of such adjustments will not be paid until seven business days after closing to the extent Purchaser obtains a credit facility on or before closing, or seven business days after the Purchaser obtains a credit facility after closing or March 15, 2020 if no credit facility is obtained), payable in cash, of which $1,000,000 will be held in escrow.

The Base Purchase Price is based on the delivery to Purchaser at the Effective Time of $40,000,000 of Net Inventory (the “Target Net Inventory”). The Base Purchase Price shall be adjusted at Closing as follows: (A) for every $1.00 by which Net Inventory delivered at the Effective Time exceeds the Target Net Inventory, up to $42,000,000, the Base Purchase Price will be increased by $0.50, (B) for every $1.00 by which Net Inventory delivered at the Effective Time exceeds $42,000,000, the Base Purchase Price will be increased by $0.25, (C) for every $1.00 by which Net Inventory delivered at the Effective Time is less than the Target Net Inventory, down to $37,000,000, the Base Purchase Price will be decreased by $0.50, and (D) for every $1.00 by which Net Inventory delivered at the Effective Time is less than $37,000,000, the Base Purchase Price will be decreased by $0.75.

Agreements Related to the Asset Purchase Agreement (page 38)

At the Closing, the parties will enter into an escrow agreement pursuant to which $1,000,000 will be held in escrow to serve as security for payments in satisfaction of (i) the Post-Closing Adjustment (as defined in the APA), (ii) annual bonus payments due to transferred employees on May 1, 2020, (iii) retention bonus payments due to transferred employees on May 1, 2020, and (iv) our indemnification obligations in respect of any claim submitted prior to release of the escrow.

The parties will also enter into (i) a transition services agreement to be agreed in good faith by Purchaser and the Seller Entities relating to the provision by the Seller Entities or their affiliates of transition services to Purchaser as reasonably requested and necessary or would customarily be provided for the conduct of the Business immediately following the Closing and for a reasonable time period thereafter, and (ii) a transition services agreement to be agreed in good faith by Purchaser and the Seller Entities relating to the provision by Purchaser or its affiliates of transition services to the Seller Entities as reasonably requested and necessary for the Seller Entities to meet their obligations under the APA and to give effect to the Transactions contemplated thereby immediately following the Closing and for a reasonable time period thereafter.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some questions you may have regarding the Transaction, the Asset Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary Term Sheet” at the beginning of this proxy statement and the more detailed information contained elsewhere in this proxy statement, including in the annexes to this proxy statement.

Q:	Why did I receive these materials?
A:	The Board is soliciting your proxy to vote at the Special Meeting so that our shareholders may consider and vote upon the following proposals:
1.	To approve the Transaction;
2.	To approve the Post-Transaction Compensation Arrangements on a non-binding, advisory basis;
3.	To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction; and
4.	To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

With respect to the approval of the Transaction in particular, the Board is seeking shareholder approval of the Transaction because we are a New York corporation and the Transaction may constitute the sale of “substantially all” of our assets under the NYBCL Section 909. Section 909 of the NYBCL requires that, for corporations in existence on the effective date of clause 909(a) where the certificate of incorporation does not expressly provide for approval by a majority vote of all outstanding shares for the sale of “all or substantially all the assets of a corporation,” a corporation must obtain the approval of the holders of at least two-thirds of the corporation’s outstanding stock entitled to vote thereon. The Company was in existence on the effective date of clause 909(a) and the Certificate of Incorporation does not expressly provide for approval by a majority vote of all outstanding shares. In light of this requirement, after taking into account the specific facts and circumstances of the Transaction, we are seeking approval of the Transaction by holders of at least two-thirds of the Company’s outstanding stock entitled to vote thereon. Additionally, obtaining such shareholder approval is a closing condition under the APA.

Q:	When and where is the Special Meeting?
A:	The Special Meeting is to be held at Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203, on Monday, February 17, 2020, at 10:00 A.M., Eastern time, or at any adjournment or postponement thereof.
Q:	Who is entitled to vote at the Special Meeting?
A:	Only holders of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. Such shareholders will be entitled to one vote for each share held on each matter submitted to a vote at the Special Meeting. On the Record Date, there were 1,816,311 shares of Common Stock issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. Shareholders may vote in person or by proxy.
Q:	Who is buying the fye segment and for what consideration?
A:	We are proposing to sell certain assets and liabilities of our fye segment currently operated by Record Town and its subsidiaries to 2428392 Inc. (“Purchaser”). Purchaser is a Delaware corporation and a subsidiary of 2428391 ONTARIO INC. o/a Sunrise Records. See “PROPOSAL ONE — The Parties to the Transaction” for more information regarding the parties to the Asset Purchase Agreement. Our understanding is that, following the Closing, Sunrise intends to retain substantially all fye employees and intends to continue to operate the Business under the fye brand.

Pursuant to the APA, consideration for the Transaction will consist of the base purchase price of $10,000,000 (the “Base Purchase Price”) (as (x) increased or decreased by a net inventory adjustment and

(y) increased by Purchaser’s portion of pre-paid taxes and pre-paid expenses; provided that the amount of such adjustments will not be paid until seven business days after closing to the extent Purchaser obtains a credit facility on or before closing, or seven business days after the Purchaser obtains a credit facility after closing or March 15, 2020 if no credit facility is obtained), payable in cash, of which $1,000,000 will be held in escrow. The terms of the APA are more fully described below under the section titled “The Asset Purchase Agreement”.

Q:	What will the net proceeds from the Transaction be used for?
A:	We expect to use all of the proceeds from the Transaction to repay outstanding indebtedness under the Wells Fargo Credit Facility and to satisfy other unassumed liabilities.
Q:	Why are you selling the fye segment?
A:	As disclosed in the Company’s previous filings with the Securities and Exchange Commission (attached hereto as Annex E and Annex F), the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, and available cash and cash equivalents all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on, among other things, improved profitability, the continued implementation of the performance improvement plan for the etailz segment, and the availability of future funding for the etailz segment. Our Board has determined that this Transaction is an important step toward enabling the Company to continue as a going concern by providing some liquidity to pay down debts and by eliminating the accruing of further obligations related to operation of the fye segment. However, the Company has concluded that, even after consummation of the Transaction, the Company’s ability to continue as a going concern will still be dependent on the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding for the etailz segment, implementation of one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives, including selling all or part of the remaining business or assets of the Company. The unaudited pro forma financial information included in this proxy statement do not include any adjustments that might result from the outcome of these uncertainties.
Q:	What will happen if the Transaction is not approved by shareholders or the Closing does not occur for any other reason?
A:	If the Closing does not occur, (i) in certain circumstances, we will be required to pay to Purchaser a Termination Fee in the amount of $3,500,000, (ii) we may have difficulty recouping the significant transaction costs incurred in connection with negotiating the Transaction, (iii) our relationships with the customers, business partners and employees of the Business may be damaged and the Business may be harmed, and (iv) the market price for our Common Stock may decline.

The Company’s expectation is that absent the consummation of the Transaction, it would immediately initiate the wind down of the fye segment, and as a result, the Company would likely become cash flow insolvent during the fiscal year ending 2021. The wind down of the fye segment is not expected to be more favorable to shareholders than the Transaction. See “Wind Down Analysis and Retained Business Information.” Based on recurring losses from operations, expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern.

Q:	When is the Transaction expected to be completed?
A:	If the Transaction is approved by our shareholders at the Special Meeting, we expect the Closing to occur on the first business day after the date all of the remaining closing conditions under the APA have been satisfied or waived or such other date the parties to the APA may mutually determine, which we anticipate will occur promptly following the Special Meeting. The Company expects the Transaction to close in the first quarter of 2020. The exact timing of the Closing cannot be predicted, although the APA may be terminated by Purchaser if the Closing has not occurred on or before March 31, 2020.

Q:	How will the Transaction affect outstanding equity awards held by our directors and named executive officers?
A:	The Company’s 2005 Long Term Incentive and Share Award Plan (the “2005 Plan”) contains a definition of change in control that states, among other things, that a change in control occurs upon a sale of substantially all of our assets, subject to certain limited exceptions, and provides that, unless otherwise provided at the time of grant, all restrictions and limitations on vesting of awards granted under the 2005 Plan will lapse upon a change of control.

Accordingly, upon consummation of the Transaction, any unvested restricted stock units and any unvested options to purchase shares of Common Stock will vest.

Q:	Will the Transaction trigger any payments to our current or former named executive officers or directors?
A:	None of our directors or named executive officers is entitled to receive payments in connection with the Closing other than the vesting of equity awards under the 2005 Plan, described above.

However, our named executive officers may be entitled to certain other payments under their employment arrangements in the event they experience a qualifying termination of employment following the Transaction.

For additional information regarding these matters, see “PROPOSAL ONE — Interests of Certain Persons in the Transaction”.

Q:	Will our Common Stock continue to be publicly traded and quoted on the NASDAQ Stock Market following the Transaction?
A:	Immediately following the Transaction, we expect to continue to be publicly traded and quoted on NASDAQ and remain subject to the rules and regulations of the SEC. However, following the Transaction, one of our strategic alternatives will be to pursue one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company). In addition, there can be no assurance that following the Transaction we will continue to meet the NASDAQ minimum bid price requirement or other NASDAQ listing requirements. See “Risk Factors Relating to the Proposal to Approve the Transaction”.
Q:	What will be the nature of our business following the Closing?
A:	We expect that after the Transaction is completed our business operations and incoming cash flows will be limited to our etailz segment, a digital marketplace retailer that generates substantially all of its revenue through Amazon Marketplace and which has historically generated operating losses. Based on recurring losses from operations, expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that, following the Transaction, there still will be substantial doubt about the Company’s ability to continue as a going concern. See “Risk Factors Relating to the Proposal to Approve the Transaction”.
Q:	Am I entitled to dissenters’ rights in connection with the Transaction or the proposal to adjourn or postpone the Special Meeting?
A:	Under New York law, you are entitled to assert dissenters’ rights in connection with the Transaction. If the Closing occurs, if you do not vote to approve the Transaction and follow the procedures prescribed under the NYBCL, you may require the Company to pay the “fair value,” determined as provided under the NYBCL, for your shares of Common Stock. Please see the section of this proxy statement “PROPOSAL ONE — Dissenting Shareholders’ Rights in Respect of the Transaction” for additional information on dissenters’ rights.
Q:	Why am I being asked to cast a non-binding, advisory vote to approve the compensation proposal?
A:	Under SEC rules, we are required to seek an advisory vote with respect to arrangements and compensation payable to our named executive officers based on or otherwise relating to the Transaction. The results of the vote are non-binding and are not a condition to payment of the compensation or to completion of the Transaction. See “PROPOSAL TWO — Advisory Vote on Compensation Related to the Transaction”.

Q:	What will happen if shareholders do not approve the compensation proposal at the Special Meeting?
A:	Approval of the compensation proposal is not a condition to the consummation of the Transaction. This non-binding proposal regarding certain Transaction-related executive compensation arrangements is merely an advisory vote which will not be binding on the Company, or our Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Transaction is consummated, certain of our named executive officer will be eligible to receive various payments in accordance with the terms and conditions applicable to those payments. See “Interests of Certain Persons in the Transaction”.
Q:	What is the Proposal to approve the adjournment or postponement of the Special Meeting?
A:	The Proposal to approve the adjournment or postponement of the Special Meeting is a proposal to permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Transaction is less than two-thirds of the outstanding shares of our Common Stock entitled to vote at the Special Meeting.
Q:	What will happen if the Proposal to approve the adjournment or postponement of the Special Meeting is not approved by our shareholders?
A:	If there are insufficient votes at the time of the Special Meeting to approve the Transaction Proposal and the Proposal to adjourn or postpone the Special Meeting is not approved at the Special Meeting, we will not be able to adjourn or postpone the Special Meeting for purposes of soliciting additional proxies to approve the Transaction Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.
Q:	What vote is required for shareholders to approve the proposals at the Special Meeting?
A:	The affirmative vote of at least two-thirds of the shares of Common Stock outstanding on the Record Date is required to approve Proposal One. The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.
Q:	How does the Board recommend that I vote?
A:	After careful consideration of a variety of factors described in this proxy statement, the Board unanimously recommends that you vote “FOR” Proposal One, “FOR” Proposal Two, and “FOR” Proposal Three.
Q:	How do I vote?
A:	You may vote using any of the following methods:
•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.
•	By telephone or over the Internet. If you are a shareholder of record, you may vote by telephone or over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.
•	In person at the Special Meeting. All shareholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	What can I do if I change my mind after I vote my shares?
A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
•	sending a written notice of revocation to our Corporate Secretary;
•	submitting a new, proper proxy dated later than the date of the revoked proxy;
•	voting over the Internet at a later time; or
•	attending the Special Meeting and voting in person.

If you hold shares in street name through your bank, broker or other nominee, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Special Meeting if you obtain a legal proxy as described in the answer to the next question. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	How can I attend the Special Meeting?
A:	You are entitled to attend the Special Meeting only if you were a shareholder of the Company as of the close of business on the Record Date for the Special Meeting, or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a shareholder of record, your ownership will be verified against the list of shareholders of record on the Record Date prior to being admitted. If you are not a shareholder of record but hold shares in street name, you should be prepared to provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided to you by your bank, broker, or other nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly at 10 A.M., Eastern time, on Monday, February 17, 2020. You should allow adequate time for the check-in procedures.

Q:	What happens if additional matters are presented at the Special Meeting?
A:	Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Michael Solow and Michael Feurer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.
Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?
A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Transaction, “FOR” the proposal to approve the post-Transaction Compensation Arrangements, and “FOR” the proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies.
Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?
A:	Your bank, broker or other nominee will only be permitted to vote your shares held in street name if you instruct them how to vote. You should follow the procedures on the voting instruction card provided by your bank, broker or other nominee regarding the voting of your shares. The failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” Proposal 1, but will not have an effect on Proposal 2 or Proposal 3. Please vote using one of the methods set forth on your voting instruction card so your vote can be counted.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the Internet.
Q:	What is the deadline for voting my shares?
A:	If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Special Meeting.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Who will bear the cost of this solicitation?
A:	We are making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
Q:	Who can help answer any other questions that I have?
A:	If you have additional questions, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact the Company at 518-452-1242.

THE SPECIAL MEETING

Meeting, Place and Time. The Board is soliciting proxies to be used at the Special Meeting to be held at Trans World Entertainment Corporation, 38 Corporate Circle, Albany, New York 12203, on Monday, February 17, 2020, at 10:00 A.M., Eastern time, or at any adjournment or postponement thereof.

Record Date and Voting. The Board fixed the close of business on January 27, 2020, as the record date for the determination of holders of outstanding shares of the Company entitled to notice of and to vote on all matters presented at the Special Meeting. Such shareholders will be entitled to one vote for each share held on each matter submitted to a vote at the Special Meeting. On the Record Date, there were 1,816,311 shares of the Common Stock, issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. Shareholders may vote in person or by proxy.

Purposes of the Meeting. The purpose of the Special Meeting is for our shareholders to consider and vote upon the following proposals: (i) to approve the Transaction, (ii) to approve the post-Transaction Compensation Arrangements, (iii) to approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction, and (iv) to transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

Quorum. The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” regarding a matter are treated as being present at the Special Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such matter.

Abstentions and Broker Non-Votes. Broker “non-votes” and the shares of Common Stock as to which a shareholder abstains are included for purposes of determining whether a quorum of shares of Common Stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results on Proposal 1 and will have the effect of a vote against Proposal 1.

Voting of Proxies. The Board is asking for your proxy. Giving the Board your proxy means you authorize it to vote your shares at the Special Meeting in the manner you direct in your proxy card. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposals 1, 2 and 3. If you “ABSTAIN,” from voting on Proposal 1, it has the same effect as a vote “AGAINST.” All valid proxies received prior to the Special Meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR Proposals 1, 2 and 3 and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Special Meeting.

A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument that revokes the proxy or a validly executed proxy with a later date, or by attending the Special Meeting and voting in person.

The affirmative vote of at least two-thirds of the shares of Common Stock outstanding on the Record Date is required to approve Proposal 1. The affirmative vote of a majority of the votes cast is required to approve Proposal 2 and Proposal 3. As of the Record Date, there were 1,816,311 shares of the Company’s Common Stock issued and outstanding.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxyholders with respect to amendments or variations to the matters identified in the accompanying Notice of Special Meeting and with respect to any other matters which may properly come before the Special Meeting. As of the date of this proxy statement, management of the Company knows of no such amendment or variation or of any matters expected to come before the Special Meeting which are not referred to in the accompanying Notice of Special Meeting.

You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.
•	By telephone or over the Internet. If you are a shareholder of record, you may vote by telephone or over the Internet by following the instructions on your proxy card. If you hold shares in street name, you will receive separate voting instructions from your bank, broker or other nominee and may vote by telephone or over the Internet if they offer that alternative. Although most brokers, banks and nominees offer telephone and Internet voting, availability and the specific procedures vary.
•	In person at the Special Meeting. All shareholders may vote in person at the Special Meeting. You may also be represented by another person at the Special Meeting by executing a proper proxy designating that person. If you hold shares in street name, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Attendance at the Meeting.

Only holders of Common Stock as of the Record Date, their proxy holders and the Company’s invited guests may attend the Special Meeting. If you wish to attend the Special Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and identification with a photo at the Special Meeting. For example, you could bring an account statement showing that you beneficially owned shares of Common Stock of the Company as of the Record Date as acceptable proof of ownership.

Costs of Solicitation.

We are making this solicitation and will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Certain Financial and Other Information About the Company.

Please take note that:

(i) the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, (the “Form 10-K”) (without exhibits) is included in this proxy statement as Annex E, and includes:

•	a description of the Company’s business (See Item 1 of Form 10-K, beginning at page E-2), properties (See Item 2 of Form 10-K, beginning at page E-15) and legal proceedings (See Item 3 of Form 10-K, beginning at page E-16),
•	the Company’s audited consolidated financial statements for the fiscal years ended February 2, 2019, and February 3, 2018 (See Item 8 of Form 10-K, beginning at page E-29),
•	management’s discussion and analysis of financial condition and results of operations for such periods (See Item 7 of Form 10-K, beginning at page E-17) and quantitative and qualitative disclosures about market risk (See Item 7A of Form 10-K, beginning at page E-28),
•	selected quarterly financial data for each full quarter within the two most recent fiscal years (See Note 13 of Notes to the Consolidated Financial Statements, beginning at page E-60), and
•	disclosures of changes in and disagreements with accountants on accounting and financial disclosure (See Item 9 of Form 10-K, beginning at page E-29);

(ii) the Company’s Quarterly Reports on Form 10-Q for the fiscal periods ended May 4, 2019 (the “First Quarter 10-Q”), August 3, 2019 (the “Second Quarter 10-Q”), and November 2, 2019 (the “Third Quarter 10-Q”) (in each case, without exhibits) are included in this proxy statement as Annex F, and includes:

•	the Company’s unaudited condensed consolidated balance sheets at November 2, 2019, February 2, 2019 and November 3, 2018, the unaudited condensed consolidated statements of operations, comprehensive loss, and shareholders’ equity for the thirteen and thirty-nine weeks ended November 2, 2019, and November 3, 2018, the unaudited condensed consolidated statements of cash flows for the thirty-nine weeks ended November 2, 2019 and November 3, 2018, and the related notes (See Item 1 of the Third Quarter 10-Q, beginning at page F-3), and
•	management’s discussion and analysis of financial condition and results of operations for such periods (See Item 2 of the Third Quarter 10-Q, beginning at page F-19); and

(iii) the unaudited condensed financial statements of the fye business for the fiscal years ended February 2, 2019, and February 3, 2018, and the thirty-nine weeks ended November 2, 2019, are included in this proxy statement as Annex D.

In addition, any shareholder of the Company may obtain without charge copies of the Company’s Form 10-K, First Quarter 10-Q, Second Quarter 10-Q and Third Quarter 10-Q, and any exhibits thereto, as filed with the SEC, by writing to the Corporate Secretary, 38 Corporate Circle, Albany, New York 12203 or by calling our Corporate Secretary at (518) 452-1242.

PRINCIPAL SHAREHOLDERS

The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of Common Stock as of February 6, 2020, are indicated below;

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Robert J. Higgins TWMC Trust 38 Corporate Circle Albany, New York 12203	713,986(1)	39.3%
Neil S. Subin 3300 South Dixie Highway, Suite 1-365 West Palm Beach, 33405	300,090(2)	16.5%
Josh Neblett 38 Corporate Circle Albany, NY 12033	96,676(3)	5.3%
(1)	Based on Form 5, filed February 21, 2017, by The Robert J Higgins TWMC Trust.
(2)	Based on Form 13G/A, filed February 13, 2019, by Neil S. Subin.
(3)	Based on Form 5, filed February 26, 2019, by Mr. Neblett. Includes 18,049 shares owned by the wife of Josh Neblett.

EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of February 6, 2020, by each Director and named executive officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership		Shares that may be acquired within 60 days of February 6, 2020	Total Shares Beneficially Owned	Percent of Class
Michael B. Solow	Chairman of the Board	61	1999	815		621	1,436	*
Martin Hanaka(2)	—	70	2013	689		—	689	*
Jeff Hastings	Director	49	2019	—		750	750	*
Robert E. Marks	Director	67	2012	4,980		750	5,730	*
Michael Nahl	Director	76	2011	738		750	1,488	*
W. Michael Reickert	Director	55	2016	3,200	(1)	563	3,763	*
Michael Feurer	Chief Executive Officer, Director	50	2014	8,553		33,483	42,036	2.3%
Edwin J. Sapienza	Chief Financial Officer	49	2018	437		3,994	4,431	*
Bruce J. Eisenberg	Executive Vice President-Real Estate	59	1995	—		18,625	18,625	1.0%
All Directors and Executive Officers as a group (9 persons)				19,412		59,536	78,948	4.3%
*	Less than 1% of issued and outstanding Common Stock
(1)	Excludes 713,986 shares held in the Robert J Higgins TWMC Trust of which Mr. Reickert is a Trustee.
(2)	Mr. Hanaka did not stand for re-election at the 2019 annual meeting and ceased to be a board member as of June 27, 2019.

PROPOSAL ONE:
PROPOSAL TO APPROVE THE TRANSACTION

The Parties to the Transaction

Trans World Entertainment Corporation (“Parent”), Record Town, Inc. (“Record Town”), Record Town’s subsidiaries

Trans World Entertainment Corporation, a New York corporation (“Parent”), was incorporated in 1972. Parent owns, directly or indirectly, 100% of the outstanding equity interests of RECORD TOWN, INC., a New York corporation (“Record Town”), RECORD TOWN USA LLC, a Delaware limited liability company (“Record Town USA”), RECORD TOWN UTAH LLC, a Utah limited liability company (“Record Town Utah”), TRANS WORLD FL LLC, a Florida limited liability company (“Trans World FL”) and TRANS WORLD NEW YORK, LLC, a New York limited liability company (“Trans World NY” and together with Record Town, Record Town USA, Record Town Utah, and Trans World FL, collectively the “Seller Entities”). The Seller Entities operate the Company’s For Your Entertainment (“fye”) segment, a chain of 206 retail entertainment stores in the United States, the District of Columbia and the U.S. Virgin Islands and the ecommerce sites www.fye.com and www.secondspin.com.

The Company and Record Town are headquartered in Albany, New York. The mailing address of the headquarters is 38 Corporate Circle, Albany, New York 12203 and the telephone number is (518) 452-1242. The Company’s corporate website address is www.twec.com. The Company’s common stock, $0.01 par value per share (the “Common Stock”) is quoted on the NASDAQ Stock Market under the symbol “TWMC”.

2428392 INC. and 2428391 Ontario Inc.

2428392 INC., a Delaware corporation (“Purchaser”) and 2428391 Ontario Inc., an Ontario corporation doing business as Sunrise Records (“Sunrise”), are headquartered in Ancaster, Ontario. Sunrise is a Canadian record store chain that operates approximately 85 locations across Canada, The mailing address of the headquarters is 1430 Cormorant Road, Ancaster, Ontario, Canada, L9G 4V5 and the telephone number is (905) 304-1010.

Background of the Transaction

The Company’s board of directors (the “Board”) and management team continually review the Company’s long-term strategic plan, with the goal of maximizing shareholder value. As a component of such review, the Board and management routinely evaluate potential alternatives to the Company’s current plan, including strategic transactions involving third parties and, given the Company’s rapidly deteriorating liquidity position, the potential wind down of all or part of the Company’s operations.

In an effort to be able to respond quickly to strategic opportunities explored by or otherwise presented to the Company, on March 29, 2018, the Board established a working committee consisting of Messrs. Marks, Feurer, and Solow (the “Strategic Committee”) to engage in discussions with interested third parties, including investment banks, advisors, consultants and others, regarding potential alternatives involving the fye segment, the etailz segment or the Company as a whole.

Upon the recommendation of the Strategic Committee, in May 2018, the Company engaged a financial advisor to explore a sale of part of the Company. Although that process did not yield any viable offers, it did result in the Company’s management team initiating conversations with two asset recovery firms, Party A and Party B, regarding the disposition of assets of the fye segment. During this time, the Company also explored the possibility of buying out the Company’s long-term leases, including its distribution center, and transitioning to a third-party fulfillment center model, both of which were ultimately determined to not be beneficial to the Company due to the limited, if any, benefit to be received by the Company, and the significant upfront cash required relative to the Company’s diminishing liquidity.

In an effort to better understand the implications of these pathways, and to more fully understand the other prospective strategic pathways, in September 2018 the Board approved the engagement by the Company of a business advisory firm to assist in evaluating various strategic, operational and tactical alternatives, and requested that they present their strategic alternatives recommendations to the Board at the October 2018 Board meeting.

On October 3, 2018, at a regularly scheduled board meeting, management of the Company and representatives from the Company’s business advisory firm presented the Board with several prospective strategic pathways, which included improving organizational efficiencies and conserving working capital needs to support the growth of the etailz segment (the “etailz performance improvement plan”), inventory management in the fye segment, buyout of the Company’s long-term leases, a sale of all or part of the Company (including the disposition of fye assets to Party A or Party B) and a wind down of all or part of the Company’s operations. The timeline for implementation for each pathway was also discussed. It was determined that the Board would continue discussions regarding these pathways at the December 2018 Board meeting.

On November 14, 2018, the Company’s Vice President of Merchandising informed Mr. Feurer that the Company had recently completed a sale of overstock inventory to Sunrise and that Sunrise’s President, Mr. Doug Putman, may be contacting him to discuss partnering in the future. That same day Mr. Feurer received an email from Mr. Putman proposing a meeting.

Mr. Feurer and Mr. Putman spoke by phone on November 16, 2018 during which call Mr. Putman expressed interest in exploring a potential transaction involving the fye segment. Following this discussion, Mr. Putman emailed Mr. Feurer a draft non-disclosure agreement (“NDA”) in order to continue confidential discussions.

Between November 16, 2018 and December 20, 2018, representatives of the Company and representatives of Sunrise negotiated the NDA and, on December 27, 2018, the Company and Sunrise executed the NDA.

In the interim, on December 7, 2018, at a regularly scheduled board meeting, the Board discussed (i) the October 2018 presentation, (ii) management’s continued efforts find a prospective buyer for all or part of the Company, including the status of discussions with Party A and Party B, and (iii) the Company’s diminishing liquidity position and strategies to improve the Company’s performance, operations, and cash flow. At that time, it was determined to implement various strategic initiatives, including the etailz performance improvement plan and fye inventory management program. It was also determined that management of the Company would continue to engage in discussions with Party A, Party B and Sunrise following the execution of the NDA and would continue efforts to identify a buyer for all or part of the Company. During 2018 and 2019, the Company’s efforts to identify a buyer resulted in the Company entering into non-disclosure agreements with eight potentially interested parties.

On January 2, 2019, Mr. Feurer and Mr. Putman spoke by phone to discuss the next steps in the sharing of information. Mr. Feurer informed Mr. Putman that he would discuss the same with the Board at the next Board meeting on January 24, 2019.

On January 24, 2019, at a regularly scheduled board meeting, the Board discussed the continued interest of Party A who had been conducting due diligence for several months, and noted that Party B had not been actively engaged in discussions or diligence for several months. The Board also discussed the execution of the NDA with Sunrise and the progress of the Company’s performance improvement initiatives, including vendor rationalization, working capital improvements and SG&A reductions.

The Company continued its discussions with Party A until February 2019 when Party A indicated they were no longer interested. In the months that followed, the Company continued its discussions with Sunrise, and also continued its efforts to find other prospective buyers for all or part of the Company, which included contact with various strategic and financial buyers to gauge interest. Ultimately, none of these other potential buyers were interested in pursuing a transaction with the Company.

Between January 24, 2019 and March 4, 2019, Sunrise requested by email certain financial and store operations information from the Company in order to evaluate a potential transaction involving the Company’s fye segment, and the Company promptly responded to such requests.

On March 15, 2019, Mr Putman called Mr. Feurer and confirmed Sunrise’s continued interest in a potential transaction with respect to the fye segment. Mr. Putman requested that the Company indicate its asking price/valuation.

Following discussions with the Strategic Committee, on April 3, 2019, Mr. Feurer told Mr. Putman that he could reasonably take to the Board a proposal involving a cash transaction value of $35 million, including assumption of all of the assets and certain of the liabilities of the fye stores, distribution center, and necessary personnel related to fye segment.

During April and May 2019, the Company continued to provide diligence materials to Sunrise, while also continuing efforts to find a prospective buyer for all or part of the Company and focusing on the execution of the performance improvement initiatives. During this time, discussions and diligence with Party B resumed.

On May 17, 2019, Mr. Putman indicated by email to Mr. Feurer that based on Sunrise’s evaluation of the fye segment, Sunrise was unable to support a valuation of $35 million for the fye segment. Mr. Feurer and Mr. Putman spoke several times over the next several days, with both parties indicating that they would like to continue the discussion regarding a potential transaction following the upcoming Memorial Day weekend, however no further communications occurred until August 2019.

At the regularly scheduled Board meeting on June 27, 2019, the Board discussed the recently received offer from Party B, which the Board concluded was not viable as the Company’s wind down analysis with respect to the fye segment yielded a higher return for shareholders. Following the meeting, the Company informed Party B that it was not interested in continuing discussions with respect to their offer.

In the months that followed, the Board and management met several times to discuss management’s continued efforts to find a prospective buyer, reviewed the Company’s expiring real estate leases, store profitability and store closings, fye segment wind down analysis and retained business information, reviewed sensitivities used for its going concern analysis and an asset recovery plan prepared by the Company’s business advisory firm.

On August 12, 2019, Mr. Putman emailed Mr. Feurer, explained that Sunrise had been fully engaged on another transaction over the past several months, but that they would like to rekindle discussions with respect to a potential transaction involving the fye segment. The Strategic Committee instructed Mr. Feurer to reengage in discussions with Mr. Putman.

In the months that followed, the Company provided various diligence updates to Sunrise. Also, during this time, the Board and management met several times to discuss the Company’s diminishing liquidity position, management’s continued efforts to find a prospective buyer for all or part of the Company, reviewed the Company’s expiring real estate leases, store profitability and store closings, reviewed the updated fye segment wind down analysis and retained business information, reviewed sensitivities used for its going concern analysis and discussed establishing a credit facility at etailz as a means of providing additional liquidity.

On October 2, 2019, Mr. Sapienza, the Company’s Chief Financial Officer, received a call from a representative of Party C, a real estate investment firm, asking to engage in a discussion regarding a possible sale of the stock of the Company. Mr. Sapienza requested that the parties sign a nondisclosure agreement, and the parties signed the same later that day.

On October 4, 2019, Mr. Sapienza received a proposal from Party C indicating an interest in purchasing the stock of the Company at a price of $4.32 per share (a 50% premium to the stock price of $2.84 on such date, resulting in an aggregate purchase price of approximately $7.8 million), subject to due diligence. The proposal lacked any credible detail regarding the structure of the transaction, their plans for financing the transaction or any information regarding the potential purchaser. It also indicated that the offer would expire on October 10, 2019.

On October 8, 2019, the Board discussed Party C’s offer and determined that the Strategic Committee would oversee discussions with Party C and Sunrise. They also instructed Mr. Sapienza to speak with a representative of Party C regarding their plans for financing the transaction, the structure of the transaction and to seek an extension through October 18, 2019. During such conversation, the representative indicated that they would need to seek debt financing for the transaction, but would also be contributing their own equity and cash. He also indicated that they expected to purchase the stock of the Company, but also mentioned the possibility of an asset purchase, in either case with no clear indication of specific terms. On October 10, 2019, an extension of the offer to October 18, 2019 was confirmed in writing by Party C to Mr. Sapienza.

Based on the recommendation of the Strategic Committee, in the weeks that followed, the Company continued efforts to find a prospective buyer for all or part of the Company and refreshed its analysis of the other strategic alternatives, including a wind down of the fye segment. In addition, the Strategic Committee instructed the Company to conduct due diligence on Party C to determine if they possessed the capitalization required to support their offer. Following the due diligence exercise and a discussion among the Strategic

Committee members, the Strategic Committee determined, and informed the Board, that Party C’s offer was not viable due to the Party C’s inability to provide the Company with information confirming that they could reasonably obtain the financial support required by its offer.

On October 19, 2019, following several months of sporadic engagement with respect to diligence, Mr. Putman again expressed to Mr. Feurer that Sunrise was unable to support a valuation of $35 million for the fye segment. Following several discussions, the Strategic Committee instructed Mr. Feurer to continue discussions with Mr. Putman and encourage Mr. Putman to submit a proposal for the purchase of the fye segment.

On November 4, 2019, Mr. Solow and Mr. Feurer met with Mr. Putman, during which meeting Mr. Feurer and Mr. Putman discussed the fye segment, Mr. Putman’s valuation of the business and Mr. Putman potentially putting forth a proposal to purchase the fye segment.

On November 6, 2019, Sunrise sent to the Company a letter of intent (“LOI”) proposing the acquisition by Sunrise of all of the assets and certain of the liabilities of the fye segment at a valuation of $10,000,000, subject to a holdback of $2,000,000 and other terms and conditions as set forth in the LOI.

On November 7, 2019, the Board met to discuss (i) the Company’s diminishing liquidity position, (ii) the LOI and management’s efforts to find other prospective buyers for all or part of the Company, (iii) the Company’s expiring real estate leases, store profitability and store closings, (iv) the updated fye segment wind down analysis and retained business information, (v) sensitivities used for its going concern analysis in connection with its Form 10-Q for the period ended November 2, 2019, and (vi) establishing a credit facility at etailz as a means of providing additional liquidity. Following the discussion, given the serious liquidity challenge facing the Company and doubt about its ability to continue as a going concern, the Board instructed Mr. Feurer and Mr. Solow to move forward with a negotiation of the LOI with Sunrise since they were the only potential buyer still expressing interest.

Between November 7 and November 23, 2019, representatives of the Company and Sunrise, including Mr. Solow, Mr. Feurer and Mr. Putman, negotiated the LOI. Following a special meeting of the Board on November 21, 2019 in which the LOI and the other strategic alternatives, including a wind down of the fye segment, were discussed, the Board determined that the Company should execute the LOI and enter into exclusive negotiations with Sunrise through January 3, 2020. On November 23, 2019, the parties executed the LOI.

On November 25, 2019, Sunrise submitted diligence requests to the Company, and the Company opened a virtual data room to which representatives of Sunrise were given access to continue due diligence. From November 25, 2019 through December 8, 2019, representatives of Sunrise conducted due diligence and submitted supplemental diligence requests to the Company, to which the Company promptly responded.

The Sunrise team, including Mr. Putman, conducted onsite due diligence at the Company’s headquarters in Albany, NY the week of December 9 through December 13, 2019, and Sunrise’s legal counsel, Aird & Berlis LLP (“AB”) and Morrison Foerster (“MoFo”) submitted a legal due diligence request to the company’s legal counsel, Cahill Gordon & Reindel LLP (“Cahill”), on December 12, 2019 (the “Legal DD Request”). On December 13, 2019, representatives of AB and MoFo were granted access to the Company’s virtual data room and the Company began uploading material responsive to the Legal DD Request, and AB and MoFo began their legal due diligence.

On December 16 and 17, 2019, following a discussion with Company management, Mr. Solow updated the Board on the status of Sunrise’s onsite due diligence and anticipated next steps.

On December 18, 2019, AB and MoFo submitted a first draft of an Asset Purchase Agreement (“APA”) to Cahill, and over the next several days, Cahill discussed the APA with the Company, including Mr. Solow and Mr. Feurer. During such time, Mr. Solow and Mr. Feurer also had discussions with Mr. Putman regarding the terms set forth in the APA.

On December 23, 2019, Cahill submitted a revised draft of the APA to AB and MoFo reflecting these discussions. The proposed terms on which the Company’s negotiations focused included, among others, the size of termination fee, the exclusion of prepaid expenses from the Transaction, indemnification levels, obtaining a guarantee from the parent company of the proposed buyer entity and timing to closing of the transaction.

On December 26, 2019, following a discussion with Cahill and Company management, Mr. Solow updated the Board on the status of negotiations with Sunrise.

Between December 26, 2019 and December 31, 2019, Sunrise continued to conduct both legal and business due diligence, and representatives of the Company and Sunrise, including Mr. Solow, Mr. Feurer and Mr. Putman, continued to discuss the business terms set forth in the APA.

On December 31, 2019, AB and MoFo submitted a revised draft of the APA to Cahill. Following several discussions between the Company and Cahill, and representatives of the Company and Sunrise, including Mr. Solow, Mr. Feurer and Mr. Putman, Cahill submitted revised drafts of the APA to AB and MoFo on January 2, 2020 and January 3, 2020 reflecting these discussions.

On January 4, 2020, AB and MoFo submitted a revised draft of the APA to Cahill, and all parties discussed the revised draft over the course of January 5 and January 6, 2020.

On January 5, 2020, following a discussion with Cahill and Company management, Mr. Solow updated the Board on the status of negotiations with Sunrise and, as previously discussed with the Board, recommended that the Board engage Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) to render to it an opinion as to whether the consideration to be received by the Company in a potential transaction is fair to the Company from a financial point of view.

On January 6, 2020, the Board formally engaged Houlihan Lokey. From January 6, 2020 through January 22, 2020, the Company provided Houlihan Lokey access to the virtual dataroom and certain information relating to the historical and current operations and financial condition of the Company and the fye segment. This information included estimates of the net proceeds to the Company of a wind down of the fye segment both before and after the settlement of net debt, as well as information related to net proceeds to the Company in connection with the proposed transaction with Sunrise (also before and after the settlement of net debt), including estimates of the inventory adjustment to the base purchase price, estimates of the value of retained or excluded assets, and estimates related to retained liabilities and expense obligations, including following a wind down of any retained portions of the fye segment following a transaction with Sunrise. During that time, the Company also provided Houlihan Lokey additional requested materials and held several telephonic meetings with Houlihan Lokey regarding the materials.

On January 7, 2020, Cahill submitted a revised draft of the APA to AB and MoFo, along with draft disclosure schedules. In addition, following a discussion with Cahill and Company management, Mr. Solow updated the Board on the status of negotiations with Sunrise and scheduled a Board meeting for January 14, 2020, to approve the APA if it was in final form. In addition, given the progress made in negotiations but with some issues still remaining, it was determined that extending the exclusivity period set forth in the LOI until midnight on January 15, 2020 was reasonable, and an exclusivity extension letter was executed by the parties on January 8, 2020.

On January 8 and 9, 2020, Mr. Feurer and Mr. Putman met in person to discuss the status of the transaction.

On January 9 and 10, 2020, AB and MoFo submitted a revised draft of the APA, disclosure schedules and certain ancillary documents to Cahill reflecting those discussions, and Cahill submitted additional disclosure schedules to AB and MoFo for review.

On January 13 and 14, 2020, Mr. Solow and Mr. Putman met to discuss the status of the transaction. Following those meetings, Cahill submitted a revised draft of the APA and disclosure schedules to AB and MoFo on January 14 and 15, 2020.

Given the remaining open issues on the APA, on January 12, 2020, Mr. Solow rescheduled the Board meeting for January 17, 2020, at which meeting the Board, together with representatives from Cahill, discussed (i) the current status of the transaction with Sunrise, (ii) the Company’s diminishing liquidity position, the current status of discussions with the Company’s existing lender and the Company’s efforts to establish a credit facility at etailz as a means of providing additional liquidity, and (iii) the Company’s ability to fund the remaining operations following a closing of the Sunrise transaction if that were to happen. The Board instructed the Company and the Strategic Committee to continue work on the various workstreams and to provide the Board with an update on January 22, 2020.

On January 20, 2020, Mr. Feurer and Mr. Solow met with Mr. Putman to discuss the current terms and conditions of the transaction with Sunrise. The Company expressed serious concerns about being able to fund its liquidity needs if a transaction could not be consummated by January 31, 2020, the originally anticipated closing date. As a result, Sunrise agreed that the effective time of the Transaction would be 12:00 A.M. on February 1, 2020, regardless of when the Transaction would close, and Mr. Feurer and Mr. Solow stated they would present that proposal to the Board at the upcoming meeting.

Cahill and AB revised the APA to reflect this change in structure, and shared the revised APA with the Board at the meeting on January 22, 2020. The Board discussed the revised APA, as well as (i) the current status of discussions with the Company’s existing lender and the Company’s efforts to establish a credit facility at etailz as a means of providing additional liquidity, and (ii) the Company’s ability to fund the remaining operations following the closing of the Sunrise transaction. Representatives from Cahill reviewed the legal duties of directors and reviewed a detailed summary of the transaction terms, as revised. The Board instructed the Company and the Strategic Committee to continue work towards finalizing the APA, as well as continue work on the other workstreams.

On January 23, 2020, the Board, together with representatives from Cahill and Houlihan Lokey, held a telephonic meeting. At the meeting, Houlihan Lokey rendered to the Board its oral opinion, which was subsequently confirmed in writing (the “Opinion”), to the effect that as of such date and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Parent Net Consideration (as defined in the Opinion) is fair to the Company from a financial point of view. Houlihan Lokey’s opinion is attached to this proxy statement as Annex C. After careful consideration and discussion, the members of the Board, by unanimous vote, approved and declared advisable the execution, delivery and performance of the APA and the transactions contemplated thereby, and determined that the APA and the transactions contemplated thereby were advisable and in the best interests of the Company’s shareholders. Immediately thereafter, the parties exchanged executed signature pages to the APA.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Transaction” above, neither the Company nor any of the Selling Entities, on the one hand, and the Purchaser and Sunrise, on the other hand, have had prior contacts, transactions, or negotiations. Other than as described therein or in the section titled “Interests of Certain Persons in this Transactions”, there are no present or proposed material agreements, arrangements, understandings or relationships between our or our subsidiaries’ executive officers or directors and the Purchaser’s or Sunrise’s executive officers or directors.

Reasons for the Transaction

In reaching its decision to approve the Transaction, and to recommend that our shareholders vote to approve the Transaction, our Board consulted with management, legal advisors, business advisors and financial advisors, including Houlihan Lokey. Our Board considered all of the material factors relating to the Transaction, many of which the Board believed supported its decision, including:

•	the significant diminishing liquidity position of the Company;
•	the substantial near term cash needs of the fye segment including payments for inventory and store leases;
•	the lack of an available alternative to generate liquidity despite the Company’s implementation of strategic initiatives over a year ago and the Company’s attempts to solicit interest from prospective purchasers to acquire all or part of the Company for nearly two years;
•	the implications of not moving forward with the Transaction, which is the only viable option to generate near term liquidity, in light of the previously disclosed conclusion that there is substantial doubt about the Company’s ability to continue as a going concern through the fiscal year ending February 2021;
•	the view of the Board, especially considering its doubt about our ability to continue as a going concern, that the only viable alternative was to wind down the fye segment, which would involve significant delay, cost and uncertainties and is less favorable to our shareholders than the Transaction;

•	the fact that the industry in which the fye segment operates continues to experience significant challenges, including increasing competition from entertainment retailers and online retailers, some of whom have greater financial and other resources than the Company and frequently sell their product at discounted prices, decline in sales of physical media and electronics products as content continues to shift to digital and streaming platforms, and reduced traffic at shopping malls where most of our stores are located;
•	the projected financial impact of winding down the fye segment instead of moving forward with the Transaction as set forth below under “Wind-down Analysis and Restained Business Information;”
•	the fact that our shareholders would continue to own shares in the Company and would retain the opportunity to participate in future earnings, if any, potential growth of our etailz segment and any potential value generated by any other strategic initiatives or alternatives we might pursue for our business or assets;
•	the amount and form of consideration to be received, including the assumption of all of the Company’s lease liabilities;
•	the fact that, pursuant to the Asset Purchase Agreement, the Purchaser has agreed to consummate the Transaction effective as of 12:00 A.M. on February 1, 2020, which mitigates the Company’s obligation to fund the cash needs of the fye segment for periods beginning on or after February 1, 2020;
•	the reasonable likelihood of completing the Transaction in light of the fact that the Closing is not contingent on Purchaser’s ability to secure financing commitments;
•	the ability to consider, evaluate and accept unsolicited superior proposals in the period after signing of the Asset Purchase Agreement and prior to approval of the Transaction by our shareholders;
•	the fact that the Transaction will be subject to the approval of the holders of at least two-thirds of our outstanding common stock entitled to vote thereon; and
•	the financial analysis reviewed by Houlihan Lokey with the Board as well as the oral opinion of Houlihan Lokey (which was subsequently confirmed in writing) that as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Parent Net Consideration is fair to the Company from a financial point of view. See “—Opinion of our Financial Advisor”.

Our Board also considered and balanced against the potential benefits of the Transaction a number of potentially adverse and other factors concerning the Transaction, including the following:

•	after the Transaction, the Company’s business operations and incoming cash flows will be limited to our etailz segment which has historically generated negative cash flow and operating losses, and which will require a working capital line of credit to continue operating;
•	selling the fye segment may make the remaining etailz segment less attractive to potential lenders and potential buyers;
•	the Transaction will not generate sufficient cash proceeds to eliminate the Company’s liquidity issues and going concern issues;
•	the possible disruption of the Business due to the announcement of the Transaction and the resulting distraction of the attention of management and employees of the Business;
•	the restrictions on the conduct of the fye segment prior to Closing, requiring us to conduct the Business only in the ordinary course of business, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending Closing;
•	the significant costs involved in consummating the Transaction, including legal, accounting and other costs;
•	consummating the Transaction will require obtaining a payoff and release letter from Wells Fargo Bank with respect to amounts outstanding under the Wells Fargo Credit Facility, and there can be no assurance that the proceeds from the Transaction will be sufficient to satisfy such payoff;

•	changing the Board’s recommendation would likely trigger a requirement under the Asset Purchase Agreement to pay the Termination Fee of $3,500,000;
•	certain liabilities of the fye segment will not be assumed by the Purchaser and will remain obligations of the Company after the Closing, which given the Company’s liquidity issues, may not be able to be supported; and
•	the indemnification and other post-closing obligations set forth in the Asset Purchase Agreement.

After careful and due consideration, our Board concluded that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the Transaction were outweighed by the potential benefits of the Transaction, and that many of these risks would not be mitigated by any other available alternative, including a wind down of the fye segment, but could potentially be managed to try to avoid a material adverse effect on the Company.

The foregoing information and factors considered by our Board are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, our Board did not find it practicable to, and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the Transaction. In addition, individual members of our Board may have given different weights to different factors. Our Board considered all of these factors as a whole, and overall considered them to be favorable and to support its determination.

Opinion of our Financial Advisor

On January 23, 2020, Houlihan Lokey orally rendered its opinion to the Board (which was subsequently confirmed in writing), as to whether, as of the date thereof, the Parent Net Consideration (as defined below) is fair to Parent from a financial point of view.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed whether, as of the date thereof, the Parent Net Consideration is fair to Parent from a financial point of view, and did not address any other aspect or implication of the transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of Parent or any other person as to how to act or vote with respect to any matter relating to the transaction.

In connection with Houlihan Lokey’s opinion, management of Parent directed Houlihan Lokey to assume for the purposes of Houlihan Lokey’s analysis, and Houlihan Lokey did assume, that:

(i)	following the consummation of the Transaction, Parent will cause the wind down of the operations of the portions of the fye segment (the “Business”) that were not transferred to Purchaser pursuant to the Transaction (the “Retained Business”, and such wind down, the “Retained Business Wind Down”);
(ii)	the value of the liabilities of the Business that will not be transferred to Purchaser pursuant to the Transaction consists of (1) $4.1 million of accrued expenses relating to the Business, (2) $5.0 million to $7.4 million of estimated transition services, Retained Business Wind Down and severance expenses of the Business on a present value basis, and (3) $1.5 million of transaction fees and expenses associated with the Transaction (collectively in the aggregate, the “Retained Expense Amount”);
(iii)	the value of the assets of the Business that will not be transferred to Purchaser pursuant to the Transaction consists of $1.8 million of receivables, $1.0 million in prepaid expenses and $0.5 million in deposits (collectively in the aggregate, the “Retained Asset Value”); and
(iv)	the net debt related to the Business and Parent is equal to $(12.1) million, consisting of $2.0 million in cash and $14.1 million in principal amount of note payable (the “Net Debt”), with such Net Debt payable in connection with both the Full Business Wind Down (defined below) and the Transaction and the Retained Business Wind Down (together, the “Transactions”).

Management of Parent also directed Houlihan Lokey to assume for purposes of Houlihan Lokey’s analysis, and Houlihan Lokey has assumed, that the net inventory adjustment pursuant to the Asset Purchase Agreement shall be an increase of $1.9 million to the Base Purchase Price. The Base Purchase Price, as adjusted, is also subject to certain post-closing adjustments, as to which adjustments Houlihan Lokey expressed no opinion.

Accordingly, based on the foregoing assumptions, the sum of (1) the Base Purchase Price, as adjusted, net of the Retained Expense Amount, and (2) the Retained Asset Value ranges from $2.2 million to $4.6 million prior to the settlement of Net Debt, and ranges from $(9.9) million to $(7.5) million following the settlement of Net Debt (such sum, the “Parent Net Consideration”).

Management of Parent also directed Houlihan Lokey to assume for purposes of Houlihan Lokey’s analysis, and Houlihan Lokey has assumed, that absent the Transaction, the Board would immediately initiate the wind down of the entirety of the Business (the “Full Business Wind Down”), and as a result Parent would likely become cash flow insolvent during the fiscal year ending February 2021. Accordingly, management of Parent directed Houlihan Lokey to assume for purposes of Houlihan Lokey’s analysis, and Houlihan Lokey has assumed, that the consummation of the Transaction is not expected to have a material impact on Parent’s liquidity outlook for Parent for the fiscal year ending February 2021.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the draft dated January 21, 2020 of the Asset Purchase Agreement;
2.	reviewed certain information relating to the historical and current operations and financial condition of the Business and Parent made available to Houlihan Lokey by Parent, including estimates of the net proceeds to Parent of the Full Business Wind Down both before and after the settlement of Net Debt (the “Wind Down Case”) and estimates of the components of the Retained Expense Amount and the Retained Asset Value and estimates of Net Debt (collectively, the “Estimates”);
3.	spoken with certain members of the management of Parent and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Business, the liquidity outlook for Parent, the Transaction, the Full Business Wind Down, the Retained Business Wind Down and related matters;
4.	compared the financial and operating performance of the Business with that of public companies that Houlihan Lokey deemed to be relevant;
5.	reviewed the current and historical market prices and trading volume for certain of Parent’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;
6.	reviewed a written confirmation addressed to Houlihan Lokey from senior management of Parent which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of Parent; and
7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Parent advised Houlihan Lokey, and Houlihan Lokey assumed, that the Wind Down Case and the Estimates reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and Houlihan Lokey expresses no opinion with respect to such Wind Down Case, Estimates or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan

Lokey also relied upon, without independent verification, the assessments of the management of Parent as to the liquidity outlook of Parent. Houlihan Lokey assumed, with the consent of the Board, that there would be no developments with respect to any such matters that would be meaningful in any respect to Houlihan Lokey’s analyses or its opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Asset Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Asset Purchase Agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transactions would be satisfied without waiver thereof, and (d) the Transactions would be consummated in a timely manner in accordance with the terms described in the Asset Purchase Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transactions would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Transactions, or the Business or Parent that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Asset Purchase Agreement would not differ in any respect from the draft of the Asset Purchase Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Business or Parent or any other party. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business, other than the Wind Down Case and the Estimates as Parent management has directed Houlihan Lokey to assume for purposes of its analysis. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Business, Parent or Purchaser is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Business, Parent or Purchaser is or may be a party or is or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transactions, the securities, assets, business or operations of the Business, Parent or any other party, or any alternatives to the Transactions, (b) negotiate the terms of the Transactions, or (c) advise the Board or any other party with respect to alternatives to the Transactions. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the Board in its capacity as such in connection with its evaluation of the Transactions and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transactions or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Parent, its security holders or any other party to proceed with or effect the Transactions, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transactions or otherwise (other than the Parent Net Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Transactions to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available for Parent or any other party, (v) the fairness of any portion or aspect of the Transactions to any one class or group of Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Parent, Purchaser, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transactions, (vii) the solvency, creditworthiness or fair value of the Parent or any of its subsidiaries, Purchaser, or any other participant in the Transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the impact of the Transactions on the solvency or viability of Parent or any of its subsidiaries or the ability of Parent or any of its subsidiaries to pay their respective obligations when they come due, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transactions, any class of such persons or any other party, relative to the Parent Net Consideration or any component thereof or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Business, the Full Business Wind Down and the Transactions or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of this nature.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or transaction used in Houlihan Lokey’s analyses for comparative purposes (illustrative or otherwise) is identical to the Business or the Transactions and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied for illustrative purposes were considered in conjunction with experience and the exercise of judgment. The estimates prepared by the management of Parent and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or otherwise do not purport to be appraisals or to reflect the prices at which assets or businesses actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Parent. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the Transactions. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of the Board or management with respect to the transaction or the consideration. Under the terms of its engagement by Parent, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the Transactions or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the Board, Parent, Purchaser, any security holder or creditor of Parent or Purchaser or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the transaction were determined through negotiation between Parent and Purchaser, and the decision to enter into the Asset Purchase Agreement was solely that of the Board.

Financial Analyses

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on January 23, 2020. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Management of the Company indicated to Houlihan Lokey that (i) there were substantial doubts as to Parent’s ability to operate as a going concern due to continued operating losses and liquidity considerations and that (ii) absent the Transaction, the Company would immediately effectuate a wind down of the Business. Management of the Company also indicated to Houlihan Lokey that the wind down analysis information in “–Wind Down Analysis and Retained Business Information” below reflected management’s best estimates as to the future prospects of the Business absent entering into the Transaction.

Wind Down Analysis

Houlihan Lokey performed a wind down analysis which compares a reference range of values attainable to the Company in a full wind down of the Business (the “Illustrative Wind Down Reference Range”) to a reference range of values attainable to the Company pursuant to the Transactions and the Retained Business Wind Down (the “Parent Net Consideration Reference Range”). In calculating the Illustrative Wind Down Reference Range, Houlihan Lokey used the wind down analysis information as set forth in “—Wind Down Analysis and Retained Business Information” below, which was provided by the management of Parent to Houlihan Lokey for use in connection with its financial analyses. In calculating the Parent Net Consideration Reference Range, Houlihan Lokey used estimates of Closing Date Purchase Price, the Retained Expense Amount and the Retained Asset Value ranges as provided by the management of Parent to Houlihan Lokey for use in connection with its financial analyses. Houlihan Lokey conducted the comparison of the Illustrative Wind Down Reference Range to the Parent Net Consideration Reference Range both before (for illustrative purposes) and after settlement of estimates of Net Debt as provided by the management of Parent to Houlihan Lokey for use in connection with its financial analyses. Houlihan Lokey calculated that, before the settlement of Net Debt, the Illustrative Wind Down Reference Range was from ($8.7 million) to $0.7 million, compared to the Parent Net Consideration Reference Range of $2.2 million to $4.6 million. Houlihan Lokey also calculated that, after the settlement of Net Debt, the Illustrative Wind Down Reference Range was from ($20.8) million to ($11.4) million, compared to the Parent Net Consideration Reference Range of ($9.9) million to ($7.5) million.

Illustrative Selected Companies Analysis

For purposes of its Illustrative Selected Companies Analysis, Houlihan Lokey reviewed financial metrics, including enterprise value. Generally, enterprise value means the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of Parent’s common stock and the common stock of the selected companies listed below as of January 17, 2020. Net debt for the selected companies was reviewed based on both (i) latest quarterly information available as of January 17, 2020 and (ii) average of information for the last four available quarters as of January 17, 2020 to adjust for the effect of seasonality on the enterprise value calculation. The estimates of the future financial performance of the Business for the Fiscal Year ended

February 1, 2020 (“FY 2020”) relied upon for the illustrative financial analyses described below were based on the information provided by the management of Parent. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates based on Bloomberg consensus for those companies.

Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Enterprise value and Adjusted Enterprise Value[1] (“EV”) as a multiple of estimated latest 12 months (“LTM”) revenue; and
•	Enterprise value and Adjusted Enterprise Value as a multiple of estimated FY 2020 revenue[2].

The selected companies and resulting data were as follows:

Entertainment Retail

•	Indigo Books & Music, Inc.
•	GameStop Corp.
•	Barnes & Noble Education, Inc.

Specialty Retail

•	Office Depot, Inc.
•	Pier 1 Imports, Inc.
•	Build-A-Bear Workshop, Inc.
•	Bed Bath & Beyond Inc.
•	Chico’s FAS, Inc.
•	Francesca’s Holdings Corporation
•	Kirkland’s Inc.
•	Express, Inc.

Multiples based on average net debt for the four most recently available quarters

	Entertainment Retail				Specialty Retail
	EV/LTM Revenue		EV/FY2020E Revenue		EV/LTM Revenue	EV/FY2020E Revenue
Low	(0.02x	)	(0.02x	)	0.00x	0.07x
High	0.14x		0.14x		0.22x	0.23x
Median	0.02x		0.02x		0.18x	0.19x
Mean	0.05x		0.05x		0.14x	0.18x

Multiples based on net debt for the most recent available quarter

	Entertainment Retail		Specialty Retail
	EV/LTM Revenue	EV/FY2020E Revenue	EV/LTM Revenue	EV/FY2020E Revenue
Low	0.04x	0.04x	0.06x	0.06x
1	Adjusted Enterprise Value means: equity market value as of January 17, 2020 plus the average quarter end debt over the latest twelve months plus the preferred stock and minority interests for the most recently completed quarterly period for which financial information has been made public minus the average quarter-end cash over the latest twelve months.
2	For Parent, GameStop Corp., Build-A-Bear Wrkshop, Inc., Chico’s FAS, Inc., Francesca’s Holdings Corporation, Kirkland’s Inc., and Express, Inc., FY 2020 refers to year ended 2/1/2020. For Pier 1 Imports, Inc. and Bed Bath & Beyond Inc., FY 2020 refers to year ended 3/2/2020. For Indigo Books & Music, Inc., FY 2020 refers to year ended 3/30/2020. For Barnes & Noble Education, Inc., FY 2020 refers to year ended 4/27/2020. For Office Depot, Inc., FY 2020 refers to year ended 12/29/2019.

	Entertainment Retail		Specialty Retail
	EV/LTM Revenue	EV/FY2020E Revenue	EV/LTM Revenue	EV/FY2020E Revenue
High	0.09x	0.09x	0.26x	0.23x
Median	0.06x	0.07x	0.20x	0.20x
Mean	0.06x	0.06x	0.16x	0.18x

Taking into account the results of the illustrative selected companies analysis, Houlihan Lokey applied selected multiple ranges of 0.000x to 0.075x enterprise value to latest 12 months revenue and enterprise value to FY 2020 estimated revenue to corresponding financial data for the Business. The illustrative selected companies analysis indicated illustrative implied enterprise value reference ranges of $0.0 to $14.6 million based on the selected range of multiples of enterprise value to latest 12 months revenue, and $0.0 to $14.5 million based on the selected range of multiples of enterprise value to FY 2020 estimated revenue, as compared to the base purchase price of $10.0 million.

Miscellaneous

Houlihan Lokey was engaged by Parent to provide an opinion to the Board as to whether, as of the date thereof, the Parent Net Consideration is fair to Parent from a financial point of view. Parent engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by Parent, Houlihan Lokey is entitled to an aggregate fee of $400,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Transaction. Parent has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Business, Parent, Purchaser or any other party that may be involved in the Transactions and their respective affiliates or security holders or any currency or commodity that may be involved in the Transactions.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Business, Parent, Purchaser or other participants in the Transactions or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Business, Parent, Purchaser, other participants in the Transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Wind Down Analysis and Retained Business Information

The Company does not as a matter of course make public projections as to its financial position or results of operations due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the Company is including selected unaudited wind down analysis and retained business information with respect to the fye segment in this proxy statement to provide our shareholders with access to certain non-public unaudited projected financial information that was made available to the Board and Houlihan Lokey in connection with the Transaction, and which management directed Houlihan Lokey to use for purposes of its financial analyses.. The unaudited wind down analysis and retained business information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that either the Company or Houlihan Lokey or any other recipient of this information considered, or now considers, it to be predictive of actual future results. The Company does not assume any responsibility for the accuracy of this information. The unaudited wind down analysis and retained business information is not being included in this proxy statement to influence any shareholder’s decision whether to vote in favor of the Transaction (Proposal I), but because it represents projected financial information prepared by management of the Company that was used for purposes of the financial analyses performed by our financial advisor.

The unaudited wind down analysis and retained business information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited wind down analysis and retained business information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The unaudited wind down analysis and retained business information relied upon by Houlihan Lokey in connection with its opinion rendered to the Board on January 23, 2020 does not take into account any circumstances or events occurring after January 22, 2020, the date such information was prepared. The unaudited wind down analysis does not give effect to the Transaction. The retained business information represents the Company’s estimation of the value of the liabilities and assets of the fye segment that will not be transferred to Purchaser pursuant to the Transaction, including the costs of the wind down of the retained business.

Wind Down Analysis (Does not give effect to the Transaction)

		Low		High
(dollars in millions)	Projected Book Value 1/31/2020	Estimated Recovery Rate	Estimated Recovery Value	Estimated Recovery Rate	Estimated Recovery Value
Total Cash & Receivables	$3.8	88.4%	$3.4	97.4%	$3.7
Inventory	$60.0	58.6%	$35.2	63.6%	$38.2
Total Other Assets	$6.6	12.0%	$0.8	25.7%	$1.7
Total Trust Funds and Other Priority Payments	$(4.4)	77.3%	$(3.4)	63.2%	$(2.8)
Revolving Credit Facility	(14.1)		(14.1)		(14.1)

Present Value of Going Out of Business and
Wind Down Period Disbursements(1)			$(16.7)		$(16.6)
Estimated Creditor Claims(2)	$(27.8)		$(25.9)		$(21.5)
(1)	Represents present value of estimated expenses that would be incurred during going out of business and wind down periods, calculated using discount rate range of 2.0% to 4.0% (including labor costs, insurance, other selling, general and administrative expenses, and severance and professional fees incurred during the wind down period in addition to certain direct going out of business costs factored into inventory recovery assumptions).
(2)	Includes accounts payable, lease obligations, and other accrued expenses (excluding trust and priority payments and customer obligations, but including utilities, freight, property taxes, health insurance and other accrued expenses)

Retained Business Information (After giving effect to the Transaction)

(dollars in millions)	Estimated Amounts
Accrued expenses of the fye segment	$(4.1)
Estimated transitions services, retained business wind down and severance expenses on a present value basis	$(5.0) - $(7.4)
Transaction fees and expenses	$(1.5)
Excluded Receivables of the fye segment	$1.8
Excluded Prepaid Expenses of the fye segment	$1.0
Excluded Deposits of the fye segment	$0.5

As of 1/31/2020, the net debt related to the fye segment and the Company is projected to be equal to $12.1 million, consisting of $2.0 million in cash and $14.1 million in principal amount outstanding under the

Company’s revolving credit facility, with such net debt payable in connection with both the full wind down of the fye segment (absent the Transaction) and the Transactions.

Readers of this proxy statement are cautioned not to place undue reliance on the unaudited wind down analysis and retained business information set forth above. Although presented with numeric specificity, the unaudited wind down analysis and retained business information reflects numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the Company’s control. The unaudited wind down analysis and retained business information was prepared solely for internal use and is subjective in many respects. As a result, although this information was prepared by management of the Company based on estimates and assumptions that management believed were reasonable at the time, there can be no assurance that the estimated net proceeds of a wind down of the fye segment would be realized or that actual net proceeds of a wind down of the fye segment would not be significantly higher or lower than estimated, and there can be no assurance that the estimated liabilities and assets of the retained business would not be significantly higher or lower than estimated.

No representation is made by the Company, Purchaser or any other person to any shareholder regarding the ultimate performance of the fye segment compared to the unaudited wind down analysis information or the actual amount of the retained assets and liabilities compared to the unaudited retained business information. No representation was made by the Company to Purchaser in the APA concerning this information. The wind down analysis and retained business information included in this proxy statement has been prepared by, and is the responsibility of, the Company's management. The Company and its management believe that the wind down analysis and retained business information has been prepared based on estimates and assumptions that management believed were reasonable at the time. However, because this information is highly subjective, it should not be relied on as necessarily indicative of the actual proceeds that would result from a wind down of the fye segment or actual value of the liabilities and assets of the retained business pro forma for the Transaction.

KPMG LLP (“KPMG”) has neither examined, compiled, nor performed any procedures with respect to the unaudited wind down analysis and retained business information contained herein and, accordingly, KPMG does not express an opinion or any other form of assurance on such information or its achievability. KPMG assumes no responsibility for and denies any association with the unaudited wind down analysis and retained business information. The KPMG report included in this proxy statement refers exclusively to the Company's historical audited consolidated financial statements. They do not extend to the unaudited wind down analysis and retained business information and should not be read to do so.

Except as may be required by applicable securities laws, the Company does not intend to update or otherwise revise the unaudited wind down analysis and retained business information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited wind down analysis and retained business information are no longer appropriate.

Net Proceeds from the Transaction and Expected Use of such Net Proceeds

Pursuant to the APA, consideration for the Transaction will consist of the base purchase price of $10,000,000 (the “Base Purchase Price”) (as (x) increased or decreased by a net inventory adjustment and (y) increased by Purchaser’s portion of pre-paid taxes and pre-paid expenses; provided that the amount of such adjustments will not be paid until seven business days after closing to the extent Purchaser obtains a credit facility on or before closing, or seven business days after the Purchaser obtains a credit facility after closing or March 15, 2020 if no credit facility is obtained), payable in cash, of which $1,000,000 will be held in escrow.

We expect to use all of the proceeds from the Transaction to repay outstanding indebtedness under the Wells Fargo Credit Facility and to satisfy other unassumed liabilities.

Our Business Following the Transaction

We expect that after the Transaction is completed our business operations and incoming cash flows will be limited to our etailz segment, a digital marketplace retailer that generates substantially all of its revenue through Amazon Marketplace and which has historically generated operating losses. Based on recurring losses from operations, expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that, following the Transaction, there still will be substantial doubt about the Company’s ability to continue as a going concern. See “Risk Factors Relating to the Proposal to Approve the Transaction”.

As disclosed in the Company’s previous filings with the Securities and Exchange Commission (attached hereto as Annex E and Annex F), the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents, all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on, among other things, improved profitability, the continued implementation of the performance improvement plan for the etailz segment, and the availability of future funding for the etailz segment. Our Board has determined that this Transaction is an important step toward enabling the Company to continue as a going concern by providing some liquidity to pay down debts and by eliminating the accruing of further obligations related to operation of the fye segment. However, the Company has concluded that, even after consummation of the Transaction, the Company’s ability to continue as a going concern will still be dependent on the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding for the etailz segment, implementation of one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives, including selling all or part of the remaining business or assets of the Company. The unaudited pro forma financial information included in this proxy statement do not include any adjustments that might result from the outcome of these uncertainties.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated statements of operations for the fiscal years ended February 3, 2018, February 2, 2019, and the thirty nine weeks ended November 2, 2019 present the Company’s results of operations as adjusted to give effect to the divestiture of certain assets and liabilities of the fye business (the “Transaction”) as if it had occurred at the beginning of the earliest period. The accompanying unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 presents the Company’s financial position as if the Transaction had occurred on November 2, 2019. The unaudited pro forma condensed consolidated balance sheet as of November 2, 2019 reflects the elimination of certain assets and liabilities of the fye business to be sold as part of the Transaction, the elimination of all intercompany accounts, the inclusion of the cash proceeds from the Transaction, the application of such proceeds to repay certain outstanding debt, and the recognition of the estimated loss from the Transaction. The estimated loss on the sale of the fye business will change upon final determination and settlement of post-closing adjustments.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s most recent annual report on Form 10-K for the period ended February 2, 2019 (which is attached as Annex E to this proxy statement) and in the Company’s most recent quarterly report on Form 10-Q for the period ended November 2, 2019 (which is attached as Annex F to this proxy statement).

The unaudited pro forma information below is provided for information purposes only and is not indicative of what the actual financial position or results of operations of the Company would have been had the Transaction actually occurred on the dates indicated, nor does it purport to indicate the future financial position or results of operations of the Company. The pro forma adjustments are based upon available information and assumptions believed to be reasonable in the circumstances. There can be no assurance that such information and assumptions will not change from those reflected in the pro forma condensed financial statements and notes thereto.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 3, 2018	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 3, 2018
Net sales	$437,173	$(262,714)	$—		$174,459
Other revenue	5,683	(5,683)	—		—
Total revenue	442,856	(268,397)	—		174,459

Cost of sales	299,013	(164,143)	—		134,870
Gross profit	143,843	(104,254)	—		39,589
Selling, general and administrative expenses	167,924	(124,408)	4,547	(2)	48,063
Income from joint venture	(1,787)	—	—		(1,787)
Asset impairment charges	29,107	(29,107)	—		—
Loss from operations	(51,401)	49,261	(4,547)		(6,687)
Interest expense	332	—	(155	)(3)	177
Other loss (income)	(8,881)	149	—		(8,732)
(Loss) income before income taxes	(42,852)	49,112	(4,392)		1,868
Income tax (benefit) expense	(299)	285	—		(14)
Net (loss) income	$(42,553)	48,827	(4,392)		1,882

Basic and diluted (loss) income per share:
Basic and diluted loss per common share	$(23.52)				$1.04

Weighted average number of common shares outstanding – basic	1,810				1,810

Weighted average number of common shares outstanding – diluted	1,810				1,811

Notes:

(1)	Represents the elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)	Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.
(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Year-ended February 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Year-ended February 2, 2019
Net sales	$412,997	$(226,097)	$—		$186,900
Other revenue	5,193	(5,193)	—		—
Total revenue	418,190	(231,290)	—		186,900

Cost of sales	290,116	(142,031)	—		148,085
Gross profit	128,074	(89,259)	—		38,815
Selling, general and administrative expenses	165,222	(111,768)	7,750	(2)	61,204
Asset impairment charges	59,658	(1,946)	—		57,712
Loss from operations	(96,806)	24,455	(7,750)		(80,101)
Interest expense	723	—	(498	)(3)	225
Other income	(227)	227	—		—
Loss before income taxes	(97,302)	24,228	(7,252)		(80,326)
Income tax expense	80	(53)	—		27
Net loss	$(97,382)	24,281	(7,252)		(80,353)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(53.67)				$(44.30)

Weighted average number of common shares outstanding – basic and diluted	1,814				1,814

Notes:

(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)	Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.
(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Historical Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation Thirty-nine Weeks ended November 2, 2019
Net sales	$223,100	$(125,092)	$—		$98,008
Other revenue	2,510	(2,510)	—		—
Total revenue	225,610	(127,602)			98,008

Cost of sales	152,025	(76,932)	—		75,093
Gross profit	73,585	(50,670)	—		22,915
Selling, general and administrative expenses	95,470	(68,915)	6,525	(2)	33,080
Asset impairment charges	16,035	(16,035)	—		—
Loss from operations	(37,920)	34,280	(6,525)		(10,165)
Interest expense	554	—	(445	)(3)	109
Other loss	388	(388)	—		—
Loss before income taxes	(38,862)	34,668	(6,080)		(10,274)
Income tax expense	223	(192)	—		31
Net loss	$(39,085)	$34,860	$(6,080)		$(10,305)

Basic and diluted loss per share:
Basic and diluted loss per common share	$(21.51)				$(5.67)

Weighted average number of common shares outstanding – basic and diluted	1,817				1,817

Notes:

(1)	The elimination of the operating results of the fye business for the period presented, which is consistent with the terms of the Asset Purchase Agreement, as defined herein.
(2)	Represents adjustment for the corporate level expenses of the parent company. Does not reflect (i) income or expenses arising out of the Transition Services Agreement or (ii) certain severance payments that will be payable by the Company in respect of employees not transferred to the Purchaser, which amounts will not be known prior to consummation of the Transaction.
(3)	Represents an adjustment of interest expense assuming that $14.5 million of cash proceeds were received at the beginning of the period and applied to repay debt.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Historical Trans World Entertainment Corporation as of November 2, 2019	Disposition of fye Business(1)	Pro Forma Adjustments		Pro Forma Trans World Entertainment Corporation as of November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,073	$—	$—		$3,073
Restricted cash	950	—	—		950
Accounts receivable	4,284	—	—		4,284
Merchandise inventory	101,130	(78,608)	—		22,522
Prepaid expenses and other current assets	4,719	(2,298)	—		2,421
Total current assets	114,156	(80,906)	—		33,250
Restricted cash	5,139	—	—		5,139
Operating lease right-of-use assets	4,987	(2,885)	—		3,404
Fixed assets, net	8,978	(5,574)	—		2,102
Intangible assets, net	2,810	—	—		2,810
Other assets	5,410	(62)	—		5,348
Total assets	$141,480	$(89,427)	$—		52,053

LIABILITIES
Current liabilities:
Accounts payable	$29,994	$(15,429)	—		14,565
Short term borrowings	27,771	—	(14,490	) (2)	13,281
Accrued expenses and other current liabilities	5,584	(131)	—		5,453
Deferred revenue	5,989	(5,989)	—		—
Current portion of operating leases	9,440	(8,918)	—		522
Total current liabilities	78,778	(30,467)	(14,490)		33,821
Operating lease liabilities	16,227	(13,275)	—		2,952
Other long term liabilities	21,600	(2,270)	—		19,330
Total liabilities	116,605	(46,012)	(14,490)		56,103

Shareholders' equity (Accumulated deficit)	24,875	(43,415)	14,490		(4,050	) (3)
Total liabilities and shareholders’ equity	$141,480	$(89,427)	$—		$52,053

Notes:

(1)	Represents the elimination of certain assets of the fye business sold to the Purchaser and certain liabilities of the fye business assumed by the Purchaser, which is consistent with the terms of the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company will retain liabilities and obligations of the fye business not assumed by the Purchaser, including liabilities relating to pending lawsuits (including pending store manager class actions) and liabilities with respect to severance obligations for employees not transferred to the Purchaser. Below represents a reconciliation of previously disclosed fye segment assets and liabilities to the certain assets sold and liabilities assumed by the Purchaser.
fye segment assets as of November 2, 2019	$107,707
Less assets not sold:
Cash and cash equivalents	(2,893)
Restricted cash	(6,089)
Accounts receivable	(2,444)

Prepaid expenses and other current assets	(1,563)
Other assets	(5,291)
fye business assets sold	$89,427

fye segment liabilities as of November 2, 2019	$104,338
Less liabilities not assumed:
Accounts payable	(6,960)
Short-term borrowings	(27,771)
Accrued expenses and other current liabilities	(4,259)
Other long-term liabilities	(19,336	)(i)
fye business liabilities assumed	$46,012
(i)	Other long-term liabilities consist of the Company's Supplemental Executive Retirement Plan in the amount of $15.8 million and liabilities for uncertain tax positions in the amount of $3.3 million and certain other liabilities
(2)	Represents application of the estimated cash proceeds (without giving effect to $1 million required to be deposited into an escrow account pursuant to the Asset Purchase Agreement) of the Transaction to pay down short-term borrowings, as required under the Company's existing credit facility. Under the Asset Purchase Agreement, the purchase price for the Transaction varies based on Net Inventory (as defined in the Asset Purchase Agreement) sold to Purchaser as determined as of 12:00 a.m. on February 1, 2020 (the “Effective Time”), subject to post-closing adjustment. As of November 2, 2019, Net Inventory was approximately $56.0 million, short term borrowings were $27.7 million, the purchase price would have been approximately $14.5 million, and, following application of the proceeds of the Transaction to pay down short-term borrowings, approximately $13.3 million of borrowings remained outstanding under the Company’s existing credit facility. The Company’s operations are seasonal and Net Inventory and short term borrowings as of November 2, 2019, are not representative of expected Net Inventory and expected short term borrowings as of the Effective Time. See footnote (3) below for a sensitivity analysis of the estimated Transaction purchase price based on Net Inventory sold. As of January 4, 2020, the most recent fiscal month end, Net Inventory was approximately $44 million, short term borrowings were approximately $10.9 million, and the purchase price would have been approximately $11.5 million. All amounts, if any, remaining outstanding under the Company’s credit facility after application of the proceeds would be immediately due and payable.
(3)	Represents the estimated loss of approximately $29.0 million to be recorded as a result of the divestiture (determined as the estimated net assets sold of $43.4 million less estimated net proceeds of $14.5 million). The estimated loss will change upon the final determination and settlement of post-closing adjustments and other divestiture-related costs. Below represents a sensitivity analysis of the impact on the estimated sale price and estimated loss on divestiture based on a range of possibilities for Net Inventory sold to the Purchaser (in thousands, as determined as merchandise inventory less accounts payable).
Estimated Net Inventory sold to Purchaser	Estimated net assets sold	Estimated sale proceeds	Estimated loss on divestiture
$55,961	$(43,415)	$14,490	$(28,925)
39,000	(19,236)	9,500	(9,736)
40,000	(20,236)	10,000	(10,236)
41,000	(21,236)	10,500	(10,736)
42,000	(22,236)	11,000	(11,236)
43,000	(23,236)	11,250	(11,986)

Agreements Related to the Asset Purchase Agreement

At the Closing, the parties will enter into an escrow agreement pursuant to which $1,000,000 will be held in escrow to serve as security for payments in satisfaction of (i) the Post-Closing Adjustment (as defined in the APA), (ii) annual bonus payments due to transferred employees on May 1, 2020, (iii) retention bonus payments due to transferred employees on May 1, 2020, and (iv) our indemnification obligations in respect of any claim submitted prior to release of the escrow.

The parties will also enter into (i) a transition services agreement to be agreed in good faith by Purchaser and the Seller Entities relating to the provision by the Seller Entities or their affiliates of transition services to Purchaser as reasonably requested and necessary or would customarily be provided for the conduct of the Business immediately following the Closing and for a reasonable time period thereafter, and (ii) a transition services agreement to be agreed in good faith by Purchaser and the Seller Entities relating to the provision by Purchaser or its affiliates of transition services to the Seller Entities as reasonably requested and necessary for the Seller Entities to meet their obligations under the Asset Purchase Agreement and to give effect to the Transactions contemplated thereby immediately following the Closing and for a reasonable time period thereafter.

Shareholder Approval Requirement

We are organized under the corporate laws of the State of New York. The Transaction may constitute the sale of “substantially all” of our assets under the NYBCL Section 909. Section 909 of the NYBCL requires that, for corporations in existence on the effective date of clause 909(a) where the certificate of incorporation does not expressly provide for approval by a majority vote of all outstanding shares for the sale of “all or substantially all the assets of a corporation,” a corporation must obtain the approval of the holders of at least two-thirds of the corporation’s outstanding stock entitled to vote thereon. The Company was in existence on the effective date of clause 909(a) and the Certificate of Incorporation does not expressly provide for approval by a majority vote of all outstanding shares. In light of this requirement, after taking into account the specific facts and circumstances of the Transaction, we have determined to seek shareholder approval of the Transaction.

Additionally, obtaining the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Parent’s common stock is a closing condition under the Asset Purchase Agreement. The Asset Purchase Agreement provides that either of the parties may terminate the Asset Purchase Agreement if the Asset Purchase Agreement has been submitted to the shareholders of the Company for adoption at a duly convened special meeting and the Required Vote shall not have been obtained at such meeting (unless such special meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

For information regarding the dissenting rights of shareholders, see “PROPOSAL ONE-- Dissenting Shareholders’ Rights in Respect of the Transaction.”

Effect of the Transaction on Stock Options and Restricted Stock

The 2005 Plan contains a definition of change in control that states, among other things, that a change in control occurs upon a sale of substantially all of our assets, subject to certain limited exceptions, and provides that, unless otherwise provided at the time of grant, all restrictions and limitations on vesting of awards granted under the 2005 Plan will lapse upon a change of control.

Accordingly, upon consummation of the Transaction, any unvested restricted stock and any unvested options to purchase shares of Common Stock officers will vest.

Interests of Certain Persons in the Transaction

Other than the vesting of equity awards under the 2005 Plan, as described above none of our directors or named executive officers is entitled to any payments upon the Closing.

However, as described below, our named executive officers may be entitled to certain other payments under their employment arrangements in the event they experience a qualifying termination of employment following the Transaction.

In addition, as disclosed in the Company’s previous filings with the Securities and Exchange Commission, one of our directors, W. Michael Reickert, also serves as a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder. The Company leases its distribution center in Albany, New York, from RJHDC, LLC, of which a trustee of our largest shareholder is the manager and sole member. Following the Transaction, the Purchaser is expected to enter into a new lease with respect to the distribution center which may influence our largest shareholder’s vote in regard to the Transaction. See “Risk Factors Relating to the Proposal to Approve the Transaction.”

Employment Agreement with Mr. Feurer

The Employment Agreement entered into between the Company and Michael Feurer, our Chief Executive Officer, provides that, in the event of his termination by the Company for any reason other than cause (as defined in the Employment Agreement), by reason of his death or disability (as defined in the Employment Agreement) or by Mr. Feurer for good reason (as defined in the Employment Agreement), Mr. Feurer will be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; and (ii) provided he executes a release of claims, continuation of his base salary for 18 months and continuation of medical benefits for up to 18 months. To the extent the base salary continuation payments do not constitute deferred compensation for purposes of Section 409A of the Code, such payments shall be made in a lump sum on the first day following the date on which the release of claims becomes final and binding. The Employment Agreement also includes certain non-competition and non-solicitation restrictions that apply for 18 months after termination of employment for any reason.

Agreements with Mr. Sapienza and Mr. Eisenberg

The Severance, Retention and Restrictive Covenant Agreements entered into between the Company and Edwin J. Sapienza, our Chief Financial Officer, and Bruce J. Eisenberg, our Executive Vice President-Real Estate, provide that, if their employment is terminated by the Company without cause or by the executive for good reason (as those terms are defined in the agreements), Mr. Sapienza or Mr. Eisenberg, as applicable, will be entitled to the following: (i) the continuation of his base salary for a period of six (6) months from the date of termination, (ii) any unpaid portion of his retention bonus (as described below), (iii) any unpaid annual bonus that was earned (as determined by the Board in accordance with the applicable annual bonus plan) for the year preceding the year in which termination occurs and, in the case of Mr. Sapienza, a minimum annual bonus in the amount of $100,000 for our fiscal year ended February 1, 2020, and (iv) payment for health insurance coverage for up to six months following termination at the same rate as the Company pays for health insurance coverage for its active employees (with the executive required to pay for any employee-paid portion of such coverage). Payment of these amounts is contingent on the executive signing (and not revoking within any statutory revocation period) a release of claims reasonably acceptable to the Company.

The agreements also provide for the payment of retention bonuses to Messrs. Sapienza and Eisenberg, each in the amount of $200,000. A portion of the retention bonus (two thirds for Mr. Sapienza and one half for Mr. Eisenberg) has previously been paid and the remaining unpaid portion will be payable on March 1, 2020, subject to the executive’s continued employment, or, prior to such date in the event of termination by the Company without cause or by the executive for good reason (as described above) or upon consummation of a change in control (which, as defined in the agreements, does not include the Transaction).

The agreements also include restrictive covenants under which Mr. Sapienza and Mr. Eisenberg agree to confidentiality provisions, non-competition and non-solicitation covenants that apply for six months after any termination of employment, and certain non-disparagement and cooperation covenants.

Estimated Post-Transaction Compensation

The following table sets forth the amounts that the named executive officers would receive under their equity awards upon consummation of the Transaction and under their Employment Agreement (in the case of Mr. Feurer) or Severance, Retention and Restrictive Covenant Agreement (in the case or Messrs. Sapienza and Eisenberg) in the event of a qualifying termination of employment.

For purposes of estimating the amounts in the table, we have assumed that (i) the consummation of the Transaction occurred at 12:00 A.M. on February 1, 2020, (ii) each named executive officer experienced a qualifying termination of employment on that date, and (iii) the price per share of our Common Stock was equal to $4.35 the average closing price on NASDAQ over the first five business days following the first public announcement of the Transaction on January 23, 2020.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Benefits ($) (3)	Other ($) (4)	Total ($)
Michael Feurer	1,050,000	13,594	38,283	—	1,101,877
Edwin J. Sapienza	240,000	4,624	12,761	66,667	324,052
Bruce Eisenberg	200,000	—	12,761	100,000	312,761
(1)	Represents the cash severance payments provided under the Company’s Employment Agreement with Mr. Feurer and Severance, Retention and Restrictive Covenant Agreements with Mssrs. Sapienza and Eisenberg, in the event of a qualifying termination.
(2)	Represents the aggregate value of unvested restricted stock units representing 3,125 shares (Mr. Feurer) and 1,063 shares (Mr. Sapienza) at $4.35 per share (the average closing price on NASDAQ over the first five business days following the first public announcement of the Transaction on January 23, 2020).
(3)	Represents the estimated value of medical benefits continuation for Mr. Feurer under his Employment Agreement and Mssrs. Sapienza and Eisenberg under their Severance, Retention and Restrictive Covenant Agreements.
(4)	Represents the remaining unpaid portion of the retention bonus payments for Mssrs. Sapienza and Eisenberg under their Severance, Retention and Restrictive Covenant Agreements, which would be payable on March 1, 2020 if employment continues through such date or upon an earlier qualified termination.

Accounting Treatment of the Transaction

Under accounting principles generally accepted in the United States of America (“GAAP”), we expect to reflect the results of operations of the fye segment as discontinued operations following the closing of the

Transaction. The anticipated loss on the sale will be reflected in our financial statements commencing with the quarter during which the Closing occurs. Amounts held in escrow will be recognized as assets upon the Closing.

Material United States Federal Income Tax Consequences

The Transaction will be a taxable event for the Company for U.S. federal, state and local income tax purposes in which any taxable gain or loss will be recognized.

The Transaction is not expected to have any material U.S. federal, state or local income tax consequences to shareholders directly.

Dissenting Shareholders’ Rights in Respect of the Transaction

The Company’s shareholders entitled to vote on the approval of the Transaction have the right to dissent from the Transaction and to obtain the fair value of their Common Stock in cash in accordance with the procedures established by New York law.

Specifically, Sections 623 and 910 of the NYBCL provide that if the Closing occurs, the Company’s shareholders who file with the Company a proper written objection to the Transaction at or prior to the Special Meeting and who follow the procedures specified in Section 623 will have the right to receive a payment equal to the “fair value” of their Common Stock. Because such “fair value” could potentially be determined in a judicial proceeding, the outcome of which cannot be predicted, there is no assurance that the Company’s shareholders exercising dissenters’ rights would receive an amount per share equal to or greater than the amount that such shareholders may receive through public or private sale of shares of the Common Stock.

A COPY OF SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW IS ATTACHED AS ANNEX B, AND ALL DESCRIPTIONS OF DISSENTERS’ RIGHTS IN THIS PROXY STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF THOSE SECTIONS. THE PROCEDURES OUTLINED IN SECTION 623 ARE VERY COMPLEX AND MUST BE FOLLOWED PRECISELY BY ANY COMPANY SHAREHOLDER WISHING TO EXERCISE DISSENTER’S RIGHTS. COMPANY SHAREHOLDERS WISHING TO EXERCISE THEIR DISSENTER’S RIGHTS ARE ENCOURAGED TO CONSULT THEIR OWN LEGAL ADVISORS TO ENSURE THAT THEY FULLY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SECTION 623.

Any Company shareholder who is entitled to vote on the approval of the Transaction will have the right to receive cash payment of the fair value of his or her Common Stock and the other rights and benefits provided in Section 623 of the NYBCL if such shareholder:

•	files with the Company a written objection to the Transaction prior to the vote by the Company’s shareholders on the approval of the Transaction. The written objection must include:
•	notice of the shareholder’s election to dissent;
•	the shareholder’s name and residence address;
•	the number of shares of Common Stock as to which the shareholder dissents; and
•	a demand for payment of the fair value of such Common Stock if the Closing occurs; and
•	does not vote in favor of the approval of the Transaction.

A vote against approval of the Transaction will not satisfy the requirement of filing a written objection. Failure to vote against approval of the Transaction will not waive a Company shareholder’s right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of approval of the Transaction. If a shareholder abstains from voting on approval of the Transaction, this will not waive his or her dissenter’s rights so long as the appropriate written objection to the Transaction is properly and timely filed. Since a proxy left blank will be voted for adoption of the Transaction, any Company shareholder who wishes to exercise his or her dissenter’s rights must either vote against approval of the Transaction or abstain. Written objection at this time may not be required from any shareholder to whom the Company did not give proper notice of the Special Meeting contemplated by this proxy statement.

A Company shareholder may not dissent as to less than all Company shares held of record by him or her, that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to less than all Company shares of such owner held of record by the nominee or fiduciary.

All written objections to the Transaction and notices of election to dissent pursuant to NYBCL section 623(a) should be addressed to:

Trans World Entertainment Corporation 38 Corporate Circle Albany, NY 12203 Attn: Edwin J. Sapienza, Secretary

If the Transaction is approved by Company shareholders, within 10 days after such approval, the Company will give written notice of the approval by registered mail to each Company shareholder who filed a timely written objection, except for any shareholder who voted in favor of approval of the Transaction. Any Company shareholder from whom objection was not required and who elects to dissent must file with the Company, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the number of shares as to which he or she dissents and a demand for payment of the fair value for his or her Common Stock.

Either at the time of filing of the notice of election to dissent or within one month after the filing of the notice of election to dissent, a dissenting Company shareholder must submit the certificates representing his or her dissenting Company shares to the Company, or to its transfer agent, which shall note conspicuously on the certificates that a notice of election has been filed, and will then return the certificate to the shareholder. Any Company shareholder who fails to submit his or her certificates for notation within the required time shall, at the option of the Company upon written notice to such Company shareholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter’s rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which Company shareholders may file their notices of election to dissent, or within 15 days after the Closing, whichever is later (but in no case later than 90 days after Company shareholders approve the Transaction), the Company will make a written offer by registered mail to each Company shareholder who has filed a notice of election to pay for his or her dissenting shares at a specified price which the Company considers to be their fair value. If the Transaction has occurred, the Company must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting Company shareholders. If, within 30 days after the making of an offer, the Company and any dissenting Company shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the Closing, whichever is later, and upon surrender of the certificates representing such Company shares.

If the Company fails to make an offer to dissenting Company shareholders within the 15-day period described above, or if it makes the offer and any dissenting Company shareholder fails to agree with the Company within 30 days thereafter upon the price to be paid for his or her shares, the Company is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York in the judicial district required by New York corporate law to determine the rights of dissenting Company shareholders and to fix the fair value of their shares. If the Company fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting shareholder does not institute a proceeding within the 30-day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date Company shareholders voted to approve the Transaction, taking into consideration the nature of the transactions giving rise to the shareholder’s right to receive payment for his or her dissenting shares and its effect on the Company and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the Closing to the date of payment unless the court finds that a Company shareholder’s refusal to accept the Company’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the Company shareholders arbitrary, vexatious or otherwise not in good faith, in which case the Company’s costs will be assessed against any or all dissenting Company shareholders who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Company shareholder’s costs against the Company if it finds that the fair value of the shares as determined materially exceeds the amount which the Company offered to pay, or that no offer or advance payment was made by the Company, or that the Company failed to institute such special proceeding within the specified period, or that the actions of the Company in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, the Company shall pay to each dissenting Company shareholder the amount found to be due him or her upon the shareholder's surrender of all certificates representing dissenting shares.

The enforcement by a Company shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the shareholder withdraws his or her notice of election or the Transaction is abandoned), except that the shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the Transaction will be or is unlawful or fraudulent as to him or her. A Company shareholder’s notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by the Company, but no withdrawal may be made later than 60 days from the Closing (unless the Company failed to make a timely offer) without the consent of the Company.

RISK FACTORS RELATING TO THE PROPOSAL TO
APPROVE THE TRANSACTION

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 (attached hereto as Annex E) and our subsequent SEC filings (including our Quarterly Report on Form 10-Q for the fiscal quarter ended November 2, 2019 (included in Annex F attached hereto)), along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the Transaction. The special risk considerations described below are not the only ones facing us. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our Common Stock may decline, and you may lose all or part of your investment.

If the Closing does not occur, our business may be harmed, there is no guarantee that the challenges related to the fye segment will subside or that we will be able to overcome the challenges that the Company has faced to date and the market price for our Common Stock may decline.

We cannot provide assurances that the Transaction will be completed. The Closing is subject to a number of conditions, including, but not limited to, our obtaining shareholder approval of the Transaction and obtaining a payoff and release letter from Wells Fargo Bank. If the Asset Purchase Agreement is terminated on certain grounds, we will be obligated to pay Purchaser a termination fee in the amount of $3,500,000. For additional information regarding such termination fee, see “The Asset Purchase Agreement — Termination”. As a result of our announcement of the Transaction, third parties may be unwilling to enter into material agreements with respect to the Business. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. Our announcement of the Transaction may cause employees working in the fye segment to become concerned about the future of the Business and their jobs and lose focus or seek other employment. If we fail to complete the Transaction and continue to operate the fye segment, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. In addition, if the Transaction is not completed, the market price for our Common Stock may decline.

The Company’s expectation is that absent the consummation of the Transaction, it would immediately initiate the wind down of the fye segment. As disclosed in the Company’s previous filings with the Securities and Exchange Commission, the Company has suffered recurring losses from operations. Based on expectation of operating losses for the foreseeable future, and uncertainty with respect to any available future funding and any alternative or additional strategic alternatives, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern. The terms of any alternative transaction may be less favorable to us than the terms of the Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party. The wind down of the fye segment is not expected to be more favorable to shareholders than the Transaction. See “Wind Down Analysis and Retained Business Information.”

In addition, if the Transaction is not completed, our directors, executive officers and other employees will have expended extensive time and effort and experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

If the Closing does not occur, we may have difficulty meeting our obligations under the Wells Fargo Credit Facility and our lenders may have the ability to foreclose on our assets.

In the event the Transaction is not completed, the Company may have insufficient cash flow to continue to meet its obligations to pay amounts due under the Wells Fargo Credit Facility and we could default under the Wells Fargo Credit Facility. Upon the occurrence of an event of default, the lenders could accelerate the repayment of all indebtedness under the Wells Fargo Credit Facility. In such case, it is unlikely that the Company will have sufficient funds to pay the total amount of its accelerated obligations, and the Company’s lenders could proceed against the collateral securing the Wells Fargo Credit Facility. Any acceleration in the repayment of the Company’s indebtedness or related foreclosure would adversely affect the Company’s business and could require the Company to seek protection under federal bankruptcy statutes.

Pursuant to the Asset Purchase Agreement, as a condition to the Closing, we are required to deliver to Purchaser a payoff and release letter with respect to the Wells Fargo Credit Facility. No assurances can be made that we will be able to obtain such letter from Wells Fargo Bank.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the fye segment to any party other than the Purchaser. Subject to certain exceptions (including as may relate to any superior proposals that we may receive), the Company and the Seller Entities are prohibited from (i) encouraging, soliciting, initiating, facilitating or continuing inquiries regarding an Acquisition Proposal (as defined in “The Asset Purchase Agreement” section below (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of the Company from considering or proposing an alternative transaction, and could make it more difficult for us to complete an alternative business combination transaction with another party.

If the Closing occurs, our business operations will consist solely of our etailz segment. etailz revenue is dependent upon maintaining etailz’s relationship with Amazon and failure to do so, or any restrictions on our ability to offer products on the Amazon Marketplace, could have an adverse impact on our business, financial condition and results of operations.

etailz generates substantially all of its revenue through the Amazon Marketplace. Therefore, we depend in large part on our relationship with Amazon for the continued growth of the etailz segment. In particular, we depend on our ability to offer products on the Amazon Marketplace. We also depend on Amazon for the timely delivery of products to customers. Any adverse change in our relationship with Amazon, including restrictions on the ability to offer products or termination of the relationship, could adversely affect the continued growth of our etailz segment and our financial condition and results of operations.

If the Closing occurs, the ability of the Company to satisfy its liabilities and to continue as a going concern will continue to be dependent on improved profitability, the continued implementation of the performance improvement plan at our etailz segment, the availability of future funding and the completion of other strategic alternatives.

As disclosed in the Company’s previous filings with the Securities and Exchange Commission (attached hereto as Annex E and Annex F), the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents , all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on, among other things, improved profitability, the continued implementation of the performance improvement plan for the etailz segment, and the availability of future funding for the etailz segment. Our Board has determined that this Transaction is an important step toward enabling the Company to continue as a going concern by providing some liquidity to pay down debts and by eliminating the accruing of further obligations related to operation of the fye segment. However, the Company has concluded that, even after consummation of the Transaction, the Company’s ability to continue as a going concern will still be dependent on the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding for the etailz segment, implementation of one or more corporate initiatives to reduce costs at the parent company level (which could include a voluntary delisting from NASDAQ and deregistering of our Common Stock in order to substantially eliminate the costs associated with being a public company), satisfying all unassumed liabilities of the fye segment and other strategic alternatives, including selling all or part of the remaining business or assets of the Company. The unaudited pro forma financial information included in this proxy statement do not include any adjustments that might result from the outcome of these uncertainties.

If the Closing occurs, our stock price may decline. Failure to successfully operate our etailz segment, reduce costs at the parent level and/or pursue strategic alternatives could also cause our stock price to decline.

If the Closing occurs, we will have effected the sale of the fye segment which accounted for the majority of our revenues and assets and, accordingly, our stock price may decline. We expect to use all of the proceeds from the Transaction to repay outstanding indebtedness under the Wells Fargo Credit Facility and to satisfy other unassumed liabilities. Our stock price may also decline if we are not be able to operate our etailz segment profitably and/or if we have difficulty retaining key employees.

The Company’s stock price has experienced and could continue to experience volatility and could decline, resulting in a substantial loss on your investment.

Our stock price has experienced, and could continue to experience in the future, substantial volatility as a result of many factors, including the perceived impact of this Transaction, global economic conditions, broad market fluctuations and public perception of the prospects for the industries in which we operate and the value of our assets. If the Transaction is consummated, we will have effected the sale of the fye segment which accounted for the majority of our revenues and assets and, we will be reliant on the performance of etailz, accordingly, our stock price may decline. If the Transaction is not consummated, our operation of fye segment and wind down of the fye segment could also affect the price of our Common Stock. In either case, failure to meet market expectations, particularly with respect to net revenues, operating margins and earnings per share, would likely result in a further decline in the market price of our stock.

If we do not meet the continued listing standards of NASDAQ, our Common Stock could be delisted from trading, which could limit investors’ ability to make transactions in our Common Stock and subject us to additional trading restrictions.

Our common stock is listed on NASDAQ, which imposes continued listing requirements with respect to listed shares. On August 15, 2019, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of one-for-twenty pursuant to a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of New York. The reverse stock split was reflected on NASDAQ beginning with the opening of trading on August 15, 2019. The primary purpose of the reverse stock split, which was approved by the Company’s shareholders at the Company’s Annual Stockholders Meeting on June 27, 2019, was to enable the Company to comply with the $1.00 minimum bid price requirement for continued listing on NASDAQ. There can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other NASDAQ listing criteria. If we fail to maintain compliance with the minimum bid requirement or to meet the other applicable continued listing requirements in the future and NASDAQ determines to delist our common stock, the delisting could adversely affect the market price and liquidity of our common stock and reduce our ability to raise additional capital.

The limited public float and trading volume for our Common Stock may have an adverse impact and cause significant fluctuation of market price.

Historically, ownership of a significant portion of our outstanding shares of Common Stock has been concentrated in a small number of shareholders. Consequently, our Common Stock has a relatively small float and low average daily trading volume, which could affect a shareholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our Common Stock in the public market by those larger shareholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a shareholder to liquidate.

Whether or not the Closing occurs, the Company intends to undertake one or more corporate initiatives to reduce costs which may include deregistering the Company’s Common Stock under the Exchange Act.

Given the Company’s liquidity position, the Company intends to undertake one or more corporate initiatives to reduce costs going forward and will undertake such initiatives whether or not the Closing occurs. We currently incur significant expenses in connection with complying with public company reporting requirements and, as a listed company, we have an obligation to continue to comply with the applicable reporting requirements. As part of its consideration of all available strategic alternatives for the Company, the Board will consider whether, and may conclude that, deregistering our Common Stock, and therefore eliminating the significant expenses associated with complying with public company reporting requirements, is in the best interests of our shareholders. If the Company determines to deregister its Common Stock, following such deregistration, we would no longer be a reporting company and we would cease to file annual, quarterly, current, and other reports and documents with the Securities and Exchange Commission as soon as we are permitted to do so under applicable laws, rules and regulations. In such event, our shareholders would have significantly less information about the Company and our business, operations, and financial performance than they have currently. Additionally, termination of our obligation to publicly disclose financial and other information about the Company following the deregistration of our Common Stock under the Exchange Act would make it more difficult (or even impossible) for shareholders to sell shares of Common Stock held by them. Trading in our Common Stock would only occur, if at all, in privately negotiated sales and potentially on an OTC market, if one or more brokers chooses to make a market for our Common Stock on any such market and complies with applicable regulatory requirements. There could be no assurances regarding any such private trading or OTC market trading.

Certain directors and executive officers of the Company have interests in the Transaction that are different from, or in addition to, those of other shareholders, which could have influenced their decisions to support or approve the Transaction.

In considering whether to approve the proposals at the Special Meeting, shareholders should recognize that certain directors and executive officers of the Company have interests in the Transaction that differ from, or that are in addition to, their interests as shareholders of the Company. These interests include, among others, the accelerated vesting of certain equity awards and/or certain payments under employment arrangements in the event they experience a qualifying termination of employment following the Transaction. These interests, among others, may influence the directors and executive officers of the Company to support or approve the Transaction.

In addition, as disclosed in the Company’s previous filings with the Securities and Exchange Commission, one of our directors, W. Michael Reickert, also serves as a trustee of the Robert J. Higgins TWMC Trust, which is our largest shareholder. The Company leases its distribution center in Albany, New York, from RJHDC, LLC, of which a trustee of our largest shareholder is the manager and sole member. Following the Transaction, the Purchaser is expected to enter into a new lease with respect to the distribution center which may influence our largest shareholder’s vote in regard to the Transaction.

See the section of this proxy statement entitled “Interests of Certain Persons in the Transaction.”

The Robert J. Higgins TWMC Trust (the “Trust”) owns approximately 39% of the outstanding Common Stock. Therefore, the trustees have significant influence and control over the outcome of any vote of the Company’s Shareholders.

The Robert J. Higgins TWMC Trust owns approximately 39% of the outstanding Common Stock and there are no limitations on the Trust acquiring shares in the future. Accordingly, the trustees have significant influence over the election of our directors, the appointment of new management and the approval of actions requiring shareholder approval, such as adopting amendments to our articles of incorporation and approving mergers or sales of all or substantially all of our assets (including the Transaction). Such concentration of ownership and substantial voting influence may have the effect of delaying or preventing a change of control or other transaction, even if the Board determines that a change of control or other transaction is in the best interest of all shareholders. There may be instances in which the interest of the Trust may conflict or be perceived as being in conflict with the interest of a holder of our securities or the interest of the Company. W. Michael Reickert, a member of the Board of Directors of the Company, is a trustee of the Trust.

THE ASSET PURCHASE AGREEMENT

The following is a summary of the material terms of the Asset Purchase Agreement. This summary does not purport to describe all the terms of the Asset Purchase Agreement and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached as Annex A. We urge you to read the Asset Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Transaction.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, we agreed to sell certain assets and liabilities of our fye segment (the “Business”) to Purchaser effective as of 12:00 A.M. Eastern time on February 1, 2020 (the “Effective Time”), subject to shareholder approval and certain other conditions.

Assets to be Sold and Liabilities to be Assumed by Purchaser

The Asset Purchase Agreement provides that Purchaser shall acquire all assets and property related to, used or held for use in connection with the Business as of and following the Effective Time, including, but not limited to, the following (collectively, the “Purchased Assets):

•	all accounts or notes receivable of the Business;
•	all inventory (including packaging and supplies) of the Business;
•	all contracts of the Business;
•	all real property leases;
•	all intellectual property owned by the Seller Entities and used primarily in connection with the Business;
•	all tangible personal property of the Business;
•	all permits, to the extent transferable under applicable law;
•	all warranties, indemnities and similar rights related to the Purchased Assets;
•	all books and records of the Business;
•	any refunds in respect of non-income taxes attributable to the Business with respect to the period from the Effective Time to and including the Closing Date (as defined below);
•	all cash, cash equivalents, proceeds and other monies derived from the operation of the Business from the Effective Time to the Closing Date; and
•	all goodwill related to the Business.

Purchaser will also assume all liabilities and obligations arising out of or related to the Business or the Purchased Assets including, without limitation (collectively, the “Assumed Liabilities”):

•	all gift card or gift certificates outstanding as of and following the Effective Time in an aggregate amount not to exceed $2,000,000 and all customer loyalty discount cards relating to the Business as of and following the Effective Time;
•	all liabilities and obligations relating to the contracts and intellectual property included in the Purchased Assets as of and following the Effective Time;
•	all inventory-related payables and inventory-related liabilities existing as of the Effective Time or incurred following the Effective Time;
•	from the Effective Time to the Closing Date, all obligations with respect to compensation payable and benefits provided to each employee who becomes a transferred employee and all liabilities and obligations with respect to any transferred employee arising as a result of the employment, or termination of employment, of the transferred employee after the Closing (as defined below);
•	50% of the transfer taxes, Purchaser’s share of all prepaid taxes and all non-income taxes attributable to the Business following the Effective Time; and

•	all other liabilities and obligations arising out of or relating to the ownership or operation of the Business and the Purchased Assets on or after the Effective Time.

Assets and Liabilities to be Retained by the Company

All other business of the Company (including our etailz segment) and certain assets of the Business will be retained by us following the Closing, including, without limitation (collectively, the “Excluded Assets”):

•	all cash, cash equivalents, bank accounts and securities of the Selling Entities prior to the Effective Time;
•	all intercompany receivables and payables;
•	all third party receivables created prior to the Effective Time;
•	all contracts and intellectual property that are not assigned as Purchased Assets;
•	all documents related to corporate organization;
•	all insurance policies;
•	all benefit plans;
•	all tax assets or attributes (other than any refunds in respect of non-income taxes attributable to the Business with respect to the period from the Effective Time to and including the Closing Date);
•	any action or proceeding being pursued;
•	all assets specified on a schedule; and
•	all prepaid expenses, credits and advance payments (provided, that all prepaid amounts for a period which includes (but does not end on) the Effective Time shall be apportioned between Purchaser and the Seller Entities based on the number of days included in such period through and including the Effective Time and the number of days included in such period after and including the Effective Time).

Other than the Assumed Liabilities, the Company will be retaining all liabilities and obligations of the Selling Entities, including, without limitation:

•	all liabilities or obligations arising out of or relating to ownership or operation of the Business and the Purchased Assets before the Effective Time;
•	all liabilities related to the Excluded Assets;
•	subject to certain limited exceptions, all taxes with respect to any pre-closing period; and
•	all liabilities or obligations, other than certain apportioned employee expenses, under benefit plans, compensation or other arrangements, termination of employees before Closing or after Closing (except with respect to transferred employees) and any WARN liability arising after Closing.

Closing

The closing (the “Closing”) will take place at the offices of Morrison Foerster LLP, located at John Hancock Tower, 200 Clarendon Street, Floor 20, Boston, Massachusetts (or in such other manner as the parties may mutually determine), on the first business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine (the “Closing Date”); provided, that the parties hereto agree that the rights, obligations and liabilities (economic and otherwise) resulting from the sale, assignment, transfer and conveyance of the Purchased Assets and Assumed Liabilities shall be deemed to have occurred at the Effective Time, notwithstanding that the Closing and the Closing Date may be a date and time other than the Effective Time .

Purchase Price

Purchase Price

The consideration for the sale will consist of the base purchase price of $10,000,000 (the “Base Purchase Price”) (as (x) increased or decreased by the net inventory adjustment and (y) increased by Purchaser’s portion of pre-paid taxes and pre-paid expenses; provided that the amount of such adjustments will not be paid until seven business days after closing to the extent Purchaser obtains a credit facility on or before closing, or seven business days after the Purchaser obtains a credit facility after closing or March 15, 2020 if no credit facility is obtained), payable in cash, of which $1,000,000 will be held in escrow (as described more fully below).

Adjustments to Purchase Price

The Base Purchase Price is based on the delivery to Purchaser at the Effective Time $40,000,000 of Net Inventory (the “Target Net Inventory”). “Net Inventory” means the aggregate value of the inventory as of the Effective Time, less inventory-related payables and inventory-related liabilities as of the Effective Time, as calculated and determined in a manner consistent with the accounting principles set forth on Annex A to the Asset Purchase Agreement and in accordance with the inventory audit conducted by RGIS, as supplemented by us, no sooner than 10 business days prior to the Effective Time.

Closing Date Adjustment. The Base Purchase Price shall be adjusted at Closing as follows: (A) for every $1.00 by which Net Inventory delivered at the Effective Time exceeds the Target Net Inventory, up to $42,000,000, the Base Purchase Price will be increased by $0.50, (B) for every $1.00 by which Net Inventory delivered at the Effective Time exceeds $42,000,000, the Base Purchase Price will be increased by $0.25, (C) for every $1.00 by which Net Inventory delivered at the Effective Time is less than the Target Net Inventory, down to $37,000,000, the Base Purchase Price will be decreased by $0.50, and (D) for every $1.00 by which Net Inventory delivered at the Effective Time is less than $37,000,000, the Base Purchase Price will be decreased by $0.75. The Base Purchase Price, as adjusted pursuant to the above Net Inventory adjustment, is hereinafter referred to as the “Closing Date Purchase Price.”

Post-Closing Adjustment. No later than 30 days after the Closing Date, Purchaser shall deliver its calculation of the Closing Net Inventory Adjustment together with a revision, if necessary, to the Closing Date Purchase Price as of the Effective Time (the “Closing Net Inventory Statement”). If (A) we agree to the Closing Net Inventory Statement, or (B) within 20 days following delivery of the Closing Net Inventory Statement, we do not give Purchaser written notice of our objection to the Closing Net Inventory Statement, then in either such case, the Closing Net Inventory Statement and any adjustments submitted therewith to the Closing Date Purchase Price shall be used for purposes of calculating the amount of any adjustments.

If we deliver to Purchaser a timely written notice of objection to the Closing Net Inventory Statement, then the parties shall negotiate in good faith to resolve any such objection. If a final resolution is not obtained within 30 days after Purchaser has received the written notice of objection to the Closing Net Inventory Statement, then any amounts remaining in dispute will be submitted to RSM US LLP or another independent auditor and each of the parties shall bear their own respective fees and expenses in connection with any such audit, and the parties shall bear that percentage of the fees and expenses of the auditor equal to the proportion of the dollar value of the disputed issues determined in favor of the other party. The determination of the auditor shall be final, conclusive and binding on the parties, except as it pertains to manifest error.

Following a final determination of the Closing Net Inventory Statement and any adjustments to the Closing Date Purchase Price submitted therewith, if the Closing Date Purchase Price, as so adjusted, is (x) greater than the Closing Date Purchase Price paid, then Purchaser shall pay to us the amount of such difference, or (y) less than the Closing Date Purchase Price paid, then we shall pay to Purchaser the amount of such difference, first from the escrow account up to $500,000, and then directly.

Financing

Purchaser has represented to us in the Asset Purchase Agreement that they will have sufficient cash on hand or other sources of immediately available funds to enable it to make the payment of the Closing Date Purchase Price when due, together with any adjustments thereto and other amounts required to be paid, when due, and consummate the transactions contemplated in the Asset Purchase Agreement.

Escrow

At the Closing, the parties will enter into an Escrow Agreement pursuant to which $1,000,000 will be held in escrow to serve as security for payments in satisfaction of (i) the Post-Closing Adjustment, (ii) annual bonus payments due to transferred employees on May 1, 2020, (iii) retention bonus payments due to transferred employees on May 1, 2020, and (iv) our indemnification obligations for which a claim is submitted prior to release of the escrow. The Escrow Agent shall disburse any escrow amount remaining in the escrow account immediately following the earlier of (x) the final determination of the Post-Closing Adjustment and (y) payment of the annual and retention bonus amounts on May 1, 2020 (excluding any amount that may relate to an outstanding indemnification claim).

Representations and Warranties

The Seller Entities made customary representations and warranties to Purchaser relating to the following matters:

•	the organization, good standing and authority to conduct business;
•	the authority to execute and deliver the Transaction Documents (as defined below);
•	no conflicts, consents;
•	financial statements;
•	absence of certain changes, events and conditions from the most recent fiscal-quarter end;
•	material contracts;
•	title to Purchased Assets;
•	condition and sufficiency of Purchased Assets;
•	real property;
•	intellectual property;
•	inventory;
•	legal proceedings;
•	compliance with laws; permits;
•	environmental matters;
•	benefit plans;
•	employment matters;
•	taxes;
•	insurance;
•	product warranties;
•	product liabilities;
•	privacy/data protection;
•	suppliers; and
•	brokers.

Additionally, Purchaser made representations and warranties to the Seller Entities relating to the following matters:

•	the organization, good standing and authority to conduct business;
•	the authority to execute and deliver the Transaction Documents (as defined below);
•	no conflicts; consents;
•	brokers;
•	sufficiency of funds;
•	legal proceedings; and
•	its independent investigation of the Business and Purchased Assets.

Non-Competition; Non-Solicitation

The Company and the Seller Entities have agreed that they may not, for a period of two years following the Closing Date, engage in or assist others in engaging in the Business in the United States or have any interest in any person that engages directly or indirectly in the Business in the United States in any capacity, including as a partner, shareholder, employee, principal, agent, trustee or consultant. The Company and the Seller Entities may, however, acquire as an investment less than 5% or more of any class of securities of such a person. The parties further agreed that the business of our etailz segment shall not be deemed to be in competition with the Business.

The Company and the Seller Entities may not (except pursuant to a general solicitation that is not directed specifically to any such employees), for a period of two years following the Closing Date, hire or solicit any person who is offered employment by Purchaser pursuant to the Asset Purchase Agreement or is or was employed in the Business during such two year period, or encourage any such employee to leave such employment or hire any such employee who has left such employment. Such prohibition does not apply to the solicitation or hiring of any employee whose employment has been terminated by Purchaser or, after 180 days from the date of termination, any employee who terminates his or her employment.

Neither the Company nor the Seller Entities shall, for a period of two years following the Closing Date, make any written or oral comments to the suppliers or customers of the Business or potential suppliers or customers of the Business that is intended to disparage or otherwise damage the reputation of Purchaser or the Business.

Tax Matters

We have agreed with Purchaser to certain provisions regarding tax matters including provisions regarding allocation of the Purchase Price, cooperation on certain tax matters including the filing of tax returns for all periods that begin before the Closing Date, and that all sales, use, transfer, real property transfer, stamp duty, value-added or similar taxes that may be imposed in respect of the transfer of Purchased Assets will be borne 50% by Purchaser and 50% by us.

Conduct of the fye Business Prior the Closing Date

Prior to the Closing Date or earlier termination of the Asset Purchase Agreement, unless Purchaser shall otherwise agree in writing, the Seller Entities shall (x) conduct the Business in the Ordinary Course (as defined below) consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and locations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. In connection therewith, the Seller Entities shall:

•	preserve and maintain all permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchase Assets;
•	pay the debts, taxes and other obligations of the Business when due;
•	maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of the Asset Purchase Agreement, subject to ordinary wear and tear and other than the disposition or use of inventory or tangible personal property in the Ordinary Course;
•	continue in full force and effect without modification all insurance policies, except as required by applicable law;
•	defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
•	perform all obligations under all contracts included in the Purchased Assets;
•	use reasonable best efforts to obtain all landlord consents in connection with the assignment and assumption of the real property leases included in the Purchased Assets; and
•	not take or permit any action that would cause any of the following to occur:
•	any event, occurrence or development that has had a Material Adverse Effect;

•	any incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the Ordinary Course;
•	any sale or other disposition of any of the Purchased Assets shown or reflected in the interim financial statements, except for the sale of inventory in the Ordinary Course and except for any Purchased Assets having an aggregate value of less than $100,000;
•	any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the Ordinary Course of business;
•	any capital expenditures in an aggregate amount exceeding $200,000 that would constitute an Assumed Liability;
•	any imposition of any encumbrance (other than a permitted encumbrance) upon any of the Purchased Assets;
•	any increase in the compensation of any employees, other than as provided for in any written agreements or in the Ordinary Course;
•	any adoption, termination, amendment or modification of any Seller Entity benefit plan, the effect of which in the aggregate would increase the obligations of the Seller Entities by more than 10% of its existing annual obligations to such plans;
•	any adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or filing of an assignment or notice of intention to file a proposal in bankruptcy under any provisions of the United States Bankruptcy Code or the making of any bankruptcy order against it under such act or any similar law;
•	any purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $100,000, except for purchases of inventory or supplies in the Ordinary Course; or
•	any any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

No Solicitation of Other Bids

The Company and the Seller Entities are prohibited from (i) encouraging, soliciting, initiating, facilitating or continuing inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.

The Board may, however, prior to such time as our shareholders approve the transaction and if the Board determines in good faith that failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable law, (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal (as defined below); (ii) thereafter furnish to such third party certain non-public information relating to the Seller Entities, the Business or the Purchased Assets pursuant to an executed confidentiality agreement; (iii) following receipt of and on account of a Superior Proposal, make, withdraw, amend, modify, or materially qualify the Board’s recommendation to its shareholders with respect to the Transaction or approve, endorse or recommend, or declare advisable or publicly propose to approve, endorse, recommend or declare advisable a Superior Proposal (an “Adverse Recommendation Change”); (iv) enter into definitive agreements with respect to a Superior Proposal subject to the requirements of the Asset Purchase Agreement and/or (v) take any action that any court of competent jurisdiction orders the Company or the Seller Entities to take (which order remains unstayed).

We must provide Purchaser with at least two business days’ prior written notice prior to effecting an Adverse Recommendation Change or entering into a definitive agreement in respect of a Superior Proposal and allow Purchaser to propose in writing such adjustments to the terms and conditions of the Asset Purchase Agreement so that such Superior Proposal would cease to constitute a Superior Proposal.

“Acquisition Proposal” means any inquiry, proposal or offer from any person relating to the direct or indirect disposition of all or any portion of the Business or the Purchased Assets, other than the disposition or use of inventory or tangible personal property in the Ordinary Course.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board determines in good faith is more favorable from a financial point of view to our shareholders than the transactions contemplated by the Asset Purchase Agreement.

Employee Matters

Purchaser has agreed to offer employment on an at-will basis to the employees of the Company or the Seller Entities who worked primarily for the Business immediately before the Effective Time and employees identified by Purchaser at least ten business days prior to the Closing on terms and conditions determined by Purchaser. Employees who worked primarily for the Business who are not offered employment or who do not accept such offer of employment shall remain employees of the Seller Entities or the Company or one of their respective affiliates, as applicable. Purchaser shall be responsible for certain apportioned employee expenses and has agreed in good faith to offer employment to all full-time employees at Seller Entities’ headquarters and distribution center (except for up to 79 full-time employees at such location). The Seller Entities are responsible for all WARN liability arising out of transactions contemplated by the Asset Purchase Agreement, other than certain apportioned employee expenses.

Purchaser has agreed to pay each transferred employee the annual bonus and retention bonus, as applicable, to which such transferred employee is entitled not later than May 6, 2020 if such transferred employee is employed by Purchaser or its Affiliates on May 6, 2020. Such amounts shall be paid from the escrow account. To the extent that the funds available in the escrow account at the time of such payment are not sufficient to pay such bonus amounts, the Seller Entities will be responsible for reimbursing Purchaser the amount of such shortfall.

Preparation of the Proxy Statement; Shareholder Meeting

We have agreed to prepare and file with the SEC a preliminary proxy statement within three business days following the date of the Asset Purchase Agreement in connection with the Special Meeting of our shareholders to approve the Transaction, and to hold the Special Meeting no later than fifteen days following the filing of a definitive proxy statement.

Notification of Certain Matters; Supplemental Disclosure

The Seller Entities are obligated to give prompt notice to Purchaser of the occurrence or existence of any fact, circumstance, event or action which has had, or could reasonably be expected to have, has resulted in, or could reasonably be expected to result in, or has resulted in, or could reasonably be expected to result in, the failure of certain conditions to the obligations of the parties to effect the Closing to occur.

Further Assurances

The parties have agreed to, and agreed to cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of the Asset Purchase Agreement and give effect to the transactions contemplated thereby.

Conditions to Closing

Each party’s obligation to complete the Transaction is subject to the satisfaction or waiver, prior to the Closing, of the following conditions:

•	the Asset Purchase Agreement shall have been duly adopted by (i) the affirmative vote or consent of at least the holders of two-thirds of the outstanding shares of each Seller Entities’ common stock and (ii) the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Parent’s Common Stock (the “Required Vote”);
•	there shall not be any law that makes consummation of the transactions contemplated by the Asset Purchase Agreement illegal or otherwise prohibited; or

•	there shall not be any final and non-appealable governmental order from any governmental authority restraining or enjoining the transactions contemplated by the Asset Purchase Agreement.

Purchaser’s obligation to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Seller Entities set out in Article 4 of the Asset Purchase Agreement shall be true and correct in all respects as of the Effective Time with the same effect as though made at and as of such date (except with respect to those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect;
•	the Seller Entities shall have duly performed and complied in all material respects with all agreements and covenants and conditions required by the Asset Purchase Agreement and each of the other related transaction documents to be performed or complied with by it on or before the Closing Date, including delivery of a payoff and release letter with respect to the Wells Fargo Credit Facility;
•	the Seller Entities shall have delivered to Purchaser duly executed counterparts to the transaction documents specified in the Asset Purchase Agreement and such other documents and deliveries set forth in the Asset Purchase Agreement;
•	the Seller Entities shall have delivered a certificate, dated the Closing Date and signed by a duly authorized officer, that each of that certain specified closing conditions have been satisfied;
•	the Seller Entities shall have received a certificate of the secretary of the Seller Entities certifying the names and signatures of the officers of the Seller Entities authorized to sign the Asset Purchase Agreement and the other transaction documents specified in the Asset Purchase Agreement and that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller Entities authorizing the execution, delivery and performance of the Asset Purchase Agreement and other transaction documents specified in the Asset Purchase Agreement and the consummation of the transactions contemplated thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated thereby; and
•	The Seller Entities shall have completed and delivered to Purchaser the results of the inventory audit and inventory audit supplement contemplated by the Asset Purchase Agreement.

Our obligation to complete the Transaction is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Purchaser set out in Article 5 of the Asset Purchase Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect;
•	Purchaser shall have duly performed and complied in all material respects with all agreements and covenants and conditions required by the Asset Purchase Agreement and each of the other transaction documents specified in the Asset Purchase Agreement to be performed or complied with by it on or before the Closing Date;
•	Purchaser shall have delivered to (i) the Seller Entities, the amount due under the Asset Purchase Agreement, (ii) the Seller Entities, the executed counterparts to the transaction documents specified in the Asset Purchase Agreement, (iii) the escrow agent, the escrow amount and (iv) the Seller Entities, such other documents and deliveries set forth in the Asset Purchase Agreement;
•	The Seller Entities shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in certain sections of the Asset Purchase Agreement have been satisfied; and
•	The Seller Entities shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officer of Purchaser authorized to sign the Asset Purchase

Agreement and the transaction documents specified in the Asset Purchase Agreement and the other documents to be delivered thereunder and that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of the Asset Purchase Agreement and the other transaction documents specified therein and the consummation of the transactions contemplated thereby, and that all such resolutions are in full force and effect and are the only resolutions adopted in connection with the transactions contemplated thereby.

Termination

The Asset Purchase Agreement may be terminated prior to the Closing in certain circumstances, including:

•	by mutual written consent of the parties;
•	By Purchaser, (A) if Purchaser is not then in material breach of any provision of the Asset Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Entities or the Company under the Asset Purchase Agreement that would rise to the failure of any of the conditions specified in the Asset Purchase Agreement, and such breach, inaccuracy or failure has not been waived and (x) if capable of being cured, has not been cured within ten business days after written notice thereof, or (y) if not capable of being cured by the Seller Entities by March 31, 2020; (B) if on March 31, 2020 any of the applicable conditions precedent to Closing have not been fulfilled (unless such failure is due to the failure of Purchaser to perform or comply with any of the covenants, agreements, or conditions in the Asset Purchase Agreement to be performed or complied with before Closing); or (C) if the value of the Net Inventory at the Effective Time is less than $30,000,000 as determined by the inventory audit and inventory audit supplement.
•	By the Seller Entities, (A) if the Seller Entities are not then in material breach of any provision of the Asset Purchase Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser under the Asset Purchase Agreement that would rise to the failure of any of the conditions specified in the Asset Purchase Agreement, and such breach, inaccuracy or failure has not been waived and (x) if capable of being cured, has not been cured within ten business days after written notice thereof, or (y) if not capable of being cured by the Seller Entities by March 31, 2020; (B) if on March 31, 2020 any of the applicable conditions precedent to Closing have not been fulfilled (unless such failure is due to the failure of the Seller Entities to perform or comply with any of the covenants, agreements, or conditions in the Asset Purchase Agreement to be performed or complied with before Closing); or (C) if prior to the receipt of the Required Vote, the Board authorizes us, to the extent permitted by and subject to full compliance with the applicable terms and conditions of the Asset Purchase Agreement, to enter into a definitive agreement in respect of a Superior Proposal.
•	By either of the parties if any of the applicable conditions precedent have not been satisfied or if the Required Vote is not obtained at the Special Meeting (unless such Special Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Under certain circumstances, we are obligated to pay to Purchaser the termination fee of $3,500,000 in the event the Asset Purchase Agreement is terminated by the Seller Entities based on the Board’s authorization to enter into a definitive agreement (other than a confidentiality agreement) in respect of a Superior Proposal.

Indemnification

The Seller Entities shall be obligated following the Closing to indemnify Purchaser, its affiliates and their respective officers, directors, employees, agents, successors, representatives, and assigns from and against any and all losses suffered or incurred by them resulting from:

•	any inaccuracy in or breach of any representation or warranty made by the Seller Entities in the Asset Purchase Agreement;
•	Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Entities under the Asset Purchase Agreement and the other transaction documents specified therein;

•	Certain taxes of the Seller Entities, including all taxes of the Seller Entities with respect to any pre-closing period;
•	Other than certain apportioned employee expenses, all obligations and liabilities with respect to any transferred employee prior to the Closing; or
•	Any Excluded Liability.

Purchaser shall be obligated following the Closing to indemnify the Seller Entities, its affiliates and their respective officers, directors, employees, agents, representatives, successors and assigns from and against any and all losses suffered or incurred by them resulting from:

•	Any inaccuracy in or breach of any representation or warranty made by Purchaser in the Asset Purchase Agreement;
•	Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under the Asset Purchase Agreement and the other transaction documents specified therein;
•	Certain taxes of Purchaser, including all taxes of Purchaser with respect to any post-closing period;
•	Any Assumed Liability;

The amount of indemnifiable losses (a) that may be recovered from the Seller Entities relating to inaccuracy in or breach of any representation, warranty, certification or covenant contained in the Asset Purchase Agreement or other delivered documents, or (b) that may be recovered from Purchaser relating to inaccuracy in or breach of any representation, warranty, certification or covenant contained in the Asset Purchase Agreement or other delivered documents, is 10% of the final purchase price as determined pursuant to the terms of the Asset Purchase Agreement. Indemnifiable losses relating to an inaccuracy in or breach of any representation or warranty is payable only if such losses aggregate to more than $100,000, after which time such party shall be liable in full for all losses, limited to the maximum liability stated above. The maximum liability for all other claims is the final purchase price as determined pursuant to the terms of the Asset Purchase Agreement.

The parties have agreed that there is no liability, and parties will not be indemnified for, any losses related to special damages, diminution of value or loss of business reputation or opportunity.

The representations and warranties made by Purchaser and the Seller Entities under the Asset Purchase Agreement shall survive for a period of twelve months from the Closing Date (other than those related to corporate status, authority, title to assets, condition of assets and tax, which shall survive the stated statute of limitations). Covenants and other agreements made by Purchaser and the Seller Entities under the Asset Purchase Agreement shall survive for a period of the statute of limitations (unless an earlier period is set forth in such covenant or agreement). Claims for fraud shall survive for a period of six years from the Closing Date.

Guarantees

The obligations of the Seller Entities and Purchaser are guaranteed by the Company and Sunrise, respectively.

Governing Law

The Asset Purchase Agreement is governed by and construed in accordance with the laws of the State of Delaware.

Amendment; Waiver

The Asset Purchase Agreement may only be amended or waived by a writing signed by the parties to the Asset Purchase Agreement.

Vote Required

The approval of the Transaction requires approval by at least two-thirds of the shares of Common Stock that were outstanding on the Record Date.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE TRANSACTION PURSUANT TO THE ASSET PURCHASE AGREEMENT.

PROPOSAL TWO:
ADVISORY VOTE ON COMPENSATION RELATED TO THE TRANSACTION

The Non-Binding Advisory Compensation Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, certain compensation arrangements for our named executive officers to the extent related to the Transaction. Certain of our named executive officers may be eligible for compensation based on or related to the Transaction. We have described this compensation and provided estimated amounts in the section of this proxy statement entitled “Interests of Certain Persons in the Transaction.”

We are asking our shareholders to indicate their approval of the various payments which our named executive officers will or may be eligible to receive in the event they experience a qualifying termination of employment following the Transaction. These payments are set forth in the table entitled “Golden Parachute Compensation” and the accompanying footnotes. Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the shareholders of Trans World Entertainment Corporation approve, solely on an advisory, non-binding basis, the “golden parachute” compensation which may be paid to certain of the Company’s named executive officers following the Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation” in the section entitled “Interests of Certain Persons in the Transaction” in the Company’s proxy statement for the Special Meeting.”

Shareholders should note that this non-binding proposal regarding certain post-Transaction executive compensation arrangements is merely an advisory vote which will not be binding on the Company or our Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Transaction is consummated, our named executive officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL REGARDING CERTAIN POST-TRANSACTION COMPENSATION ARRANGEMENTS.

PROPOSAL THREE:
PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF
THE SPECIAL MEETING

If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Transaction is less than two-thirds of our outstanding shares of common stock entitled to vote at the Special Meeting. If this proposal is approved and the proposal to approve the Transaction is not approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Transaction. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

If a quorum is present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved if the number of shares voted in favor of this proposal are greater than those voted against this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Proposal to Adjourn or Postpone the Special Meeting if it is submitted for shareholder approval when a quorum is present at the Special Meeting. If a quorum is not present at the Special Meeting, the Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our Common Stock present in person or by proxy at the Special Meeting. Abstentions would have the same effect as a vote “AGAINST” this proposal and broker non-votes would have no effect on the outcome of the vote on this proposal if it is submitted for approval when no quorum is present at the Special Meeting.

Recommendation

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE TRANSACTION.

OTHER MATTERS

Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting.

Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) will solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the “SEC Filings” section of our corporate website at www.twec.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy materials, without charge, by written request directed to the attention of our Corporate Secretary at 38 Corporate Circle, Albany, New York 12203, or by calling our Corporate Secretary at (518) 452-1242, or from the SEC through the SEC’s website at the address provided above.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2020 must submit the same in writing so as to be received at the executive offices of the Company on or before January 30, 2020. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our By-Laws as described below.

Our By-Laws provide that any shareholder desiring to make a proposal or nominate a director at an annual meeting must provide written notice of such proposal or nomination to the Secretary of the Company not later than April 28, 2020 nor earlier than March 29, 2020. Any such proposal or nomination must include the information required under our By-Laws with respect to each proposal or nomination and the shareholder making such proposal or nomination. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Edwin J. Sapienza, Secretary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements, including, without limitation, the statements made concerning the Transaction. The statements contained in this document that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the transactions contemplated by the Asset Purchase Agreement. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:

•	the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock;
•	the failure to satisfy any of the conditions to the consummation of the Transaction, including the adoption of the Asset Purchase Agreement by the Company’s shareholders and the receipt of third party consents;
•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Asset Purchase Agreement;
•	the effect of the announcement or pendency of the Transaction on the Company’s business relationships, operating results and business generally;
•	risks that the Transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Transaction;
•	risks related to diverting management’s attention from the Company’s ongoing business operations;
•	the outcome of any legal proceedings that may be instituted against the Company related to the Transaction,
•	unexpected costs, charges, expenses, liabilities or delays in the consummation of the Transaction;
•	the Company’s ability to operate as a going-concern following the closing of the Transaction; and
•	other risks described in the Company’s filings with the Securities and Exchange Commission, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

You should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this proxy statement or elsewhere might not occur.

By Order of the Board of Directors,
/s/ Edwin J. Sapienza
Edwin J. Sapienza Secretary

February 7, 2020

Annex A

ASSET PURCHASE AGREEMENT

Among

RECORD TOWN, INC.

RECORD TOWN USA LLC,

RECORD TOWN UTAH LLC,

TRANS WORLD FL LLC,

- and -

TRANS WORLD NEW YORK, LLC

- and -

TRANS WORLD ENTERTAINMENT CORPORATION
(Solely with respect to Sections 6.3, 6.13, 6.14 and 10.13)

- and -

2428392 INC.

- and -

2428391 ONTARIO INC. o/a SUNRISE RECORDS
(Solely with respect to Section 10.14)

dated as of

JANUARY 23, 2020

A-i

A-ii

A-iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of January 23, 2020, is entered into by and among RECORD TOWN, INC., a New York corporation (“Record Town”), RECORD TOWN USA LLC, a Delaware limited liability company (“Record Town USA”), RECORD TOWN UTAH LLC, a Utah limited liability company (“Record Town Utah”), TRANS WORLD FL LLC, a Florida limited liability company (“Trans World FL”) and TRANS WORLD NEW YORK, LLC, a New York limited liability company (“Trans World NY” and together with Record Town, Record Town USA, Record Town Utah, and Trans World FL, collectively the “Vendor”), 2428392 INC., a Delaware corporation (“Purchaser”), solely with respect to Sections 6.3, 6.13, 6.14 and 10.13, TRANS WORLD ENTERTAINMENT CORPORATION, a New York corporation (“Parent”), and solely with respect to Section 10.14, 2428391 ONTARIO INC. o/a SUNRISE RECORDS, an Ontario corporation (“Sunrise”).

RECITALS

WHEREAS, Vendor is engaged in the retail, music, film, video and popular business constituting the For Your Entertainment (FYE) division of Parent’s business (the “Business”);

AND WHEREAS, Parent owns all of the issued and outstanding shares in the capital stock of Record Town and will derive substantial benefit from the transactions contemplated by this Agreement;

AND WHEREAS, Vendor wishes to sell absolutely and assign to Purchaser, and Purchaser wishes to purchase and assume from Vendor, substantially all the assets of the Business and certain of the liabilities of the Business, effective as of the Closing Time, subject to the terms and conditions set forth herein (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1	Definitions

The following terms have the meanings specified or referred to in this Article:

“Acquisition Proposal” has the meaning set forth in Section 6.3(a)(iii).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of assessment, notice of reassessment, proceeding, litigation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or otherwise, whether at Law or in equity.

“Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Affiliate” when used to indicate a relationship with a specified Person, means any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term “controlled” has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person. Notwithstanding anything to the contrary herein, the Robert J. Higgins TWMC Trust shall not be deemed an “Affiliate” of Vendor.

“Agreement” has the meaning set forth in the preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 2.7.

“Annual Bonus Plan” has the meaning set forth in Section 6.5(c).

“Apportioned Employee Expenses” has the meaning set forth in Section 2.3(d).

“Apportioned Payments” means, collectively, Purchaser’s portion of the Transfer Taxes, Apportioned Taxes, Apportioned Employee Expenses, Apportioned Prepaid Amounts, and amounts payable in respect of Assigned Contracts for the period from and after the Closing Time to the Closing Date, in each case solely to the extent paid by Vendor at or prior to Closing.

“Apportioned Prepaid Amounts” has the meaning set forth in Section 2.2(m).

“Apportioned Taxes” has the meaning set forth in Section 2.8(c).

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(b).

“Board” has the meaning set forth in Section 6.3(b).

“Books and Records” has the meaning set forth in Section 2.1(h).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which banks located in New York, New York, are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Purchase Price” has the meaning set forth in Section 2.5.

“Closing Net Inventory Statement” has the meaning set forth in Section 2.6(b)(i)(A).

“Closing Time” means 12:00am on February 1, 2020 or such other time as the parties may agree to in writing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of December 27, 2018 by and between Trans World Entertainment Corporation and 2428391 Ontario Inc., carrying on business as “Sunrise Records”.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Data Room” has the meaning set forth in Section 4.24.

“Defined Benefit Plan” shall mean a plan described in Section 3(35) of ERISA and subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Vendor concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(c)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Draft Allocation” has the meaning set forth in Section 2.7.

“Employees” means those Persons employed by Parent or Vendor who worked primarily for the Business immediately before the Closing Time.

“Encumbrance” means any encumbrance or restriction of any kind or nature whatsoever and howsoever arising (whether registered or unregistered) and includes a security interest, mortgage, easement, adverse ownership interest, defect on title, condition, right of first refusal, right of first offer, right-of-way, encroachment, building or use restriction, conditional sale agreement, lien, hypothec, pledge, deposit by way of security, hypothecation, assignment, charge, trust or deemed trust, voting trust or pooling agreement with respect to securities, any adverse claim, grant of any exclusive license or sole license, or any other right, option or claim of others of any kind whatsoever, and includes any agreement to give any of the foregoing in the future, and any subsequent sale or other title retention agreement or lease in the nature thereof, affecting the Purchased Assets.

“Environment” means the air, surface water, ground water, body of water, any land (including surface land and sub-surface strata), soil or underground space, all living organisms and the interacting natural systems that include components of the air, land, water, and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law.

“Environmental Law” means any all Laws relating to the protection of the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or disposal of any hazardous substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Purchaser, Vendor and the Escrow Agent, to be executed and delivered at the Closing in a form to be mutually agreed in good faith among Purchaser, Vendor and the Escrow Agent.

“Escrow Amount” means the sum of $1,000,000 to be deposited with the Escrow Agent and held in escrow in accordance with the Escrow Agreement.

“Etailz Business” means the business conducted by Etailz Inc. as of the Closing Time, and natural extensions and evolutions thereof. The Etailz Business shall not be deemed to be a competing business of the Business.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Allocation” has the meaning set forth in Section 2.7.

“Final Purchase Price” means the Closing Date Purchase Price, plus or minus, as applicable, any adjustments to the Closing Date Purchase Price as finally determined pursuant to Sections 2.6(b) and 2.6(c).

“Financial Statements” means collectively the unaudited consolidated financial statements of the Business as reported in the Form 10-K filed by Parent with the SEC on May 14, 2019.

“Form 8594” has the meaning set forth in Section 2.7.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Gift Card Aggregate Amount” means the lesser of (i) the aggregate balance available under all outstanding gift cards, gift certificates, or similar credits that may be redeemed for products sold by the Business as of the Closing and (ii) $2,000,000.

“Gift Card Obligations” has the meaning set forth in Section 2.3(a)(i).

“Governmental Authority” means: (a) any court, tribunal, judicial body or arbitral body or arbitrator; (b) any domestic or foreign government or supranational body or authority whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental body, governmental bureau, governmental department, governmental tribunal or governmental commission of any kind whatsoever; (c) any subdivision or authority of any of the foregoing; (d) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of the foregoing; and (e) any public utility authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 10.13(a).

“Guarantor” has the meaning set forth in Section 10.13(a).

“In-Transit Checks” means checks issued prior to the Closing Date in respect of Inventory, but not yet cashed by the recipient as of the Closing Date.

“In-Transit Check Payment Amount” means fifty percent (50%) of the aggregate amount of all In-Transit Checks.

“Income Tax” means any Tax based upon, measured by, or calculated with respect to net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Taxes).

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Auditor” has the meaning set forth in Section 2.6(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer and moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by Vendor in the Business; (e) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (f) patents (including all patent registrations, reissues, divisional applications or analogous rights, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights (including inventor’s certificates and patent utility models).

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 3.2(c).

“IP Assets” has the meaning set forth in Section 2.1(d).

“IP Licenses” means all licenses, sub-licenses and other agreements by or through which other Persons, including Vendor’s Affiliates, grant Vendor exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“IP Registrations” means all IP Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, copyrights and industrial designs, issued and reissued patents and pending applications for any of the foregoing.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Business as reported in the Form 10-Q filed by Parent with the SEC on December 23, 2019.

“Interim Period” means the period of time from and including the date of this Agreement to the Closing Date.

“Interim Tax Period” means the period from the Closing Time to and including the Closing Date.

“Inventory” has the meaning set forth in Section 2.1(b).

“Inventory Audit” has the meaning set forth in Section 6.6.

“Inventory Audit Supplement” has the meaning set forth in Section 6.6.

“Law” means any statute, law, regulation, rule, ordinance, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Long Term Real Property Lease” means the Real Property Leases set forth on Section 4.9(a) of the Disclosure Schedules.

“Losses” means actual out-of-pocket losses, damages, liabilities, and reasonable costs or expenses, including reasonable legal fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general global economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Vendor or the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Suppliers” has the meaning set forth in Section 4.22(a)(i).

“Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Vendor under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Inventory” means the aggregate value of the Inventory as of the Closing Time, less Inventory-related payables and Inventory-related liabilities as of the Closing Time, as calculated and determined in a manner consistent with Annex A and in accordance with the Inventory Audit and Inventory Audit Supplement.

“Non-Income Tax” means any Tax other than an Income Tax.

“Offered Employees” has the meaning set forth in Section 6.5(a).

“Ordinary Course”, when used in relation to the conduct of the Business, means any transaction that constitutes an ordinary day-to-day business activity of the Business as operated in the 2019 fiscal year, taking into account changes, conditions or effects that generally affect the industry in which the Business operates.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.14(a).

“Payment Date” has the meaning set forth in Section 6.5(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet delinquent or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) liens that do not materially affect the use of the underlying Purchased Asset for the purpose it is being utilized for by Vendor on the Closing Date; and (f) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any personally identifiable information about an Employee, contractor, agent, consultant, officer, director, executive, client, customer, supplier or natural person who is a shareholder of Vendor, or about any other identifiable individual, but does not include the name, title or business address or telephone number.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date or, in the case of any taxable period which includes, but does not begin, after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Preliminary Proxy Statement” has the meaning set forth in Section 6.14(b).

“Prepaid Amounts” has the meaning set forth in Section 2.2(m).

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Proxy Statement” has the meaning set forth in Section 6.14(a).

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Certificate” has the meaning set forth in Section 7.2(d).

“Purchaser Closing Date Tax” shall mean any Tax imposed in respect of the Business or any Purchased Assets as a result of any action outside the ordinary course of the Business that is taken by the Purchaser on the Closing Date.

“Purchaser Guarantor” has the meaning set forth in Section 10.14.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

“Real Property Leases” has the meaning set forth in Section 4.9(a).

“Record Town” has the meaning set forth in the preamble.

“Reimbursement Obligation” has the meaning set forth in section 9.2.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Vote” means the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Parent’s common stock.

“Resolution Period” has the meaning set forth in Section 2.6(c)(ii).

“Restricted Period” has the meaning set forth in Section 6.13(a).

“Retention Agreement” has the meaning set forth in Section 6.5(c).

“Review Period” has the meaning set forth in Section 2.6(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Short Term Real Property Lease” means the Real Property Leases set forth on Section 4.9(c) of the Disclosure Schedules.

“Statement of Objections” has the meaning set forth in Section 2.6(c)(ii).

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board determines in good faith is more favorable from a financial point of view to the shareholders of Vendor and Parent than the transactions contemplated by this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Net Inventory” has the meaning set forth in Section 2.6(a).

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes (including any and all Canadian federal, provincial and municipal taxes), assessments and other governmental, duties or similar impositions or charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” has the meaning set forth in Section 9.2(d).

“Third-Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the TSAs, each Real Property Lease Assignment and Assumption Agreement and such other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” shall mean all sales, use, transfer, real property transfer, stamp duty, value-added or similar Taxes that may be imposed in respect of the transfer of Purchased Assets from Vendor to Purchaser.

“Transferred Employee” shall mean each Employee who in connection with the Transactions is offered employment by Purchaser (or an Affiliate of Purchaser) and becomes an employee of the Purchaser (or an Affiliate of Purchaser) on or following the Closing Date.

“TSAs” means, collectively, the (i) Transition Services Agreement to be agreed in good faith by Purchaser and Vendor relating to the provision by Vendor or its Affiliates of transition services to Purchaser as reasonably requested and necessary or would customarily be provided for the conduct of the Business immediately following the Closing and for a reasonable time period thereafter and (ii) Transition Services Agreement to be agreed in good faith by Purchaser and Vendor relating to the provision by Purchaser or its Affiliates of transition services to Vendor as reasonably requested and necessary for Vendor to meet its obligations under this Agreement and to give effect to the Transactions contemplated hereby immediately following the Closing and for a reasonable time period thereafter.

“Vendor” has the meaning set forth in the preamble.

“Vendor Benefit Plans” has the meaning set forth in Section 4.15.

“Vendor Closing Certificate” has the meaning set forth in Section 7.1(d).

“Vendor 401(k) Plan” has the meaning set forth in Section 6.5(c).

“Vendor’s Knowledge” or any other similar knowledge qualification means the actual knowledge of those Persons listed in Section 1.1(b) of the Disclosure Schedules.

“Vendor Property” has the meaning set forth in Section 4.9.

“Vendor Required Vote” means the affirmative vote or consent of at least the holders of two-thirds of the outstanding shares of Vendor’s common stock.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses, with “NY WARN Act” referring specifically to the New York State Worker Adjustment and Retraining Notification Act.

ARTICLE 2
PURCHASE AND SALE

Section 2.1	Purchase and Sale of Assets.

Subject to the terms and conditions set forth herein, at the Closing, Vendor shall sell, absolutely assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Vendor, free and clear of any Encumbrances (other than Permitted Encumbrances), all of Vendor’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business as of and following the Closing Time (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)	all accounts or notes receivable of the Business;
(b)	all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business wherever located and whether held by Vendor or third parties (collectively, the “Inventory”);
(c)	all Contracts, the Real Property Leases set forth in Section 4.9(a) of the Disclosure Schedules and the IP Licenses set forth in Schedule 4.10(a) to this Agreement (collectively, the “Assigned Contracts”);
(d)	all Intellectual Property owned by Vendor and used primarily in connection with the Business, including without limitation the IP Registrations set forth in Schedule 4.10(a) to this Agreement (collectively, the “IP Assets”);
(e)	all furniture, fixtures, equipment, supplies and other tangible personal property of the Business (collectively, the “Tangible Personal Property”);
(f)	all Permits but only to the extent such Permits may be transferred under applicable Law;
(g)	all of Vendor’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(h)	originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.2(g) (collectively, the “Books and Records”);
(i)	any refunds in respect of Non-Income Taxes attributable to the Business with respect to the Interim Tax Period;
(j)	all cash, cash equivalents, proceeds and other monies derived from the operation of the Business from the Closing Time to the Closing Date; and
(k)	all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.2	Excluded Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)	all assets primarily relating to any business of Parent other than the Business (including the Etailz Business);
(b)	all cash and cash equivalents, bank accounts and securities of Vendor prior to the Closing Time;
(c)	all intercompany receivables and payables between Parent, on the one hand, and Vendor or subsidiaries of Vendor on the other hand;
(d)	all third-party receivables created prior to the Closing Time (including, but not limited to, those set forth in Schedule 2.2(d) to this Agreement);
(e)	all Contracts that are not Assigned Contracts (including, but not limited to, those set forth in Schedule 2.2(e) to this Agreement);
(f)	all Intellectual Property other than the IP Assets;
(g)	the corporate seals, organizational documents, minute books, securities registers, Tax Returns, books of account or other records having to do with the corporate organization of Vendor, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records that Vendor is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;
(h)	all insurance policies of Vendor and all rights to applicable claims and proceeds thereunder;
(i)	all Vendor Benefit Plans and trusts or other assets attributable thereto;
(j)	all Tax assets and Tax attributes (including duty and Tax refunds and prepayments) of Vendor, other than any Non-Income Tax refunds described in Section 2.1(i);
(k)	all rights to any action, proceeding or claim of any nature available to or being pursued by Vendor, whether arising by way of counterclaim or otherwise;
(l)	the assets, properties and rights specifically set forth in Schedule 2.2(l) to this Agreement;
(m)	all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees specifically as set forth in Schedule 2.2(m) to this Agreement (the “Prepaid Amounts”); provided, that all Prepaid Amounts for a period which includes (but does not end on) the Closing Time shall be apportioned between Purchaser and Vendor based on the number of days included in such period through the Closing Time and the number of days included in such period after and including the Closing Time (the “Apportioned Prepaid Amounts”); and
(n)	the rights that accrue or will accrue to Vendor under the Transaction Documents.
Section 2.3	Assumed Liabilities.

Subject to the terms and conditions set forth herein and conditional on Closing, Purchaser shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Vendor arising out of or relating to the Business or the Purchased Assets on or after the Closing Time, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)	all liabilities of Vendor with respect to (i) gift cards or gift certificates outstanding as of and following the Closing Time (the “Gift Card Obligations”) in an aggregate amount not to exceed the Gift Card Aggregate Amount and (ii) customer loyalty discount cards relating to the Business as of and following the Closing Time;
(b)	all liabilities and obligations arising under or relating to the Assigned Contracts and IP Assets, as of and following the Closing Time, including without limitation liabilities as a holdover tenant under the Short Term Real Property Leases and those set forth in Schedule 2.3(b) to this Agreement with respect to the period prior to the Closing Time;

(c)	all Inventory-related payables and Inventory-related liabilities existing as of the Closing Time or incurred following the Closing Time;
(d)	(i) from the Closing Time to the Closing Date, the aggregate amount of Vendor’s obligations with respect to compensation payable and benefits provided by Vendor to each Employee who becomes a Transferred Employee (the “Apportioned Employee Expenses”) and (ii) all liabilities and obligations with respect to any Transferred Employee arising as a result of the employment, or termination of employment, of the Transferred Employee by Purchaser or an Affiliate of Purchaser after the Closing;
(e)	all liabilities and obligations for (i) Transfer Taxes or Apportioned Taxes for which Purchaser is responsible pursuant to Section 2.8(a) or Section 2.8(c), respectively and (ii) Non-Income Taxes attributable to the Business with respect to the Interim Tax Period; and
(f)	all other liabilities and obligations arising out of or relating to the ownership or operation of the Business and the Purchased Assets on or after the Closing Time.
Section 2.4	Excluded Liabilities.

Other than the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Vendor (collectively, the “Excluded Liabilities”):

(a)	any liabilities or obligations arising out of or relating to Vendor’s ownership or operation of the Business and the Purchased Assets before the Closing Time, including without limitation, any liabilities or obligations with respect to freight, utilities, common area maintenance and expenses, outstanding rent payments, insurance and related operating expenses of the Business and the Purchased Assets;
(b)	any liabilities or obligations relating to or arising out of the Excluded Assets;
(c)	with the exception of (1) any Transfer Taxes or Apportioned Taxes for which Purchaser is responsible pursuant to Section 2.8(a) or Section 2.8(c), respectively, and (2) any Non-Income Taxes attributable to the Business with respect to the Interim Tax Period, (i) all Taxes of the Vendor with respect to any Pre-Closing Period, (ii) all Taxes of any Person other than the Vendor for which the Vendor is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Vendor and such Person being members of the same consolidated, combined, unitary or similar Tax group prior to Closing, or (iii) any Taxes, with respect to any Pre-Closing Period, of any Person other than the Vendor for which the Vendor is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring prior to Closing or (B) as a result of a Contract entered into by the Vendor prior to Closing, but excluding, in each case, any Purchaser Closing Date Taxes;
(d)	any liabilities or obligations, other than Apportioned Employee Expenses, relating to or arising out of (i) the Vendor Benefit Plans or all other compensation or benefit plans, programs or agreements that are sponsored, maintained or contributed to by Vendor or any Affiliate of Vendor, or with respect to which Vendor or any Affiliate of Vendor has any liability, (ii) the employment, or termination of employment, of (A) any Transferred Employee before the Closing Time (B) any Employee of Vendor or an Affiliate of Vendor who does not become a Transferred Employee or (C) any other former employee, current or former independent contractor or consultant of Vendor or an Affiliate of Vendor who does not become a Transferred Employee, (iii) workplace safety insurance or workers’ compensation claims of any Transferred Employee that relate to events occurring before the Closing Date, or (iv) the WARN Act and the NY WARN Act in respect of any Employee of Vendor who does not become a Transferred Employee;
(e)	any liabilities or obligations of Vendor arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; and
(f)	any liabilities and obligations of Vendor set forth in Section 2.4(f) of the Disclosure Schedules.

Section 2.5	Purchase Price.

The aggregate purchase price for the Purchased Assets shall be $10,000,000 (the “Base Purchase Price”), subject to adjustment under Section 2.6(a) (as adjusted, the “Closing Date Purchase Price”), plus the assumption of the Assumed Liabilities. The following payments shall be made:

(a)	the Base Purchase Price less the Escrow Amount, shall be paid by Purchaser by wire transfer of immediately available funds to an account designated in writing by Vendor to Purchaser on the Closing Date;
(b)	(i) the Apportioned Payments, plus (ii) the In-Transit Check Payment Amount, plus (iii) any other amounts paid by Vendor at or following the Closing Time in respect of the Purchased Assets or Assumed Liabilities, which such amounts are submitted to Purchaser in writing no later than two Business Days prior to the Closing Date, plus (iv) the amount, if any, by which the Closing Date Purchase Price exceeds the Base Purchase Price, minus (v) the amount, if any, by which the Closing Date Purchase Price is less than the Base Purchase Price, shall be paid by Purchaser on the earliest to occur of (A) within seven Business Days of the Closing Date if the Purchaser has secured lender financing of at least $10,000,000, (B) within seven Business Days of the Purchaser having secured lender financing of at least $10,000,000, if such financing is secured after the Closing Date or (C) March 15, 2020, if the Purchaser has not secured lender financing of at least $10,000,000, by wire transfer of immediately available funds to an account designated in writing by Vendor to Purchaser; provided, that if the calculation pursuant to this Section 2.5(b) results in a negative number, such amount shall be paid within seven Business Days of the Closing Date by wire transfer of immediately available funds to Purchaser, first from the Escrow Amount in an amount not to exceed $500,000 to an account designated in writing by Purchaser, and then by Vendor directly to an account designated in writing by Purchaser; and
(c)	the Escrow Amount shall be deposited by Purchaser by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Closing Date Purchase Price in favor of Purchaser under Section 2.6(b), (ii) amounts payable under Section 6.5(c) and (iii) any and all claims made by Purchaser or any other Purchaser Indemnified Party against Vendor under Article 8.
Section 2.6	Purchase Price Adjustment
(a)	Closing Date Purchase Price Adjustment. The Base Purchase Price is based on Vendor delivering to Purchaser at the Closing Time $40,000,000 of Net Inventory (“Target Net Inventory”). The Base Purchase Price shall be adjusted at Closing as follows: (A) for every $1.00 by which Net Inventory at the Closing Time exceeds Target Net Inventory, up to $42,000,000, the Base Purchase Price will be increased by $0.50, (B) for every $1.00 by which Net Inventory at the Closing Time exceeds $42,000,000, the Base Purchase Price will be increased by $0.25, (C) for every $1.00 by which Net Inventory at the Closing Time is less than Target Net Inventory, down to $37,000,000, the Base Purchase Price will be decreased by $0.50, (iv) for every $1.00 by which Net Inventory at the Closing Time is less than $37,000,000, the Base Purchase Price will be decreased by $0.75.
(b)	Post-Closing Adjustment.
(i)	No later than 30 days after the Closing Date, Purchaser shall prepare and deliver to Vendor a statement setting forth its good faith calculation of the value of the Net Inventory as of the Closing Time together with any revision to the Closing Date Purchase Price adjusted pursuant to the methodology set out in Section 2.6(a) (the “Closing Net Inventory Statement”), prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and methodologies that were used in the determining Net Inventory at the Closing.
(ii)	If the Closing Date Purchase Price as determined pursuant to Section 2.6(b)(i) and Section 2.6(c) is (x) greater than the Closing Date Purchase Price paid in accordance with Section 2.5(b), then Purchaser shall pay Vendor the amount of such difference or (y) less than the Closing Date

Purchase Price paid in accordance with Section 2.5(b), then Vendor shall pay Purchaser the amount of such difference, which such amounts, if any, shall be paid in accordance with Section 2.6(c)(vi) (the amount payable pursuant to clause (x) or (y), the “Post-Closing Adjustment”).

(c)	Examination and Review.
(i)	Examination. After receipt of the Closing Net Inventory Statement, Vendor shall have 20 days (the “Review Period”) to review the Closing Net Inventory Statement. During the Review Period, Vendor and Vendor’s accountants shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser or Purchaser’s accountants to the extent that they relate to the Closing Net Inventory Statement and to such historical financial information (to the extent in Purchaser’s or its Representatives’ possession) relating to the Closing Net Inventory Statement as Vendor may reasonably request for the purpose of reviewing the Closing Net Inventory Statement and to prepare a Statement of Objections, provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.
(ii)	Objection. On or before the last day of the Review Period, Vendor may object to the Closing Net Inventory Statement by delivering to Purchaser a written statement setting forth Vendor’s objections in reasonable detail, indicating each disputed item or amount and the basis for Vendor’s disagreement therewith (the “Statement of Objections”). If Vendor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Inventory Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Inventory Statement shall be deemed to have been irrevocably accepted by Vendor. If Vendor delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Vendor shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Inventory Statement with such changes as may have been previously agreed in writing by Purchaser and Vendor, shall be final and binding.
(iii)	Resolution of Disputes. If Vendor and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of RSM US LLP or, if RSM US LLP is unwilling or unable to serve, to the office of an independent accountant of national standing as mutually agreed between Vendor and Purchaser, who, acting as an expert and not an arbitrator (the “Independent Auditor”), shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Inventory Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Auditor shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Inventory Statement and the Statement of Objections, respectively.
(A)	The Purchaser and Vendor shall each prepare a written submission within thirty (30) Business Days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to the other party.
(B)	Following delivery of their respective submissions, each of Purchaser and Vendor shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than twenty (20) Business Days after receipt of the other’s submissions by Vendor or Purchaser (as the case may be), with copies of such comments submitted at the same time to the other party.
(C)	The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of Vendor or Purchaser. Any response to such a request which Vendor or Purchaser (as the case may be) may wish to make shall be delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of such request by Vendor or Purchaser (as the case may be), with copies of such response submitted at the same time to the other party.

(D)	Unless otherwise directed by the Independent Auditor, following delivery of such a response, Vendor and Purchaser (as the case may be) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of the response by Vendor or Purchaser (as the case may be), with copies of such comment submitted at the same time to the other party.
(E)	Thereafter, neither Vendor nor Purchaser (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Section 2.6(c)(iii).
(F)	The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Net Inventory Statement, the calculation of the Post-Closing Adjustment and/or the Schedule of Adjustments.
(iv)	Fees of the Independent Auditor. The fees and expenses of the Independent Auditor shall be paid by Vendor and Purchaser based upon the percentage that the amount actually contested but not awarded to Vendor or Purchaser, respectively, bears to the aggregate amount actually contested by Vendor and Purchaser. As an illustration of the allocation of fees and expenses of the Independent Auditor, if the amount set out in Vendor’s Statement of Objections is $1,000,000, but the parties resolve a portion of the disputed items and refer to the Independent Auditor for resolution disputes in the aggregate amount of $500,000 and the Independent Auditor determines that $400,000 of such contested objections are valid and that the Net Inventory at the Closing Time should be increased by that amount (in favor of Vendor) and if the amount of the Independent Auditor’s fees and expenses were $100,000, then Purchaser would pay $80,000 {$400,000 (in favor of Vendor) / $500,000 (aggregate contested amount submitted to the Independent Auditor) x $100,000 (Independent Auditor’s fees and expenses)} and Vendor would pay the remaining $20,000. Notwithstanding the foregoing, each party shall at all times be responsible for its own costs of presenting its case to the Independent Auditor.
(v)	Determination by Independent Auditor. The Independent Auditor shall make a determination as soon as practicable and in any event within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Net Inventory Statement and the Post-Closing Adjustment shall, in the absence of manifest error, be final, conclusive and binding upon the parties hereto. The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination, except as it pertains to manifest error.
(vi)	Payment of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Net Inventory Statement or (y) if there are Disputed Amounts, then within five Business Days of the Independent Auditor resolution described in (v); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Vendor, as the case may be. Any payment of the Post-Closing Adjustment owed by Vendor to Purchaser shall be paid first by the Escrow Agent from the Escrow Amount, up to $500,000, in accordance with the terms of the Escrow Agreement; and, if the Post-Closing Adjustment exceeds $500,000 (less any amounts deducted from the Escrow Amount pursuant to Section 2.5(b)) in favor of Purchaser, any remaining amount over $500,000 shall be paid directly by Vendor to Purchaser. Upon the later of (x) a final determination of the Final Purchase Price, and, if applicable, payment by the Escrow Agent to Purchaser from the Escrow Amount in connection with the Post-Closing Adjustment and (y) payment by the

Escrow Agent to Purchaser (or a designee of Purchaser approved by Vendor) from the Escrow Amount in connection with the amounts payable under Section 6.5(c), any remaining amount of the Escrow Amount shall be released to Vendor pursuant to the terms of the Escrow Agreement.

(d)	Treatment of Adjustments for Tax Purposes. Any payments made under this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties and their Affiliates for U.S. federal and all applicable state or local income Tax purposes, unless otherwise required by Law.
Section 2.7	Allocation of Purchase Price.

Purchaser shall prepare and deliver a draft purchase price allocation to Vendor within one hundred and twenty (120) days after the Closing Date (the “Draft Allocation” and such allocation, as agreed to by the parties or resolved by the Independent Auditor as described below, the “Final Allocation”). The Draft Allocation and the Final Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law relating to any Tax). Vendor shall have 30 days following delivery of the Draft Allocation to notify Purchaser in writing of any objection to the Draft Allocation (any such notice, an “Allocation Notice of Objection”). If Vendor submits an Allocation Notice of Objection, Purchaser and Vendor shall seek in good faith to agree on a Final Allocation within 30 days of the receipt by Purchaser of the Allocation Notice of Objection. If no such agreement can be reached within 30 days of such notice, any unresolved items in respect of such allocation will be submitted to the Independent Auditor and resolved in the manner described in Section 2.6(b)(iii) within 45 days after submission, which resolution shall be final, binding and conclusive on the parties. Purchaser and Vendor agree to file Internal Revenue Service Form 8594 (“Form 8594”), and all other U.S. federal and all applicable state or local Tax Returns, in accordance with the Final Allocation. Purchaser and Vendor agree to provide the other promptly with any other information required to complete Form 8594. Any post-Closing adjustments to the Purchase Price shall be taken into account in a manner consistent with the Final Allocation. Neither Vendor nor Purchaser nor any of their respective Affiliates will take any position (whether in any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder, on any Tax Return or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law or in the good faith resolution of a Tax audit.

Section 2.8	Certain Tax Matters.
(a)	Notwithstanding any Law to the contrary, any Transfer Taxes shall be paid 50% by Vendor and 50% by Purchaser when due, and Purchaser shall, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Law, Vendor will join in the execution of any such tax returns and other documentation.
(b)	[Reserved].
(c)	For all purposes of this Agreement, (i) all real, personal and intangible ad valorem property Taxes levied with respect to any Purchased Asset for a taxable period which includes (but does not end on) the Closing Time (“Apportioned Taxes”) shall be apportioned between Purchaser and Vendor based on the number of days included in such period prior to the Closing Time and the number of days included in such period from and after the Closing Time and (ii) Non-Income Taxes attributable to the Business with respect to the Interim Tax Period shall be determined by daily proration (in the case of real, personal or intangible ad valorem property Taxes) or based on an interim closing of the books (in the case of any Non-Income Taxes other than real, personal or intangible ad valorem property Taxes).
(d)	The parties shall waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws related to Taxes of any jurisdiction that may otherwise be applicable with respect to the sale of any of the Purchased Assets to the Purchaser.
(e)	Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts required to be deducted or withheld under the Code or any provision of state or local Law relating to any Tax; provided that if Purchaser intends to withhold any such amounts, Purchaser shall provide written notice to Vendor at least three Business Days prior to the Closing Date of the Taxes for which withholding will be required. To the extent such amounts are so deducted or withheld and duly paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to Vendor.

Section 2.9	Non-Assignable Assets.
(a)	Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.9, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained before the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided that, subject to the satisfaction or waiver of the conditions contained in Article 7, Vendor shall hold such Purchased Asset in trust for the Purchaser and the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing and until June 30, 2020, Vendor and Purchaser shall use commercially reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser shall be solely responsible for such liabilities and obligations from and after the Closing Time; provided that neither Vendor nor Purchaser shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Vendor shall absolutely assign, transfer, convey and deliver to Purchaser the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable Transfer Taxes imposed in respect of such sale, assignment, transfer, conveyance or licence shall be paid in accordance with Section 2.8(a).
(b)	To the extent that any Purchased Asset or Assumed Liability, or both, cannot be transferred to Purchaser under this Section 2.9, Purchaser and Vendor shall use commercially reasonable best efforts to enter into such arrangements (such as subleasing, sub-licensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto; provided, that Vendor’s obligations shall cease on June 30, 2020. Purchaser shall, as agent or subcontractor for Vendor pay, perform and discharge fully the liabilities and obligations of Vendor thereunder from and after the Closing Time (including without limitation liabilities as a holdover tenant under the Short Term Real Property Leases). To the extent permitted under applicable Law, Vendor shall, at Purchaser’s expense, until June 30, 2020, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Vendor to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.9. Vendor shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.9 shall not apply to any consent or approval required under any antitrust or trade regulation Law, which consent or approval shall be governed by Section 6.8.
(c)	Notwithstanding the foregoing, Purchaser acknowledges and agrees that effective February 1, 2020, Vendor will remain a tenant, and in some cases a holdover tenant, under the Short Term Real Property Leases. As a result, Vendor may be unable to, and shall have no obligation to, obtain any such required consent, authorization, approval or waiver, or release, substitution, amendment or novation with respect to such Short Term Real Property Leases. Purchaser acknowledges and agrees it may be required to assume such Short Term Real Property Leases and the associated assumed liabilities as a holdover tenant.

Section 2.10	Right Pockets.
(a)	After the Closing Date, if any asset or liability that should be a Purchased Asset or Assumed Liability nevertheless is identified as being owned by Vendor, Vendor and Purchaser shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Purchaser of all right, title, interest and obligation in and to such asset or liability.
(b)	After the Closing Date, if any asset or liability that should be an Excluded Asset or Excluded Liability nevertheless is identified as being owned by the Purchaser, Purchaser and Vendor shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Vendor of all right, title, interest and obligation in and to such asset or liability.

ARTICLE 3
CLOSING

Section 3.1	Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison Foerster LLP, John Hancock Tower, 200 Clarendon Street, Floor 20, Boston, Massachusetts, no later than the first (1st) Business Day after the day on which all of the conditions to closing set forth in Article 7 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”); provided, that the parties hereto agree that the rights, obligations and liabilities (economic and otherwise) resulting from the sale, assignment, transfer and conveyance of the Purchased Assets and Assumed Liabilities shall be deemed to have occurred at the Closing Time, notwithstanding that the Closing and the Closing Date may be a date and time other than the Closing Time.

Section 3.2	Vendor’s Closing Deliverables.

At the Closing, Vendor shall deliver to Purchaser the following:

(a)	the Escrow Agreement duly executed by Vendor;
(b)	(i) a bill of sale and general conveyance assignment and assumption agreement and (ii) an assumption agreement of Real Property Leases, substantially in the forms attached hereto as Exhibit 3.2(b)(i) (the “Bill of Sale and Assignment and Assumption Agreement”) and Exhibit 3.2(b)(ii) (the “Real Property Lease Assignment and Assumption Agreement”) solely in respect of the Real Property Leases set forth on Section 3.2(b) of the Disclosure Schedules[1], duly executed by Vendor;
(c)	an intellectual property assignment agreement substantially in the form attached hereto as Exhibit 3.2(c) (the “Intellectual Property Assignment Agreement”) to the extent necessary to properly record the assignment to Purchaser of all of Vendor’s right, title and interest in and to the IP Assets;
(d)	evidence satisfactory to Purchaser of the Required Vote and Vendor Required Vote in respect of the sale of the Purchased Assets to the Purchaser pursuant to the terms of this Agreement, in accordance with Section 6.14;
(e)	the officer’s certificate of Vendor required by Section 7.1(e) and Section 7.1(f);
(f)	Payoff and release letters from creditors of Parent or Vendor, as applicable, together with UCC termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all encumbrances (other than any Permitted Encumbrances) on any of the Purchased Assets;
(g)	a completed and signed IRS Form W-9 from Record Town; and
(h)	such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.
1	NTD: To be the leases that do not require consent.

Section 3.3	Purchaser’s Closing Deliverables.

At the Closing, Purchaser shall deliver to Vendor the following:

(a)	the Escrow Agreement duly executed by Purchaser;
(b)	the Closing Date Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds;
(c)	the Bill of Sale and Assignment and Assumption Agreement duly executed by Purchaser;
(d)	the Real Property Lease Assignment and Assumption Agreement solely in respect of the Real Property Leases set forth on Section 3.2(b) of the Disclosure Schedules duly executed by Purchaser;
(e)	the Purchaser Closing Certificate;
(f)	a certificate that any Inventory being sold to Purchaser will be exempt from applicable sales tax as a sale for resale; and
(g)	the certificates of the Secretary of Purchaser required by Section 7.2(e) and Section 7.2(f).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VENDOR

Except as set forth in the Disclosure Schedules, Vendor represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof.

Section 4.1	Corporate Status of Vendor.
(a)	Record Town is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Record Town is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)	Trans World NY is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Trans World NY is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)	Record Town USA LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Record Town USA LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)	Record Town Utah LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Record Town Utah LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)	Trans World FL LLC is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Trans World FL LLC is duly qualified or licensed as a foreign company to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.2	Authority of Vendor.

Vendor has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents (to the extent it is a party thereto), and, in each case, subject to the receipt of the Required Vote and Vendor Required Vote, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Vendor of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Vendor are necessary to authorize this Agreement or to consummate the Transaction, other than receipt of the Required Vote and Vendor Required Vote. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Vendor. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 4.3	No Conflicts; Consents.

Subject to obtaining the Required Vote and Vendor Required Vote, no consents other than those set forth in Section 4.3 of the Disclosure Schedule are required with respect to Vendor’s execution and delivery of this Agreement, the other Transaction Documents (to the extent it is a party thereto), and the consummation of the Transaction. Assuming the Required Vote, Vendor Required Vote and the consents listed in Section 4.3 of the Disclosure Schedules are obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents (to the extent it is a party thereto) by Vendor do not and will not, with or without notice or lapse of time,

(i)	conflict with or violate Vendor’s Certificate of Incorporation or bylaws or equivalent organizational documents,
(ii)	(A) conflict with or violate any Law applicable to Vendor or by which any property or asset of Vendor is bound or affected or (B) result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of Vendor, except, in the case of (A) and (B), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or
(iii)	require Vendor to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority (other than the filing of the Parent Proxy Statement as set forth in Section 6.14).
Section 4.4	Financial Statements.
(a)	Vendor has delivered to Purchaser the Financial Statements and Interim Financial Statements.
(b)	All of the Financial Statements and Interim Financial Statements:
(i)	are based on the Books and Records of Parent;
(ii)	present fairly and accurately, in all material respects, the financial condition of the Business as of the respective dates thereof and the results of operations of the Business for the periods covered thereby; and

(iii)	have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, that the Interim Financial Statements are subject to year-end adjustments consistent with past practice and does not contain all of the footnotes required by GAAP.
(c)	Vendor (taken as a whole) is not now insolvent, nor will it be rendered insolvent by the Transactions. Immediately after giving effect to the consummation of the Transaction, Vendor (taken as a whole) will have assets (calculated at fair market value and on a going-concern basis) that exceed its known and probable liabilities.
Section 4.5	Absence of Certain Changes, Events and Conditions.

Except as expressly contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Schedules, from November 2, 2019 until the date of this Agreement, Vendor has operated the Business in the Ordinary Course in all material respects and there has not been, with respect to the Business, any:

(a)	event, occurrence or development that has had a Material Adverse Effect;
(b)	incurrence of any indebtedness for borrowed money in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the Ordinary Course;
(c)	sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Financial Statements, except for the sale of Inventory in the Ordinary Course and except for any Purchased Assets having an aggregate value of less than $100,000;
(d)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the Ordinary Course of business;
(e)	capital expenditures in an aggregate amount exceeding $200,000 that would constitute an Assumed Liability;
(f)	imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets;
(g)	increase in the compensation of any Employees, other than as provided for in any written agreements or in the Ordinary Course;
(h)	adoption, termination, amendment or modification of any Vendor Benefit Plan, the effect of which in the aggregate would increase the obligations of Vendor by more than 10% of its existing annual obligations to such plans;
(i)	adoption of any amalgamation, arrangement, reorganization, liquidation or dissolution or filing of an assignment or notice of intention to file a proposal in bankruptcy under any provisions of the United States Bankruptcy Code or the making of any bankruptcy order against it under such act or any similar Law;
(j)	purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $100,000, except for purchases of Inventory or supplies in the Ordinary Course; or
(k)	any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.6	Material Contracts.
(a)	Section 4.6(a) of the Disclosure Schedules lists Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Vendor is bound in connection with the Business or the Purchased Assets (together with all Real Property Leases listed in Section 4.9(a) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)	all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)	all Contracts that relate to the sale of any of the Purchased Assets, other than in the Ordinary Course, for consideration in excess of $100,000;
(iii)	all Contracts that relate to the acquisition of any business, a material portion of shares or amount of assets of any other Person or any real property (whether by amalgamation, arrangement, sale of shares, sale of assets or otherwise), in each case involving amounts in excess of $100,000;
(iv)	except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $100,000; and
(v)	all Contracts between or among Vendor and any Affiliate of Vendor related to the ongoing operation of the Business after Closing that will not be terminated on or prior to the Closing;
(vi)	all collective agreements or Contracts with any labour organization, union or association.
(b)	Except with respect to the Short Term Real Property Leases and as set forth in Section 4.6(b) of the Disclosure Schedules, to Vendor’s Knowledge, Vendor is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 4.7	Title to Purchased Assets.
(a)	Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, (i) Vendor has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances), (ii) Vendor has full right and power to sell, convey, absolutely assign, transfer and deliver to Purchaser good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances) and (iii) the Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.
(b)	Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, the sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Purchaser possession of, and the right to use, all the assets required for conducting the Business in the Ordinary Course. Except with respect to the Short Term Real Property Leases and as set forth in Section 4.7 of the Disclosure Schedules, upon Closing, Purchaser will be entitled to the continued possession and use of all Purchased Assets, subject to Permitted Encumbrances and Section 2.9 hereof. Except for the Purchased Assets, there are no other assets, properties or rights, including intellectual property rights, that are required by Vendor, or that will be required by Purchaser after the Closing, to conduct the Business in a manner substantially consistent in all material respects with the manner in which Vendor currently conducts the Business.
(c)	The foregoing representations under (a) and (b) shall not include Intellectual Property, which shall be subject solely to Section 4.10.
Section 4.8	Condition and Sufficiency of Assets.

Except as set forth in Section 4.8 of the Disclosure Schedules and as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs except for ordinary wear and tear, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing Time in substantially the same manner as conducted immediately before the Closing Time and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted in the Ordinary Course.

Section 4.9	Real Property.
(a)	Section 4.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all real property leased by Vendor as lessee and all leases, subleases, licenses and other Contracts and all amendments and modifications thereto and guarantees thereof (each such Contract, a “Real Property Lease” and the real properties specified in such Contracts being referred to herein individually as a “Vendor Property” and collectively as the “Vendor Properties”), pursuant to which Vendor holds an interest in real property to be assigned to Purchaser pursuant to Section 2.1, subject to Section 2.9. Vendor does not own any real property. Vendor Properties constitute all interests in real property currently used or currently held for use in connection with the Business by Vendor and which are necessary for the continued operation of the Business by Vendor as the Business is currently conducted in the Ordinary Course. All of Vendor Properties, buildings, fixtures and improvements thereon leased by Vendor are in good operating condition and repair (subject to ordinary wear and tear). Vendor has provided to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements thereto.
(b)	Vendor possesses all material certificates of occupancy and Permits of any Governmental Authority necessary or useful for the current use and operation of each Vendor Property, and Vendor has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.
(c)	There does not exist any actual or, to the Vendor’s Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect any Vendor Property or any part thereof, and Vendor has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use all or any part thereof.
(d)	Vendor has not received any notice from any insurance company that has issued a policy with respect to any Vendor Property requiring performance of any structural or other repairs or alterations to such Vendor Property.
Section 4.10	Intellectual Property.
(a)	Section 4.10(a)of the Disclosure Schedules lists all IP Registrations included in the IP Assets that are material to the operation of the Business. All required filings and fees related to such IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all IP Registrations are, to the Vendor’s Knowledge, otherwise in good standing.
(b)	Vendor is the sole and exclusive legal and beneficial, and with respect to the IP Registrations, registered, owner of all right, title and interest in and to the IP Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Vendor has provided Purchaser with true and complete copies of each binding, written agreement with current and former employees of Vendor, and with current and former independent contractors, pursuant to which such employees and independent contractors (i) waive any moral rights and assign to Vendor any ownership interest and right they may have in the IP Assets; and (ii) acknowledge Vendor’s exclusive ownership of all IP Assets.
(c)	The consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own, use or hold for use any IP Assets as owned, used or held for use in the conduct of the Business as currently conducted.
(d)	Except as set forth in Section 4.10(d) of the Disclosure Schedules, Vendor’s rights in the IP Assets are, to the Vendor’s Knowledge, valid, subsisting and enforceable. Except as set forth in Section 4.10(d) of the Disclosure Schedules, Vendor has taken all commercially reasonable steps to maintain the IP Assets and to protect and preserve the confidentiality of all trade secrets included in the IP Assets.
(e)	Except as set forth in Section 4.10(e) of the Disclosure Schedules, to the Vendor’s Knowledge, the conduct of the Business as currently conducted, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property rights of any Person in any material respect. Except as set forth in

Section 4.10(e) of the Disclosure Schedules, to the Vendor’s Knowledge, no Person is currently infringing, misappropriating, diluting or otherwise violating, any IP Assets in any material respect.

(f)	Except as set forth in Section 4.10(f) of the Disclosure Schedules, there are no active or otherwise unresolved Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a licence): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Vendor in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any IP Assets or Vendor’s rights with respect to any IP Assets; or (iii) by Vendor alleging any infringement, misappropriation, dilution or violation by any Person of any IP Assets. Vendor is not subject to any outstanding or prospective Governmental Order (including any application or petition therefor) that does or would restrict or impair the use of any IP Assets in any material respect.
Section 4.11	Inventory.

All Inventory, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course, except for damaged, defective or slow-moving items that have been written off or written down to current fair market value or for which adequate reserves have been established. All Inventory is owned by Vendor free and clear of all Encumbrances (other than Permitted Encumbrances). The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of Vendor. All of the items in Vendor’s Inventory meet Vendor’s current standards and specifications in all material respects.

Section 4.12	Legal Proceedings.

Except as set forth in Section 4.12 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Vendor’s Knowledge, threatened against or by Vendor relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Vendor would result in a Material Adverse Effect. The foregoing representation shall not include Intellectual Property matters, which shall be subject solely to Section 4.10(f).

Section 4.13	Compliance with Laws; Permits.
(a)	Vendor is in compliance with all Laws applicable to the conduct of the Business as currently conducted in the Ordinary Course or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.
(b)	All Permits required for Vendor to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Vendor and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.
(c)	None of the representations and warranties in Section 4.13 shall be deemed to relate to environmental matters (which are governed by Section 4.14), employee benefits matters (which are governed by Section 4.15), employment matters (which are governed by Section 4.16) or tax matters (which are governed by Section 4.17).
Section 4.14	Environmental Matters

The operations of Vendor with respect to the Business and the Purchased Assets is in material compliance with all Environmental Laws. Vendor has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) notice or claim that Vendor is in non-compliance with any Environmental Laws or (ii) written request for information under Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Time.

Section 4.15	Benefit Plans

Vendor has maintained and funded all of its employee benefit plans (collectively, the “Vendor Benefit Plans”) in all material respects in accordance with their terms and all applicable Laws. Neither Vendor nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Vendor Benefit Plans or in any other compensation or benefit plans, programs or agreements that are sponsored, maintained or contributed to by Vendor or any Affiliate of Vendor, or with respect to which Vendor or any Affiliate of Vendor has any liability will obligate Purchaser or any Affiliate of Purchaser to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any compensation or benefit plans, programs or agreements from and after the Closing.

Section 4.16	Employment Matters
(a)	With respect to each Employee and each individual independent contractor and consultant that is engaged to provide services with respect to the Business, Section 4.16 of the Disclosure Schedules sets forth an accurate and complete list of (i) the names, titles, annual salaries, most recent annual bonus and other compensation of such employee and the wage rates for any such employees who are non-salaried employees (by classification) and (ii) the names of all such independent contractors or consultants and their current compensation. Vendor has not entered into an employment agreement with any Person set forth on Section 4.16 of the Disclosure Schedule other than an agreement for employment “at will.”
(b)	Vendor is not and has never been a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Vendor’s employment of any Employees.
(c)	No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Vendor’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, in each case with respect to Vendor’s employment of any Employees. There is no organizing activity involving Vendor, nor, to the Vendor’s Knowledge, is any threatened by any labor organization or group of Employees.
(d)	There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances, unfair labor practice charges or other labor disputes pending or, to the Vendor’s Knowledge, threatened against or involving Vendor by or with respect to any Employees.
(e)	There are no material complaints, charges, grievances or claims against Vendor pending or, to Vendor’s Knowledge, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by Vendor of any Employee.
(h)	Vendor is and has been in compliance in all material respects with its obligations under the WARN Act and the NY WARN Act to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees,” “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act or the NY WARN Act is being relied upon by Vendor. Vendor has no plans to undertake any action that would trigger the WARN Act or the NY WARN Act. Section 4.16 of the Disclosure Schedule sets forth an accurate, correct and complete list of all employees of the Business terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding the date of this Agreement, other than seasonal and/or part-time employees.
Section 4.17	Taxes
(a)	(i) Vendor has timely filed all Tax Returns relating to the Business required to have been filed by it, and such Tax Returns are true, correct and complete in all material respects, and (ii) Vendor has paid all Taxes (including withholding Taxes) required to have been paid by it, whether or not shown to be payable on such Tax Returns. Vendor has withheld and paid all Taxes relating to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(b)	There are no liens for Taxes on the Purchased Assets, other than Permitted Encumbrances.

(c)	To the Vendor’s Knowledge, no audit of any Tax Return relating to the Business is currently pending or threatened. Since December 31, 2016, no claim has been made by any Governmental Authority in a jurisdiction where Vendor does not file Tax Returns relating to the Business that it is or may be subject to taxation by that jurisdiction.
(d)	Record Town has treated itself as owner of each of the Purchased Assets for U.S. federal and applicable state or local Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(e)	Record Town is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

For the avoidance of doubt, no representation or warranty contained in this Section 4.17 is intended to give rise or shall give rise to any claim for indemnity for any Tax with respect to any Post-Closing Period, any Purchaser Closing Date Tax or any Non-Income Taxes attributable to the Business in respect of the Interim Tax Period.

Section 4.18	Insurance.

Section 4.18 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workplace safety, vehicle, collision, fiduciary liability and other casualty and property insurance maintained by Vendor or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Vendor since January 1, 2016. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Vendor nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; and (y) have not been subject to any lapse in coverage. None of Vendor or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. True and complete copies of the Insurance Policies have been made available to Purchaser.

Section 4.19	Product Warranties.

To Vendor’s Knowledge, all of the Purchased Assets manufactured, sold or delivered by Vendor within the past 24 months are in conformity in all material respects with all applicable contractual commitments and applicable Laws and all express and implied warranties, and to Vendor’s Knowledge, Vendor is not liable for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of Vendor’s latest Financial Statements. Vendor has not been notified in writing within the past 24 months of any claims for any extraordinary product returns, warranty obligations or product services relating to any of the Purchased Assets. To Vendor’s Knowledge, there have been no product recalls, withdrawals or seizures with respect to any of the Purchased Assets manufactured, sold or delivered by Vendor within the past 24 months.

Section 4.20	Product Liabilities.

To Vendor’s Knowledge, Vendor does not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchase Assets manufactured, sold or delivered by Vendor within the past 24 months.

Section 4.21	Privacy/Data Protection.
(a)	Vendor has made all disclosures to, and obtained all necessary consents from users, customers and workers (i.e., employees, independent contractors and temporary employees) of Vendor required by current applicable law relating to privacy and data security and has filed registrations as required with the applicable data protection authority. Vendor also has ensured that it has complied with any cross-border limitation relating to the transfer of Personal Information. Vendor has currently posted a privacy policy governing its use of data and disclaimers of liability on Vendor web sites, and has complied at all times in all material respects with such privacy policy, any public statements made by Vendor regarding its current privacy practices and all other rules, policies and procedures established from time to time by Vendor with respect to Personal Information. The current posted privacy policy covers all of the activities in which Vendor is engaged including the placement of cookies, the tracking of user activity on a website and the creation of profiles of users, required to be posted under applicable law. Moreover, Vendor complies with all requests from users, customers and workers to opt-out of the collection, use or disclosure of Personal Information as required by applicable law.
(b)	There is no action or claim pending, asserted or, to the Vendor’s Knowledge, threatened or anticipated against Vendor alleging a violation of privacy, data protection, data security or confidentiality obligations under any applicable Laws, rules, policies or procedures, which if determined adversely to Vendor would result in a Material Adverse Effect, and, to the Vendor’s Knowledge, no valid basis exists for any such action or claim. The negotiation, execution and consummation of the transactions contemplated by the Transaction, and any disclosure and/or transfer of information, including Personal Information, in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any applicable Laws relating to privacy, data protection, data security or the collection, use or maintenance of Personal Information relating to users, customers or workers, in all cases, in any material respect. With respect to all Personal Information gathered or accessed in the course of Vendor’s operations, Vendor has at all times taken all reasonable measures consistent with industry best practices to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse, either suspected or actual, of such data.
Section 4.22	Suppliers.
(a)	Section 4.22(a) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Vendor has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent financial years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during these periods. Vendor has not received any notice, and to Vendor’s Knowledge there is no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.23	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Vendor.

Section 4.24	No Other Representations and Warranties.

Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), neither Vendor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Vendor, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to Purchaser or made available to Purchaser in the data room managed by Vendor on Dropbox (“Data Room”), management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Vendor that the statements contained in this Article 5 are true and correct as of the date hereof.

Section 5.1	Corporate Status of Purchaser.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) or assets of Purchaser, as applicable or (b) the ability of Purchaser to consummate the Transactions (a “Purchaser Material Adverse Effect”).

Section 5.2	Authority of Purchaser.

Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Purchaser of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Purchaser. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 5.3	No Conflicts; Consents.

No consents are required with respect to Purchaser’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser do not and will not, with or without notice or lapse of time,

(i)	conflict with or violate Purchaser’s Certificate of Incorporation or bylaws or equivalent organizational documents,
(ii)	conflict with or violate any Law applicable to Purchaser or by which any property or asset of Purchaser is bound or affected,
(iii)	violate or conflict with any other material restriction of any kind or character to which Purchaser is subject, except where the existence of violation or conflict would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, or
(iv)	require Purchaser to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.
Section 5.4	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 5.5	Sufficiency of Funds.

Purchaser will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Date Purchase Price, together with any adjustments thereto, and the other amounts set forth in Section 2.5(b), and consummate the Transactions.

Section 5.6	Legal Proceedings.

There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

Section 5.7	Independent Investigation.

Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Vendor for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Vendor set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Vendor nor any other Person has made any representation or warranty as to Vendor, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 6
COVENANTS

Section 6.1	Conduct of Business Before Closing.

During the Interim Period, except with respect to the Short Term Real Property Leases and as otherwise provided in this Agreement or consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Vendor shall (x) conduct the Business in the Ordinary Course consistent with past practice; and (y) use its commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and locations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, during the Interim Period, except with respect to the Short Term Real Property Leases and as consented to in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), Vendor shall:

(a)	preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)	pay the debts, Taxes and other obligations of the Business when due;
(c)	maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to ordinary wear and tear and other than the disposition or use of Inventory or Tangible Personal Property in the Ordinary Course;
(d)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(e)	defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(f)	perform all of its obligations under all Assigned Contracts;
(g)	maintain the Books and Records in accordance with past practice;
(h)	comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets;
(i)	except in connection with actions permitted by Section 6.3 hereof, not take or permit any action that would cause any of the changes, events or conditions described in Section 4.5 to occur; and
(j)	use its reasonable best efforts to obtain all landlord consents in connection with the assignment and assumption of the Long Term Real Property Leases.

Section 6.2	Access to Information.

During the Interim Period, Vendor shall (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the Vendor Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Vendor to cooperate with Purchaser in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Vendor, under the supervision of Vendor’s personnel and in such a manner as to not interfere with the conduct of the Business or any other business of Vendor or an Affiliate of Vendor. Notwithstanding anything to the contrary in this Agreement, Vendor shall not be required to disclose any information to Purchaser if such disclosure would, in Vendor’s sole discretion: (x) cause significant competitive harm to Vendor and its businesses, including the Business, if the Transactions are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

Section 6.3	No Solicitation of Other Bids.
(a)	Parent and Vendor shall not, and shall not authorize or permit any of their respective Affiliates or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent and Vendor shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets, other than the disposition or use of Inventory or Tangible Personal Property in the Ordinary Course.
(b)	Notwithstanding Section 6.3(a), prior to receipt of the Required Vote, Parent and Vendor’s respective board of directors (collectively, the “Board”), directly or indirectly through any Representative, may, subject to Section 6.3(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Board believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to Vendor, the Business or the Purchased Assets pursuant to an executed confidentiality agreement (which shall not be prohibited by this Agreement); provided, such non-public information provided under this clause (ii) has previously been provided to Purchaser or is provided to Purchaser substantially concurrently with the time it is provided to such Person; (iii) following receipt of and on account of a Superior Proposal, make, withdraw, amend, modify, or materially qualify the Board’s recommendation to its shareholders with respect to the Transaction or approve, endorse or recommend, or declare advisable or publicly propose to approve, endorse, recommend or declare advisable a Superior Proposal (an “Adverse Recommendation Change”); (iv) enter into definitive agreements with respect to a Superior Proposal subject to the requirements of Section 6.3(c) and/or (v) take any action that any court of competent jurisdiction orders Parent or Vendor to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Board determines in good faith that the failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Board from disclosing to Parent’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if Parent determines, in good-faith, that failure to disclose such position would constitute a violation of applicable Law.

(c)	Prior to effecting an Adverse Recommendation Change or entering into a definitive agreement in respect of a Superior Proposal, Parent and Vendor shall have first provided at least two Business Days’ prior written notice to Purchaser that Parent or Vendor is prepared to make an Adverse Recommendation Change or enter into a definitive agreement with respect to a Superior Proposal, which notice shall include, if applicable, a copy of the written definitive agreements (including all exhibits and schedules), and during such two Business Day period, Parent and Vendor shall negotiate with Purchaser in good faith (if requested by Purchaser) to enable Purchaser to propose in writing such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. Following the end of two Business Day period (it being understood and agreed that any material change to the financial or other terms and conditions such Superior Proposal shall require an additional notice to Purchaser and a new two Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of this Agreement that have been agreed to in writing by Purchaser, the Board determines, in good faith, that such Superior Proposal continues to constitute a Superior Proposal, Parent and Vendor shall be permitted to terminate this Agreement pursuant to Section 9.1(c)(iii).
(d)	Parent and Vendor agree that the rights and remedies for non-compliance with this Section 6.3 shall include having such provision specifically enforced by any court of competent equitable jurisdiction.
Section 6.4	Notice of Certain Events.
(a)	During the Interim Period, Vendor shall promptly notify Purchaser in writing of:
(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Vendor hereunder not being true and correct (except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect), or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied;
(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)	any Actions commenced or, to Vendor’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement.
(b)	Purchaser’s receipt of information under this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Vendor in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.
Section 6.5	Employees and Employee Benefits.
(a)	Effective on the Closing Date, Purchaser or one of its Affiliates shall offer employment on an at-will basis to retail store Employees and all such other Employees identified by the Purchaser at least ten Business Days prior to the Closing (the “Offered Employees”), in each case, on such terms and conditions as Purchaser may determine. Any Employees that are not Offered Employees or who fail to accept an offer of employment by Purchaser or one of its Affiliates by the Purchaser or one of its Affiliates shall remain an employee of Parent, Vendor or one of their respective Affiliates and all obligations and liabilities with respect to such employees shall remain the obligations and liabilities of Parent, Vendor or one of their respective Affiliates, as applicable; provided that Purchaser shall (i) be responsible for all Apportioned Employee Expenses and (ii) in good faith offer employment to all full-time Employees at each of Vendor’s headquarters and distribution center located in Albany, New York save and except for up to 79 full-time Employees at such location.

(b)	Vendor shall be responsible for all notice, payments in lieu of notice and other obligations, and shall retain all liabilities and obligations of Vendor, arising before or on the Closing under the WARN Act, the NY WARN Act, or similar state Law, resulting from employment losses arising out of or related to this Agreement or Transaction, in respect of any Employees who do not become Transferred Employees, including those Offered Employees who fail to accept an offer of employment from Purchaser or one of Purchaser’s Affiliates, other than Apportioned Employee Expenses. Purchaser shall be responsible for all notice, payments in lieu of notice and other obligations, and shall assume all liabilities and obligations of Vendor, arising after the Closing under the WARN Act, the NY WARN Act,, or similar state Law, but only in respect of any Transferred Employees.
(c)	No later than May 6, 2020 (the “Payment Date”), Purchaser will pay to each Transferred Employee participating in any Vendor Benefit Plans that are cash bonus plans (each, an “Annual Bonus Plan”) or who is a party to a retention bonus or similar agreement with Vendor or its Affiliates (a “Retention Agreement”):
(i)	if the Transferred Employee is employed by Purchaser or its Affiliates on the Payment Date, a bonus equal to such Transferred Employee’s bonus entitlement under all such Annual Bonus Plans for Vendor’s 2019 fiscal year, based on actual performance for the 2019 fiscal year, with such level of achievement determined by the Vendor, and
(ii)	if the Transferred Employee is employed by Purchaser or its Affiliates on (and has not given notice of termination on or prior to) May 1, 2020, or such employment is terminated without “Cause” or due to death or “Permanent Disability” (as provided in the Transferred Employee’s Retention Agreement, as the case may be), an amount equal to the retention bonus payable pursuant to such Transferred Employee’s Retention Agreement, if any, in each case from the Escrow Amount then available. If the aggregate amount payable pursuant to this Section 6.5(c) exceeds the then available Escrow Amount, any shortfall shall be paid directly by Vendor to Purchaser.
(d)	Vendor hereby waives, for the benefit of Purchaser, its Affiliates and their respective successors and assigns, with effect from and after the Closing, any and all restrictions in any Contract with any of the Transferred Employees relating to (a) non-competition with Vendor or non-solicitation subsequent to termination of employment, or (b) the maintenance of confidentiality of any information for the benefit of Vendor, to the extent such non-competition or non-solicitation restriction or confidential information relates to the Purchased Assets, the Assumed Liabilities, the Transferred Employees, the Business or Purchaser’s unrestricted enjoyment of the benefits of the Purchased Assets.
(e)	The provisions of this Section 6.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.5, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever. Nothing in this Section 6.5, express or implied, shall: (i) interfere with the right of Purchaser or its Affiliates to terminate the employment or other service relationship of any Transferred Employee at any time, or (ii) obligate Purchaser or its Affiliates to adopt, enter into or maintain any compensation or benefit plan, program or agreement at any time.
Section 6.6	Inventory Audit.

Vendor shall retain an independent third party, acceptable to Purchaser acting reasonably, to conduct an audit of the quantity of Inventory with an effective date of no earlier than ten (10) Business Days prior to the Closing Time (the “Inventory Audit”). Vendor shall deliver to Purchaser all information, results and reports together with any and all other documents relating to the Inventory Audit, including without limitation the final Inventory audit report (together with all schedules and documents delivered in connection therewith) and a supplement to the Inventory Audit prepared by Vendor reflecting the quantity of Inventory received by Vendor between the date of the Inventory Audit and the Closing Time, including inventory located at Alliance Entertainment Corporation and inventory located at the Rock and Roll Hall of Fame (the “Inventory Audit Supplement”).

Section 6.7	Change of Name.

As promptly as practicable after Closing, (and in no event more than three (3) Business Days) after the Closing, Vendor shall change its name and the names of its subsidiaries to a name that does not include the words “Record Town” or any variation thereof.

Section 6.8	Governmental Approvals and Consents
(a)	Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Vendor with Governmental Authorities in the Ordinary Course, any disclosure that is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
Section 6.9	Books and Records
(a)	To facilitate the resolution of any claims made against or incurred by Vendor before the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Purchaser shall:
(i)	retain the Books and Records (including personnel files) relating to periods before the Closing; and
(ii)	upon reasonable notice, afford Vendor’s Representatives reasonable access (including the right to make, at Vendor’s expense, photocopies), during normal business hours, to such Books and Records.
(b)	To facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Vendor shall:
(i)	retain the Books and Records of Vendor relating to the Business and its operations for periods before the Closing; and
(ii)	upon reasonable notice, afford the Purchaser’s Representatives reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to such books and records.
(c)	Neither Purchaser nor Vendor shall be obligated to provide the other party with access to any books or records (including personnel files) under this Section 6.9.
Section 6.10	Confidentiality.

The parties acknowledge and agree that the Confidentially Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.10 shall nonetheless continue in full force and effect.

Section 6.11	Closing Conditions.

During the Interim Period, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7.

Section 6.12	Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made in connection with and related to compliance with Section 6.3.

Section 6.13	Non-Competition; Non-Solicitation.
(a)	For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Parent and Vendor shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the United States or (ii) have an interest in any Person that engages directly or indirectly in the Business in the United States in any capacity, including as a partner, shareholder, employee, principal, agent, trustee or consultant; provided that the Etailz Business shall not be deemed to be in competition with the Business. Notwithstanding the foregoing, Parent and/or Vendor may own, directly or indirectly, solely as an investment, securities of any Person traded on any recognized stock exchange if Parent or Vendor, as applicable, is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)	During the Restricted Period, Parent and Vendor shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Purchaser under Section 6.5 or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees; provided that nothing in this Section 6.13(b) shall prevent Parent or Vendor or any of its Affiliates from soliciting or hiring, or both, (i) any employee whose employment has been terminated by Purchaser or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)	During the Restricted Period, neither Parent nor Vendor (nor their respective Representatives) shall, and shall not permit any of its Affiliates to, directly or indirectly, make any written or oral comments to the suppliers or customers of the Business or potential suppliers or customers of the Business that is intended to impugn, disparage, or otherwise damage the reputation of Purchaser or the Business.
(d)	Parent and Vendor acknowledges that a breach or threatened breach of this Section 6.13 may give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by Parent and/or Vendor of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post bond or other security).
(e)	Each of Parent and Vendor acknowledges that the restrictions contained in this Section 6.13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The covenants contained in this Section 6.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.14	Required Vote.
(a)	Subject to Section 6.3 hereof, Parent shall take all action necessary to duly call, give notice of, convene, and hold a meeting of the Parent’s common stockholders (the “Parent Stockholders Meeting”) no later than 15 days following the filing with the SEC of the definitive letter to the stockholders, notice of meeting, proxy statement and forms of proxy in connection with the transactions contemplated by this Agreement (collectively, the “Proxy Statement”) and, in connection therewith, Parent shall mail the Proxy Statement to the holders of Parent’s common stock in advance of such meeting. Subject to Section 6.3 hereof, Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent’s common stock proxies in favor of the adoption of this Agreement; and (ii) take all other actions necessary or advisable to secure the Required Vote. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the prior written consent of Purchaser (other than: (A) in order to obtain a quorum of its stockholders; (B) to allow reasonable additional time after the filing and mailing of any supplemental or amended disclosures to the Proxy Statement or (C) subject to Section 6.3(c), upon an Adverse Recommendation Change).
(b)	In connection with the Parent Stockholders Meeting, as soon as reasonably practicable and, in any event, within three Business Days following the date of this Agreement Parent shall prepare and file a preliminary letter to the stockholders, notice of meeting, proxy statement and forms of proxy in connection with the transactions contemplated by this Agreement (collectively, the “Preliminary Proxy Statement”) with the SEC. Purchaser will, to the extent necessary, cooperate with Parent in the preparation and review of the Preliminary Proxy Statement and Proxy Statement, and Purchaser agrees to correct any information provided by it for use in the Preliminary Proxy Statement or Proxy Statement which shall have become false or misleading and Parent shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction.
Section 6.15	Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1	Conditions to Obligations of Purchaser.

The obligations of Purchaser to consummate the Transaction contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or before the Closing, of each of the following conditions:

(a)	The representations and warranties of Vendor set out in Article 4 shall be true and correct in all respects as of the Closing Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)	Vendor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.
(c)	Vendor shall have delivered to Purchaser duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.2.
(d)	Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Vendor, that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied (the “Vendor Closing Certificate”).

(e)	Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Vendor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Vendor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(f)	Purchaser shall have received a certificate of the Secretary (or equivalent officer) of Vendor certifying the names and signatures of the officers of Vendor authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(g)	Vendor shall have completed and delivered to the Purchaser the results of the Inventory Audit and Inventory Audit Supplement.
Section 7.2	Conditions to Obligations of Vendor.

The obligations of Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Vendor’s waiver, at or before the Closing, of each of the following conditions:

(a)	The representations and warranties of Purchaser set out in Article 5 shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Purchaser Material Adverse Effect.
(b)	Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it on or before the Closing Date.
(c)	Purchaser shall have delivered to (i) Vendor, the amount due under Section 2.5(a), (ii) Vendor, the duly executed counterparts to the Transaction Documents (other than this Agreement), (iii) the Escrow Agent, the Escrow Amount and (iv) to Vendor, such other documents and deliveries set forth in Section 3.2.
(d)	Vendor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Purchaser Closing Certificate”).
(e)	Vendor shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(f)	Vendor shall have received a certificate of the Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
Section 7.3	Conditions to Obligations of Each Party.

The obligations of each of Purchaser and Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)	this Agreement will have been duly adopted by the Required Vote;
(b)	there shall not be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(c)	any Governmental Authority shall not have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

ARTICLE 8
INDEMNIFICATION

Section 8.1	Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided that the representations and warranties in: (a) Section 4.1, Section 4.2, Section 4.7, Section 4.8, Section 5.1 and Section 5.2 (collectively, the “Fundamental Representations”) shall survive for the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof); and (b) Section 4.17 shall survive for the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing until the earlier of (x) the full period of any applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or (y) the period specified therein, as applicable. All claims for fraud hereunder shall survive until the date that is six (6) years from the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved or the expiry of the limitation period under applicable Law, whichever is sooner.

Section 8.2	Indemnification by Vendor.

Without duplication, subject to the other terms and conditions of this Article 8, from and after the Closing Date, Vendor shall indemnify Purchaser against, and shall hold Purchaser harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any representation or warranty made by Vendor in this Agreement as of the date of this Agreement (without giving effect to: (A) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement; or (B), solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(b)	any inaccuracy in or breach of any representation or warranty made by Vendor: (A) in this Agreement as if such representation or warranty was made at and as of the Closing Time; or (B) in the Vendor Closing Certificate (in each case, without giving effect to: (1) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement; or (2), solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(c)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Vendor under this Agreement and in the other Transaction Documents;
(d)	subject to Section 2.8(a) and Section 2.8(c) and except for Non-Income Taxes attributable to the Business with respect to the Interim Tax Period, (i) all Taxes of the Vendor with respect to any Pre-Closing Period, (ii) all Taxes of any Person other than the Vendor for which the Vendor is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Vendor and such Person being members of the same consolidated, combined, unitary or similar Tax group prior to Closing, or (iii) any Taxes, with respect to any Pre-Closing Period, of any Person other than the Vendor for which the Vendor is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring prior to Closing or (B) as a result of a Contract entered into by the Vendor prior to Closing, but excluding, in each case, any Purchaser Closing Date Taxes;
(e)	except as set forth in Section 2.3(d), all obligations and liabilities with respect to any Transferred Employee prior to the Closing; or
(f)	regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Excluded Liability.

Section 8.3	Indemnification by Purchaser.

Without duplication, subject to the other terms and conditions of this Article 8, from and after the Closing Date, Purchaser shall indemnify Vendor against, and shall hold Vendor harmless from and against, any, and all, Losses incurred or sustained by, or imposed upon, Vendor based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement as of the date of this Agreement (without giving effect to, solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Purchaser Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(b)	any inaccuracy in or breach of any representation or warranty made by Purchaser: (A) in this Agreement as if such representation or warranty was made at and as of the Closing; or (B) in the Purchaser Closing Certificate (in each case, without giving effect to, solely with respect to the calculation of any Losses attributable to any such inaccuracy or breach, any materiality, Purchaser Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(c)	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser under this Agreement and in the other Transaction Documents;
(d)	subject to Section 2.8(a) and Section 2.8(c), (i) all Taxes of the Purchaser with respect to any Post-Closing Period, (ii) all Taxes of any Person other than the Purchaser for which the Purchaser is liable pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a result of the Purchaser and such Person being members of the same consolidated, combined, unitary or similar Tax group after Closing, (iii) any Taxes, with respect to any Post-Closing Period, of any Person other then the Purchaser for which the Purchaser is liable (A) as a transferee or successor or otherwise by operation of law as a result of a merger or other transaction occurring after the Closing or (B) as a result of a Contract entered into by the Purchaser after Closing, or (iv) any Purchaser Closing Date Taxes and (v) any Non-Income Taxes attributable to the Business with respect to the Interim Tax Period; or
(e)	any Assumed Liability.
Section 8.4	Certain Limitations.

The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”. The indemnification provided for in this Article 8 shall be subject to the following limitations:

(a)	The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) and Section 8.2(b) or Section 8.3(a) and Section 8.3(b), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) and Section 8.2(b) or Section 8.3(a) and Section 8.3(b), as the case may be, exceeds $100,000. Once Losses in respect of such indemnification matters exceed $100,000, the applicable Indemnified Party shall be entitled to recover the amount of Losses back to the first dollar. Notwithstanding anything to the contrary contained in Section this Section 8.4(a), the limitations set forth in Section 8.4(a) shall not apply in the event of any intentionally misrepresentation or fraud.
(b)	The aggregate amount of all Losses for which an Indemnifying Party shall be liable under Sections 8.2(a) through 8.2(c) or Sections 8.3(a) through 8.3(c), as the case may be, shall not exceed ten percent (10%) of the Final Purchase Price; and, the aggregate amount of all Losses for which an Indemnifying Party shall be liable under Sections 8.2(d) through 8.2(f) or Sections 8.3(d) through 8.3(e), as the case may be, shall not exceed the Final Purchase Price
(c)	Payments by an Indemnifying Party under Section 8.2(a), Section 8.2(b), Section 8.3(a) or Section 8.3(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom, net of any premium increases and/or expenses, any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its reasonable best efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

(d)	Other than with respect to a breach of Section 6.10 herein, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether or not the possibility of such damages has been disclosed to any Person in advance or could have been reasonably foreseen by such Person.
(e)	Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(f)	Vendor shall not be liable under this Article 8 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Vendor set out in this Agreement if Purchaser had knowledge of such inaccuracy or breach before the Closing.
Section 8.5	Indemnification Procedures
(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, lawsuit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (each, a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Third-Party Claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been, or may be, sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counter-claims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b) below, pay, compromise, defend such Third-Party Claim and seek indemnification for any, and all, Losses based upon, arising from or relating to such Third-Party Claim. Vendor and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.9) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to (i) consent to such firm offer and (ii) assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-party Claim. If the Indemnified Party has assumed the defense under Section 8.5(a) above, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) include copies of all material written evidence thereof, and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been, or may be, sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.6	Escrow Amount.

Notwithstanding anything to the contrary set forth herein, any Losses with respect to which Purchaser is entitled to indemnification under this Articles 8 (including with respect to breaches of the Fundamental Representations) shall first be satisfied by payment to Purchaser from the Escrow Amount, prior to making any claims against any Vendor.

Section 8.7	Tax Treatment of Indemnification Payments.

Unless otherwise required by Law, all indemnification payments made under this Agreement shall be treated by the parties, for U.S. federal and applicable state or local income Tax purposes, as an adjustment to the Final Purchase Price.

Section 8.8	Exclusive Remedy.

Subject to Sections 9.2 and 10.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8; provided that nothing in this Section 8.8 shall (i) limit, restrict or in any way effect the provisions of Section 9.2 and Purchaser’s right to the Termination Fee in accordance with the provisions of Section 9.2 or (ii) limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.9.

ARTICLE 9
TERMINATION

Section 9.1	Termination.

This Agreement may be terminated at any time before the Closing:

(a)	by the mutual written consent of Vendor and Purchaser;
(b)	by Purchaser via written notice to Vendor if:
(i)	Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Vendor or Parent under this Agreement that would give rise to the failure of any of the conditions specified in Article 7, and such breach, inaccuracy or failure has not been waived and (A) if capable of being cured, has not been cured within ten (10) Business Days after written notice thereof, or (B) cannot be cured by Vendor by March 31, 2020 (the “Outside Date”); or
(ii)	any of the conditions set forth in Section 7.1 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;
(iii)	if the value of the Net Inventory as of the Closing Time is less than $30,000,000 as determined by the Inventory Audit and Inventory Audit Supplement.
(c)	by Vendor by written notice to Purchaser if:
(i)	Vendor or Parent is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser under this Agreement that would give rise to the failure of any of the conditions specified in Article 7, and such breach, inaccuracy or failure has not been waived and (i) if capable of being cured, has not been cured within ten (10) Business Days after written notice thereof or (ii) cannot be cured by Purchaser by the Outside Date; or
(ii)	any of the conditions set forth in Section 7.2 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Vendor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing; or
(iii)	if prior to the receipt of the Required Vote, the Board authorizes Parent or Vendor, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.3 hereof, to enter into a definitive agreement (other than a confidentiality agreement) in respect of a Superior Proposal; or
(d)	by Purchaser or Vendor by written notice to the other party if:
(i)	any of the conditions set forth in Section 7.3(b) or Section 7.3(c) fail to be satisfied; or
(ii)	if this Agreement has been submitted to the stockholders of Parent for adoption at a duly convened Parent Stockholders Meeting and the Requisite Vote shall not have been obtained at such meeting (unless such Parent Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).
Section 9.2	Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become terminated and of no further force and effect and there shall be no liability on the part of any party hereto except:

(a)	as set forth in Section 6.10, this Article 9 and Article 10 hereof;
(b)	that nothing herein shall relieve any party hereto from liability for any intentional or willful breach of any provision hereof;

(c)	no termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement;
(d)	if this Agreement is terminated by Vendor pursuant to Section 9.1(c)(iii) then Vendor must, promptly following such termination (and in any event no later than three (3) Business Days following the execution of a definitive agreement (other than a confidentiality agreement) with respect to a Superior Proposal) pay, or cause to be paid, to Purchaser an amount equal to Three Million, Five Hundred Thousand Dollars ($3,500,000) (which such amount shall be deemed to include all of Purchaser’s costs and expenses incurred with respect to the Transaction) (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser.

The Parties acknowledge that in light of the difficulty of accurately determining actual damages with respect to such a termination, the amount of the Termination Fee constitutes a reasonable estimate of the Losses that will be suffered by Purchaser and its Affiliates by reason of any such termination and constitutes liquidated damages (and not a penalty).

The Parties acknowledge and agree that in no event will Purchaser be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if Vendor fails to promptly pay all or any portion of the Termination Fee, as and when due pursuant to Section 9.2(d) and, in order to obtain such payment, Purchaser commences a Proceeding that results in a judgment against Vendor for the payment of all or such portion of the Termination Fee, Vendor shall reimburse Purchaser for its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

Purchaser’s receipt of the Termination Fee (including Purchaser’s right to enforce with respect thereto and receive the Termination Fee) (collectively, the “Reimbursement Obligations”)) will be the sole and exclusive remedies of Purchaser against (A) Vendor and (B) the former, current and future holders of any equity, controlling persons, Affiliates, Representatives, directors, members, managers, general or limited partners, stockholders and assignees of Vendor and its Affiliates (collectively, the “Vendor Related Parties”), and upon payment of the Reimbursement Obligations, none of the Vendor Related Parties will have any further liability or obligation to Purchaser relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their Affiliates) will remain obligated with respect to, and Purchaser may be entitled to remedies with respect to, the Confidentiality Agreement).

For the avoidance of doubt, Purchaser may pursue a grant of specific performance in accordance with, and subject to the limitations set forth in, Section 10.9 only prior to a valid termination of this Agreement pursuant to Section 9.1 and Purchaser may pursue the payment of the Termination Fee under Section 9.2(d) only after a valid termination of this Agreement pursuant to Section 9.1(c)(iii). Under no circumstances shall Purchaser be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.9 that results in a consummation of the Closing and payment of the Termination Fee.

ARTICLE 10
MISCELLANEOUS

Section 10.1	Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees, charges and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that the costs of the Inventory Audit, up to a maximum of $300,000, shall be paid fifty percent (50%) by Vendor and fifty percent (50%) by the Purchaser. Notwithstanding the foregoing, to the extent that the costs that the Inventory Audit exceeds $300,000, all costs of the Inventory Audit in excess of $300,000 shall be paid solely by Vendor.

Section 10.2	Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to Vendor:	Record Town, Inc./Trans World NY, LLC/Record Town USA LLC/Record Town Utah LLC/Trans World FL LLC c/o Trans World Entertainment Corporation 38 Corporate Circle Albany, New York 12203

Facsimile: 518-862-9747 Email: esapienza@twec.com Attention: Ed Sapienza

with a copy to (which shall not constitute notice):	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702

Facsimile: 212.378.2545 Email: kpetillo-decossard@cahill.com Attention: Kimberly C. Petillo-Décossard

If to Parent:	Trans World Entertainment Corporation 38 Corporate Circle Albany, New York 12203

Facsimile: 518-862-9747 Email: esapienza@twec.com Attention: Ed Sapienza

with a copy to (which shall not constitute notice):	Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702

Facsimile: 212.378.2545 Email: kpetillo-decossard@cahill.com Attention: Kimberly C. Petillo-Décossard

If to Purchaser and/or Sunrise:	c/o Sunrise Records 1430 Cormorant Road Ancaster, Ontario L9G 4V5

Email: jesse@sunriserecords.com Attention: Jesse Gardner

with a copy to (which shall not constitute notice):	Aird & Berlis LLP Brookfield Place, 181 Bay Street, Suite 1800 Toronto, Ontario, Canada M5J J29

Facsimile: 416.863.1515 Email: tgioia@airdberlis.com Attention: Tony Gioia
Section 10.3	Interpretation.

For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof,” “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.4	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5	Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.6	Entire Agreement.

This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, Annexes and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8	No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall, confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9	Remedies Cumulative; Specific Performance.

Except as set forth in Section 8.8 and Section 9.2(d), the rights and remedies of the parties hereto shall be cumulative (and not alternative). Except as set forth in Section 8.8 and Section 9.2(d), each party agrees that: (a) any remedy at law, for any breach of any covenant, obligation or other provision set forth in this Agreement shall be inadequate; (b) in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement (including the covenants set forth in Section 6), such party shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach without the necessity of providing actual damages; and (c) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding. Accordingly, on its own behalf and on behalf of each of its Affiliates, each party hereby expressly waives all rights to raise the adequacy of the other party’s remedies at law as a defense if the other party seeks to enforce by injunction or other equitable relief the due and proper performance and observance of any covenant, obligation or other provision set forth in this Agreement.

Section 10.10	Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided, however, that following the receipt of the Required Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the shareholders of Parent or Vendor without such approval. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11	Governing Law; Forum Selection.
(a)	This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
(b)	Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement:
(i)	expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Proceeding;
(ii)	agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum;
(iii)	agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and
(iv)	waives any right to trial by jury in any proceeding regarding this Agreement, the Transaction Documents or any provision hereof or thereof.
(c)	Vendor agrees that if any Proceeding is commenced against the Purchaser by any Person in or before any court or other tribunal anywhere in the world, then the Purchaser may proceed against Vendor in or before such court or other tribunal with respect to any indemnification claim or other claim arising from or relating to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

Section 10.12	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13	Parent Guaranty.
(a)	To induce Purchaser to enter into this Agreement, Parent (in such capacity, the “Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to Purchaser the due and punctual performance and discharge of Vendor’s obligations under this Agreement, to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by Vendor (which includes, without limitation, Vendor’s obligation to pay the Termination Fee, if and when applicable) (the “Guaranteed Obligations”).

If any Vendor fails to discharge its Guaranteed Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any such Guaranteed Obligations or operated as a discharge thereof), Purchaser may at any time and from time to time, at Purchaser’s option, and so long as any Vendor has failed to perform any of its Guaranteed Obligations, take any and all actions available hereunder or under Law to enforce the Guarantor’s obligations hereunder in respect of such Guaranteed Obligations.

In furtherance of the foregoing, the Guarantor acknowledges that Purchaser may, in its sole and absolute discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations, regardless of whether action is brought against the Vendor or whether the Vendor is joined in any such action or actions. The Guarantor acknowledges and agrees that in addition to any rights of Purchaser set forth in this Section 10.13, with respect to the Vendor, Purchaser shall have the rights and remedies specified in this Agreement.

The Guarantor’s liability with respect to the Guaranteed Obligations is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from this Agreement. Without limiting the foregoing, Purchaser shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that the Vendor becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Purchaser to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment under this Section 10.13 is rescinded or must otherwise be returned for any reason (other than in each case to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by the Vendor), the Guarantor shall remain liable hereunder as if such payment had not been made. This guarantee is an unconditional and continuing guarantee of payment when due and not merely of collection, and Purchaser shall not be required to proceed against the Vendor first before proceeding against the Guarantor hereunder. This guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its respective successors and assigns until all amounts payable by the Guarantor under this guarantee with respect to the Guaranteed Obligations have been indefeasibly paid in full.

(b)	Guarantor hereby represents and warrants that:
(i)	The execution, delivery and performance of this Agreement by the Guarantor and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement;
(ii)	This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in an Action at Law or equity; and

(iii)	Guarantor is not subject to or obligated under any Law, or any agreement, instrument, license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated by Guarantor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except any such breach or violation that would not impair Guarantor’s ability to comply with its obligations hereunder.
Section 10.14	Sunrise Guaranty
(a)	To induce Vendor to enter into this Agreement, Sunrise (in such capacity, the “Purchaser Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees to Vendor the due and punctual performance and discharge of Purchaser’s obligations under this Agreement from the date hereof until the later of (x) the date payment of the amounts, if any, required to be paid by Purchaser pursuant to Section 2.5(b) are paid to Vendor and (y) the date payment of the amounts, if any, required to be paid by Purchaser pursuant to Section 2.6 are paid to Vendor, to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by Purchaser (the “Guaranteed Purchaser Obligations”).

If Purchaser fails to discharge its Guaranteed Purchaser Obligations when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any such Guaranteed Purchaser Obligations or operated as a discharge thereof), Vendor may at any time and from time to time, at Vendor’s option, and so long as any Purchaser has failed to perform any of its Guaranteed Purchaser Obligations, take any and all actions available hereunder or under Law to enforce the Purchaser Guarantor’s obligations hereunder in respect of such Guaranteed Purchaser Obligations.

In furtherance of the foregoing, the Purchaser Guarantor acknowledges that Vendor may, in its sole and absolute discretion, bring and prosecute a separate action or actions against the Purchaser Guarantor for the full amount of the Purchaser Guarantor’s liabilities hereunder in respect of the Guaranteed Purchaser Obligations, regardless of whether action is brought against the Purchaser or whether the Purchaser is joined in any such action or actions. The Purchaser Guarantor acknowledges and agrees that in addition to any rights of Vendor set forth in this Section 10.14, with respect to the Purchaser, Vendor shall have the rights and remedies specified in this Agreement.

The Purchaser Guarantor’s liability with respect to the Guaranteed Purchaser Obligations is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from this Agreement. Without limiting the foregoing, Vendor shall not be obligated to file any claim relating to the Guaranteed Purchaser Obligations in the event that the Purchaser becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Vendor to so file shall not affect the Purchaser Guarantor’s obligations hereunder. In the event that any payment under this Section 10.14 is rescinded or must otherwise be returned for any reason (other than in each case to the same extent and on the same terms and conditions and subject to the same defenses as apply to such obligations by the Purchaser), the Purchaser Guarantor shall remain liable hereunder as if such payment had not been made. This guarantee is an unconditional and continuing guarantee of payment when due and not merely of collection, and Vendor shall not be required to proceed against the Purchaser first before proceeding against the Purchaser Guarantor hereunder. This guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Purchaser Guarantor and its respective successors and assigns until all amounts payable by the Purchaser Guarantor under this guarantee with respect to the Guaranteed Purchaser Obligations have been indefeasibly paid in full.

(b)	Purchaser Guarantor hereby represents and warrants that:
(i)	The execution, delivery and performance of this Agreement by the Purchaser Guarantor and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement;

(ii)	This Agreement has been duly executed and delivered by Purchaser Guarantor and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of Purchaser Guarantor, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in an Action at Law or equity; and
(iii)	Purchaser Guarantor is not subject to or obligated under any Law, or any agreement, instrument, license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated by Purchaser Guarantor’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except any such breach or violation that would not impair Purchaser Guarantor’s ability to comply with its obligations hereunder.
Section 10.15	Bulk Sales.

Except as set forth in this Agreement, each party hereto agrees to waive compliance by the other with any applicable bulk sales Laws in connection with the Transaction (including any such Laws relating to Taxes).

Section 10.16	Disclosure Schedules.

The disclosure of any matter in the Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent. The disclosure of any matter in the Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Vendor not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the representations and warranties of Vendor in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact that such amount, item or matter has been set forth in any Disclosure Schedule in any dispute or controversy between the parties as to whether any amount, item or matter not described herein or included in any Disclosure Schedule is or is not material or is or is not in the Ordinary Course, in each case for purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RECORD TOWN, INC.

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD NEW YORK LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

RECORD TOWN USA LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

RECORD TOWN UTAH LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD FL LLC

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO

TRANS WORLD ENTERTAINMENT CORPORATION (Solely with respect to Sections 6.3, 6.13, 6.14 and 10.13)

Per:	/s/ Michael Feurer
	Name:	Michael Feurer
	Title:	CEO
2428392 INC.

Per:	/s/ Doug Putman
Name: Doug Putnam
Title: President

2428391 ONTARIO INC. o/a SUNRISE RECORDS (Solely with respect to Section 10.14)

Per:	/s/ Doug Putman
Name: Doug Putman
Title: President

ANNEX B

SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623 — Procedure to enforce shareholder’s right to receive payment for shares.

(a)    A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b)    Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c)    Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d)    A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e)    Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f)    At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g)    Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h)    The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1)    The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2)    If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3)    All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4)    The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5)    The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6)    The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7)    Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8)    Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i)    Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j)    No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1)    Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2)    Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3)    The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k)    The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l)    Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m)    This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

Section 910 — Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.

(a)    A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1)    Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A)    Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i)    To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

(ii)    To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii)    Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B)    Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C)    Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2)    Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3)    Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

Annex C

January 23, 2020

The Board of Directors of Trans World Entertainment Corporation
38 Corporate Circle
Albany, NY 12203

Dear Board of Directors:

We understand that Trans World Entertainment Corporation, a New York Corporation (“Parent”), Record Town, Inc., a New York Corporation (“Record Town”), Record Town USA LLC, a Delaware limited liability company (“Record Town USA”), Record Town Utah LLC, a Utah limited liability company (“Record Town Utah”), Trans World FL LLC, a Florida limited liability company (“Trans World FL”) and Trans World New York, LLC, a New York limited liability company (“Trans World NY” and together with Record Town, Record Town USA, Record Town Utah, and Trans World FL, each a direct or indirect wholly-owned subsidiary of Parent, and collectively referred to as the “Vendor”), 2428392 Inc. (the “Acquiror”), a Delaware corporation, and 2428391 Ontario Inc. o/a Sunrise Records, an Ontario corporation (“Sunrise”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Vendor will sell substantially all of the assets and Acquiror will assume certain of the liabilities constituting the For Your Entertainment division of Parent’s business (the “Business”) (the “Sale”, and together with the Retained Business Wind Down (defined below), the “Transactions”), for $10,000,000 (the “Base Purchase Price”), subject to the following adjustment (the “Net Inventory Adjustment”) as provided for in the Agreement: (i) for every $1.00 by which Net Inventory (defined in the Agreement) at 12:00am on February 1, 2020 (the “Effective Time”) exceeds $40,000,000, up to $42,000,000, the Base Purchase Price will be increased by $0.50, (ii) for every $1.00 by which Net Inventory at the Effective Time exceeds $42,000,000, the Base Purchase Price will be increased by $0.25, (iii) for every $1.00 by which Net Inventory at the Effective Time is less than $40,000,000, down to $37,000,000, the Base Purchase Price will be decreased by $0.50, and (iv) for every $1.00 by which Net Inventory at the Effective Time is less than $37,000,000, the Base Purchase Price will be decreased by $0.75. Management of Parent has directed us to assume for purposes of our analysis, and we have assumed, that the Net Inventory Adjustment shall be an increase of $1.9 million to the Base Purchase Price. The Base Purchase Price, as adjusted, is also subject to certain post-closing adjustments, as to which adjustments we express no opinion. Management of Parent has also directed us to assume for purposes of our analysis, and we have assumed, that:

(i)	following the consummation of the Sale, Parent will cause the wind down of the operations of the portions of the Business that were not transferred to Acquiror pursuant to the Sale (the “Retained Business”, and such wind down, the “Retained Business Wind Down”);
(ii)	the value of the liabilities of the Business that will not be transferred to Acquiror pursuant to the Sale consists of (1) $4.1 million of accrued expenses of the Business, (2) $5.0 million to $7.4 million of estimated transition services, Retained Business Wind Down and severance expenses relating to the Business on a present value basis, and (3) $1.5 million of transaction fees and expenses associated with the Sale (collectively in the aggregate, the “Retained Expense Amount”);
(iii)	the value of the assets of the Business that will not be transferred to Acquiror pursuant to the Sale consists of $1.8 million of receivables, $1.0 million in prepaid expenses and $0.5 million in deposits (collectively in the aggregate, the “Retained Asset Value”); and
(iv)	the net debt related to the Business and Parent is equal to $(12.1) million, consisting of $2.0 million in cash and $14.1 million in principal amount of note payable (the “Net Debt”), with such Net Debt payable in connection with both the Full Business Wind Down (defined below) and the Transactions.

Accordingly, based on the foregoing assumptions, the sum of (1) the Base Purchase Price, as adjusted, net of the Retained Expense Amount, and (2) the Retained Asset Value ranges from $2.2 million to $4.6 million prior to the settlement of Net Debt, and ranges from $(9.9) million to $(7.5) million following the settlement of Net Debt (such sum, the “Parent Net Consideration”).

Management of Parent has also directed us to assume for purposes of our analysis, and we have assumed, that absent the Sale, the Board would immediately initiate the wind down of the entirety of the Business (the “Full Business Wind Down”), and as a result, Parent would likely become cash flow insolvent during the fiscal year ending February 2021. Accordingly, management of Parent has directed us to assume for purposes of our analysis, and we have assumed, that the consummation of the Sale is not expected to have a material impact on Parent’s liquidity outlook for Parent for the fiscal year ending February 2021.

The Board of Directors of Parent (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Parent Net Consideration is fair to Parent from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated January 21, 2020 of the Asset Purchase Agreement to be entered into by and among Parent, the Vendor, the Acquiror and Sunrise (the “Agreement”);
2.	reviewed certain information relating to the historical and current operations and financial condition of the Business and Parent made available to us by Parent, including estimates of the net proceeds to Parent of the Full Business Wind Down both before and after the settlement of Net Debt (the “Wind Down Case”) and estimates of the components of the Retained Expense Amount and the Retained Asset Value and estimates of Net Debt (collectively, the “Estimates”);
3.	spoken with certain members of the management of Parent and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Business, the liquidity outlook for Parent, the Sale, the Full Business Wind Down, the Retained Business Wind Down and related matters;
4.	compared the financial and operating performance of the Business with that of public companies that we deemed to be relevant;
5.	reviewed the current and historical market prices and trading volume for certain of Parent’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;
6.	reviewed a written confirmation addressed to us from senior management of Parent which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of Parent; and
7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of Parent has advised us, and we have assumed, that the Wind Down Case and the Estimates reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and we express no opinion with respect to such Wind Down Case, Estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also relied upon, without independent verification, the assessments of the management of Parent as to the liquidity outlook of Parent. We have assumed, with the consent of the Board, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transactions will be satisfied without waiver thereof, and (d) the Transactions will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transactions will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transactions, or the Business or Parent that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Business or Parent or any other party. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business, other than the Wind Down Case and the Estimates as Parent management has directed us to assume for purposes of our analysis. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Business, Parent or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Business, Parent or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transactions, the securities, assets, business or operations of the Business, Parent or any other party, or any alternatives to the Transactions, (b) negotiate the terms of the Transactions, or (c) advise the Board or any other party with respect to alternatives to the Transactions. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Board in its capacity as such in connection with its evaluation of the Transactions and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transactions or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Business, Parent, the Acquiror or any other party that may be involved in the Transactions and their respective affiliates or security holders or any currency or commodity that may be involved in the Transactions.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Business, Parent, the Acquiror or other participants in the Transactions or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Business, Parent, the Acquiror, other participants in the Transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Sale. Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Parent, its security holders or any other party to proceed with or effect the Transactions, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transactions or otherwise (other than the Parent Net Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transactions to the holders of any class of securities, creditors or other constituencies of Parent, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available for Parent or any other party, (v) the fairness of any portion or aspect of the Transactions to any one class or group of the Parent’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Parent’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Parent, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transactions, (vii) the solvency, creditworthiness or fair value of Parent or any of its subsidiaries, the Acquiror or any other participant in the Transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the impact of the Transactions on the solvency or viability of Parent or any of its subsidiaries or the ability of Parent or any of its subsidiaries to pay the respective obligations when they come due, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transactions, any class of such persons or any other party, relative to the Parent Net Consideration or any component thereof or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Parent and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Business, the Full Business Wind Down and the Transactions or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Parent Net Consideration is fair to Parent from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

ANNEX D

UNAUDITED CONDENSED FINANCIAL STATEMENTS OF THE FYE BUSINESS

The accompanying unaudited condensed financial statements of Trans World Entertainment Corporation’s fye Business include only the assets and liabilities of the fye Business which are available to be assumed by Purchaser as a result of the Transaction and the revenue and expenses which are related to those assets and liabilities.

The accompanying unaudited condensed financial statements have been prepared from Trans World Entertainment Corporation’s historical accounting records and do not purport to reflect the revenue and expenses that would have resulted if the fye Business had been a separate, standalone business during the periods presented. Although management has included allocations of certain corporate administrative and public company costs to the fye Business, such allocations are not necessarily indicative of the actual costs that the fye Business would have incurred had it been a standalone entity.

As an operating segment of Trans World Entertainment Corporation, the fye Business is dependent upon Trans World Entertainment Corporation for all of its working capital and financing requirements. The unaudited condensed financial statements of the fye Business consist of:

•	Unaudited Condensed Balance Sheets as of November 2, 2019, February 2, 2019 and February 3, 2018;
•	Unaudited Condensed Statements of Operations for the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018;
•	Unaudited Condensed Statements of Net Equity (Deficit) for the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018; and
•	Unaudited Condensed Statements of Cash Flows for the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018.

The unaudited financial statements of the fye Business should be read in conjunction with (i) the Unaudited Condensed Consolidated Financial Statements of Trans World Entertainment Corporation, and the notes thereto, as of and for the thirty-nine weeks ended November 2, 2019, included in Trans World Entertainment Corporation’s Quarterly Report on Form 10-Q filed with the SEC on December 23, 2019, which is attached hereto as Annex F, and (ii) the Audited Consolidated Financial Statements of Trans World Entertainment Corporation, and notes thereto, as of and for the fiscal years ended February 2, 2019 and February 3, 2018, included in Trans World Entertainment Corporation’s Annual Report on Form 10-K filed with the SEC on May 14, 2019, which is attached hereto as Annex E.

FYE
(A Trans World Entertainment Corporation Business)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	November 2, 2019	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,893	$3,024	$3,387
Accounts receivable	2,102	2,743	2,606
Merchandise inventory	78,608	69,785	86,217
Prepaid expenses and other current assets	3,862	4,231	5,178
Total current assets	87,465	79,783	97,388

Fixed assets, net	2,885	6,208	11,909
Operating lease right-of-use assets	5,574	—	—
Other assets	1,256	1,170	1,269
TOTAL ASSETS	$97,180	$87,161	$110,566

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$22,390	$28,544	$37,931
Due to Trans World Entertainment Corporation	55,576	21,801	5,836
Accrued expenses and other current liabilities	4,390	5,479	7,589
Deferred revenue	5,989	6,924	8,435
Current portion of operating lease liabilities	8,918	—	—
Total current liabilities	97,263	62,748	59,791

Operating lease liabilities	13,276	—	—
Other long-term liabilities	2,270	5,182	7,263
TOTAL LIABILITIES	112,809	67,930	67,054

EQUITY
NET (DEFICIT) EQUITY	(15,629)	19,231	43,512
TOTAL LIABILITIES AND EQUITY	$97,180	$87,161	$110,566

See Accompanying Notes to the Unaudited Condensed Financial Statements.

FYE
(A Trans World Entertainment Corporation Business)
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

	Thirty-nine Weeks Ended	Fiscal Year Ended
	November 2, 2019	February 2, 2019	February 3, 2018
Net sales	$125,092	$226,097	$262,714
Other revenue	2,510	5,193	5,683
Total revenue	127,602	231,290	268,397

Cost of sales	76,932	142,031	164,143
Gross profit	50,670	89,259	104,254

Selling, general and administrative expenses	68,915	111,768	124,408
Asset impairment charges	16,035	1,946	29,107
Loss from operations	(34,280)	(24,455)	(49,261)
Other (income) loss	388	(227)	(149)
Loss before income taxes	(34,668)	(24,228)	(49,112)
Income tax expense (benefit)	192	53	(285)
Net loss and comprehensive loss	$(34,860)	$(24,281)	$(48,827)

See Accompanying Notes to the Unaudited Condensed Financial Statements.

FYE
(A Trans World Entertainment Corporation Business)
UNAUDITED CONDENSED STATEMENTS OF NET EQUITY (DEFICIT)
(in thousands)

Net Equity (Deficit)
Balance as of January 28, 2017	$92,339
Net loss and comprehensive loss – year ended February 3, 2018	(48,827)
Balance as of February 3, 2018	43,512
Net loss and comprehensive loss – year ended February 2, 2019	(24,281)
Balance as of February 2, 2019	19,231
Net loss and comprehensive loss – thirty nine weeks ended November 2, 2019	(34,860)
Balance as of November 2, 2019	$(15,629)

See Accompanying Notes to the Unaudited Condensed Financial Statements.

FYE
(A Trans World Entertainment Corporation Business)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Thirty-nine Weeks Ended	Fiscal Year Ended
	November 2, 2019	February 2, 2019	February 3, 2018
OPERATING ACTIVITIES:
Net loss	$(34,860)	$(24,281)	$(48,827)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation of fixed assets	1,822	4,627	10,071
Amortization of operating lease right-to-use assets	5,764	—	—
Loss on disposal of fixed assets	27	370	495
Loss on impairment of long lived assets	16,035	1,946	29,107
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	641	(137)	2,737
Merchandise inventory	(8,823)	16,432	23,395
Prepaid expenses and other current assets	(332)	947	(2,880)
Other long-term assets	(86)	99	114
Accounts payable	(6,154)	(9,387)	(6,193)
Accrued expenses and other current liabilities	438	(2,110)	1,296
Deferred revenue	(935)	(1,511)	(794)
Other long-term liabilities	(6,549)	(2,081)	(1,087)
Net cash (used in) provided by operating activities	(33,012)	(15,086)	7,434

INVESTING ACTIVITIES:
Purchases of fixed assets	(894)	(1,242)	(7,342)
Net cash used in investing activities	(894)	(1,242)	(7,342)

FINANCING ACTIVITIES:
Borrowings from (payments to) Trans World Entertainment Corporation	33,775	15,965	(259)
Net cash provided by (used in) financing activities	33,775	15,965	(259)

Net decrease in cash and cash equivalents	(131)	(363)	(167)
Cash and cash equivalents, beginning of period	3,024	3,387	3,554
Cash and cash equivalents, end of period	$2,893	$3,024	$3,387

See Accompanying Notes to the Unaudited Condensed Financial Statements.

FYE
(A Trans World Entertainment Corporation Business)
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Business

Nature of Operations: Trans World Entertainment Corporation (Trans World Entertainment) operates its business in two segments. Trans World Entertainment’s For Your Entertainment segment (the “fye Business” or “fye”) operates a chain of retail entertainment stores and two e-commerce sites, while the etailz segment operates as a third party e-commerce market place reseller across a broad array of product lines, primarily through the Amazon Marketplace.

As a specialty retailer of entertainment products, including trend, video, music, electronics and related products, fye operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands as of November 2, 2019. The fye Business is seasonal in nature, with the peak selling period being the holiday season which falls in Trans World Entertainment’s fourth fiscal quarter.

Items Affecting Comparability: Trans World Entertainment’s fiscal year is a 52 or 53-week period ending the Saturday nearest to January 31. Fiscal 2018 and fiscal 2017 ended February 2, 2019 and February 3, 2018, respectively. Fiscal 2018 had 52 weeks and fiscal 2017 had 53 weeks.

Basis of Presentation: The accompanying unaudited condensed financial statements (the “Unaudited Financial Statements”) have been prepared in connection with the proposed sale of the fye Business as described elsewhere in this proxy statement. They have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. The term “carve-out” as used herein applies to general purpose financial statements of an operating unit which are derived or carved-out of those of a larger corporate entity. These Unaudited Financial Statements, which are presented in a condensed format, do not include all of the information and footnotes required by GAAP, reflect the historical financial position, results of operations and cash flows of the fye Business for the periods presented, and includes only the assets, liabilities and operating activities of the fye Business. The carrying value of those assets less the carrying value of those liabilities on each of the balance sheet dates represents Trans World Entertainment’s net investment in the fye Business at that date. The historical financial statements have been derived from the consolidated financial statements of Trans World Entertainment, and include the revenue, costs of revenue, operating and other expenses associated with the fye Business. Certain assumptions and allocations have been made in the preparation of these Unaudited Financial Statements to depict the fye Business on a standalone basis for the periods presented. As a result, the Unaudited Financial Statements may not be indicative of the financial position, results of operations or cash flows that would have been presented if the fye Business had been a standalone entity.

Operating results for the thirty-nine weeks ended November 2, 2019 and the fiscal years ended February 2, 2019 and February 3, 2018 may not be indicative of the results that may be experienced in any future period. In the opinion of management, the Unaudited Financial Statements include all adjustments necessary to present fairly the financial position and operating results of the fye Business for the periods presented. The sale of the fye Business is subject to approval of Trans World Entertainment’s stockholders and other closing conditions set forth in the Purchase Agreement.

In order to reconcile to previously reported fye segment financial information (Annual Report on Form 10-K and Quarterly Report on Form 10-Q) to the information presented in these Unaudited Financial Statements, the tables below present a reconciliation to the fye Business total assets and other long-term liabilities, which is the result of certain corporate level assets and liabilities (in thousands):

	November 2, 2019	February 2, 2019	February 3, 2018
fye segment total assets, as previously reported	$107,707	$101,785	$153,050
Less: Cash and cash equivalents	—	—	(26,070)
Restricted cash	(6,089)	(9,871)	(12,180)
Accounts receivable	(342)	(342)	—
Other assets	(4,096)	(4,411)	(4,234)
fye total assets per Unaudited Condensed Balance Sheets	$97,180	$87,161	$110,566

fye segment other long-term liabilities, as previously reported	$21,606	$24,789	$27,777
Less: Corporate liabilities(1)	(19,336)	(19,607)	(20,514)
fye other long-term liabilities per Unaudited Condensed Balance Sheets	$2,270	$5,182	$7,263
(1)	Corporate liabilities as of November 2, 2019, February 2, 2019 and February 3, 2018 consist of the Company’s Supplemental Executive Retirement Plan in the amount of $15.8 million, $16.3 million and $17.4 million, respectively, and liabilities for uncertain tax positions in the amount of $3.5 million, $3.3 million and $3.1 million, respectively.

The preparation of these Unaudited Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including those related to merchandise inventory and return costs; valuation of long-lived assets, income taxes, accounting for gift card liabilities, and other long-term liabilities that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Liquidity and Cash Flows Considerations: These Unaudited Financial Statements were prepared on the basis of a going concern which contemplates that Trans World Entertainment, including the fye Business, will be able to realize assets and satisfy liabilities and commitments in the normal course of business. The ability of Trans World Entertainment to meet its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding and the completion of other strategic alternatives. The Unaudited Financial Statements do not include any adjustments that might result from the outcome of these uncertainties.

Trans World Entertainment’s primary sources of liquidity to support the operations of the fye Business and its other business are funds provided through the existing revolving credit facility (“Credit Facility”), available cash and cash equivalents, and to a lesser extent, cash generated from operations. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. Trans World Entertainment’s cash requirements relate primarily to working capital needed to operate and grow the business, including funding operating expenses, the purchase of inventory and capital expenditures; and its ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of its revenue; the timing and amount of its operating expenses; the timing and costs of working capital needs; and changes in management’s strategy or other planned activities.

Trans World Entertainment incurred net losses of $39.1 million, $97.4 million and $42.6 million for the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively, inclusive of the fye Business net losses of $35.4 million, $24.3 million and $48.8 million for the same periods, and has an accumulated deficit of $89.3 million at November 2, 2019. In addition, net cash used in operating activities for the thirty-nine weeks ended November 2, 2019 was $30.8 million, inclusive of the $33.0 million of net cash used by the fye Business during the same period. Trans World Entertainment also experienced negative cash flows from operations during the fiscal years ended February 2, 2019 and February 3, 2018, and expects to incur net losses in the foreseeable future. Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and uncertainty with respect to any available future funding, as well as the completion of other strategic alternatives, Trans World Entertainment, inclusive of the fye Business, has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year after the date that these Unaudited Financial Statements are being made available.

Management has plans to address the current liquidity position. As disclosed in the Annual Report on Form 10-K filed May 14, 2019, Trans World Entertainment implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiencies and conserving working capital needed to support the growth of the etailz segment (the “performance improvement plan”). In addition, management continues to evaluate other strategic initiatives including establishing a credit facility at the etailz segment which could provide additional liquidity. At November 2, 2019, Trans World Entertainment had cash and cash equivalents of $3.1 million, net working capital of $35.4 million, short-term borrowings in the amount of $27.8 million on the Credit Facility and $11.0 million of availability on the Credit Facility.

In addition to the aforementioned current sources of existing working capital, the fye Business is continuing its efforts to generate additional sales and increase margins. There can be no assurance that any of the initiatives or strategic alternatives described above will be implemented, successful or consummated.

Concentration of Business Risks: The fye Business purchases inventory from approximately 460 suppliers. In fiscal 2018, 37% of fye purchases were made from ten suppliers including Universal Studio Home Entertainment, Paramount Video, Buena Vista Home Video, SONY Music, Twentieth Century Fox Home Entertainment, Warner/Elektra/Atlantic, Universal Music Group Distribution, Funko LLC, Warner Home Video, and Alliance Entertainment.

Note 2. Summary of Significant Accounting Policies

Cash and Cash Equivalents: All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable: Accounts receivable are primarily comprised of receivables from commissions due from third parties. There are no provisions for uncollectible amounts from retail sales of merchandise inventory since payment is received at the time of sale.

Merchandise Inventory and Return Costs: Merchandise inventory is stated at the lower of cost or net realizable value under the average cost method. Inventory valuation requires significant judgment and estimates, including obsolescence, shrink and any adjustments to net realizable value, if market value is lower than cost. The fye Business records obsolescence and any adjustments to net realizable value (if lower than cost) based on current and anticipated demand, customer preferences and market conditions. The provision for inventory shrink is estimated as a percentage of store sales for the period from the last date a physical inventory was performed to the end of the fiscal year. Such estimates are based on historical results and trends, and the shrink results from the last physical inventory. Physical inventories are taken at least annually for all stores and the distribution center throughout the year, and inventory records are adjusted accordingly.

The fye Business is generally entitled to return merchandise purchased from major music vendors for credit against other purchases from these vendors. Certain vendors reduce the credit with a merchandise return charge which varies depending on the type of merchandise being returned. Certain other vendors charge a handling fee based on units returned. All merchandise return charges are recorded in cost of sales.

Fixed Assets and Depreciation: Fixed assets are recorded at cost and depreciated or amortized over the estimated useful life of the asset using the straight-line method. The estimated useful lives are as follows:

Leasehold improvements	Lesser of estimated useful life of the asset or the lease term
Fixtures and equipment	3-7 years

Major improvements and betterments to existing facilities and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

Long Lived Assets: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset over its remaining useful life. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally measured based on discounted estimated future cash flows. Assets to be disposed of would be separately presented in the Unaudited Condensed Balance Sheets and reported at the lower of the carrying amount or fair value less disposition costs. For the purpose of the asset impairment test, the fye Business has two asset groupings – corporate and store level assets.

During the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, based on continued operating losses within the fye Business driven by lower than expected sales, triggering events had occurred in each respective period, and pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment, an evaluation of the fye fixed assets for impairment was required. During the thirty-nine weeks ended November 2, 2019, fixed assets and operating lease right-of-use assets, primarily at fye’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist, were written down to their estimated fair values as of November 2, 2019, resulting in the recording of fixed assets and operating lease right-of-use assets impairment charges of $2.4 million and $13.6 million, respectively.

During fiscal years ended February 2, 2019 and February 3, 2018, fixed assets primarily at the retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist, were written down to their estimated fair values as of the end of fiscal 2018 and fiscal 2017, resulting in the recording of asset impairment charges of $1.9 million and $29.1 million, respectively.

Estimated fair values for long-lived assets at these locations, including operating lease right of use assets, store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Trans World Entertainment’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

Conditional Asset Retirement Obligations: The fye Business records the fair value of an asset retirement obligation (“ARO”) as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the asset. The fye Business also records a corresponding asset that is depreciated over the life of the asset. Subsequent to its initial measurement, the ARO is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

Revenue Recognition:

Retail Sales

The fye Business recognizes sales revenue, net of sales taxes and estimated sales returns, at the time it sells merchandise to the customer (point of sale). Internet sales include shipping revenue and are recorded upon shipment to the customer. The fye Business records shipping and handling costs in cost of sales. Additionally, estimated sales returns are calculated based on expected returns.

Membership Fee Revenue

The fye Business recognizes membership fee revenue over the term of the membership, which is typically 12 months for the Platinum Backstage Pass membership, and 24 months for the Backstage Pass VIP membership. For the Platinum Backstage Pass program, the contractual term of the program is 12 months, in which revenue is recognized over that service period. For the Backstage Pass VIP program, the term of the program is indefinite until a customer cancels the membership. The fye Business estimates 24 months as the service period based on historical cancellation patterns and recognizes revenue over that service period. Membership in each program provides customers with merchandise discounts and exclusive member-only offers. Total membership fees related to the loyalty programs collected in advance, net of estimated refunds, were as follows: cash received from customers during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018 was $8.9 million, $13.7 million and $16.9 million, respectively. Membership fee revenue recognized during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018 was $9.7 million, $15.0 million and $17.9 million, respectively, and is recognized on a straight-line basis over the service period. The remaining performance obligation associated with the membership programs was $4.0 million, $4.8 million and $6.1 million as of November 2, 2019, February 2, 2019 and February 3, 2018, respectively. Membership fee revenue is included in Net Sales in the Unaudited Condensed Statements of Operations.

Deferred membership revenue is included in Deferred Revenue in the Unaudited Condensed Balance Sheets.

Other Revenue

The fye Business recognizes revenue related to commissions earned from third parties. The fye Business assesses the principal versus agent considerations depending on control of the good or service before it is transferred to the customer. As the fye Business is the agent and does not have control of the specified good or service, the fye Business recognizes the fee or commission to which the fye Business expects to be entitled for the agency service. Commissions earned from third parties were $2.4 million, $5.0 million and $5.3 million during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively, and are included in Other Revenue in the Unaudited Condensed Statements of Operations.

Gift Cards

The fye Business offers gift cards for sale, which is included in deferred revenue in the Unaudited Condensed Balance Sheets. When gift cards are redeemed at the store level, revenue is recorded and the related liability is reduced. Breakage is estimated based on proportion to the pattern of rights exercised by the customer. The fye Business has the ability to reasonably and reliably estimate the gift card liability based on historical experience with redemption rates associated with a large volume of homogeneous transactions. The fye Business issued $0.8 million, $1.9 million and $2.8 million in gift cards during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively. The fye Business recognized in revenue for redeemed gift cards the amounts of $0.9 million, $1.9 million and $2.8 million during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively. The fye Business recorded breakage on its gift cards in the amount of $0.1 million, $0.2 million and $0.4 million during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively. Gift card breakage is recorded as Other Revenue in the Unaudited Condensed Statements of Operations. The remaining performance obligation associated with gift cards was $1.8 million, $2.0 million and $2.2 million as of November 2, 2019, February 2, 2019 and February 3, 2018, respectively, and is included in Deferred Revenue in the Unaudited Condensed Balance Sheets.

Cost of Sales: In addition to the cost of product, the fye Business includes in cost of sales those costs associated with purchasing, receiving, shipping, online marketplace fulfillment fees, inspecting and warehousing product, and depreciation related to distribution operations. Also included are costs associated with the return of product to vendors. Cost of sales further includes the cost of inventory shrink losses and obsolescence and the benefit of vendor allowances and discounts.

Selling, General and Administrative Expenses: Included in selling, general and administrative (“SG&A”) expenses are payroll and related costs, store operating costs, occupancy charges, Amazon fees, professional and service fees, general operating and overhead expenses and depreciation charges (excluding those related to distribution operations). Selling, general and administrative expenses also include fixed asset write offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Advertising Costs and Vendor Allowances: The fye Business often receives allowances from its vendors to fund in-store displays, print and radio advertising, and other promotional events. Vendor advertising allowances which exceed specific, incremental and identifiable costs incurred in relation to the advertising and promotions offered by the fye Business to its vendors are classified as a reduction in the purchase price of merchandise inventory. Accordingly, advertising and sales promotion costs are charged to operations, offset by direct vendor reimbursements, as incurred. Total advertising expense, excluding vendor allowances, was $1.7 million, $2.2 million and $3.1 million during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively. In the aggregate, vendor allowances supporting fye’s advertising and promotion are included as a reduction of SG&A expenses, and reimbursements of such costs were $1.2 million, $2.1 million and $2.8 million during the thirty-nine weeks ended November 2, 2019, and the fiscal years ended February 2, 2019 and February 3, 2018, respectively.

Income Taxes: For purposes of the Unaudited Financial Statements, income tax was calculated at statutory rates adjusted for applicable permanent differences, as if the fye Business was a separate taxpayer utilizing the “Separate Return Method,” even though it has been included in the consolidated tax return of Trans World Entertainment.

The fye Business utilizes a more-likely-than-not recognition threshold, based on the technical merits of the tax position taken, when it considers the need for a provision related to an uncertain tax provision. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement in the financial statements. The fye Business recognizes interest and penalties related to income tax matters in income tax expense.

Since the fye Business has been included in Trans World Entertainment’s consolidated tax return and has a history of net losses for both financial reporting and tax purposes, and because any net operating loss carryforward attributable to the fye Business is not included in the proposed sale, no deferred tax assets or deferred tax liabilities are reflected in the Unaudited Condensed Balance Sheets.

Recently Adopted Accounting Pronouncements

(a)   Leases

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a frontloaded expense pattern (similar to capital leases under the prior accounting standard).

The fye Business adopted this new accounting standard on February 3, 2019 on a modified retrospective basis and applied the new standard to all leases greater than one year. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The fye Business elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. The fye Business does not engage in any Lessor transactions, and as a Lessee, fye does not have any finance leases. As a result, the new standard had a material impact on the Unaudited Condensed Balance Sheet, but did not materially impact fye’s operating results and did not materially impact fye’s cash flows.

The following is a discussion of the lease policy under the new lease accounting standard:

The fye Business determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent fye’s right to use an underlying asset for the lease term and lease liabilities represent fye’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the leases is not readily determinable, the fye Business utilizes Trans World Entertainment’s incremental borrowing rate to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and reduced by lease incentives. Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

For real estate leases, the fye Business accounts for lease components and non-lease components as a single lease component. Certain real estate leases require additional payments based on reimbursement for real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs. Other real estate leases contain one fixed lease payment that includes real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and included in the right-of-use assets and lease liabilities.

Management elected the following package of practical expedients permitted under the lease standard: Management does not record leases with an initial term of 12 months or less on the balance sheet but continue to expense them on a straight-line basis over the lease term. As of November 2, 2019, 153 leases were short-term in nature and were exempt from being recorded on the Unaudited Condensed Balance Sheet.

Impact of New Lease Standard on Balance Sheet Line Items

As a result of applying the new lease standard using a modified retrospective method, the following adjustments were made to accounts on the Unaudited Condensed Balance Sheet as of February 3, 2019:

	Impact of Change in Accounting Policy
	As Reported February 2, 2019	Adjustments	Adjusted February 3, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,024	$—	$3,024
Accounts receivable	2,743	—	2,743
Merchandise inventory	69,785	—	69,785
Prepaid expenses and other current assets	4,231	(701)	3,530
Total current assets	79,783	(701)	79,082

Fixed assets, net	6,208	—	6,208
Operating lease right-of-use assets	—	25,001	25,001
Other assets	1,170	—	1,170
TOTAL ASSETS	$87,161	$24,300	$111,461

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,544	$—	$28,544
Due to Trans World Entertainment Corporation	21,801	—	21,801
Accrued expenses and other current liabilities	5,479	(1,319)	4,160
Deferred revenue	6,924	—	6,924
Current portion of operating lease liabilities	—	8,710	8,710
Total current liabilities	62,748	7,391	70,139

Operating lease liabilities	—	20,008	20,008
Other long-term liabilities	5,182	(3,099)	2,083
TOTAL LIABILITIES	67,930	24,300	92,230

EQUITY
NET EQUITY	19,231	—	19,231
TOTAL LIABILITIES AND EQUITY	$87,161	$24,300	$110,566

The following table is a summary of the fye Business components of net lease cost for the thirty-nine week period ended November 2, 2019:

Lease Cost

(amounts in thousands)	Classification	Thirty-nine weeks ended November 2, 2019
Short-term operating lease cost	SG&A	$10,043
Operating lease cost	SG&A	6,525
Variable lease cost	SG&A	369
Net lease cost		$16,937

During the fiscal years ended February 2, 2019 and February 3, 2018, the fye Business recorded minimum rentals of $20.8 million and $24.1 million, respectively, and did not record any contingent rentals.

As of November 2, 2019, the maturity of lease liabilities is as follows:

(amounts in thousands)	Operating Leases
2019 (remaining three months)	$2,436
2020	9,810
2021	6,587
2022	2,434
2023	1,511
Thereafter	1,184
Total lease payments	23,962
Less: amounts representing interest	(1,768)
Present value of lease liabilities	$22,194

Lease term and discount rate are as follows:

November 2, 2019
Weighted-average remaining lease term (years) – Operating leases	1.02
Weighted-average discount rate Operating leases	5%

Other information:

(amounts in thousands)	Thirty-nine weeks ended November 2, 2019
Cash paid for amounts included in the measurement of operating lease liabilities
Operating cash flows from operating leases	$6,269

As determined prior to the adoption of the new lease standard, the future minimum lease payments under operating leases in effect as of February 2, 2019 were as follows:

(amounts in thousands)
2019	$23,924
2020	7,915
2021	4,736
2022	1,362
2023	606
Thereafter	255
Total minimum lease payments	$38,798

(b) Revenue from Contracts with Customers

In June 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. On February 4, 2018, Trans World Entertainment adopted Topic 606 using the modified retrospective approach. The new standard states that revenue is recognized when performance obligations are satisfied by transferring goods or services to the customer in an amount that the entity expects to collect in exchange for those goods or services. The satisfaction of a performance obligation with a single customer may occur at a point in time or may occur over time. The significant majority of fye’s revenue is recognized at a point in time, generally when a customer purchases and takes possession of merchandise through the stores or when merchandise purchased through the e-commerce websites is shipped to a customer. Revenues do not include sales taxes or other taxes collected from customers. The fye Business has arrangements with customers where the performance obligations are satisfied over time, which primarily relate to the loyalty programs and gift card liabilities. The adoption of Topic 606 impacted the timing of revenue recognition for gift card breakage. Prior to adoption of Topic 606, gift card breakage was recognized at the point gift card redemption became remote. In accordance with the Topic 606, the fye Business recognizes gift card breakage in proportion to the pattern of rights exercised by the customer. The adoption of Topic 606 also impacted the presentation of the Unaudited Condensed Balance Sheets related to sales return reserves to be recorded on a gross basis, consisting of a separate right of return asset and liability. The fye Business’ evaluation of Topic 606 included a review of certain third-party arrangements to determine whether fye acts as principal or agent in such arrangements, and such evaluation did not result in any material changes in gross versus net presentation as a result of the adoption of the new standard.

The cumulative effect of initially applying Topic 606 within the fye Business was a $0.2 million increase to the opening balance of inventory, a $0.2 million increase to the opening balance of accrued expenses and other liabilities, a $0.5 million increase to the opening balance of deferred revenue, and a $0.5 million decrease to the opening balance of retained earnings as of February 4, 2018. The comparative prior period information continues to be reported under the accounting standards in effect during those periods.

Note 3. Fixed Assets

Fixed assets consist of the following (amounts in thousands):

	November 2, 2019	February 2, 2019	February 3, 2018
Fixtures and equipment	$4,116	$9,351	$12,043
Leasehold improvements	2,393	6,837	9,846
Total fixed assets	6,509	16,188	21,889
Accumulated depreciation	(3,624)	(9,980)	(9,980)
Fixed assets, net	$2,885	$6,208	$11,909

Depreciation of fixed assets is included in the Unaudited Condensed Statements of Operations as follows (amounts in thousands):

	Thirty-nine weeks ended November 2, 2019	Year-ended February 2, 2019	Year-ended February 3, 2018
Cost of sales	$—	$—	$645
Selling, general and administrative expenses	1,822	4,627	9,426
Total	$1,822	$4,627	$10,071

Depreciation expense related to the distribution center facility and related equipment is included in cost of sales. All other depreciation of fixed assets is included in SG&A expenses. As noted within Footnote 1, approximately $2.4 million, $1.9 million and $29.1 million in fixed asset impairment was recorded during the thirty-nine weeks ended November 2, 2019, and fiscal years ended February 2, 2019 and February 3, 2018, respectively.

Note 4. Benefit Plans

401(k) Savings Plan

The fye segment offers a 401(k) plan which permits participants to contribute up to 80% of their salary, including bonuses, up to the maximum allowable by IRS regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participant vesting of Trans World Entertainment’s matching contribution is based on the years of service completed by the participant. Participants are fully vested upon the completion of four years of service. Historically, Trans World Entertainment has matched 50% of the first 6% of employee contributions after completing one year of service. As of February 3, 2019, the fye Business suspended its matching contribution in response to one of Trans World Entertainment’s cost-cutting initiatives.

Total expense related to fye’s matching contributions was approximately $0.3 million in fiscal 2018 and fiscal 2017, respectively.

Note 5. Share-based Compensation

Certain employees of the fye Business have been granted awards under Trans World Entertainment’s various stock option and award plans.

The fye Business included share-based compensation expense in selling, general and administrative expenses of the Unaudited Condensed Statements of Operations for the thirty-nine weeks ended November 2, 2019 and for the fiscal years ended February 2, 2019 and February 3, 2018 in the amounts of $0.2 million, $0.6 million, and $0.6 million, respectively.

Note 6. Income Taxes

The fye Business has a sustained history of net losses. The provision for income taxes for the nine months ended November 2, 2019 and for the fiscal years ended February 2, 2019 and February 3, 2018 is comprised solely of state income taxes and interest on uncertain tax positions.

Note 7. Related Party Transactions

Trans World Entertainment and the fye Business are party to a lease associated with the 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease, accounted for as an operating lease, $0.9 million was paid in the thirty-nine weeks ended November 2, 2019, and $1.2 million was paid in both the fiscal years ended February 2, 2019 and February 3, 2018 to the entity controlled by the estate of Robert J. Higgins. Under the terms of the lease agreement, fye is responsible for property taxes and other operating costs with respect to the premises.

Note 8. Commitments and Contingencies

Legal Proceedings

Trans World Entertainment is subject to legal proceedings and claims related to the operations of fye that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the fye Business. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a putative class action complaint against Trans World Entertainment Corporation and Synapse Group, Inc. in the United States District Court for the District of Massachusetts Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleges, among other things, that the “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint seeks statutory and actual damages.

Trans World Entertainment has filed a motion to dismiss the case which remains pending; however the court has already dismissed the plaintiffs’ only claim under federal law. The court has not yet decided the rest of the motion, but has indicated its preliminary agreement with significant portions of that motion, including that the case should not be able to proceed as a class action. Trans World Entertainment believes it has meritorious defenses to the plaintiffs’ claims and, if the court does not grant Trans World Entertainment’s motion to dismiss in full, management intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that Trans World Entertainment misclassified Store Managers as exempt nationwide. It also alleges violations of New Jersey and Pennsylvania State Law with respect to the Trans World Entertainment’s use of the fluctuating workweek method to pay Senior Assistant Managers at stores located in those two states, and that managers and assistant managers worked “off-the-clock.” The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification, June 2018 and partially granted in January 2019. The opt-in period for the collective that was certified closed on April 6, 2019. Once the scope of the conditionally certified collective is known, opt-in discovery relating to that collective will commence. Trans World Entertainment plans to move to decertify that collective.

Note 9. Subsequent Events

On January 23, 2020, Trans World Entertainment Corporation and its wholly-owned subsidiaries that operate the fye Business entered into a definitive asset purchase agreement (the “Asset Purchase Agreement”) with a subsidiary of Sunrise Records and Entertainment Ltd., the parent of Sunrise Records in Canada and HMV Records in the United Kingdom, to sell substantially all of the assets of the fye Business for $10 million in cash, subject to a Net Inventory (as defined in the Asset Purchase Agreement) and other adjustments, plus the assumption of certain liabilities (the “Transaction”). The Transaction is expected to close in the first quarter of 2020, subject to the satisfaction or waiver of customary closing conditions set forth in the Asset Purchase Agreement, including the receipt of certain third party consents and the approval by at least two-thirds of Trans World Entertainment Corporation’s stockholders.

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED FEBRUARY 2, 2019
OR
TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
FOR THE TRANSITION PERIOD FROM                 TO

COMMISSION FILE NUMBER: 0-14818

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

New York	14-1541629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38 Corporate Circle
Albany, New York 12203
(Address of principal executive offices, including zip code)

(518) 452-1242
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, $0.01 par value per share	TWMC	NASDAQ Stock Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in the Rule 405 of the Securities Act. Yes  ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes  ☐ No ☒

Indicate by a check mark whether the Registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company (as defined in Rule 12b-2 of the Act).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Small reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☒

As of August 3, 2018, 36,225,824 shares of the Registrant’s Common Stock were issued and outstanding. The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing sale price of the Registrant’s Common Stock on August 3, 2018 as reported on the Global tier of The NASDAQ Stock Market, Inc. was $21,287,726. Shares of Common Stock held by the Company’s controlling shareholder, who controlled approximately 39% of the outstanding Common Stock, have been excluded for purposes of this computation. Because of such shareholder’s control, shares owned by other officers, directors and 5% shareholders have not been excluded from the computation. As of March 29, 2019, there were 36,258,839 shares of Common Stock issued and outstanding.

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes  ☐ No  ☐

Documents of Which Portions Are Incorporated by Reference	Parts of the Form 10-K into Which Portion of Documents are Incorporated
Proxy Statement for Trans World Entertainment Corporation’s June 27, 2019 Annual Meeting of Shareholders to be filed on or about May 28, 2019	III

PART I

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to the Trans World Entertainment Corporation’s (“the Company’s”) future prospects, developments and business strategies. The statements contained in this document that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements.

•   new product introductions;
•   continued and accelerated declines in compact disc
    (“CD”) and home video industry sales;
•   highly competitive nature of the retail
    entertainment business;
•   advancements in technology, including digital
    distribution and media streaming;
•   competitive pricing;
•   current economic conditions and changes in mall
    traffic;
•   dependence on key employees, the ability to hire
    new employees and pay competitive wages;

•   the Company’s level of debt and related restrictions
    and limitations;
•   future cash flows;
•   availability of real estate;
•   vendor terms;
•   interest rate fluctuations;
•   access to third party digital marketplaces
•   adverse publicity;
•   product liability claims;
•   changes in laws and regulations;
•   breach of data security;
•   increase in Amazon Marketplace fulfillment and
    storage fees and
•   the other matters set forth under Item 1A “Risk
    Factors,” Item 7 “Management’s Discussion and
    Analysis of Financial Condition and Results of
    Operations”, and other sections of this Annual
    Report on Form 10-K

The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this report or elsewhere might not occur.

In addition, the preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions. These estimates and assumptions affect:

•	the reported amounts and timing of revenue and expenses,
•	the reported amounts and classification of assets and liabilities, and
•	the disclosure of contingent assets and liabilities.

Actual results may vary from our estimates and assumptions. These estimates and assumptions are based on historical results, assumptions that we make, as well as assumptions by third parties.

Item 1.	BUSINESS

Company Background

Trans World Entertainment Corporation, which, together with its consolidated subsidiaries, is referred to herein as “the Company”, “we”, “us” and “our”, was incorporated in New York in 1972. We own 100% of the outstanding Common Stock of Record Town, Inc. and etailz, Inc. See below for additional information.

Our Reportable Segments

We operate our business in two segments:

For Your Entertainment Segment (“fye”)

The Company’s fye segment operates retail stores and two e-commerce sites and continues to be one of the largest specialty retailers of entertainment products, including trend, video, music, electronics and related products in the United States.

Stores and Store Concepts

As of February 2, 2019, the fye segment operated 210 stores totaling approximately 1.2 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands predominantly under the For Your Entertainment brand.

Mall stores. The Company operated 193 traditional mall-based stores as of February 2, 2019. Mall stores average about 5,200 square feet and carry a full complement of entertainment products, including trend, video, music, electronics, and related products.

Video only stores. The Company operated 5 video only stores as of February 2, 2019, under the Suncoast Motion Pictures brand. These stores specialize in the sale of video and related product. They average about 2,500 square feet.

Freestanding Stores. The Company operated 12 freestanding stores predominantly under the fye brand. They carry a full complement of entertainment products, including trend, video, music, electronics, and related products and are located in freestanding, strip center and downtown locations. The freestanding stores average approximately 12,700 square feet.

Retail Web Sites

The fye segment operates two retail web sites, www.fye.com and www.secondspin.com. fye.com is our flagship site and carries entertainment products, including trend, video, music, electronics and related products. SecondSpin.com is a leading seller of used CDs, DVDs, and Blu-Ray online and carries one of the largest catalogs of used media available online.

etailz Segment (“etailz”)

etailz is a leading online marketplace retail expert. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and e-commerce insight to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions.

etailz Retail Partnerships

Fulfilled by Amazon Global. etailz is a leading Amazon marketplace retailer that partners with brands and employs advanced technology and strategies to grow sales both domestically and internationally.

Additional Marketplace Opportunities. etailz partners with companies to expand their brand on eBay, Jet and Walmart.

Drop Ship. Drop ship arrangements allow etailz to offer partners’ entire catalog across marketplaces, expanding their brand presence and capturing additional sales.

Merchandise Categories

fye Segment

Net sales by merchandise category as a percentage of total net sales for fiscal 2018 and 2017 were as follows:

	2018	2017
Lifestyle/Trend	41.5%	37.3%
Video	27.6	30.9
Music	17.6	19.3
Electronics	13.3	12.5
Total	100.0%	100.0%

etailz Segment

etailz generates revenue across a broad array of product lines primarily through the Amazon Marketplace. Approximately 60% of total etailz revenue was generated by four major categories: health & personal care; home/kitchen/grocery; tools/office/outdoor; and baby.

Business Environment

fye Segment

Video and music accounted for approximately 45% of the segment’s net sales in fiscal 2018 versus approximately 50% of net sales in fiscal 2017. Physical media sales have suffered from the shift of content to digital distribution, media streaming and online retailers that offer entertainment products to consumers and collectively have gained a larger share of the market.

etailz Segment

The Company’s etailz segment operates as a third party e-commerce market place (“Digital Marketplace”) reseller. Digital Marketplaces are e-commerce platforms where online retailers enable third party sellers access to their website and customer base to sell various merchandise. Digital marketplaces allow consumers to shop from a variety of merchants in one place and have become an integral part of many e-commerce sellers’ businesses, including Amazon.com, Walmart.com, Jet.com, and ebay.

E-commerce sales are growing faster than physical store sales. According to the U.S. retail e-commerce sales statistics, total estimated e-commerce sales for 2019 are projected at $560.7 billion, an increase of 11% from 2018, while e-commerce sales in 2018 accounted for 10% of total retail sales as compared to 9% of total retail sales for 2017.

During fiscal 2018, in response to the general decline in operating results, management implemented the following strategic initiatives, operational efficiencies and other considerations directed towards improving the etailz segment’s performance, operations, and cash flow:

Vendor Rationalization and Remediation

Using a profit driven approach, the Company determined there was an opportunity to rationalize and remediate its vendor portfolio to improve profitability, streamline core operations and improve efficiencies. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

SG&A Rationalization

During the fourth quarter of fiscal 2018, etailz implemented certain strategic initiatives in order to create operation efficiencies directed towards improving the etailz segment’s performance, operations, and cash flow to support the ongoing operating model changes and to create a leaner organization that is better aligned with current and future business focus. As part of the initiatives, a 30% reduction in force was implemented during the fourth quarter of fiscal 2018, in addition to changes in senior management. Additional reductions implemented included expenses related to technology, hardware, and employee benefits.

Working Capital Optimization

The segment is in the process of implementing strategies that will enhance sales, improve inventory turns and decrease Amazon storage fees.

Competition

fye Segment

The specialty entertainment retail industry is intensely competitive and subject to rapid changes in consumer preferences. We compete with mass merchants, consumer electronics stores, lifestyle retailers and online retailers. Our media products are also distributed through other methods such as digital delivery. We also compete with sellers of pre-owned and value media products. Additionally, we compete with other forms of entertainment activities, including casual and mobile games, movies, television, theater, sporting events and family entertainment centers.

We compete with Walmart, Inc.; Target Corporation; Amazon.com, Inc. (“Amazon”); and Best Buy Co., Inc., among others.

The Company has diversified its products and taken other measures to position itself competitively within its industry. The Company believes it effectively competes in the following ways:

•	Diversified product mix: the Company is expanding the range of product offerings in our non-media businesses. As a result, the non-media categories contribution to total sales increased to 55% in fiscal 2018 as compared to 50% in fiscal 2017.
•	Customer service: the Company offers personalized customer service in its stores guided by a commitment to approach every customer with gratitude, humility and respect.
•	Location and convenience: a strength of the Company is its convenient store locations that are often the exclusive retailer in regional shopping centers offering a full complement of entertainment products.
•	Marketing: the Company utilizes in-store visual displays, live events and digital marketing strategy that leverages email marketing, keyword buys, search engine optimization, social media, and display advertising.

etailz Segment

etailz competes with other third-party marketplace sellers using a data driven approach to digital marketplace retailing utilizing proprietary software and e-commerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions.

Seasonality

The Company’s business is seasonal, with its fourth fiscal quarter constituting the Company’s peak selling period. In fiscal 2018, fourth quarter revenue accounted for approximately 30% of annual total revenue. In anticipation of increased sales activity in the fourth fiscal quarter, the Company purchases additional inventory and hires seasonal associates to supplement its core store sales and distribution center staff. If, for any reason, the Company’s net sales were below seasonal norms during the fourth fiscal quarter, the Company’s operating results could be adversely affected. During the fourth quarter of fiscal 2018, fye comparable store sales (as defined within Key Performance Indicators of Item 7) increased 2.8% compared to the same quarter last year. etailz sales declined 8.3% for the fourth fiscal quarter of 2018 compared to the same quarter last year and adversely affected annual results. Quarterly sales can also be affected by the timing of new product releases, new store openings or closings and the performance of existing stores.

Advertising

fye Segment

The Company makes use of visual displays including in-store signage and external banners. The Company employs a marketing strategy including email blasts and social networking. Certain vendors from whom the Company purchases merchandise offer advertising allowances, of varying duration and amount, to promote their merchandise.

etailz Segment

etailz utilizes social media and content marketing to strengthen its visibility within the industry and locally. The segment’s Facebook, Instagram, LinkedIn, Pinterest, and Twitter accounts have a strong and engaged following. etailz public relations efforts consist of press releases, articles in industry publications, and articles on our website. In addition, etailz hosts conferences for its partners which strengthens its presence within the industry and establishes etailz as a leader in online marketplace retail.

Within in its marketing division, etailz offers advertising services to its partners including social media ads, influencer campaigns, and marketplace advertising.

Suppliers and Purchasing

fye Segment

The fye segment purchases inventory from approximately 460 suppliers. In fiscal 2018, 37% of fye purchases were made from ten suppliers including Universal Studio Home Entertainment, Paramount Video , Buena Vista Home Video, SONY Music, Twentieth Century Fox Home Entertainment, Warner/Elektra/Atlantic, Universal Music Group Distribution, Funko LLC, Warner Home Video, and Alliance Entertainment.

etailz Segment

During fiscal 2018, etailz purchased inventory from various suppliers in numerous product categories, primarily through the Amazon Marketplace. In fiscal 2018, no individual supplier exceeded 10% of etailz revenue.

The Company does not have material long-term purchase contracts; rather, it purchases products from its suppliers on an order-by-order basis. Historically, the Company has not experienced difficulty in obtaining satisfactory sources of supply and management believes that it will continue to have access to adequate sources of supply.

Trade Customs and Practices

Under current trade practices with large suppliers, retailers of music and video products are generally entitled to return unsold merchandise they have purchased in exchange for other merchandise carried by the suppliers. The largest music suppliers charge a related merchandise return penalty or return handling fee. Most manufacturers and distributors of video products do not charge a return penalty or handling fee. Under current trade practices with large suppliers, retailers of trend, electronics, video games and related products may receive markdown support from suppliers to help clear discontinued or slow turning merchandise. Merchandise return policies and other trade practices have not changed significantly in recent years. The Company generally adapts its purchasing policies to changes in the policies of its largest suppliers.

Employees

As of February 2, 2019, the Company employed approximately 2,200 people, of whom approximately 1,000 were employed on a full-time basis. Others were employed on a part-time basis.

fye Segment

The fye segment had approximately 800 full-time employees and approximately 1,200 part-time employees. The fye segment hires seasonal sales and distribution center employees during its fourth quarter peak selling season to ensure continued levels of personalized customer service and in-stock position. Assistant store managers, store managers, district managers and regional managers are eligible to receive incentive compensation based on the sales and/or profitability of stores for which they are responsible. Sales support managers are generally eligible to receive incentive compensation based on achieving Company performance targets. None of the Company’s employees are covered by collective bargaining agreements and management believes that the Company enjoys favorable relations with its employees.

etailz segment

During the fourth quarter of 2018, etailz implemented certain strategic initiatives in order to create operation efficiencies directed towards improving the etailz segment’s performance, operations, and cash flow to support the ongoing operating model changes and to create a leaner organization that is better aligned with current and future business focus. As part of the initiatives, a 30% reduction in force was implemented during the fourth quarter of fiscal 2018, in addition to changes in senior management. After the reduction in force, as of February 2, 2019, the etailz segment employed 189 full-time and 15 part-time employees.

Trademarks

The trademarks, for your entertainment (fye), etailz, and Suncoast Motion Pictures are registered with the U.S. Patent and Trademark Office and are owned by the Company. We believe that our rights to these trademarks are adequately protected. We hold no material patents, licenses, franchises or concessions; however, our established trademarks and trade names are essential to maintaining our competitive position in the entertainment retail industry.

Information Systems

fye Segment

The Company’s inventory management systems and point-of-sale technology show daily sales and in-store stock by title by store. The systems use this data to automatically generate replenishment shipments to each store from our distribution centers, enabling each store to carry a merchandise assortment uniquely tailored to its own sales mix and rate of sale. Call lists and reservation system also provide our buying staff with information to determine order size and inventory management for store-by-store inventory allocation.

To support most operations, the Company uses a large-scale computing environment with a state-of-the-art storage area network, a wired and wireless corporate network installed at regional headquarters, and a secure virtual private network to access and provide services to computing assets located in stores, distribution centers and satellite offices, and to the mobile workforce.

An Oracle based point-of-sale system has been enhanced to facilitate trade-in transactions, including automatic lookup of trade-in prices and printing of machine-readable bar codes to facilitate in-store restocking of pre-owned products. In addition, our central database of all pre-owned products allows us to actively manage the pricing and product availability of our pre-owned products across our store base and reallocate our pre-owned products as necessary.

etailz segment

etailz has a data driven approach to digital marketplace retail utilizing proprietary software. Using data collected from the marketplaces, optimal inventory thresholds and purchasing trends are calculated within their advanced inventory management software developed in-house. etailz also has proprietary software related to pricing, marketing, and marketplace seller information. To support most operations, etailz uses cloud computing services and a secure network to provide computing services.

Available Information

The Company’s headquarters are located at 38 Corporate Circle, Albany, New York 12203, and its telephone number is (518) 452-1242. The Company’s corporate website address is www.twec.com. The Company makes available, free of charge, its Exchange Act Reports (Forms 10-K, 10-Q, 8-K and any amendments thereto) on its web site as soon as practical after the reports are filed with the Securities and Exchange Commission (“SEC”). The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. This information can be obtained from the site http://www.sec.gov. The Company’s Common Stock, $0.01 par value, is listed on the NASDAQ Global Market under the trading symbol “TWMC”. The Company’s fiscal year end is the Saturday closest to January 31. The fiscal 2018 (“fiscal 2018”) year ended on February 2, 2019 and fiscal 2017 (“fiscal 2017”) year ended February 3, 2018. Fiscal 2018 consisted of 52 weeks and fiscal 2017 consisted of 53 weeks.

Item 1A.	RISK FACTORS

The following is a discussion of certain factors, which could affect the financial results of the Company.

Risks Related to Our Business and Industry

The Company’s results of operations are affected by the continued declines in the physical video and music industries.

Physical media sales have suffered from the shift of content to digital distribution, streaming and online retailers that offer entertainment products at discounted prices and collectively have gained a larger share of the market. Physical video and music represent approximately 45% of sales and have been impacted by new distribution channels, including digital distribution, streaming and internet fulfillment.

If we cannot successfully implement our business strategy our growth and profitability could be adversely impacted.

Our future results will depend, among other things, on our success in implementing our business strategy. There can be no assurance that we will be successful in implementing our business strategy or that the strategy will be successful in sustaining acceptable levels of sales growth and profitability.

During fiscal 2018, in response to the general decline in operating results, management implemented the following strategic initiatives, operational efficiencies and other considerations directed towards improving the etailz segment’s performance, operations, and cash flow:

Vendor Rationalization and Remediation

Using a profit driven approach, the Company determined there was an opportunity to rationalize and remediate its vendor portfolio to improve profitability, streamline core operations and improve efficiencies. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

SG&A Rationalization

During the fourth quarter of fiscal 2018, etailz implemented certain strategic initiatives in order to create operation efficiencies directed towards improving the etailz segment’s performance, operations, and cash flow to support the ongoing operating model changes and to create a leaner organization that is better aligned with current and future business focus. As part of the initiatives, a 30% reduction in force was implemented during the fourth quarter of fiscal 2018. Additional reductions implemented included expenses related to technology, hardware, and employee benefits.

Working Capital Optimization

The segment is in the process of implementing strategies that will enhance sales, improve inventory turns and decrease Amazon storage fees.

The Company’s results of operations may suffer if the Company does not accurately predict consumer acceptance of new products or distribution technologies or adapt to a shift to multichannel experience.

The entertainment industry is characterized by changing technology, evolving format standards, and new and enhanced product introductions. These characteristics require the Company to respond quickly to technological changes and understand the impact of these changes on customers’ preferences. If the Company is unable to participate in new product or distribution technologies, its results of operations may suffer. Specifically, CD and DVD formats have experienced a continuous decline as digital forms of music and video content have become more prevalent. If the Company does not timely adapt to these changing technologies and sufficiently shift to other merchandise categories, operating results could significantly suffer.

In addition, multichannel retailing is rapidly evolving with the increasing use of computers, tablets, mobile phones and other devices to shop in stores and online and the increased use of social media as a means of interacting with our customers and enhancing their shopping experiences. If we are unable to adapt to the growth of multichannel retailing, and keep pace with the changing expectations of our customers and new developments by our competitors, customer experience could be negatively affected, resulting in a loss of customer confidence and satisfaction, and lost sales, which could adversely affect our reputation and results of operations.

Increased competition from existing retailers, including internet retailers, could adversely affect the Company’s results of operations.

The Company competes with a wide variety of entertainment retailers, including mass merchandisers, consumer electronics outlets, internet retailers and independent operators, some of whom have greater financial and other resources than the Company and frequently sell their product at discounted prices or with added value.

In addition, the Company’s success depends on our ability to positively differentiate ourselves from other retailers. The retail business is highly competitive. In the past, the Company has been able to compete by differentiating our customer shopping experience, by creating an attractive value proposition through a careful combination of price, merchandise assortment, convenience, customer service and marketing efforts. Customer perceptions regarding our stores, our in-stock position and deep assortment of product are also factors in our ability to compete. No single competitive factor is dominant, and actions by our competitors on any of these factors could have an adverse effect on our sales, gross profit and expenses. If we fail to continue to positively differentiate ourselves from our competitors, our results of operations could be adversely affected.

The ability to attract customers to our stores depends heavily on the success of the shopping malls in which many of our stores are located; any decrease in consumer traffic in those malls could adversely affect the Company’s results of operations.

In order to generate customer traffic, we depend heavily on locating many of our stores in prominent locations within shopping malls. Sales at these stores are derived from the volume of traffic in those malls. Our stores benefit from the ability of a mall’s other tenants to generate consumer traffic in the vicinity of our stores. Our sales volume and mall traffic generally may be adversely affected by, among other things, economic downturns in a particular area, competition from e-commerce retailers, non-mall retailers and other malls, increases in gasoline prices, fluctuations in exchange rates in border or tourism-oriented locations and the closing or decline in popularity of other stores in the malls in which we are located. An uncertain economic outlook could curtail new shopping mall development, decrease shopping mall traffic, reduce the number of hours that shopping mall operators keep their shopping malls open or force them to cease operations entirely. A reduction in mall traffic as a result of these or any other factors could have a material adverse effect on our business, results of operations and financial condition.

Continued increases in Amazon Marketplace fulfillment and storage fees could have an adverse impact on our profit margin and results of operations.

etailz utilizes Amazon’s Freight by Amazon (“FBA”) platform to store their products at the Amazon fulfillment center and to pack and distribute these products to customers. If Amazon continues to increase its FBA fees, our profit margin for the etailz segment could be adversely affected.

The Company’s business is influenced by general economic conditions.

The Company’s performance is subject to general economic conditions and their impact on levels of discretionary consumer spending. General economic conditions impacting discretionary consumer spending include, among others, wages and employment, consumer debt, reductions in net worth, residential real estate and mortgage markets, taxation, fuel and energy prices, interest rates, consumer confidence and other macroeconomic factors.

Consumer purchases of discretionary items, such as our merchandise, generally decline during recessionary periods and other periods where disposable income is adversely affected. A downturn in the economy affects specialty retailers disproportionately, as consumers may prioritize reductions in discretionary spending, which could have a direct impact on purchases of our merchandise and adversely impact our results of operations. In addition, reduced consumer spending may drive us and our competitors to offer additional products at promotional prices, which would have a negative impact on gross profit.

Disruption of global capital and credit markets may have a material adverse effect on the Company’s liquidity and capital resources.

Distress in the financial markets has in the past and can in the future result in extreme volatility in security prices, diminished liquidity and credit availability. There can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy or that our capital resources will at all times be sufficient to satisfy our liquidity needs.

Because of our floating rate credit facility, we may be adversely affected by interest rate changes.

Our financial position may be affected by fluctuations in interest rates, as our credit facility is subject to floating interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. If we were to borrow against our senior credit facility, a significant increase in interest rates could have an adverse effect on our financial position and results of operations.

The Company is dependent upon access to capital, including bank credit facilities and short-term vendor financing, for its liquidity needs.

The Company must have sufficient sources of liquidity to fund its working capital requirements and indebtedness. The Company believes that the combination of its cash and cash equivalents on hand, cash flow received from operations, funds available under the Company’s credit facility and short-term vendor financing will be sufficient to meet the Company’s normal working capital and debt service requirements for at least the next twelve months. If these sources of liquidity do not satisfy the Company’s requirements, the Company may need to seek additional financing. The future availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and the Company’s credit rating, as well as the Company’s reputation with potential lenders. These factors could materially adversely affect the Company’s ability to fund its working capital requirements, costs of borrowing, and the Company’s financial position and results of operations would be adversely impacted.

Historically, we have experienced declines and we may continue to experience fluctuation in our level of sales and results from operations.

A variety of factors has historically affected, and will continue to affect, our sales results and profit margins. These factors include general, regional and national economic conditions; competition; actions taken by our competitors; consumer trends and preferences; new product introductions and changes in our product mix; timing and effectiveness of promotional events and weather. fye’s annual comparable store sales may decline further than they did in fiscal 2018. Also, they may vary from quarter to quarter as our business is highly seasonal in nature. Our highest sales and operating income historically occur during the fourth fiscal quarter, which is due in part to the holiday selling season. The fourth fiscal quarter generated approximately 30% of our total revenue for fiscal 2018. Any decrease in our fourth fiscal quarter sales, whether due to a slow holiday selling season, unseasonable weather conditions, economic conditions or otherwise, could have a material adverse effect on our business, financial condition and operating results for the entire fiscal year. There is no assurance that we will achieve positive levels of sales and earnings growth, and any decline in our future growth or performance could have a material adverse effect on our business and results of operations.

Failure to open new stores or renew existing leases in profitable stores may limit our earnings.

Historically, the Company’s growth has come from adding stores. The Company opens new stores if it finds desirable locations and is able to negotiate suitable lease terms for profitability. A lack of new store growth may impact the Company’s ability to increase sales and earnings. During fiscal 2018, the Company did not open any new stores and closed 50 stores with expiring leases. The Company regularly renews leases at existing locations if those stores are profitable. Failure to renew these leases may impact the Company’s earnings. See Item 2: Properties, for timing of lease expirations.

A change in one or more of the Company’s vendors’ policies or the Company’s relationship with those vendors could adversely affect the Company’s results of operations.

The Company is dependent on its vendors to supply merchandise in a timely and efficient manner. If a vendor fails to deliver on its commitments, whether due to financial difficulties or other reasons, the Company could experience merchandise shortages that could lead to lost sales.

Approximately 37% of fye segment’s purchases come from ten major suppliers. As is standard in its industry, the Company does not maintain long-term contracts with its suppliers but instead makes purchases on an order-by-order basis. If the Company fails to maintain customary trade terms or enjoy positive vendor relations, it could have an adverse effect on the Company’s results of operations.

Historically, the etailz segment has not experienced difficulty in obtaining satisfactory sources of supply and management believes that it will continue to have access to adequate sources of supply. No individual supplier exceeded 10% of etailz purchases.

etailz revenue is dependent upon maintaining etailz’s relationship with Amazon and failure to do so, or any restrictions on our ability to offer products on the Amazon Marketplace, could have an adverse impact on our business, financial condition and results of operations.

etailz generates substantially all of its revenue through the Amazon Marketplace. Therefore, we depend in large part on our relationship with Amazon for the continued growth of the etailz segment. In particular, we depend on our ability to offer products on the Amazon Marketplace. We also depend on Amazon for the timely delivery of products to customers. Any adverse change in our relationship with Amazon, including restrictions on the ability to offer products or termination of the relationship, could adversely affect the continued growth of our etailz segment and our financial condition and results of operations.

The Company’s results of operations are affected by the availability of new products.

The Company’s business is affected by the release of “hit” music and video titles, which can create fluctuations in sales. It is not possible to determine the timing of these fluctuations or the future availability of hit titles. The Company is dependent upon the major music and movie producers to continue to produce hit products. To the extent that new hit releases are not available, or not available at prices attractive to consumers, or, if manufacturers fail to introduce or delay the introduction of new products, the Company’s results of operations may be adversely affected.

If the Company’s vendors fail to provide marketing and merchandising support at historical levels, the Company’s results of operations could be adversely affected.

The manufacturers of entertainment products have typically provided retailers with significant marketing and merchandising support for their products. As part of this support, the Company receives cooperative advertising and other allowances from these vendors. These allowances enable the Company to actively promote and merchandise the products it sells at its stores and on its websites. If the Company’s vendors fail to provide this support at historical levels, the Company’s results of operations could be negatively impacted.

Parties with whom the Company does business may be subject to insolvency risks or may otherwise become unable or unwilling to perform their obligations to the Company.

The Company is a party to contracts, transactions and business relationships with various third parties, including vendors, suppliers, service providers and lenders, pursuant to which such third parties have performance, payment and other obligations to the Company. In some cases, the Company depends upon such third parties to provide essential products, services or other benefits, including with respect to store and distribution center locations, merchandise, advertising, software development and support, logistics, other agreements for goods and services in order to operate the Company’s business in the ordinary course, extensions of credit, credit card accounts and related receivables, and other vital matters. Economic, industry and market conditions could result in increased risks to the Company associated with the potential financial distress or insolvency of such third parties. If any of these third parties were to become subject to bankruptcy, receivership or similar proceedings, the rights and benefits of the Company in relation to its contracts, transactions and business relationships with such third parties could be terminated, modified in a manner adverse to the Company, or otherwise impaired. The Company cannot make any assurances that it would be able to arrange for alternate or replacement contracts, transactions or business relationships on terms as favorable as the Company’s existing contracts, transactions or business relationships, if at all. Any inability on the part of the Company to do so could negatively affect the Company’s cash flows, financial condition and results of operations.

Breach of data security could harm our business and standing with our customers.

The protection of our customer, employee and business data is critical to us. Our business, like that of most retailers, involves the receipt and transmission of customers’ personal information, consumer preferences and transmission of the payment card information, as well as confidential information about our employees, our suppliers and our Company. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of all such data, including confidential information. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Unauthorized parties may attempt to gain access to our systems or information through fraud or other means, including deceiving our employees or third-party service providers. The methods used to obtain unauthorized access, disable or degrade service, or sabotage systems are also constantly changing and evolving, and may be difficult to anticipate or detect. We have implemented and regularly review and update our control systems, processes and procedures to protect against unauthorized access to or use of secured data and to prevent data loss. However, the ever-evolving threats mean we must continually evaluate and adapt our systems and processes, and there is no guarantee that they will be adequate to safeguard against all data security breaches or misuses of data. Any security breach involving the misappropriation, loss or other unauthorized disclosure of customer payment card or personal information or employee personal or confidential information, whether by us or our vendors, could damage our reputation, expose us to risk of litigation and liability, disrupt our operations, harm our business and have an adverse impact upon our net sales and profitability. As the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and changing requirements applicable to our business, compliance with those requirements could also result in additional costs. Further, if we are unable to comply with the security standards established by banks and the credit card industry, we may be subject to fines, restrictions and expulsion from card acceptance programs, which could adversely affect our retail operations.

Our hardware and software systems are vulnerable to damage, theft or intrusion that could harm our business.

Our success, in particular our ability to successfully manage inventory levels and process customer transactions, largely depends upon the efficient operation of our computer hardware and software systems. We use management information systems to track inventory at the store level and aggregate daily sales information, communicate customer information and process purchasing card transactions, process shipments of goods and report financial information.

Any failure of our computer hardware or software systems that causes an interruption in our operations or a decrease in inventory tracking could result in reduced net sales and profitability. Additionally, if any data intrusion, security breach, misappropriation or theft were to occur, we could incur significant costs in responding to such event, including responding to any resulting claims, litigation or investigations, which could harm our operating results.

Our inability or failure to protect our intellectual property rights, or any claimed infringement by us of third party intellectual rights, could have a negative impact on our operating results.

Our trademarks, service marks, copyrights, patents, trade secrets and other intellectual property, including proprietary software, are valuable assets that are critical to our success. The unauthorized reproduction or other misappropriation of our intellectual property could cause a decline in our revenue. In addition, any infringement or other intellectual property claim made against us could be time-consuming to address, result in costly litigation, cause product delays, require us to enter into royalty or licensing agreements or result in our loss of ownership or use of the intellectual property.

Loss of key personnel or the inability to attract, train and retain qualified employees could adversely affect the Company’s results of operations.

The Company believes that its future prospects depend, to a significant extent, on the services of its executive officers. Our future success will also depend on our ability to attract and retain qualified key personnel. The loss of the services of certain of the Company’s executive officers and other key management personnel could adversely affect the Company’s results of operations.

In addition to our executive officers, the Company’s business is dependent on our ability to attract, train and retain a large number of qualified team members. Many of those team members are employed in entry-level or part-time positions with historically high turnover rates. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, health care costs and changing demographics. If we are unable to attract and retain adequate numbers of qualified team members, our operations, customer service levels and support functions could suffer. Those factors, together with increased wage and benefit costs, could adversely affect our results of operations.

Failure to comply with legal and regulatory requirements could adversely affect the Company’s results of operations.

The Company’s business is subject to a wide array of laws and regulations. Significant legislative changes that impact our relationship with our workforce (none of which is represented by unions) could increase our expenses and adversely affect our operations. Examples of possible legislative changes impacting our relationship with our workforce include changes to an employer’s obligation to recognize collective bargaining units, the process by which collective bargaining units are negotiated or imposed, minimum wage requirements, health care mandates, and changes in overtime regulations.

Our policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Securities and Exchange Commission and the NASDAQ Global Market, as well as applicable employment laws. Additional legal and regulatory requirements increase the complexity of the regulatory environment in which we operate and the related cost of compliance. Failure to comply with such laws and regulations may result in damage to our reputation, financial condition and market price of our stock.

We could be materially and adversely affected if our distribution center is disrupted.

We operate a distribution center in Albany, New York. We ship approximately 82% of our fye segment merchandise inventory through our distribution center. If our distribution center is destroyed or disrupted for any reason, including weather, fire, labor, or other issues we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes to reopen or replace the distribution center.

We maintain business interruption insurance to protect us from the costs relating to matters such as a shutdown, but our insurance may not be sufficient, or the insurance proceeds may not be timely paid to us, in the event of a shutdown.

We may face difficulties in meeting our labor needs to effectively operate our business.

We are heavily dependent upon our labor workforce in the geographic areas where we conduct our business. Our compensation packages are designed to provide benefits commensurate with our level of expected service. However, within our retail and logistics operations, we face the challenge of filling many positions at wage scales that are appropriate to the industry and competitive factors. We also face other risks in meeting our labor needs, including competition for qualified personnel and overall unemployment levels. Changes in any of these factors, including a shortage of available workforce in areas in which we operate, could interfere with our ability to adequately service our customers or to open suitable locations and could result in increasing labor costs.

Our business could be adversely affected by increased labor costs, including costs related to an increase in minimum wage and health care.

Labor is one of the primary components in the cost of operating our business. Increased labor costs, whether due to competition, unionization, increased minimum wage, state unemployment rates, health care, or other employee benefits costs may adversely impact our operating expenses. A considerable amount of our store team members are paid at rates related to the federal or state minimum wage and any changes to the minimum wage rate may increase our operating expenses. Furthermore, inconsistent increases in state and or city minimum wage requirements limit our ability to increase prices across all markets and channels. Additionally, we are self-insured with respect to our health care coverage in the U.S. and do not purchase third party insurance for the health insurance benefits provided to employees with the exception of pre-defined stop loss coverage, which helps limit the cost of large claims. There is no assurance that future health care legislation will not adversely impact our results or operations.

Litigation may adversely affect our business, financial condition and results of operations.

Our business is subject to the risk of litigation by employees, consumers, suppliers, competitors, stockholders, government agencies or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. We may incur losses relating to these claims, and in addition, these proceedings could cause us to incur costs and may require us to devote resources to defend against these claims that could adversely affect our results of operations. For a description of current legal proceedings, see “Part I, Item 3, Legal Proceedings.”

Certain of our strategies, including product innovations and expanding our exclusive offerings, may present greater risks.

We are continuously assessing opportunities to improve store productivity and complementary products and services related to our core business, including product innovations and exclusive offerings. We may expend both capital and personnel resources on such business opportunities which may or may not be successful. There can be no assurance that we will be able to develop product innovations and exclusive offerings to a point where they will become profitable or generate positive cash flow.

An impairment of the carrying value of fixed assets, intangible assets and goodwill has negatively affected and may in the future negatively affect our financial results.

Because we have grown in part through acquisitions, goodwill and other acquired intangible assets have represented a substantial portion of our total assets.

Under generally accepted accounting principles, we assess our long-lived assets for impairment whenever economic events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Goodwill is not amortized but is evaluated annually for impairment.

During fiscal 2018, as a result of triggering events, the Company performed impairment tests on its fixed assets and intangible assets, and concluded that both its fixed assets and intangible assets were partially impaired. Additionally, as a result of the annual impairment review, the Company determined that goodwill was fully impaired during 2018. The Company recorded impairment losses of approximately $4.1 million and $16.4 million for the fixed assets and intangible assets, respectively. The Company recorded an impairment loss of $39.2 million for goodwill.

In the future, significant negative industry or general economic trends, disruptions to our business and unexpected significant changes or planned changes in our use of our long-lived assets may result in additional impairments to our fixed assets and intangible assets. Any reduction in or impairment of the value of fixed assets or intangible assets will result in a charge against earnings, which could have an adverse impact on our reported results of operations and financial condition.

The effects of natural disasters, terrorism, acts of war, and public health issues may adversely affect our business.

Natural disasters, including earthquakes, hurricanes, floods, and tornadoes may affect store and distribution center operations. In addition, acts of terrorism, acts of war, and military action both in the United States and abroad can have a significant effect on economic conditions and may negatively affect our ability to purchase merchandise from suppliers for sale to our customers. Public health issues, such as flu or other pandemics, whether occurring in the United States or abroad, could disrupt our operations and result in a significant part of our workforce being unable to operate or maintain our infrastructure or perform other tasks necessary to conduct our business. Additionally, public health issues may disrupt, or have an adverse effect on, our suppliers’ operations, our operations, our customers, or customer demand. Our ability to mitigate the adverse effect of these events depends, in part, upon the effectiveness of our disaster preparedness and response planning as well as business continuity planning. However, we cannot be certain that our plans will be adequate or implemented properly in the event of an actual disaster. We may be required to suspend operations in some or all of our locations, which could have a material adverse effect on our business, financial condition, and results of operations. Any significant declines in public safety or uncertainties regarding future economic prospects that affect customer spending habits could have a material adverse effect on customer purchases of our products.

The terms of our asset-based revolving credit agreement impose certain restrictions on us that may impair our ability to respond to changing business and economic conditions, which could have a significant adverse impact on our business. Additionally, our business could suffer if our ability to acquire financing is reduced or eliminated.

We maintain an asset-based revolving credit agreement with Wells Fargo Bank, N.A., which provides for a senior secured revolving credit facility (“ABL Facility”) of up to $75 million. The ABL Facility contains various representations, warranties and restrictive covenants that, among other things and subject to specified circumstances and exceptions, restrict our ability to incur indebtedness (including guarantees), grant liens, make investments, pay dividends or distributions with respect to capital stock, make prepayments on other indebtedness, engage in mergers, dispose of certain assets or change the nature of their business. In addition, excess availability equal to at least 10% of the loan cap must be maintained under the ABL Facility. The ABL Facility does not otherwise contain financial maintenance covenants. These restrictions could (1) limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and (2) adversely affect our ability to finance our operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

The ABL Facility includes customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests, material judgments and change of control. Additionally, we cannot be assured that our borrowing relationship with our lenders will continue or that our lenders will remain able to support their commitments to us in the future. If our lenders fail to do so, then we may not be able to secure alternative financing on commercially reasonable terms, or at all.

Risks Related to Ownership of Our Common Stock.

The Robert J. Higgins TWMC Trust (the “Trust”) owns approximately 39% of the outstanding Common Stock. Therefore, the trustees have significant influence and control over the outcome of any vote of the Company’s Shareholders.

The Robert J. Higgins TWMC Trust owns approximately 39% of the outstanding Common Stock and there are no limitations on the Trust acquiring shares in the future. Accordingly, the trustees have significant influence over the election of our directors, the appointment of new management and the approval of actions requiring shareholder approval, such as adopting amendments to our articles of incorporation and approving mergers or sales of all or substantially all of our assets. Such concentration of ownership and substantial voting influence may have the effect of delaying or preventing a change of control, even if a change of control is in the best interest of all shareholders. There may be instances in which the interest of the Trust may conflict or be perceived as being in conflict with the interest of a holder of our securities or the interest of the Company. W. Michael Reickert, a member of the Board of Directors of the Company, is a trustee of the Trust.

The Company’s stock price has experienced and could continue to experience volatility and could decline, resulting in a substantial loss on your investment.

Our stock price has experienced, and could continue to experience in the future, substantial volatility as a result of many factors, including global economic conditions, broad market fluctuations and public perception of the prospects for music and the home video industry. Changes in our comparable store net sales could also affect the price of our Common Stock. Failure to meet market expectations, particularly with respect to comparable store sales, net revenues, operating margins and earnings per share, would likely result in a further decline in the market price of our stock.

If we do not meet the continued listing standards of the NASDAQ Global Market, our common stock could be delisted from trading, which could limit investors’ ability to make transactions in our common stock and subject us to additional trading restrictions.

Our common stock is listed on the NASDAQ Global Market (“the NASDAQ”), which imposes continued listing requirements with respect to listed shares. On January 15, 2019, we received a letter from the NASDAQ stating that we are not in compliance with NASDAQ Listing Rule 5450(a)(1) because the closing bid price of our common stock was below the required minimum of $1.00 per share for the previous 30 consecutive business days. In accordance with NASDAQ Listing Rules, we have a period of 180 calendar days, or until July 15, 2019, to regain compliance with the minimum bid price requirement. If at any time before July 15, 2019 the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days, NASDAQ will provide us with written confirmation that we have regained compliance with the minimum bid price requirement and this matter will be closed. If we are unable to demonstrate compliance with Rule 5450(a)(1) by July 15, 2019, we can submit a request for an additional 180-day period to regain compliance with the minimum bid price requirement.

There can be no assurance, however, that we will be able to regain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other NASDAQ listing criteria. If we fail to regain and maintain compliance with the minimum bid requirement or to meet the other applicable continued listing requirements in the future and NASDAQ determines to delist our common stock, the delisting could adversely affect the market price and liquidity of our common stock, reduce our ability to raise additional capital.

The limited public float and trading volume for our Common Stock may have an adverse impact and cause significant fluctuation of market price.

Historically, ownership of a significant portion of our outstanding shares of Common Stock has been concentrated in a small number of stockholders. Consequently, our Common Stock has a relatively small float and low average daily trading volume, which could affect a stockholder’s ability to sell our stock or the price at which it can be sold. In addition, future sales of substantial amounts of our Common Stock in the public market by those larger stockholders, or the perception that these sales could occur, may adversely impact the market price of the stock and our stock could be difficult for a stockholder to liquidate.

Item 1B.	UNRESOLVED SEC COMMENTS

None.

Item 2.	PROPERTIES

Retail Stores

As of February 2, 2019, the fye segment leased and operated 210 stores some of which have renewal options. The majority of the leases provide for the payment of fixed monthly rent and expenses for maintenance, property taxes and insurance, while others provide for the payment of monthly rent based on a percentage of sales. Certain leases provide for additional rent based on store sales in excess of specified levels. The following table lists the leases due to expire in each of the fiscal years shown as of the fiscal year-end, assuming any renewal options are not exercised:

Year	No. of Leases	Year	No. of Leases
2019	158	2023	4
2020	16	2024	1
2021	27	2025 and beyond	0
2022	4

As leases expire, the Company will evaluate the decision to exercise renewal rights or obtain new leases for the same or similar locations based on store profitability.

Corporate Offices and Distribution Center Facilities

As of February 2, 2019, we leased the following office and distribution facilities:

Location	Square Footage	Owned or Leased	Use
fye
Albany, NY	39,800	Leased	Office administration
Albany, NY	141,500	Leased	Distribution center

etailz
Spokane, WA	27,800	Leased	Office administration
Spokane, WA	32,000	Leased	Distribution center

The Company believes that it has adequate distribution facilities to meet the Company’s current business needs. Shipments from the Albany distribution facility to the fye segment’s retail stores provide approximately 82% of merchandise shipment requirements to stores. Stores are serviced by common carriers chosen on the basis of geography and rate considerations. The balance of the stores’ merchandise requirements is satisfied through direct shipments from vendors. The Spokane, WA distribution center supports the distribution to outside distribution facilities for sale on third-party marketplaces.

Item 3.	LEGAL PROCEEDINGS

The Company is subject to various legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a putative class action complaint against Trans World Entertainment Corporation and Synapse Group, Inc. in the United States District Court for the District of Massachusetts Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleges, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint seeks statutory and actual damages.

The Company has filed a motion to dismiss the case which remains pending; however the court has already dismissed the plaintiffs’ only claim under federal law. The court has not yet decided the rest of the motion, but has indicated its preliminary agreement with significant portions of that motion, including that the case should not be able to proceed as a class action. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the court does not grant the Company’s motion to dismiss in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017(the “Spack Action”). The Spack Action alleges that Trans World misclassified Store Managers as exempt nationwide. It also alleges violations of New Jersey and Pennsylvania State Law with respect to the Trans World’s use of the fluctuating workweek method to pay Senior Assistant Managers at stores located in those two states, and that managers and assistant managers worked “off-the-clock.” The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification, June 2018 and partially granted in January 2019. The opt-in period for the collective that was certified closed on April 6, 2019. Once the scope of the conditionally certified collective is known, opt-in discovery relating to that collective will commence. Company plans to move to decertify that collective. The Company believes the case is without merit.

Item 4.	Mine Safety Disclosures

None.

PART II

Item 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information: The Company’s Common Stock trades on the NASDAQ Global Market under the symbol “TWMC.” As of March 29, 2019, there were 278 shareholders of record. The following table sets forth high and low last reported sale prices for each fiscal quarter during the period from January 30, 2017 through March 29, 2019.

	Closing Sales Prices
	High	Low
2017
1st Quarter	$2.90	$1.65
2nd Quarter	$1.90	$1.50
3rd Quarter	$2.80	$1.55
4th Quarter	$1.90	$1.60

2018
1st Quarter	$1.80	$1.00
2nd Quarter	$1.35	$0.85
3rd Quarter	$1.14	$0.65
4th Quarter	$1.29	$0.57

2019
1st Quarter (through March 29, 2019)	$0.62	$0.39

On March 29, 2019, the last trading date in March, the reported sale price on the Common Stock on the NASDAQ Global Market was $0.42.

Dividend Policy: The Company did not pay cash dividends in fiscal 2018 and fiscal 2017. The declaration and payment of any dividends is at the sole discretion of the board of directors and is not guaranteed. The Company’s amended credit facility contains certain restrictions related to the payment of cash dividends, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment.

Issuer Purchases of Equity Securities during the Quarter Ended February 2, 2019

During the three month period ended February 2, 2019, the Company did not repurchase any shares under the share repurchase program.

The Company’s amended credit facility contains certain restrictions related to share repurchases, including limiting the amount of repurchases to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the share repurchase transaction.

Item 6.	SELECTED CONSOLIDATED FINANCIAL DATA

Not required under the requirements of a Smaller Reporting Company.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Management’s Discussion and Analysis of Financial Condition and Results of Operations provide information that the Company’s management believes necessary to achieve an understanding of its financial condition and results of operations. To the extent that such analysis contains statements which are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties. These risks include, but are not limited to, changes in the competitive environment for the Company’s merchandise, including the entry or exit of non-traditional retailers of the Company’s merchandise to or from its markets; releases by the music and video, industries of an increased or decreased number of “hit releases”; general economic factors in markets where the Company’s merchandise is sold; and other factors including, but not limited to: cost of goods, consumer disposable income, consumer debt levels and buying patterns, consumer credit availability, interest rates, customer preferences, unemployment, labor costs, inflation, fuel and energy prices, weather patterns, climate change, catastrophic events, competitive pressures and insurance costs discussed in the Company’s filings with the Securities and Exchange Commission.

fye Segment

The U.S. entertainment retailing industry is a mature industry and continues to experience declines. Physical video and music represent 45% of sales and both categories have been impacted by new distribution channels, including digital distribution and internet fulfillment. As a result, the Company has had negative comparable store sales on an annual basis for the past five fiscal years. To mitigate or lessen the impact these changes have had, the Company has focused on the following areas in an effort to improve its business:

Evolve the fye Brand Customer Experience.

The Company is evolving the fye brand experience by diversifying its merchandise assortment and enhancing its merchandise presentation as it continues its strategy towards becoming the most compelling entertainment and pop culture centric engagement in the marketplace. In addition, the Company offers personalized customer service in its stores guided by a commitment to approach every customer with gratitude, humility and respect.

Store Portfolio Evaluation

The Company’s real estate strategy is to maintain a core group of profitable locations, while evaluating opportunities for new locations in new and existing malls.

During fiscal year 2018 and fiscal year 2017, the Company closed 50 and 25 stores, respectively. The Company closes stores when minimum operating thresholds are not achieved or upon lease expiration when either renewal is not available or management determines that renewal is not in the Company’s best interest. The Company has signed short-term lease agreements for desirable locations, which enables us to negotiate rents that are responsive to the then-current sales environment. The Company has 158 stores with leases expiring during fiscal 2019. We will continue to close stores that do not meet our profitability goals, a process which could result in further asset impairments and store closure costs. A continued reduction in the number of stores would lower total sales.

The Company believes that there is near-term opportunity for improving the productivity of existing stores. The environment in which our stores operate is intensely competitive and includes internet-based retailers and mass merchants. We believe a specialty retailer that can differentiate itself by offering a distinctive assortment and customer experience, and that can operate efficiently, will be better positioned to maintain its market share.

Therefore, we remain dedicated to enhancing our merchandise assortment through introducing additional product lines, improving the operational efficiency of our stores and offering our customers a rewarding shopping experience guided by an approach to engage every customer with gratitude, humility and respect.

Expanding Customer Base

To strengthen customer loyalty, the fye stores offer its customers the option of signing up for a Backstage Pass card which provides an additional 10% discount off of everyday selling prices on nearly all products in addition to other value added benefits members receive through the program in exchange for a membership fee. The Company also hosts events to provide various segments of customers an opportunity to experience entertainment and shop for unique and exclusive products based on their particular interests.

etailz Segment

On October 17, 2016, the Company acquired all of the issued and outstanding capital stock of etailz, Inc., an innovative and leading digital marketplace retail expert. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and e-commerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions.

During fiscal 2018, in response to the general decline in operating results, management implemented certain strategic initiatives, operational efficiencies and other considerations directed towards improving the segment’s performance, operations, and cash flow:

Vendor Rationalization and Remediation

Using a profit driven approach, management determined there was an opportunity to rationalize and remediate its vendor portfolio to improve profitability, streamline core operations and improve efficiencies. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

SG&A Rationalization

During the fourth quarter of fiscal 2018, etailz implemented certain strategic initiatives in order to create operation efficiencies directed towards improving the etailz segment’s performance, operations, and cash flow to support the ongoing operating model changes and to create a leaner organization that is better aligned with current and future business focus. As part of the initiatives, a 30% reduction in force was implemented during the fourth quarter of fiscal 2018. Additional reductions implemented included expenses related to technology, hardware, and employee benefits.

Working Capital Optimization

etailz is in the process of implementing strategies that will enhance sales, improve inventory turns and decrease Amazon storage fees.

Key Performance Indicators

Management monitors a number of key performance indicators to evaluate its performance, including:

Net Sales and Comparable Store Net Sales: The fye segment measures the rate of comparable store net sales change. A store is included in comparable store net sales calculations at the beginning of its thirteenth full month of operation. Stores relocated, expanded or downsized are excluded from comparable store sales if the change in square footage is greater than 20% until the thirteenth full month following relocation, expansion or downsizing. Closed stores that were open for at least thirteen months are included in comparable store sales through the month immediately preceding the month of closing. The fye segment further analyzes net sales by store format and by product category. The etailz segment measures total year over year sales growth by product category.

Cost of Sales and Gross Profit: Gross profit is calculated based on the cost of product in relation to its retail selling value. Changes in gross profit are impacted primarily by net sales levels, mix of products sold, vendor discounts and allowances, shrinkage, obsolescence and distribution costs. Distribution expenses include those costs associated with receiving, inspecting & warehousing merchandise, Amazon fulfillment fees, and costs associated with product returns to vendors.

Selling, General and Administrative (“SG&A”) Expenses: Included in SG&A expenses are payroll and related costs, occupancy charges, general operating and overhead expenses and depreciation charges. SG&A expenses also include fixed assets write-offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Balance Sheet and Ratios: The Company views cash, merchandise inventory, merchandise inventory per square foot, inventory leverage, accounts payable leverage, and working capital as key indicators of its financial position. See Liquidity and Capital Resources for further discussion of these items.

Fiscal Year Ended February 2, 2019 (“fiscal 2018”)
Compared to Fiscal Year Ended February 2, 2018 (“fiscal 2017”)

The Company’s fiscal year is a 52 or 53-week period ending the Saturday nearest to January 31. Fiscal 2018, and 2017 ended February 2, 2019 and February 3, 2018, respectively. Fiscal 2018 had 52 weeks and fiscal 2017 had 53 weeks. The 53rd week in fiscal 2017 contributed approximately 1% to net sales.

Segment Highlights:

(amounts in thousands)	Fiscal Year Ended February 2, 2019	Fiscal Year Ended February 3, 2018
Total Revenue
fye	$231,290	$268,397
etailz	186,900	174,459
Total Company	$418,190	$442,856

Gross Profit
fye	$89,259	$104,254
etailz	38,815	39,589
Total Company	$128,074	$143,843

Loss From Operations
fye	$(24,455)	$(49,261)
etailz	(72,351)	(2,140)
Total Company	$(96,806)	$(51,401)

Reconciliation of fye Loss From Operations to fye Adjusted Loss From Operations
fye Loss From Operations	$(24,455)	$(49,261)
Asset impairment charges	1,946	29,107
fye Adjusted Loss From Operations(1)	$(22,509)	$(20,154)

Reconciliation of etailz Loss From Operations to etailz Adjusted (Loss) Income From Operations
etailz Loss From Operations	$(72,351)	$(2,140)
Acquisition related intangible amortization expenses	3,890	3,871
Acquisition related compensation expenses, net of contingency benefit of $3 million in fiscal 2017	3,821	982
Asset impairment charges	57,712	—
etailz Adjusted (Loss) Income From Operations(1)	$(6,928)	$2,713
(1)	In addition to the results of operations determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we reported non-GAAP adjusted operating income (loss) as shown above. The Company believes that adjusted (loss) income from operations as per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Total Revenue. The following table sets forth a year-over-year comparison of the Company’s total revenue:

			2018 vs 2017
(amounts in thousands)	2018	2017	$	%
fye net sales	$226,097	$262,714	$(36,617)	(13.9)%
etailz net sales	186,900	174,459	12,441	7.1%
Other revenue(1)	5,193	5,683	(490)	(8.6)%
Total revenue	$418,190	$442,856	$(24,666)	(5.6)%
1.	Other revenue is comprised of third-party commission income and management fees related to the fye segment.

Total revenue decreased 5.6% to $418.2 million compared to $442.9 million in fiscal 2017.

fye Segment

The 13.9% net sales decline from the prior year is primarily due to an 11.1% decline in average stores in operation and a 2.0% decline in comparable store net sales. Stores closed in fiscal 2018 and fiscal 2017 recorded sales of $26.5 million and $14.9 million, respectively. Total product units sold for fiscal 2018 decreased 18.5% while the average retail price for units sold increased 3.3%.

Net fye sales by merchandise category for fiscal 2018 and fiscal 2017 were as follows:

(amounts in thousands)	2018 Net Sales	% Total	2017 Net Sales	% Total	Total $ Net Sales Change	Total % Net Sales Change	Comparable Store % Net Sales Change
Trend/Lifestyle	$93,830	41.5%	$98,019	37.3%	$(4,189)	(4.3)%	5.1%
Video	62,403	27.6%	81,261	30.9%	(18,858)	(23.2)%	(8.8)%
Music	39,793	17.6%	50,691	19.3%	(10,898)	(21.5)%	(8.6)%
Electronics	30,071	13.3%	32,743	12.5%	(2,672)	(8.2)%	5.0%
Total	$226,097	100.0%	$262,714	100.0%	$(36,617)	(13.9)%	(2.0)%

Trend/lifestyle

fye stores offer a selection of trend/lifestyle products that primarily relate to theatrical releases, music, and gaming. The trend/lifestyle category increased 5.1% on a comparable store sales basis in fiscal 2018 and represented 41.5% of the Company’s total net sales in fiscal 2018 versus 37.3% in fiscal 2017. The Company continues to take advantage of opportunities to strengthen its selection and shift product mix to growing categories of entertainment-related merchandise. The Company grew sales in this category by strengthening its assortment of consumables and collectables, as well as by improving the product presentation and value proposition.

Video

fye stores offer a wide range of new and used DVDs, Blu-rays, and 4Ks in all of its stores. Total net sales for the video category declined 8.8% on a comparable store sales basis in fiscal 2018. Video sales were negatively impacted by industry wide declines in physical video due to digital options. According to the Industry Dashboard, during the period equivalent to the Company’s fiscal 2018, total industry video sales declined 12.8%.

Music

fye stores offer a wide range of new and used CDs, music DVDs and vinyl across most music genres, including new releases from current artists as well as an extensive catalog of music from past periods and artists. Total net sales in the music category declined 8.6% on a comparable store sale basis in fiscal 2018.

Electronics

fye stores offer a selection of complementary portable electronics and accessories to support our entertainment products. The electronics category increased 5.0% on a comparable store sales basis. Electronics represented

13.3% of the Company’s total net sales in fiscal 2018 versus 12.5% in fiscal 2017.

etailz Segment

etailz recorded sales of $186.9 million for fiscal 2018 compared to $174.5 million for fiscal 2017. etailz generates revenue across a broad array of product lines primarily through the Amazon Marketplace. Categories include: apparel, baby, beauty, electronics, health & personal care, home/kitchen/grocery, pets, sporting goods, toys & art.

Gross Profit. The following table sets forth a year-over-year comparison of the Company’s gross profit:

			2018 vs 2017
(amounts in thousands)	2018	2017	$	%
fye gross profit	$89,259	$104,254	$(14,995)	(14.4)%
etailz gross profit	38,815	39,589	(774)	(2.0)%
Total gross profit	$128,074	$143,843	$(15,769)	(11.0)%

fye gross profit as a % of fye revenue	38.6%	38.8%
etailz gross profit as a % of etailz revenue	20.8%	22.7%
Total gross profit as a % of total revenue	30.6%	32.5%

Gross profit decreased 11.0% to $128.1 million compared to $143.9 million in fiscal 2017 primarily due to the closure of 50 stores.

fye Segment

Gross profit as a percentage of sales was 38.6% in fiscal 2018 as compared to 38.8% in fiscal 2017. The slight decline in rate was due to higher inventory markdowns to sell off seasonal and slow moving merchandise and liquidation sales for closed stores.

etailz Segment

etailz gross profit as a percentage of revenue was 20.8% in fiscal 2018 as compared to 22.7% in fiscal 2017. The decline in the gross profit rate was primarily due to higher marketplace fulfillment and warehousing fees.

Selling, General and Administrative Expenses.

The following table sets forth a year-over-year comparison of the Company’s SG&A expenses:

			2018 vs. 2017
(amounts in thousands)	2018	2017	$	%
fye SG&A before depreciation and amortization	$107,141	$114,982	$(7,841)	-6.8%
As a % of total fye revenue	46.3%	42.8%		3.5%

etailz SG&A before depreciation and amortization	48,965	39,446	9,519	24.1%
As a % of total etailz revenue	26.2%	22.6%		3.6%

Depreciation and amortization	9,116	13,496	(4,380)	-32.5%
Total SG&A	$165,222	$167,924	$(2,702)	-1.6%

As a % of total revenue	39.5%	37.9%

Total SG&A expenses decreased $2.7 million.

fye Segment

SG&A, excluding depreciation and amortization, decreased $7.8 million, or 6.8%, primarily as a result of lower expenses due to fewer stores in operation. The increase in the rate as a percentage of fye revenue was primarily due to the comparable sales decline and increased corporate home office expenses to support strategic growth initiatives.

etailz Segment

etailz SG&A, excluding depreciation and amortization, expenses increased $9.5 million, or 24.1%, primarily as a result of investments in product identification and sourcing, technology, and platform diversification, in addition to an increase in marketplace commissions as a result of higher sales.

Depreciation and amortization expense. Consolidated depreciation and amortization expense decreased $4.4 million primarily due to the $29.1 million net decrease in carrying value of fixed assets, resulting from impairment charges recorded for the fye segment, during the fourth quarter of fiscal 2017.

Asset Impairment Charges

fye Segment

During fiscal 2018, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected fourth quarter sales that a triggering event had occurred, and pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 360, Property, Plant, and Equipment, an evaluation of the fye fixed assets for impairment was required. Fixed assets, primarily at the Company’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of fiscal 2018, resulting in the recording of asset impairment charges of $1.9 million. Estimated fair values for fixed assets at these locations, including store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

During fiscal 2017, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected fourth quarter sales that a triggering event had occurred, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the fye fixed assets for impairment was required. Fixed assets, primarily at the Company’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of fiscal 2017, resulting in the recording of asset impairment charges of $29.1 million. Estimated fair values for fixed assets at these locations, including store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

etailz Segment

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the etailz fixed assets and intangible assets for impairment was required. Fixed assets related to internally developed technology at etailz were written down to their estimated fair values at the end of fiscal 2018, resulting in the recognition of asset impairment charges of $2.1 million. Intangible assets related to technology and vendor relationships were written down to their estimated fair values at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

As a result of the annual impairment review pursuant to FASB ASC 350, Intangibles—Goodwill and Other, the Company performed its impairment test over goodwill. Based on the Company’s annual impairment test, it was determined that the goodwill balance was fully impaired, and the Company recognized an impairment loss of $39.2 million.

Interest Expense. Interest expense in fiscal 2018 was $0.7 million, compared to $0.3 million in fiscal 2017.

Other Income. Other income was $0.2 million in fiscal 2018 compared to $8.9 million in fiscal 2017. Other income for fiscal 2018 was comprised of interest income earned on escrow accounts. Other income for fiscal 2017 consisted primarily of a gain on insurance proceeds related to the death of the Company’s former Chairman.

Income Tax Expense. The following table sets forth a year-over-year comparison of the Company’s income tax expense:

(amounts in thousands)			2018 vs 2017
	2018	2017	$
Income tax expense (benefit)	$80	$(299)	$379
Effective tax rate	(0.1)%	0.7%

The fiscal 2018 income tax expense includes state taxes, adjustments to the reserve for uncertain tax positions, and the accrual of interest. The fiscal 2017 income tax benefit of the alternative minimum tax credit receivable is partially offset by state taxes, adjustments to the reserve for uncertain tax positions, and the accrual of interest.

Net Loss. The following table sets forth a year-over-year comparison of the Company’s net loss:

(amounts in thousands)			2018 vs 2017
	2018	2017	$
Net loss	$(97,382)	$(42,553)	$(54,829)
Net loss as a percentage of total revenue	(23.3)%	(9.6)%

Net loss was $97.4 million for fiscal 2018, compared to $42.6 million for fiscal 2017. Included in the results for fiscal 2018 and fiscal 2017 are non-cash charges of $59.7 million and $29.1 million, respectively, as a result of recording impairment against certain fixed assets in the fye segment and impairment against fixed assets, intangible assets, and goodwill in the etailz segment. The increase in net loss was primarily due to an increase in asset impairment charges, combined with the decline in fye sales and an overall lower gross profit rate.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Cash Flows:

The Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $97.4 million and $42.6 million for the years ended February 2, 2019 and February 3, 2018, respectively, and has an accumulated deficit of $50.2 million at February 2, 2019. In addition, net cash used in operating activities for the year ended February 2, 2019 was $25.5 million.

A noted above, the Company experienced negative cash flows from operations during fiscal 2018 and 2017 and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment. As a result of the initiative, we expect that annual expenses will be reduced by $4.0 to $5.0 million.

At February 2, 2019, we had cash and cash equivalents of $4.4 million, net working capital of $65.9 million, and no outstanding borrowings on our revolving credit facility, as further discussed below. This compares to $31.3 million in cash and cash equivalents and net working capital of $92.8 million at February 3, 2018. We anticipate an improvement in cash flows from operations for fiscal 2019.

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of

October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company. During fiscal 2018, the Company exercised the right to increase its availability to $60 million subject to the same limitations noted above. The Company had $30 million available for borrowing under the Credit Facility as of February 2, 2019.

Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of availability, with the Applicable Margin for LIBO Rate loans ranging from 1.75% to 2.00% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.00%. In addition, a commitment fee of 0.25% is also payable on unused commitments.

As of February 2, 2019 and as of February 3, 2018, the Company did not have any borrowings under the Credit Facility. Peak borrowings under the Credit Facility during fiscal 2018 and fiscal 2017 were $35.7 million and $11.7 million, respectively. As of February 2, 2019 and February 3, 2018, the Company had no outstanding letters of credit. The Company had $30 million and $41 million available for borrowing under the Credit Facility as of February 2, 2019 and February 3, 2018, respectively.

The Credit Facility contains customary affirmative and negative covenants, including restrictions on dividends and share repurchases, incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5 million annually, and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment. On October 29, 2018, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company exceeding the permitted number of store closures and related inventory dispositions.

The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. As of February 2, 2019, the Company was compliant with all covenants. On May 3, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Annual Financial Statements.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well continuing our efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds. Similarly, if our common stock is delisted from the NASDAQ Global Market, it may also limit our ability to raise additional funds.

The consolidated financial statements for the fiscal year ended February 2, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The following table sets forth a two-year summary of key components of cash flow and working capital:

(amounts in thousands)	2018	2017	2018 vs. 2017
Operating Cash Flows	$(25,518)	$(13)	$(25,505)
Investing Cash Flows	(2,342)	4,482	(6,824)
Financing Cash Flows	(1,420)	(5,040)	3,620
Capital Expenditures	(3,689)	(8,407)	4,718
End of Period Balances:
Cash, Cash Equivalents, and Restricted Cash(1)	14,226	43,506	(29,280)
Merchandise Inventory	94,842	109,112	(14,270)
Merchandise Inventory Per Square Foot-fye	59.8	59.9	(0.1)
Accounts Payable leverage-fye	41.0	44.0	(3.0)
Working Capital	65,947	92,827	(26,880)
Inventory turns-fye	1.6	1.5	0.1
(1) Cash and cash equivalents per Consolidated Balance Sheets	$4,355	$31,326
Add: Restricted cash	9,871	12,180
Cash, cash equivalents, and restricted cash	$14,226	$43,506

During fiscal 2018, cash used in operations was $25.5 million, primarily due to a net loss of $97.4 million, adding back depreciation and amortization of $9.1 million, a loss on impairment of goodwill and long lived assets of $59.7 million, non-cash compensation of $3.0 million, and a decrease in merchandise inventory of $14.5 million, less an increase in accounts receivable of $0.9 million, the reduction in accounts payable of $7.5 million, the reduction of accrued expenses and other current liabilities of $1.1 million, and the reduction in deferred revenue and other long-term liabilities of $1.5 million and $4.0 million, respectively. During fiscal 2017, cash used in operations was $13 thousand primarily due to a net loss of $42.6 million, adding back depreciation and amortization of $14.1 million, a loss due to fixed assets impairment of $29.1 million, non-cash compensation of $3.1 million, decrease in merchandise inventory of $16.9 million, and a decrease in accounts receivable and other current assets of $3.9 million, less the adjustment to the contingent consideration liability of $3.3 million, the gain on insurance proceeds of $8.7 million, and reductions in accounts payable and deferred revenue of $10.5 million and $1.3 million, respectively.

The Company monitors various statistics to measure its management of inventory, including inventory turnover (annual cost of sales divided by average merchandise inventory balances), inventory investment per square foot (merchandise inventory divided by total store square footage) and inventory leverage (accounts payable divided by merchandise inventory). Inventory turnover measures the Company’s ability to sell merchandise and how many times it is replaced in a year. This ratio is important in determining the need for markdowns and planning future inventory levels and assessing customer response to our merchandise. For the fye segment, inventory turnover in fiscal 2018 and in fiscal 2017 was 1.6 and 1.5, respectively. For the etailz segment, inventory turnover in fiscal 2018 and in fiscal 2017 was 5.2 and 5.3, respectively. Inventory investment per square foot measures the productivity of the inventory. It is important in determining if the Company has the appropriate level of inventory to meet customer demands while controlling its investment in inventory. Inventory investment per square foot in the fye segment was $60 per square foot at the end of fiscal 2018, same level as at the end of fiscal 2017. Accounts payable leverage measures the percentage of inventory being funded by the Company’s product vendors. The percentage is important in determining the Company’s ability to fund its business. Accounts payable leverage on inventory for the fye segment was 41.0% as of February 2, 2019 compared with 44.0% as of February 3, 2018. Accounts payable leverage on inventory for the etailz segment was 22.7% as of February 2, 2019 compared with 16.6% as of February 3, 2018.

Cash used in investing activities was $2.3 million in fiscal 2018, compared to cash flows provided by investing activities of $4.5 million in fiscal 2017. During fiscal 2018, cash used in investing activities consisted of $1.4 million in capital distributions received from the joint venture, less $3.7 million in capital expenditures. During fiscal 2017, cash provided by investing activities consisted of Company owned life insurance proceeds of $14.4 million, and $1.1 million in capital distributions received from the joint venture, less $8.4 million in capital expenditures, and a $2.6 million investment in a joint venture.

The Company has historically financed its capital expenditures through borrowings under its revolving credit facility and cash flow from operations. The Company anticipates capital spending of approximately $3 million in fiscal 2019, as the Company has made the majority of its planned capital investments.

Cash used in financing activities was $1.4 million in fiscal 2018, compared to $5.0 million in fiscal 2017. In fiscal 2018 and fiscal 2017, cash used in financing activities was primarily comprised of $1.5 million and $5.0 million payments, respectively, paid to the etailz shareholders in connection with the share purchase agreement signed during the acquisition of etailz during fiscal 2016.

Off-Balance Sheet Arrangements. The Company has no off-balance sheet arrangements as defined by Item 303 (a) (4) of Regulation S-K.

Related Party Transactions.

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease accounted for as an operating lease, the Company paid $1.2 million in both fiscal 2018 and fiscal 2017. Under the terms of the lease agreement, the Company is responsible for property taxes and other operating costs with respect to the premises.

Sara Neblett, the wife of Josh Neblett, former CEO of etailz, was employed with the Company as the Vice President of Partner Care of etailz until January 2019. During fiscal 2018 and fiscal 2017, Ms. Neblett received $169,125 and $165,250, respectively, in regular cash compensation. In addition, during fiscal 2018, Ms. Neblett received approximately $1.0 million under the terms of the etailz acquisition agreement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Note 1 of the Notes to the Consolidated Financial Statements in this report includes a summary of the significant accounting policies and methods used by the Company in the preparation of its consolidated financial statements. Management believes that of the Company’s significant accounting policies and estimates, the following involve a higher degree of judgment or complexity:

Merchandise Inventory and Return Costs: Merchandise inventory is stated at the lower of cost or net realizable value under the average cost method. The average cost method attaches a cost to each item and is a blended average of the original purchase price and those of subsequent purchases or other cost adjustments throughout the life cycle of that item.

Inventory valuation requires significant judgment and estimates, including obsolescence, shrink and any adjustments to net realizable value; if net realizable value is lower than cost. Inherent in the entertainment products industry is the risk of obsolete inventory. Typically, newer media releases generate a higher product demand. Some media vendors offer credits to reduce the cost of products that are selling more slowly, thus allowing for a reduction in the selling price and reducing the possibility for items to become obsolete. For all merchandise categories, the Company records obsolescence and any adjustments to net realizable value (if lower than cost) based on current and anticipated demand, customer preferences, and market conditions. The provision for inventory shrink is estimated as a percentage of sales for the period from the last date a physical inventory was performed to the end of the fiscal year. Such estimates are based on historical results and trends and the shrink results from the last physical inventory. Physical inventories are taken at least annually for all stores and the distribution center throughout the year and inventory records are adjusted accordingly.

Shrink expense, including obsolescence was $3.4 million and $5.4 million in fiscal 2018 and fiscal 2017, respectively. As a rate to net sales, this equaled 0.8% and 1.2% for fiscal 2018 and fiscal 2017, respectively.

The Company is generally entitled to return merchandise purchased from major music and video vendors for credit against other purchases from these vendors. Certain vendors reduce the credit with a per unit merchandise return charge which varies depending on the type of merchandise being returned. Certain other vendors charge a handling fee based on units returned. The Company records merchandise return charges in cost of sales.

The Company incurred merchandise return charges of $0.4 million in both fiscal 2018 and fiscal 2017.

Goodwill: Our goodwill resulted from our acquisition of etailz and represented the excess purchase price over the net identifiable assets acquired. All of our goodwill is associated with etailz, a separate reporting unit, and there is no goodwill associated with our other reporting unit, fye. Goodwill is not amortized and we are required to evaluate goodwill for impairment at least annually or whenever indicators of impairment are present. Our annual test is completed at the end of the fourth fiscal quarter, and interim tests are conducted when circumstances indicate the carrying value of the goodwill may not be recoverable.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is possible that these judgments and estimates could change in future periods.

As a result of the annual impairment review pursuant to FASB ASC 350, Intangibles—Goodwill and Other, the Company performed its impairment test over goodwill. Based on the Company’s annual impairment test, it was determined that the goodwill balance was fully impaired, and the Company recognized an impairment loss of $39.2 million.

Long Lived Assets other than Goodwill: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset over its remaining useful life. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally measured based on discounted estimated future cash flows. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets and reported at the lower of the carrying amount or fair value less disposition costs. For the purpose of the asset impairment test, the fye segment has two asset groupings–corporate and store level assets. For the purposes of the asset impairment test, the etailz segment has one asset grouping, which is the same as the etailz reporting unit level.

During fiscal 2018 and fiscal 2017, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected fourth quarter sales that triggering events had occurred in each respective fiscal year, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the fye fixed assets for impairment was required. Fixed assets primarily at the Company’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of fiscal 2018 and fiscal 2017, resulting in the recording of asset impairment charges of $1.9 million and $29.1 million, respectively. Estimated fair values for fixed assets at these locations, including store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the etailz fixed assets and intangible assets for impairment was required. Fixed assets related to internally developed technology at etailz were written down to their estimated fair values at the end of fiscal 2018, resulting in the recognition of asset impairment charges of $2.1 million. Intangible assets related to technology and vendor relationships were written down to their estimated fair values at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

Recently Issued Accounting Pronouncements.

The information set forth above may be found under Notes to Consolidated Statements, Note 2, which is incorporated herein by reference.

Item 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required under the requirements of a Smaller Reporting Company.

Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The index to the Company’s Consolidated Financial Statements is included in Item 15, and the Consolidated Financial Statements follow the signature page to this report and are incorporated herein by reference.

The quarterly results of operations are included herein in Note 13 of Notes to the Consolidated Financial Statements in this report.

Item 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A.	CONTROLS AND PROCEDURES

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures: Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on this evaluation, our principal executive officer and our principal financial officer concluded that the Company’s disclosure controls and procedures were designed to provide reasonable assurance of achieving their objectives and as of the end of the period covered by this annual report, our disclosure controls and procedures were effective, in that they provide reasonable assurance that information required to be disclosed by us in the reports we file or submit, under the Exchange Act, is recorded, processed, summarized, as appropriate, to allow timely decisions regarding required disclosure and reported within the time period specified in the Securities and Exchange Commission’s rules and forms and that such information is accumulated and communicated to management including the principal executive officer and principal financial officer.

Management’s Report on Internal Control Over Financial Reporting: Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) and 15d–15(f) under the Exchange Act, as amended). Under the supervision and with the participation of the Company’s management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (2013). Based on our evaluation under the framework in Internal Control-Integrated Framework (2013), our management concluded that our internal control over financial reporting was effective as of February 2, 2019.

Changes in Controls and Procedures: As of February 2, 2019, there have been no changes in the Company’s internal controls over financial reporting that occurred during fiscal 2018 that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

Item 9B.	Other Information

No events have occurred which would require disclosure under this Item.

PART III

Item 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information required by this item is incorporated by reference from the information to be included in the Proxy Statement for our 2019 Annual Meeting of Shareholders to be filed pursuant to Regulation 14A with the SEC on or about May 28, 2019, which information is incorporated by reference.

Code of Ethics

We have adopted the Trans World Entertainment Corporation Code of Ethics that applies to all officers, directors, employees and consultants of the Company. The Code of Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with applicable rules of The NASDAQ Stock Market, Inc. Our Code of Ethics is posted on our Internet website under the “Corporate” page. Our Internet website address is www.twec.com. To the extent required by the rules of the SEC and NASDAQ, we will disclose amendments and waivers relating to our Code of Ethics in the same place on our website.

Item 11.	EXECUTIVE COMPENSATION

Information required by this item is incorporated by reference from the information to be included in the Proxy Statement to be filed pursuant to Regulation 14A with the SEC on or about May 28, 2019, which information is incorporated by reference.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Certain information required by this item is incorporated by reference from the information to be included in the Proxy Statement for our 2019 Annual Meeting of Shareholders to be filed pursuant to Regulation 14A with the SEC on or about May 28, 2019, which information is incorporated by reference.

The following table contains information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of February 2, 2019:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options, Warrants and Rights)
Equity Compensation Plan Approved by Shareholders	3,049,825	$2.65	1,940,289
Equity Compensation Plans and Agreements not Approved by Shareholders	—	—	—
(1)	Includes 271,411 deferred shares which may be issued for no consideration.
Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information required by this item is incorporated by reference from the information to be included in the Proxy Statement for our 2019 Annual Meeting of Shareholders to be filed pursuant to Regulation 14A with the SEC on or about May 28, 2019, which information is incorporated by reference.

Item 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Information required by this item is incorporated by reference from the information to be included in the Proxy Statement to be filed pursuant to Regulation 14A with the SEC on or about May 28, 2019, which information is incorporated by reference.

PART IV

Item 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

15(a) (1) Financial Statements

The Consolidated Financial Statements and Notes are listed in the Index to Consolidated Financial Statements on page F-1 of this report.

15(a) (2) Financial Statement Schedules

Consolidated Financial Statement Schedules not filed herein have been omitted as they are not applicable or the required information or equivalent information has been included in the Consolidated Financial Statements or the notes thereto.

15(a) (3) Exhibits

Exhibits are as set forth in the “Index to Exhibits” which follows the Notes to the Consolidated Financial Statements and immediately precedes the exhibits filed.

Item 16.	Form 10-K Summary

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

Date: May 14, 2019	By: /s/ Michael Feurer
Michael Feurer Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Michael Feurer	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2019
(Michael Feurer)

/s/ Edwin Sapienza	Chief Financial Officer (Principal Financial and Chief Accounting Officer)	May 14, 2019
(Edwin Sapienza)

/s/ Martin Hanaka	Director	May 14, 2019
(Martin Hanaka)

/s/ Robert Marks	Director	May 14, 2019
(Robert Marks)

/s/ Michael Nahl	Director	May 14, 2019
(Michael Nahl)

/s/ Michael Reickert	Director	May 14, 2019
(Michael Reickert)

/s/ Michael B. Solow	Director	May 14, 2019
(Michael B. Solow)

TRANS WORLD ENTERTAINMENT CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Trans World Entertainment Corporation:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries (the Company) as of February 2, 2019 and February 3, 2018, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the fiscal years in the two-year period ended February 2, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 2, 2019 and February 3, 2018, and the results of its operations and its cash flows for each of the fiscal years in the two-year period ended February 2, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 1994.

Albany, New York
May 14, 2019

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	February 2, 2019	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,355	$31,326
Restricted cash	4,126	1,505
Accounts receivable	5,383	4,469
Merchandise inventory	94,842	109,112
Prepaid expenses and other current assets	6,657	6,976
Total current assets	115,363	153,388

Restricted cash	5,745	10,675
Fixed assets, net	7,529	13,546
Goodwill	—	39,191
Intangible assets, net	3,668	23,967
Other assets	5,708	7,139
TOTAL ASSETS	$138,013	$247,906

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$34,329	$41,780
Accrued expenses and other current liabilities	8,132	10,846
Deferred revenue	6,955	7,935
Total current liabilities	49,416	60,561

Other long-term liabilities	24,867	29,131
TOTAL LIABILITIES	74,283	89,692

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 64,436,671 shares and 64,305,171 shares issued, respectively)	644	643
Additional paid-in capital	344,214	341,103
Treasury stock at cost (28,177,832 and 28,156,601 shares, respectively)	(230,166)	(230,145)
Accumulated other comprehensive loss	(735)	(998)
(Accumulated deficit) Retained earnings	(50,227)	47,611
TOTAL SHAREHOLDERS’ EQUITY	63,730	158,214
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,013	$247,906

See Accompanying Notes to Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share and share amounts)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
Net sales	$412,997	$437,173
Other revenue	5,193	5,683
Total revenue	418,190	442,856

Cost of sales	290,116	299,013
Gross profit	128,074	143,843

Selling, general and administrative expenses	165,222	167,924
Income from joint venture	—	(1,787)
Asset impairment charges	59,658	29,107
Loss from operations	(96,806)	(51,401)
Interest expense	723	332
Other income	(227)	(8,881)
Loss before income taxes	(97,302)	(42,852)
Income tax expense (benefit)	80	(299)
Net loss	$(97,382)	$(42,553)

Basic and diluted loss per share	$(2.68)	$(1.18)

See Accompanying Notes to Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
Net loss	$(97,382)	$(42,553)
Pension actuarial income (loss) adjustment	263	(196)
Comprehensive loss	$(97,119)	$(42,749)

See Accompanying Notes to Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars and shares in thousands)

	Common Shares	Common Stock	Additional Paid-in Capital	Treasury Shares	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulaed Deficit)	Shareholders’ Equity
Balance as of January 28, 2017	64,253	$643	$338,075	(28,137)	$(230,144)	$(802)	$90,164	$197,936
Net Loss	—	—	—	—	—	—	(42,553)	(42,553)
Pension actuarial loss adjustment	—	—	—	—	—	(196)	—	(196)
Vested restricted shares	50	—	(39)	(20)	(1)	—	—	(40)
Common stock issued in the acquisition of etailz	2	—	—	—	—	—	—	—
Amortization of unearned compensation/restricted stock amortization	—	—	3,067	—	—	—	—	3,067
Balance as of February 3, 2018	64,305	$643	$341,103	(28,157)	$(230,145)	$(998)	$47,611	$158,214
Decrease to opening balance of Retained Earnings as a result of applying ASU 2014-09	—	—	—	—	—	—	(456)	(456)
Net Loss	—	—	—	—	—	—	(97,382)	(97,382)
Pension actuarial income adjustment	—	—	—	—	—	263	—	263
Vested restricted shares	—	—	—	(21)	(21)	—	—	(21)
Common stock issued-new grants	132	1	79	—	—	—	—	80
Amortization of unearned compensation/restricted stock amortization	—	—	3,032	—	—	—	—	3,032
Balance as of February 2, 2019	64,437	$644	$344,214	$(28,178)	$(230,166)	$(735)	$(50,227)	$63,730

See Accompanying Notes to Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended
	February 2, 2019	February 3, 2018
OPERATING ACTIVITIES:
Net loss	$(97,382)	$(42,553)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	5,226	10,272
Amortization of intangible assets	3,890	3,890
Amortization of lease valuations	—	(20)
Stock based compensation	3,032	3,067
Treasury stock received for payment of withholding tax on exercises of RSUs	(21)	—
Adjustment to contingent consideration	(272)	(3,280)
Loss on disposal of fixed assets	422	579
Loss on impairment of goodwill and long lived assets	59,658	29,107
Change in cash surrender value	78	(399)
Gain on life insurance asset	—	(8,733)
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(914)	2,616
Merchandise inventory	14,535	16,892
Prepaid expenses and other current assets	319	1,295
Other long-term assets	6	(668)
Accounts payable	(7,451)	(10,527)
Accrued expenses and other current liabilities	(1,134)	1,648
Deferred revenue	(1,509)	(1,293)
Other long-term liabilities	(4,001)	(1,906)
Net cash used in operating activities	(25,518)	(13)

INVESTING ACTIVITIES:
Purchases of fixed assets	(3,689)	(8,407)
Proceeds from company owned life insurance	—	14,363
Investment in joint venture	—	(2,575)
Capital distributions from joint venture	1,347	1,101
Net cash (used in) provided by investing activities	(2,342)	4,482

FINANCING ACTIVITIES:
Exercise of equity awards, net of treasury shares received	80	—
Vesting of long term equity awards	—	(39)
Payments of long term borrowings	(35,734)	(11,657)
Proceeds from long term borrowings	35,734	11,657
Payments to etailz shareholders	(1,500)	(5,000)
Purchase of treasury stock	—	(1)
Net cash used in financing activities	(1,420)	(5,040)

Net decrease in cash, cash equivalents, and restricted cash	(29,280)	(571)
Cash, cash equivalents, and restricted cash, beginning of year	43,506	44,077
Cash, cash equivalents, and restricted cash, end of year	$14,226	$43,506

Supplemental disclosures and non-cash investing and financing activities:

Interest paid	$723	$332

Issuance of restricted performance based awards / deferred / restricted shares under deferred / restricted stock agreements	109	120

See Accompanying Notes to Consolidated Financial Statements.

Index to Notes to Consolidated Financial Statements

Note Number and Description

Note No.

1.	Nature of Operations and Summary of Significant Accounting Policies

2.	Recently Issued Accounting Pronouncements

3.	Goodwill and Other Intangible Assets

4.	Fixed Assets

5.	Restricted Cash

6.	Credit Facility

7.	Leases

8.	Shareholders’ Equity

9.	Benefit Plans

10.	Income Taxes

11.	Related Party Transactions

12.	Commitments and Contingencies

13.	Quarterly Financial Information (Unaudited)

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations: Trans World Entertainment Corporation and subsidiaries (“the Company”) operates in two reportable segments: fye and etailz. The fye segment is a specialty retailer of entertainment products, including trend, video, music, electronics and related products in the United States. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of February 2, 2019, the fye segment operated 210 stores totaling approximately 1.2 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

Liquidity: The Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $97.4 million and $42.6 million for the years ended February 2, 2019 and February 3, 2018, respectively, and has an accumulated deficit of $50.2 million at February 2, 2019. In addition, net cash used in operating activities for the year ended February 2, 2019 was $25.5 million.

A noted above, the Company experienced negative cash flows from operations during fiscal 2018 and 2017 and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment (the “performance improvement plan”). As a result of the initiative, we expect that annual expenses will be reduced by $4.0 to $5.0 million.

At February 2, 2019, we had cash and cash equivalents of $4.4 million, net working capital of $65.9 million, and no outstanding borrowings on our revolving credit facility, as further discussed below. This compares to $31.3 million in cash and cash equivalents and net working capital of $92.8 million at February 3, 2018. We anticipate an improvement in cash flows from operations for fiscal year 2019.

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company. During fiscal 2018, the Company exercised the right to increase its availability to $60 million subject to the same limitations noted above. The Company had $30 million available for borrowing under the Credit Facility as of February 2, 2019.

The Credit Facility contains customary affirmative and negative covenants, including restrictions on dividends and share repurchases, incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5 million annually, and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment. On October 29, 2018, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company exceeding the permitted number of store closures and related inventory dispositions.

The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. As of February 2, 2019, the Company was compliant with all covenants. On May 3, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Annual Financial Statements.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well continuing our efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds. Similarly, if our common stock is delisted from the NASDAQ Global Market, it may also limit our ability to raise additional funds.

The consolidated financial statements for the fiscal year ended February 2, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis of Presentation: The consolidated financial statements consist of Trans World Entertainment Corporation, its wholly-owned subsidiaries, Record Town, Inc. (“Record Town”), Record Town’s subsidiaries and etailz, Inc. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, including those related to merchandise inventory and return costs; valuation of goodwill and long-lived assets, income taxes, accounting for gift card liabilities, retirement plan obligation, and other long-term liabilities that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Items Affecting Comparability: The Company’s fiscal year is a 52 or 53-week period ending the Saturday nearest to January 31. Fiscal 2018 and fiscal 2017 ended February 2, 2019 and February 3, 2018, respectively. Fiscal 2018 had 52 weeks and fiscal 2017 had 53 weeks.

Concentration of Business Risks: The fye segment purchases inventory from approximately 460 suppliers. In fiscal 2018, 37% of fye purchases were made from ten suppliers including Universal Studio Home Entertainment, Paramount Video, Buena Vista Home Video, SONY Music, Twentieth Century Fox Home Entertainment, Warner/Elektra/Atlantic, Universal Music Group Distribution, Funko LLC, Warner Home Video, and Alliance Entertainment.

The etailz segment purchases various inventory from numerous suppliers. The segment does not have material long-term purchase contracts; rather, it purchases products from its suppliers on an order-by-order basis. Historically, the etailz segment has not experienced difficulty in obtaining satisfactory sources of supply and management believes that it will continue to have access to adequate sources of supply.

etailz generates substantially all of its revenue through the Amazon Marketplace. Therefore, the segment depends in large part on its relationship with Amazon for its continued growth. In particular, the etailz segment depends on its ability to offer products on the Amazon Marketplace and on its timely delivery of products to customers.

During fiscal 2018, in response to the general decline in operating results, management implemented certain vendor remediation initiatives directed towards improving the segment’s performance, operations, and cash flow, including terminating unprofitable vendors and preparing for vendor negotiations, significant reduction in pay-in-advance terms, and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash: Cash and cash equivalents that are restricted as to withdrawal or use under the terms of certain contractual agreements are recorded in Restricted Cash on the Company’s consolidated balance sheet.

Concentration of Credit Risks: The Company maintains centralized cash management and investment programs whereby excess cash balances are invested in short-term money market funds. The Company’s investments consist of short-term investment grade securities consistent with its investment guidelines. These guidelines include the provision that sufficient liquidity will be maintained to meet anticipated cash flow needs. The Company maintains these investments, all of which are classified as cash equivalents due to their short term nature, with Wells Fargo Securities, LLC. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash investments.

Accounts Receivable: Accounts receivable for the fye segment are primarily comprised of receivables due from commissions due from third parties. For the etailz segment, accounts receivable are comprised of receivables due from Amazon. There are no provisions for uncollectible amounts from retail sales of merchandise inventory since payment is received at the time of sale.

Merchandise Inventory and Return Costs: Merchandise inventory is stated at the lower of cost or net realizable value under the average cost method. Inventory valuation requires significant judgment and estimates, including obsolescence, shrink and any adjustments to net realizable value, if market value is lower than cost. The Company records obsolescence and any adjustments to net realizable value (if lower than cost) based on current and anticipated demand, customer preferences and market conditions. The provision for inventory shrink is estimated as a percentage of store sales for the period from the last date a physical inventory was performed to the end of the fiscal year. Such estimates are based on historical results and trends, and the shrink results from the last physical inventory. Physical inventories are taken at least annually for all stores and the distribution center throughout the year, and inventory records are adjusted accordingly.

The Company is generally entitled to return merchandise purchased from major music vendors for credit against other purchases from these vendors. Certain vendors reduce the credit with a merchandise return charge which varies depending on the type of merchandise being returned. Certain other vendors charge a handling fee based on units returned. The Company records all merchandise return charges in cost of sales.

Fixed Assets and Depreciation: Fixed assets are recorded at cost and depreciated or amortized over the estimated useful life of the asset using the straight-line method. The estimated useful lives are as follows:

Leasehold improvements	Lesser of estimated useful life of the asset or the lease term
Fixtures and equipment	3-7 years

Major improvements and betterments to existing facilities and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred.

Goodwill: The Company’s goodwill resulted from the acquisition of etailz and represented the excess purchase price over the net identifiable assets acquired. All of the goodwill is associated with etailz, a separate reporting unit, and there is no goodwill associated with the other reporting unit, fye. Goodwill is not amortized and the Company is required to evaluate goodwill for impairment at least annually or whenever indicators of impairment are present. The Company’s annual test is completed at the end of the fourth fiscal quarter, and interim tests are conducted when circumstances indicate the carrying value of the goodwill may not be recoverable.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is possible that these judgments and estimates could change in future periods.

As a result of the annual impairment review pursuant to FASB ASC 350, Intangibles—Goodwill and Other, the Company performed its impairment test over goodwill. Based on the Company’s annual impairment test, it was determined that the goodwill balance was fully impaired, and the Company recognized an impairment loss of $39.2 million.

Long Lived Assets other than Goodwill: Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset over its remaining useful life. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally measured based on discounted estimated future cash flows. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets and reported at the lower of the carrying amount or fair value less disposition costs. For the purpose of the asset impairment test, the fye segment has two asset groupings – corporate and store level assets. For the purposes of the asset impairment test, the etailz segment has one asset grouping, which is the same as the etailz reporting unit level.

During fiscal 2018 and fiscal 2017, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected fourth quarter sales that triggering events had occurred in each respective fiscal year, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the fye fixed assets for impairment was required. Fixed assets primarily at the Company’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of fiscal 2018 and fiscal 2017, resulting in the recording of asset impairment charges of $1.9 million and $29.1 million, respectively. Estimated fair values for fixed assets at these locations, including store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and pursuant to FASB ASC 360, Property, Plant, and Equipment, an evaluation of the etailz fixed assets and intangible assets for impairment was required. Fixed assets related to internally developed technology at etailz were written down to their estimated fair values at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $2.1 million. Intangible assets related to technology and vendor relationships were written down to their estimated fair values at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

Conditional Asset Retirement Obligations: The Company records the fair value of an asset retirement obligation (“ARO”) as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the asset. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to its initial measurement, the ARO is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

Commitments and Contingencies: The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company.

Revenue Recognition:

Retail Sales

The Company recognizes sales revenue, net of sales taxes and estimated sales returns, at the time it sells merchandise to the customer (point of sale). Internet sales include shipping revenue and are recorded upon shipment to the customer. The Company records shipping and handling costs in cost of sales. Additionally, estimated sales returns are calculated based on expected returns.

Membership Fee Revenue

The Company recognizes membership fee revenue over the term of the membership, which is typically 12 months for the Company’s Platinum Backstage Pass membership, and 24 months for the Company’s Backstage Pass VIP membership. For the Company’s Platinum Backstage Pass program, the contractual term of the program is 12 months, in which revenue is recognized over that service period. For the Company’s Backstage

Pass VIP program, the term of the program is indefinite until a customer cancels the membership. The Company estimates 24 months as the service period based on historical cancellation patterns and recognizes revenue over that service period. Membership in each program provides customers with merchandise discounts and exclusive member-only offers. Total membership fees related to the loyalty programs collected in advance, net of estimated refunds, were as follows: cash received from customers during fiscal 2018 and 2017 was $13.7 million and $16.9 million, respectively. Membership fee revenue recognized was $15.0 million and $17.9 million during fiscal 2018 and 2017, respectively, and recognized on a straight-line basis over the service period. The remaining performance obligation associated with the membership programs was $4.8 million and $6.1 million as of the end of fiscal 2018 and fiscal 2017, respectively. Membership fee revenue is included in Net Sales in the Company’s Consolidated Statements of Operations.

Deferred membership revenue is included in Deferred Revenue in the Company’s Consolidated Balance Sheets.

Other Revenue

The Company recognizes revenue related to commissions earned from third parties. The Company assesses the principal versus agent considerations depending on control of the good or service before it is transferred to the customer. As the Company is the agent and does not have control of the specified good or service, the Company recognizes the fee or commission to which the Company expects to be entitled for the agency service. Commissions earned from third parties were $5.0 million and $5.3 million during fiscal 2018 and fiscal 2017, respectively, and are included in Other Revenue in the Company’s Consolidated Statements of Operations.

Gift Cards

The Company offers gift cards for sale, which is included in deferred revenue in the Consolidated Balance Sheets. When gift cards are redeemed at the store level, revenue is recorded and the related liability is reduced. Breakage is estimated based on proportion to the pattern of rights exercised by the customer. The Company has the ability to reasonably and reliably estimate the gift card liability based on historical experience with redemption rates associated with a large volume of homogeneous transactions. The Company issued $1.9 million and $2.8 million in gift cards for fiscal 2018 and fiscal 2017, respectively. The Company recognized in revenue for redeemed gift cards of $1.9 million and $2.8 million for fiscal 2018 and fiscal 2017, respectively. The Company recorded breakage on its gift cards for fiscal 2018 and fiscal 2017 in the amount of $0.2 million and $0.4 million, respectively. Gift card breakage is recorded as Other Revenue in the Company’s Consolidated Statements of Operations. The remaining performance obligation associated with our gift cards was $2.0 million and $2.2 million as of the end of fiscal 2018 and fiscal 2017, respectively.

Cost of Sales: In addition to the cost of product, the Company includes in cost of sales those costs associated with purchasing, receiving, shipping, online marketplace fulfillment fees, inspecting and warehousing product, and depreciation related to distribution operations. Also included are costs associated with the return of product to vendors. Cost of sales further includes the cost of inventory shrink losses and obsolescence and the benefit of vendor allowances and discounts.

Selling, General and Administrative Expenses: Included in SG&A expenses are payroll and related costs, store operating costs, occupancy charges, Amazon fees, professional and service fees, general operating and overhead expenses and depreciation charges (excluding those related to distribution operations). Selling, general and administrative expenses also include fixed asset write offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Advertising Costs and Vendor Allowances: The fye segment often receives allowances from its vendors to fund in-store displays, print and radio advertising, and other promotional events. Vendor advertising allowances which exceed specific, incremental and identifiable costs incurred in relation to the advertising and promotions offered by the Company to its vendors are classified as a reduction in the purchase price of merchandise inventory. Accordingly, advertising and sales promotion costs are charged to operations, offset by direct vendor reimbursements, as incurred. Total advertising expense, excluding vendor allowances, was $2.2 million and $3.1 million in fiscal 2018 and fiscal 2017, respectively. In the aggregate, vendor allowances supporting the fye segment’s advertising and promotion are included as a reduction of SG&A expenses, and reimbursements of such costs were $2.1 million and $2.8 million in fiscal 2018 and 2017, respectively. Advertising costs for the etailz segment primarily consist of Amazon marketing expenses which were $1.7 million and $1.2 million in fiscal 2018 and fiscal 2017, respectively.

Lease Accounting: The Company’s calculation of straight-line rent expense includes the impact of escalating rents for the lease period and includes any period during which the Company is not obligated to pay rent while the store is being constructed (“rent holiday”). The Company accounts for step rent provisions, escalation clauses and other lease concessions by recognizing these amounts on a straight line basis over the initial lease term. The Company capitalizes leasehold improvements funded by tenant improvement allowances, depreciating them over the term of the related leases. The tenant improvement allowances are recorded as deferred rent within other long-term liabilities in the Consolidated Balance Sheets and are amortized as a reduction in rent expense over the life of the related leases.

Store Closing Costs: Management periodically considers the closing of underperforming stores. In the event of a store closing, reserves are established at the time a liability is incurred for the present value of any remaining lease obligations, net of estimated sublease income, and other exit costs. Store closings are not considered discontinued operations and as such, closings do not represent a significant change on the Company’s operations and financial results.

Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are subject to valuation allowances based upon management’s estimates of realizability.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense (benefit) in the Consolidated Statements of Operations.

Stock-Based Compensation: Stock-based compensation represents the cost related to stock-based awards granted to employees and directors. The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the option’s requisite service period. The Company recognizes compensation expense based on estimated grant date fair value using the Black-Scholes option-pricing model. Tax benefits, if any, resulting from tax deductions in excess of the compensation cost recognized for those options are to be classified and reported as both an operating cash outflow and financing cash inflow.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and a pension actuarial income (loss) adjustment that is recognized in other comprehensive income (loss) (see Note 9).

Income (Loss) Per Share: Basic and diluted income (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding for the period. During fiscal 2018 and fiscal 2017, the impact of all outstanding stock awards was not considered because the Company reported a net loss and such impact would be anti-dilutive. Accordingly, basic and diluted loss per share for fiscal 2018 and fiscal 2017 was the same. Total anti-dilutive stock awards for fiscal 2018 was approximately 2.9 million shares as compared to 2.6 million shares for fiscal 2017.

Fair Value of Financial Instruments: Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value, as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Significant observable inputs other than quoted prices in active markets for similar assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Significant unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of life insurance policies included in other assets approximates fair value based on estimates received from insurance companies and are classified as Level 2 measurements within the hierarchy as defined by applicable accounting standards. The Company had no Level 3 financial assets or liabilities at February 2, 2019 or at February 3, 2018.

Recently Adopted Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. On February 4, 2018, the Company adopted Topic 606 using the modified retrospective approach. The new standard states that revenue is recognized when performance obligations are satisfied by transferring goods or services to the customer in an amount that the entity expects to collect in exchange for those goods or services. The satisfaction of a performance obligation with a single customer may occur at a point in time or may occur over time. The significant majority of the Company’s revenue is recognized at a point in time, generally when a customer purchases and takes possession of merchandise through the stores or when merchandise purchased through our e-commerce websites is shipped to a customer. Revenues do not include sales taxes or other taxes collected from customers. The Company has arrangements with customers where the performance obligations are satisfied over time, which primarily relate to the loyalty programs and gift card liabilities. The adoption of Topic 606 impacted the timing of revenue recognition for gift card breakage. Prior to adoption of Topic 606, gift card breakage was recognized at the point gift card redemption became remote. In accordance with the Topic 606, the Company recognizes gift card breakage in proportion to the pattern of rights exercised by the customer. The adoption of Topic 606 also impacted the presentation of the Consolidated Balance Sheets related to sales return reserves to be recorded on a gross basis, consisting of a separate right of return asset and liability. The Company’s evaluation of Topic 606 included a review of certain third-party arrangements to determine whether the Company acts as principal or agent in such arrangements, and such evaluation did not result in any material changes in gross versus net presentation as a result of the adoption of the new standard. The cumulative effect of initially applying Topic 606 was a $0.3 million increase to the opening balance of inventory, a $0.3 million increase to the opening balance of accrued expenses and other liabilities, a $0.5 million increase to the opening balance of deferred revenue, and a $0.5 million decrease to the opening balance of retained earnings as of February 4, 2018. The comparative prior period information continues to be reported under the accounting standards in effect during those periods.

Segment Information: The Company operates in two reportable segments: fye and etailz. Operating earnings (loss) by operating segment, is defined as income (loss) from operations, net interest expense, other income, and income taxes. Total Revenue, Gross Profit, and Loss From Operations by reportable segment in U.S. dollars were as follows:

(amounts in thousands)	Fiscal Year Ended February 2, 2019	Fiscal Year Ended February 3, 2018
Total Revenue
fye	$231,290	$268,397
etailz	186,900	174,459
Total Company	$418,190	$442,856

Gross Profit
fye	$89,259	$104,254
etailz	38,815	39,589
Total Company	$128,074	$143,843

Loss From Operations
fye	$(24,455)	$(49,261)
etailz	(72,351)	(2,140)
Total Company	$(96,806)	$(51,401)

Merchandise Inventory
fye	$69,785	$86,217
etailz	25,057	22,895
Total Company	$94,842	$109,112

Total Assets
fye	$101,785	$153,050
etailz	36,228	94,856
Total Company	$138,013	$247,906

Other Long Term Liabilities
fye	$24,789	$27,777
etailz	78	1,354
Total Company	$24,867	$29,131

Capital Expenditures
fye	$1,242	$7,342
etailz	2,447	1,065
Total Company	$3,689	$8,407

Note 2. Recently Issued Accounting Pronouncements

In February 2016, the FASB established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The new standard is effective for on February 3, 2019 with early adoption permitted. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company will adopt the new standard on February 3, 2019 and use the effective date as the date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before February 3, 2019.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients’, which permits management not to reassess under the new standard the prior conclusions about lease identification, lease classification and initial direct costs. Management does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects that this standard will have a material effect on its consolidated financial statements. While the Company continues to assess all of the effects of adoption, management currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the consolidated balance sheet for the retail stores, distribution centers, home office operating leases; and; (2) providing significant new disclosures about our leasing activities.

The new standard also provides practical expedients for an entity’s ongoing accounting. Management currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition, which represents approximately 158 retail stores, or 75%, of the total number of retail stores in operation at February 3, 2019. Management also currently expects to elect the practical expedient to not separate lease and non-lease components for all of its leases.

In March 2017, the FASB issued ASU 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which is intended to improve the presentation of net periodic pension cost and net periodic post-retirement benefit cost in an entity’s financial statements by requiring the service cost component be disaggregated from other components of net benefit costs and presented in the same line item or items as other compensation costs for the employees. Additionally, only the service cost component of net benefit cost is eligible for capitalization when applicable. ASU 2017-07 is effective for the Company’s fiscal year beginning February 3, 2019, and must be applied retrospectively. ASU 2017-07 is permitted for early adoption, but only at the beginning of an annual period for which financial statements have not been issued or made available for issuance. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting,” which provided clarity as to what changes to the terms or conditions of share-based payment awards require an entity to apply modification accounting in Topic 718. ASU 2017-09 is effective for the Company for interim and annual periods in fiscal year beginning February 3, 2019, with early adoption permitted and is applied prospectively to changes in terms or conditions of awards occurring on or after the adoption date. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

Note 3. Goodwill and Other Intangible Assets

Goodwill is not amortized, but is evaluated for impairment at least annually. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in the etailz acquisition.

Determining the fair value of a reporting unit requires the use of significant estimates and assumptions, including revenue growth rates, operating margins, discount rates, and future market conditions, among others. Goodwill and other long-lived assets are reviewed for impairment if circumstances indicate that the carrying amount may not be recoverable.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and an evaluation of intangible assets for impairment was required. Intangible assets related to technology and vendor relationships were written down to their estimated fair value at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million. As a result of the annual goodwill impairment review, it was determined that the goodwill balance was fully impaired, and the Company recognized an impairment loss of $39.2 million.

The Company continues to amortize certain vendor relationships, technology, and trade names and trademarks that have finite lives.

Identifiable intangible assets as of February 2, 2019 consisted of the following:

	February 2, 2019
(amounts in thousands)	Weighted Average Amortization Period (in months)	Gross Carrying Amount	Accumulated Amortization	Impairment	Net Carrying Amount
Vendor Relationships	120	$19,100	$4,398	$13,822	$880
Technology	60	6,700	3,078	2,587	1,035
Trade names and trademarks	60	3,200	1,447	—	1,753
		$29,000	$8,923	$16,409	$3,668

The changes in net intangibles and goodwill from February 3, 2018 to February 2, 2019 were as follows:

(amounts in thousands)	February 3, 2018	Amortization	Impairment	February 2, 2019
Amortized intangible assets:
Vendor relationships	$16,612	$1,910	$13,822	$880
Technology	4,962	1,340	2,587	1,035
Trade names and trademarks	2,393	640	—	1,753
Net amortized intangible assets	$23,967	$3,890	$16,409	$3,668

Unamortized intangible assets:
Goodwill	$39,191	—	$39,191	$—
Total unamortized intangible assets	$39,191	—	$39,191	$—

Estimated amortization expense for each of the five succeeding fiscal years and thereafter is as follows (amounts in thousands):

Fiscal Year	Amortization
2019	$1,143
2020	1,143
2021	847
2022	115
2023	115
Thereafter	305

Note 4. Fixed Assets

Fixed assets consist of the following:

(amounts in thousands)	February 2, 2019	February 3, 2018
Fixtures and equipment	$10,885	$14,403
Leasehold improvements	6,836	9,836
Total fixed assets	17,721	24,239
Allowances for depreciation and amortization	(10,192)	(10,693)
Fixed assets, net	$7,529	$13,546

Depreciation of fixed assets is included in the Consolidated Statements of Operations as follows:

	Fiscal Year
(amounts in thousands)	2018	2017
Cost of sales	$—	$645
Selling, general and administrative expenses	5,226	9,627
Total	$5,226	$10,272

Depreciation expense related to the Company’s distribution center facility and related equipment is included in cost of sales. All other depreciation of fixed assets is included in SG&A expenses. As noted within Footnote 1, the Company recorded $4.1 million and $29.1 million in fixed asset impairment during fiscal 2018 and fiscal 2017, respectively.

Note 5. Restricted Cash

As of February 2, 2019 and February 3, 2018, the Company had restricted cash of $9.9 million and $12.2 million, respectively.

Restricted cash balance at the end of fiscal 2018 consisted of $3.2 million related to the earn-out amount that could be paid to the selling shareholders of etailz in accordance with the share purchase agreement created during the acquisition of etailz in fiscal 2016; and a $6.7 million rabbi trust, that resulted from the death of the Company’s former Chairman, of which $1.0 million was classified as restricted cash in current assets and $5.7 million was classified as restricted cash as a long-term asset.

Restricted cash balance at the end of fiscal 2017 consisted of $1.5 million held to satisfy any indemnification claims within 18 months from the date of etailz acquisition; $3.2 million earn-out amount that could be paid to the selling shareholders of etailz in accordance with the share purchase agreement resulted from the etailz acquisition; and a $7.5 million rabbi trust, that resulted from the death of the Company’s former Chairman.

A summary of cash, cash equivalents and restricted cash is as follows (amounts in thousands):

	February 2, 2019	February 3, 2018
Cash and cash equivalents	$4,355	$31,326
Restricted cash	9,871	12,180
Total cash, cash equivalents and restricted cash	$14,226	$43,506

Subsequent to the close of fiscal 2018, during the first quarter of fiscal 2019, the $3.2 million earn-out escrow balance was returned to the Company as a result of the etailz segment not achieving the earnings target, as described in the etailz share purchase agreement.

Note 6. Credit Facility

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company. During fiscal 2018, the Company exercised the right to increase its availability to $60 million subject to the same limitations noted above.

The Credit Facility contains customary affirmative and negative covenants, including restrictions on dividends and share repurchases, incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment. On October 29, 2018, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company to exceed the permitted number of store closures and related inventory dispositions.

The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. As of February 2, 2019, the Company was compliant with all covenants. On May 3, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Annual Financial Statements.

Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of availability, with the Applicable Margin for LIBO Rate loans ranging from 1.75% to 2.00% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.00%. In addition, a commitment fee of 0.25% is also payable on unused commitments.

As of February 2, 2019 and as of February 3, 2018, the Company did not have any borrowings under the Credit Facility. Peak borrowings under the Credit Facility during fiscal 2018 and fiscal 2017 were $35.7 million and $11.7 million, respectively. As of February 2, 2019 and February 3, 2018, the Company had no outstanding letters of credit. The Company had $30 million and $41 million available for borrowing under the Credit Facility as of February 2, 2019 and February 3, 2018, respectively.

Note 7. Leases

The Company conducts all of its operations from leased premises that include retail stores, distribution centers, and administrative offices. At February 2, 2019, the Company leased 210 stores under operating leases, many of which contain renewal options and escalation clauses, for periods ranging from one to ten years. Most store leases also provide for payment of operating expenses and real estate taxes. Some also provide for contingent rent based on percentage of sales over a certain sales volume. During fiscal 2018 and fiscal 2017, the Company recorded minimum rentals of $21.7 million and $25.0 million, respectively, and did not record any contingent rentals. In addition, the Company currently leases 2 distribution centers and 2 administrative offices.

Future minimum rental payments required under all leases that have initial or remaining non-cancelable lease terms at February 2, 2019, are as follows (amounts in thousands):

Operating Leases
2019	$24,426
2020	8,393
2021	5,239
2022	1,881
2023	1,137
Thereafter	1,060
Total minimum payments required	$42,136

In addition to the obligations in the table above, a number of the Company’s stores have leases which have rent payments based on the store’s sales volume in lieu of fixed minimum rent payments. During fiscal 2018 and fiscal 2017, minimum rent payments based on a store’s sales volume were $0.5 million and $0.6 million, respectively.

Note 8. Shareholders’ Equity

The Company classifies repurchased shares as treasury stock on the Company’s Consolidated Balance Sheet. During 2013, the Company’s Board of Directors authorized a share repurchase program. There were no treasury stock repurchases under the share repurchase program during fiscal 2018 and fiscal 2017. As of February 2, 2019, the Company has approximately $12.2 million available for future purchases under its share repurchase program.

No cash dividends were paid in fiscal 2018 and fiscal 2017. The Company’s Credit Facility contains certain restrictions related to the payment of cash dividends, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment.

Note 9. Benefit Plans

401(k) Savings Plan

Each segment of the Company offers a 401(k) Savings Plan to eligible employees meeting certain age and service requirements.

The fye segment offers a 401(k) plan which permits participants to contribute up to 80% of their salary, including bonuses, up to the maximum allowable by IRS regulations. The Company matches 50% of the first 6% of employee contributions after completing one year of service. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participant vesting of the Company’s matching contribution is based on the years of service completed by the participant. Participants are fully vested upon the completion of four years of service. As of February 3, 2019, the fye segment suspended its matching contribution in response to one of the Company’s cost-cutting initiatives.

The etailz segment offers a 401(k) plan which permits participants to contribute up to the maximum allowable by IRS regulations. The Company matches 100% of the first 6% of employee contributions after completing one year of service. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participant vesting of the Company’s matching contribution is based on the years of service completed by the participant. Participants are fully vested upon the completion of three years of service. All participant forfeitures of non-vested benefits are used to reduce the Company’s contributions or fees in future years.

Total expense related to the fye segment’s matching contributions was approximately $340,000 and $301,000 in fiscal 2018 and fiscal 2017, respectively. Total expense related to the etailz segment’s matching contributions was approximately $297,000 and $224,000 in fiscal 2018 and fiscal 2017, respectively.

Stock Award Plans

As of February 2, 2019, there was approximately $0.6 million of unrecognized compensation cost related to stock option awards comprised of the following: $0.5 million was related to stock option awards listed in the table below and expected to be recognized as expense over a weighted average period of 1.4 years and $0.1 million was related to restricted stock option awards expected to be recognized as expense over a weighted average period of 3.7 years.

The Company has outstanding awards under three employee stock award plans, the 2005 Long Term Incentive and Share Award Plan, the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “Old Plans”); and the 2005 Long Term Incentive and Share Award Plan (as amended and restated April 5, 2017 (the “New “Plan”). Collectively, these plans are referred to herein as the Stock Award Plans. Additionally, the Company had a stock award plan for non-employee directors (the “1990 Plan”). The Company no longer issues stock options under the Old Plans or the 1990 Plan.

Equity awards authorized for issuance under the New Plan total 5.0 million. As of February 2, 2019, of the awards authorized for issuance under the Stock Award Plans, 2.8 million were granted and are outstanding,

1.9 million of which were vested and exercisable. Shares available for future grants of options and other share based awards under the New Plan at February 2, 2019 were 4.4 million.

The fair values of the options granted have been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2018	2017
Dividend yield	0%	0%
Expected stock price volatility	50.5-54.0%	40.6-46.4%
Risk-free interest rate	2.71%-3.01%	1.74%-2.39%
Expected award life (in years)	5.64-6.98	5.64-5.71
Weighted average fair value per share of awards granted during the year	$0.50	$0.73

The following table summarizes information about stock options outstanding under the Company’s Stock Award Plans as of February 2, 2019:

	Outstanding				Exercisable
Exercise Price Range	Shares	Average Remaining Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$0.98-$2.66	1,263,000	5.9	1.61	$—	673,000	$1.82	$—
2.67-3.50	615,500	5.9	3.34	—	550,500	3.38	—
3.51-4.87	899,914	5.6	3.94	—	716,789	3.97	—
Total	2,778,414	5.8	$2.75	$—	1,940,289	$3.06	$—

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value based on the Company’s closing common stock price of $0.59 as of February 2, 2019, which would have been received by the award holders had all award holders under the Stock Award Plans exercised their awards as of that date.

The following table summarizes stock option activity under the Stock Award Plans:

	Employee and Director Stock Award Plans
	Number of Shares Subject To Option	Stock Award Exercise Price Range Per Share	Weighted Average Exercise Price	Other Share Awards(1)	Weighted Average Grant Date Value
Balance January 28, 2017	2,459,564	$1.73-$5.50	$3.58	170,927	$3.63
Granted	680,000	1.60-1.85	1.84	65,000	1.85
Exercised/vested	—	—	—	(52,500)	3.50
Forfeited	(389,500)	1.85-4.87	3.23	(5,000)	3.53
Canceled	(164,150)	3.79-5.50	5.43	—	—
Balance February 3, 2018	2,585,914	$1.60-$4.87	$3.06	178,427	$3.26
Granted	555,000	0.98-1.04	0.99	224,484	1.12
Exercised/vested	—	—	—	(131,500)	1.94
Forfeited	(290,500)	0.98-3.88	2.07	—	—
Canceled	(72,000)	1.73-3.88	1.64	—	—
Balance February 2, 2019	2,778,414	$0.98-$4.87	$2.75	271,411	$1.68
(1)	Other Share Awards include deferred shares granted to executives and directors.

During fiscal 2018, the Company recognized approximately $79 thousand in expenses for deferred shares issued to non-employee directors. During fiscal 2017, the Company did not issue any deferred shares to non-employee directors. There were no exercises of non-restricted stock options during fiscal 2018 and fiscal 2017. In connection with the acquisition of etailz, the Company issued 1,572,552 restricted shares of Company common stock to a key etailz employee, with a grant date fair value of $3.56 per share. These shares vested ratably through January 2019. Total expense related to these shares was $2.4 million and $2.5 million in fiscal 2018 and 2017, respectively. As of February 2, 2019, the Company recognized a total of $5.6 million of compensation cost related to these restricted shares.

Defined Benefit Plans

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain Executive Officers of the Company. The SERP, which is unfunded, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is based on salary and bonus at the time of retirement and number of years of service.

Prior to June 1, 2003, the Company had provided the Board of Directors with a noncontributory, unfunded retirement plan (“Director Retirement Plan”) that paid retired directors an annual retirement benefit. For fiscal 2018 and 2017, net periodic benefit cost recognized under both plans totaled approximately $0.6 million in each fiscal year. The accrued pension liability for both plans was approximately $17.5 million and $18.3 million at February 2, 2019 and February 3, 2018, respectively, and is recorded within other long term liabilities on the Consolidated Balance Sheets. The accumulated benefit obligation for both plans was $17.7 million and $18.4 million as of the fiscal years ended February 2, 2019 and February 3, 2018, respectively.

The following is a summary of the Company’s defined benefit pension plans as of each fiscal year-end:

Obligation and Funded Status:

(amounts in thousands)	February 2, 2019	February 3, 2018
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$18,334	$18,700
Service cost	56	63
Interest cost	560	555
Actuarial (gain) loss	(275)	177
Benefits paid	(1,199)	(1,161)
Benefit obligation at end of year	$17,476	$18,334

Fair value of plan assets at end of year	$—	$—

Funded status	$(17,476)	$(18,334)
Unrecognized net actuarial gain	(263)	(102)
Accrued benefit cost	$(17,739)	$(18,436)

Amounts recognized in the Consolidated Balance Sheets consist of:

(amounts in thousands)	February 2, 2019	February 3, 2018
Current liability	$(1,199)	$(1,199)
Long term liability	(16,002)	(17,135)
Add: Accumulated other comprehensive income	(275)	(102)
Net amount recognized	$(17,476)	$(18,436)

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Loss:

Net Periodic Benefit Cost:

	Fiscal Year
	2018	2017
Service cost	$56	$63
Interest cost	560	555
Amortization of prior service cost	—	17
Amortization of actuarial net gain	(19)	(36)
Net periodic benefit cost	$597	$599

Other Changes in Benefit Obligations Recognized in Other Comprehensive Loss:

	2018	2017
Net prior service cost recognized as a component of net periodic benefit cost	$—	$(17)
Net actuarial gains arising during the period	263	213
	263	196
Income tax effect	—	—
Total recognized in other comprehensive loss	$263	$196
Total recognized in net periodic benefit cost and other comprehensive loss	$334	$795

The pre-tax components of accumulated other comprehensive loss, which have not yet been recognized as components of net periodic benefit cost as of February 2, 2019 and February 3, 2018 and the tax effect are summarized below.

(amounts in thousands)	February 2, 2019	February 3, 2018
Net unrecognized actuarial gain	$(263)	$(102)
Other actuarial adjustments	(102)	—
Accumulated other comprehensive income	$(365)	$(102)
Tax expense	1,100	1,100
Accumulated other comprehensive loss	$735	$998
	Fiscal Year
	2018	2017
Weighted-average assumptions used to determine benefit obligation:
Discount rate	3.37%	3.42%
Salary increase rate	3.00%	3.00%
Measurement date	Jan 31, 2019	Jan 31, 2018
	Fiscal Year
	2018	2017
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	3.61%	3.16%
Salary increase rate	3.00%	3.00%

The discount rate is based on the rates implicit in high-quality fixed-income investments currently available as of the measurement date. The Citigroup Pension Discount Curve (CPDC) rates are intended to represent the spot rates implied by the high quality corporate bond market in the U.S. The projected benefit payments attributed to the projected benefit obligation have been discounted using the CPDC mid-year rates and the discount rate is the single constant rate that produces the same total present value.

The following benefit payments over the next ten years, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits
(amounts in thousands)
2019	1,199
2020	1,192
2021	1,184
2022	1,149
2023	1,149
2024 – 2028	6,769

Accumulated Other Comprehensive Loss

(amounts in thousands)	Pension Benefit
February 3, 2018	$(998)
Other comprehensive income	263
February 2, 2019	$(735)

Note 10. Income Taxes

Income tax expense (benefit) consists of the following:

	Fiscal Year
(amounts in thousands)	2018	2017
Federal-current	$(184)	$(500)
State-current	264	201
Income tax expense (benefit)	$80	$(299)

A reconciliation of the Company’s effective income tax rate with the federal statutory rate is as follows:

	2018	2017
Federal statutory rate	21.0%	33.7%
State income taxes, net of federal tax effect	(0.3)%	(0.5)%
Change in Valuation Allowance	(12.5)%	36.1%
Cash surrender value- insurance / benefit program	—%	7.0%
Goodwill Impairment	(8.5)%	—%
Contingent consideration	0.1%	2.6%
Change in US Federal Statutory Tax Rate	—%	(79.4)%
Other	0.1%	1.2%
Effective tax rate	(0.1)%	0.7%

The other category is comprised of various items, including the impacts of non-deductible meals, dues, penalties, amortization, parking benefits and the refundable portion of the federal alternative minimum tax carryover credit.

Significant components of the Company’s deferred tax assets are as follows:

(amounts in thousands)	February 2, 2019	February 3, 2018
DEFERRED TAX ASSETS
Accrued Expenses	$559	$260
Retirement and compensation related accruals	6,001	6,724
Fixed assets	6,463	7,561
Federal and state net operating loss and credit carry forwards	75,117	64,807
Real estate leases, included deferred rent	1,973	2,446
Losses on investment	584	827
Others	556	577
Gross deferred tax assets before valuation allowance	$91,253	$83,202
Less: valuation allowance	(90,161)	(76,810)
Total deferred tax assets	$1,092	$6,392

DEFERRED TAX LIABILITIES
Intangibles	$(922)	$(6,193)
Inventory	(170)	(199)
Total deferred tax liabilities	$(1,092)	$(6,392)

NET DEFERRED TAX ASSET	$—	$—

The Company, at the end of fiscal 2018, has a net operating loss carryforward of $253.5 million for federal income tax purposes which will expire at various times throughout 2038 with a portion being available indefinitely. The Company has approximately $289.0 million of net operating loss carryforward for state income tax purposes as of the end of fiscal 2018 that expire at various times through 2038 and are subject to certain limitations and statutory expiration periods. The state net operating loss carryforwards are subject to various business apportionment factors and multiple jurisdictional requirements when utilized. The Company has federal tax credit carryforwards of $0.5 million which will expire in 2026. The Company has state tax credit carryforwards of $1.1 million, of which $0.2 million will expire in 2027.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. Management considers the scheduled reversal of taxable temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based on the available objective evidence, management concluded that a full valuation allowance should be recorded against its deferred tax assets. As of February 2, 2019, the valuation allowance increased to $90.2 million from $76.8 million at February 3, 2018. Management will continue to assess the valuation allowance against the gross deferred assets.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the respective years is provided below. Amounts presented excluded interest and penalties, where applicable, on unrecognized tax benefits:

	Fiscal Year
(amounts in thousands)	2018	2017
Unrecognized tax benefits at beginning of year	$1,930	$1,930
Increases in tax positions from prior years	—	—
Decreases in tax positions from prior years	—	—
Increases in tax positions for current years	—	—
Settlements	—	—
Lapse of applicable statute of limitations	—	—
Unrecognized tax benefits at end of year	$1,930	$1,930

As of February 2, 2019, the Company had $1.9 million of gross unrecognized tax benefits, $1.5 million of which would affect the Company’s tax rate if recognized. While it is reasonably possible that the amount of unrecognized tax benefits will increase or decrease within the next twelve months, the Company does not expect the change to have a significant impact on its results of operations or financial position. The Company is subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. The Company has substantially concluded all federal income tax matters and all material state and local income tax matters through fiscal 2013.

The Company’s practice is to recognize interest and penalties associated with its unrecognized tax benefits as a component of income tax expense in the Company’s Consolidated Statements of Operations. During fiscal 2018, the Company accrued a provision for interest expense of $0.2 million. As of February 2, 2019, the liability for uncertain tax positions reflected in the Company’s Consolidated Balance Sheets was $3.3 million, including accrued interest and penalties of $2.5 million.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted. The Act makes broad and complex changes to the U.S. tax code including a significant reduction to the U.S. federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018. These changes were presented on prior year, rate reconciliation, accordingly, the federal deferred tax assets were written down to account for the change in fiscal 2017. The write down is reflected in both the valuation allowance and the deferred tax assets which total $35.0 million in fiscal 2017. As of February 3, 2018 this change is also presented in the effective tax rate schedule as a reduction to the prior year losses by 79.4%. The valuation allowance rate impact includes an offsetting reduction for the tax rate which results in no change to the provision for income taxes.

The Act also repeals the Corporation Alternative Minimum Tax (“AMT”) for tax years beginning after December 31, 2017. Any AMT carryover credits will be refundable starting in the 2018 tax year, remaining credit will be fully refundable in 2021, as such, the Company recorded a current benefit in its’ financial statements.

Note 11. Related Party Transactions

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease, accounted for as an operating lease, the Company paid $1.2 million in fiscal 2018 and fiscal 2017. Under the terms of the lease agreement, the Company is responsible for property taxes and other operating costs with respect to the premises.

Sara Neblett, the wife of Josh Neblett, former CEO of etailz, was employed with the Company as the Vice President of Partner Care of etailz until January 2019. During fiscal 2018 and fiscal 2017, Ms. Neblett received $169,125 and $165,250, respectively, in regular cash compensation. In addition, during fiscal 2018, Ms. Neblett received approximately $1.0 million under the terms of the etailz acquisition agreement.

Note 12. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a putative class action complaint against Trans World Entertainment Corporation and Synapse Group, Inc. in the United States District Court for the District of Massachusetts Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleges, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint seeks statutory and actual damages.

The Company has filed a motion to dismiss the case which remains pending; however the court has already dismissed the plaintiffs’ only claim under federal law. The court has not yet decided the rest of the motion, but has indicated its preliminary agreement with significant portions of that motion, including that the case should not be able to proceed as a class action. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the court does not grant the Company’s motion to dismiss in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that Trans World misclassified Store Managers as exempt nationwide. It also alleges violations of New Jersey and Pennsylvania State Law with respect to the Trans World’s use of the fluctuating workweek method to pay Senior Assistant Managers at stores located in those two states, and that managers and assistant managers worked “off-the-clock.” The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification, June 2018 and partially granted in January 2019. The opt-in period for the collective that was certified closed on April 6, 2019. Once the scope of the conditionally certified collective is known, opt-in discovery relating to that collective will commence. Company plans to move to decertify that collective.

Note 13. Quarterly Financial Information (Unaudited)

(in thousands, except for per share amounts)

	Fiscal 2018 Quarter Ended
	Fiscal 2018	February 2, 2019(3)	November 3, 2018	August 4, 2018	May 5, 2018
Total Revenue	$418,190	$127,429	$91,984	$102,174	$96,603
Gross profit	128,074	36,827	27,386	32,173	31,688
Net income (loss)	$(97,382)	$(65,673)	$(14,052)	$(9,510)	$(8,147)
Basic and diluted income (loss) per share	$(2.68)	$(1.81)	$(0.39)	$(0.26)	$(0.22)
	Fiscal 2017 Quarter Ended
	Fiscal 2017	February 3, 2018(2)	October 28, 2017	July 29, 2017	April 29, 2017(1)
Total Revenue	$442,856	$145,409	$93,001	$102,479	$101,967
Gross profit	143,843	40,787	31,581	35,170	36,305
Net income (loss)	$(42,553)	$(32,450)	$(8,071)	$(5,565)	$3,533
Basic and diluted income (loss) per share	$(1.18)	$(0.90)	$(0.22)	$(0.15)	$0.10
1.	Includes $8.7 million gain from insurance proceeds.
2.	Includes $29.1 million impairment of fixed assets.
3.	Includes $59.7 million impairment of fixed assets, intangible assets, and goodwill.

Index to Exhibits
Document Number and Description

Exhibit No.

2.1
Share Purchase Agreement by and among Trans World Entertainment Corporation, etailz, Inc., each equity holder of etailz, Inc. and Thomas C. Simpson, as sellers’ representative, dated as of October 17, 2016—incorporated herein by reference to Exhibit 2.1 to the Company’s Form 8-K filed on October 18, 2016. Commission File No. 0-14818.

2.2
Registration Rights Agreement by and among Trans World Entertainment Corporation and each holder of Consideration Shares, dated as of October 17, 2016—incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on October 18, 2016. Commission File No. 0-14818.

2.3
Amendment No. 1 to Share Purchase Agreement by and among Trans World Entertainment Corporation, etailz Inc. and Thomas C. Simpson, as sellers’ representative, dated as of May 3, 2017 —incorporated herein by reference to Exhibit 1.1 to the Company’s Form 8-K filed on May 4, 2017. Commission File No. 0-14818.

3.1	Restated Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 29, 1994. Commission File No. 0-14818.

3.2
Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

3.3
Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

3.4	Amended By-Laws – incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 29, 2000. Commission File No. 0-14818.

3.5	Form of Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, No. 333-75231.

3.6	Form of Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4, No. 333-75231.

3.7
Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 15, 2000. Commission File No. 0-14818.

3.8
Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 2 to the Company’s Current Report on Form 8-A filed August 15, 2000. Commission File No. 0-14818.

*4.1	Specimen of Trans World Entertainment Corporation stock certificate.

*4.2	Description of Trans World Entertainment Corporation capital stock.

4.8
Second Amended and restated Credit Agreement between Trans World Entertainment Corporation and Wells Fargo; National Association dated January 17, 2017– incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 19, 2017. Commission File No. 0-14818.

4.9
Letter Agreement between Trans World Entertainment Corporation and Wells Fargo Bank, National Association dated as of October 29, 2018 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated November 1, 2018).

4.10
Letter Agreement between Trans World Entertainment Corporation and Wells Fargo Bank, National Association dated as of May 3, 2019 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated May 6, 2019).

10.1
Amended and Restated Lease, dated December 4, 2015, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Entertainment Corporation, as Tenant—incorporated herein by reference to Exhibit 10.3 Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998. Commission File No. 0-14818.

10.5
Trans World Music Corporation 1990 Stock Option Plan for Non-Employee Directors, as amended and restated—incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 19, 2000. Commission File No. 0-14818.

10.6
Form of Indemnification Agreement dated May 1, 1995 between the Company and its officers and directors—incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995. Commission File No. 0-14818.

10.7
Trans World Entertainment Corporation Supplemental Executive Retirement Plan, as amended — incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 16, 2012. Commission File No. 0-14818.

10.8
Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan–incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 11, 2005. Commission File No. 0-14818.

10.9
Trans World Entertainment Corporation Bonus Plan—incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 30, 2014. Commission File No. 0-14818.

10.10
Trans World Entertainment Corporation Amended and Restated 2005 Long Term Incentive and Share Award Plan—incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 30, 2014. Commission File No. 0-14818.

10.11
Employment Agreement, dated as of August 27, 2014 between the Company and Michael Feurer,—incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on September 3, 2014. Commission File No. 0-14818.

10.12
Amended and Restated Employment Agreement, dated February 26, 2019 between the Company and Michael Feurer,—incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on March 4, 2019. Commission File No. 0-14818.

10.13
Severance, Retention and Restrictive Covenant Agreement between the Company and Bruce J. Eisenberg, dated February 26, 2019,—incorporated herein by reference to Exhibit 10.3 to the Company’s Form 8-K filed on March 4, 2019. Commission File No. 0-14818.

10.14
Severance, Retention and Restrictive Covenant Agreement between the Company and Edwin J. Sapienza, dated February 26, 2019,—incorporated herein by reference to Exhibit 10.2 to the Company’s Form 8-K filed on March 4, 2019. Commission File No. 0-14818.

*10.15	Separation Agreement between the Company and Josh Neblett, dated March 11, 2019.

*21	Significant Subsidiaries of the Registrant.

*23	Consent of KPMG LLP.

*31.1	Certification of Chief Executive Officer dated May 14, 2019, relating to the Registrant’s Annual Report on Form 10-K for the year ended February 2, 2019, pursuant to Rule 13a-14(a) or Rule 15a-14(a).

*31.2	Certification of Chief Financial Officer dated May 14, 2019, relating to the Registrant’s Annual Report on Form 10-K for the year ended February 2, 2019, pursuant to Rule 13a-14(a) or Rule 15a-14(a).

*32
Certification of Chief Executive Officer and Chief Financial Officer of Registrant, dated May 14, 2019, pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 relating to the Registrant’s Annual Report on Form 10-K for the year ended February 2, 2019.

*101.INS	XBRL Instance Document

*101.SCH	XBRL Taxonomy Extension Schema

*101.CAL	XBRL Taxonomy Extension Calculation Linkbase

*101.DEF	XBRL Taxonomy Extension Definition Linkbase

*101.LAB	XBRL Taxonomy Extension Label Linkbase

*101.PRE	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith

Annex F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended November 2, 2019

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from to

Commission File Number 0-14818

TRANS WORLD ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	14-1541629
State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
38 Corporate Circle Albany, New York	12203
Address of Principal Executive Offices	Zip Code
(518) 452-1242
Registrant’s Telephone Number, Including Area Code

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	TWMC	NASDAQ Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes  ☐ No ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Common Stock, $.01 par value,
1,816,311 shares outstanding as of December 13, 2019

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
QUARTERLY REPORT ON FORM 10-Q
INDEX TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 1 — Interim Condensed Consolidated Financial Statements
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)
(unaudited)

	November 2, 2019	February 2, 2019	November 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,073	$4,355	$4,497
Restricted cash	950	4,126	4,122
Accounts receivable	4,284	5,383	5,659
Merchandise inventory	101,130	94,842	131,285
Prepaid expenses and other assets	4,719	6,657	9,227
Total current assets	114,156	115,363	154,790

Restricted cash	5,139	5,745	5,944
Fixed assets, net	4,987	7,529	12,177
Operating lease right-of-use assets	8,978	—	—
Goodwill	—	—	39,191
Intangible assets, net	2,810	3,668	21,052
Other assets	5,410	5,708	5,907
TOTAL ASSETS	141,480	138,013	239,061

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$29,994	$34,329	$42,272
Short-term borrowings	27,771	—	27,440
Accrued expenses and other current liabilities	5,584	8,132	8,624
Deferred revenue	5,989	6,955	6,454
Current portion of operating lease liabilities	9,440	—	—
Total current liabilities	78,778	49,416	84,790

Operating lease liabilites	16,227	—	—
Other long-term liabilites	21,600	24,867	25,853
TOTAL LIABILITIES	116,605	74,283	110,643

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,225,627, 3,221,834 and 3,221,834 shares issued, respectively)	32	32	32
Additional paid-in capital	345,043	344,826	344,123
Treasury stock at cost (1,409,316, 1,408,892 and 1,408,043 shares, respectively)	(230,168)	(230,166)	(230,167)
Accumulated other comprehensive loss	(720)	(735)	(1,013)
(Accumulated deficit) Retained earnings	(89,312)	(50,227)	15,443
TOTAL SHAREHOLDERS’ EQUITY	24,875	63,730	128,418
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$141,480	$138,013	$239,061

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net sales	$68,592	$90,877	$223,100	$287,148
Other revenue	864	1,107	2,510	3,613
Total revenue	69,456	91,984	225,610	290,761

Cost of sales	46,377	64,598	152,025	199,514
Gross profit	23,079	27,386	73,585	91,247
Selling, general and administrative expenses	29,921	41,140	95,470	122,550
Asset impairment charges	16,035	—	16,035	—
Loss from operations	(22,877)	(13,754)	(37,920)	(31,303)

Interest expense	228	277	554	444

Other (income) loss	(30)	(43)	388	(171)
Loss before income tax expense	(23,075)	(13,988)	(38,862)	(31,576)
Income tax expense	80	64	223	136
Net loss	$(23,155)	$(14,052)	$(39,085)	$(31,712)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per common share	$(12.73)	$(7.74)	$(21.51)	$(17.48)
Weighted average number of common shares outstanding – basic and diluted	1,819	1,815	1,817	1,814

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Thirteen Weeks ended		Thirty-nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Net loss	$(23,155)	$(14,052)	$(39,085)	$(31,712)
Amortization of pension gain	5	5	15	15
Comprehensive loss	$(23,150)	$(14,047)	$(39,070)	$(31,697)

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars and shares in thousands)

	Thirteen Weeks Ended November 2, 2019
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of August 3, 2019	3,224	(1,409)	$32	$344,983	$(230,168)	$(725)	$(66,157)	$47,965
Net Loss	—	—	—	—	—	—	(23,155)	(23,155)
Other comprehensive income	—	—	—	—	—	5	—	5
Vested restricted shares	2	—	—	—	—	—	—	—
Amortization of unearned compensation/restricted stock amortization	—	—	—	60	—	—	—	60
Balance as of November 2, 2019	3,226	(1,409)	$32	$345,043	$(230,168)	$(720)	$(89,312)	$24,875
	Thirty-nine Weeks Ended November 2, 2019
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 2, 2019	3,222	(1,409)	$32	$344,826	$(230,166)	$(735)	$(50,227)	$63,730
Net Loss	—	—	—	—	—	—	(39,085)	(39,085)
Other comprehensive income	—	—	—	—	—	15	—	15
Vested restricted shares	4	—	—	3	(2)	—	—	1
Amortization of unearned compensation/restricted stock amortization	—	—	—	214	—	—	—	214
Balance as of November 2, 2019	3,226	(1,409)	$32	$345,043	$(230,168)	$(720)	$(89,312)	$24,875
	Thirteen Weeks Ended November 3, 2018
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of August 4, 2018	3,219	(1,408)	$32	$343,322	$(230,149)	$(1,008)	$29,495	$141,692
Net Loss	—	—	—	—	—	—	(14,052)	(14,052)
Other comprehensive loss	—	—	—	—	—	(5)	—	(5)
Vested restricted shares	3	—	—	3	(18)	—	—	(15)
Amortization of unearned compensation/restricted stock amortization	—	—	—	798	—	—	—	798
Balance as of November 3, 2018	3,222	(1,408)	$32	$344,123	$(230,167)	$(1,013)	$15,443	$128,418
	Thirty-nine Weeks Ended November 3, 2018
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulaed Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 3, 2018	3,215	(1,408)	$32	$341,714	$(230,145)	$(998)	$47,611	$158,214
Adjustment for adoption of accounting standard, ASU 2014-09	—	—	—	—	—	—	(456)	(456)
Net Loss	—	—	—	—	—	—	(31,712)	(31,712)
Other comprehensive loss	—	—	—	—	—	(15)	—	(15)
Vested restricted shares	4	—	—	9	(22)	—	—	(13)
Common stock issued-new grants	3	—	—	75	—	—	—	75
Amortization of unearned compensation/restricted stock amortization	—	—	—	2,325	—	—	—	2,325
Balance as of November 3, 2018	3,222	(1,408)	$32	$344,123	$(230,167)	$(1,013)	$15,443	$128,418

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Thirty-nine Weeks Ended
	November 2, 2019	November 3, 2018
OPERATING ACTIVITIES:
Net loss	$(39,085)	$(31,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	2,272	3,893
Amortization of intangible assets	858	2,915
Amortization of right-of-use assets	6,171	—
Stock-based compensation	214	2,387
Write down of investment	500	—
Adjustment to contingent consideration	—	(272)
Loss on disposal of fixed assets	27	327
Loss on impairment of long lived assets	16,035	—
Change in cash surrender value	(189)	90
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	1,099	(1,190)
Merchandise inventory	(6,288)	(21,908)
Prepaid expenses and other current assets	1,190	(2,251)
Other long-term assets	(129)	(163)
Accounts payable	(4,335)	492
Accrued expenses and other current liabilities	(852)	(642)
Deferred revenue	(966)	(2,010)
Other long-term liabilities	(7,344)	(3,293)
Net cash used in operating activities	(30,822)	(53,337)

INVESTING ACTIVITIES:
Purchases of fixed assets	(2,128)	(2,851)
Capital distributions from joint venture	115	1,305
Net cash used in investing activities	(2,013)	(1,546)

FINANCING ACTIVITIES:
Proceeds from short term borrowings	27,771	27,440
Payments to etailz shareholders	—	(1,500)
Net cash provided by financing activities	27,771	25,940

Net decrease in cash, cash equivalents, and restricted cash	(5,064)	(28,943)
Cash, cash equivalents, and restricted cash, beginning of period	14,226	43,506
Cash, cash equivalents, and restricted cash, end of period	$9,162	$14,563

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
November 2, 2019 and November 3, 2018

Note 1. Nature of Operations

Trans World Entertainment Corporation and subsidiaries (“the Company”) operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of November 2, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

Liquidity and Cash Flows Considerations:

The unaudited condensed consolidated financial statements for the thirteen and thirty-nine weeks ended November 2, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and satisfy liabilities and commitments in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding and the completion of other strategic alternatives. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company incurred net losses of $39.1 million and $31.7 million for the thirty-nine weeks ended November 2, 2019 and November 3, 2018, respectively, and has an accumulated deficit of $89.3 million at November 2, 2019. In addition, net cash used in operating activities for the thirty-nine weeks ended November 2, 2019 was $30.8 million. Net cash used in operating activities for the thirty-nine weeks ended November 3, 2018 was $53.3 million. The Company also experienced negative cash flows from operations during fiscal 2018 and 2017, and expects to incur net losses in the foreseeable future. Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and uncertainty with respect to any available future funding, as well as the completion of other strategic alternatives, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date of filing of this Quarterly Report on Form 10-Q.

Management has plans to address the Company’s current liquidity position. As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiencies and conserving working capital needed to support the growth of the etailz segment (the “performance improvement plan”). As a result of the initiative, and inventory management in the fye segment, the Company was able to reduce cash used in operations by $22.5 million for the thirty-nine weeks ended November 2, 2019 as compared to the thirty-nine weeks ended November 2, 2018. We anticipate continued improvement in cash flows used in operations for the remainder of fiscal 2019. In addition, the Company continues to evaluate other strategic initiatives including establishing a credit facility at the etailz segment which could provide additional liquidity. At November 2, 2019, we had cash and cash equivalents of $3.1 million, net working capital of $35.4 million, short-term borrowings in the amount of $27.8 million on our revolving credit facility and $11.0 million of availability on our revolving credit facility. This compares to $4.5 million in cash and cash equivalents, net working capital of $70.0 million, short-term borrowings in the amount of $27.4 million on the Company’s revolving credit facility at November 3, 2018, and $22.1 million of availability on our revolving credit facility.

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and in the implementation of our strategy and planned activities.

In addition to the aforementioned current sources of existing working capital, the Company is continuing its efforts to generate additional sales and increase margins. There can be no assurance that any of the initiatives or strategic alternatives described above will be implemented, successful or consummated.

Reverse Stock Split:

On August 15, 2019, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of one-for-twenty pursuant to a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of New York. The reverse stock split was reflected on the Nasdaq Capital Market (“Nasdaq”) beginning with the opening of trading on August 15, 2019. The primary purpose of the reverse stock split, which was approved by the Company’s stockholders at the Company’s Annual Stockholders Meeting on June 27, 2019, was to enable the Company to regain compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq. Pursuant to the reverse stock split, every twenty shares of the Company’s issued and outstanding shares of common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share of the common stock. Unless otherwise indicated, all share and per share amounts of the common stock included in the accompanying interim condensed consolidated financial statements have been retrospectively adjusted to give effect to the reverse stock split for all periods presented, including reclassifying an amount equal to the reduction in par value to additional paid-in capital. Amounts of common stock resulting from the reverse stock split were rounded up to the nearest whole share. The reverse stock split affected all issued and outstanding shares of the Company’s common stock, and the respective numbers of shares of common stock underlying outstanding stock options, and the Company’s equity incentive plans were proportionately adjusted.

Asset Impairment Charges:

During the thirty nine weeks ended November 2, 2019, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected third quarter sales that triggering events had occurred, and an evaluation of the fye long-lived assets for impairment was required. Fixed assets and operating lease right-of-use assets, primarily at the Company’s retail store locations, as well as certain fixed assets at the corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of November 2, 2019, resulting in the recording of fixed assets and operating lease right-of-use assets impairment charges of $2.4 million and $13.6 million, respectively. Estimated fair values for long-lived assets at these locations, including operating lease right of use assets, store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

Note 2. Basis of Presentation

The accompanying interim condensed consolidated financial statements consist of Trans World Entertainment Corporation, Record Town, Inc. (“Record Town”), Record Town’s subsidiaries and etailz, Inc., all of which are wholly-owned. All intercompany accounts and transactions have been eliminated.

The interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in these unaudited interim condensed consolidated financial statements reflects all normal, recurring adjustments which, in the opinion of management, are necessary for the fair presentation of such financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to rules and regulations applicable to interim financial statements.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended February 2, 2019 contained in the Company’s Annual Report on Form 10-K filed May 14, 2019.

The results of operations for the thirteen and thirty-nine weeks ended November 2, 2019 are not necessarily indicative of the results to be expected for the entire fiscal year ending February 1, 2020.

As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a significant accounting policy. With the exception of goodwill, the Company’s significant accounting policies are the same as those described in Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended February 2, 2019.

Note 3. Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a frontloaded expense pattern (similar to capital leases under the prior accounting standard).

The Company adopted this new accounting standard on February 3, 2019 on a modified retrospective basis and applied the new standard to all leases greater than one year. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. The Company does not engage in any Lessor transactions, and as a Lessee, the Company does not have any finance leases. As a result, the new standard had a material impact on the unaudited condensed consolidated balance sheet, but did not materially impact the Company’s consolidated operating results and did not materially impact the Company’s cash flows.

The following is a discussion of the Company’s lease policy under the new lease accounting standard:

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and reduced by lease incentives. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

For real estate leases, the Company accounts for lease components and non-lease components as a single lease component. Certain real estate leases require additional payments based on reimbursement for real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs. Other real estate leases contain one fixed lease payment that includes real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and included in the right-of-use assets and lease liabilities.

We elected the following package of practical expedients permitted under the lease standard: We do not record leases with an initial term of 12 months or less on the balance sheet but continue to expense them on a straight-line basis over the lease term. As of November 2, 2019, 153 leases were short-term in nature and were exempt from being recorded on the balance sheet.

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease, accounted for as an operating lease, the Company is responsible for monthly payments in the amount of $103 thousand per month. Under the terms of the lease agreement, the Company is also responsible for property taxes and other operating costs with respect to the premises.

During the thirty nine weeks ended November 2, 2019, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected third quarter sales that triggering events had occurred, and an evaluation of the fye operating lease right-of-use asset for impairment was required. Operating lease right-of-use assets, primarily at the Company’s retail store locations, where impairment was determined to exist were written down to their estimated fair values as of the end of November 2, 2019, resulting in the recording of asset impairment charges of $13.7 million. Estimated fair values at these locations were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

Impact of New Lease Standard on Balance Sheet Line Items

As a result of applying the new lease standard using a modified retrospective method, the following adjustments were made to accounts on the condensed consolidated balance sheet as of February 3, 2019:

	Impact of Change in Accounting Policy
	As Reported February 2, 2019	Adjustments	Adjusted February 3, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,355	$—	$4,355
Restricted cash	4,126	—	4,126
Accounts receivable	5,383	—	5,383
Merchandise inventory	94,842	—	94,842
Prepaid expenses and other current assets	6,657	(748)	5,909
Total current assets	115,363	(748)	114,615

Restricted cash	5,745	—	5,745
Fixed assets, net	7,529	—	7,529
Operating lease right-of-use assets	—	28,044	28,044
Intangible assets, net	3,668	—	3,668
Other assets	5,708	—	5,708
TOTAL ASSETS	$138,013	$27,296	$165,309

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$34,329	$—	$34,329
Accrued expenses and other current liabilities	8,132	(1,319)	6,813
Deferred revenue	6,955	—	6,955
Current portion of operating lease liabilites	—	9,064	9,064
Total current liabilities	49,416	7,745	57,161

Operating lease liabilities	—	22,728	22,728
Other long-term liabilities	24,867	(3,177)	21,690
TOTAL LIABILITIES	74,283	27,296	101,579
SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,221,834 shares issued)	32	—	32
Additional paid-in capital	344,826	—	344,826
Treasury stock at cost (1,408,892 shares)	(230,166)	—	(230,166)
Accumulated other comprehensive loss	(735)	—	(735)
Accumulated deficit	(50,227)	—	(50,227)
TOTAL SHAREHOLDERS’ EQUITY	63,730	—	63,730
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,013	$27,296	$165,309

The following table is a summary of the Company’s components of net lease cost for the thirteen and thirty-nine week periods ended November 2, 2019:

Lease Cost

(amounts in thousands)	Classification	Thirteen Weeks Ended November 2, 2019	Thirty-nine Weeks Ended November 2, 2019
Short-term operating lease cost	SG&A	$4,838	$10,043
Operating lease cost	SG&A	1,753	7,013
Variable lease cost	SG&A	127	369
Net lease cost		$6,718	$17,425

During the thirteen and thirty-nine weeks ended November 3, 2018, the Company recorded minimum rentals of $7.2 million and $21.9 million, respectively, and did not record any contingent rentals.

As of November 2, 2019, the maturity of lease liabilities is as follows:

(amounts in thousands)	Operating Leases
2019	$2,656
2020	10,502
2021	7,312
2022	3,181
2023	2,278
Thereafter	2,116
Total lease payments	28,045
Less: amounts representing interest	(2,378)
Present value of lease liabilities	$25,667

Lease term and discount rate are as follows:

November 2, 2019
Weighted-average remaining lease term (years) Operating leases Weighted-average discount rate	1.06
Operating leases	5%

Other information:

Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019
Cash paid for amounts included in the measurement of operating lease liabilities Operating cash flows from operating leases	$6,582

As determined prior to the adoption of the new lease standard, the future minimum lease payments under operating leases in effect as of February 2, 2019 were as follows:

(amounts in thousands)
2019	$24,426
2020	8,393
2021	5,239
2022	1,881
2023	1,137
Thereafter	1,060
Total minimum lease payments	$42,136

Note 4. Intangible Assets

The determination of the fair value of intangible assets acquired in a business acquisition, including the Company’s acquisition of etailz in 2016, is subject to many estimates and assumptions. Our identifiable intangible assets that resulted from our acquisition of etailz consisted of vendor relationships, technology and tradenames. We review amortizable intangible asset groups for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and an evaluation of intangible assets for impairment was required. Intangible assets related to technology and vendor relationships were written down to their estimated fair value at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

Identifiable intangible assets as of November 2, 2019 consisted of the following:

	November 2, 2019
(amounts in thousands)	Weighted Average Amortization Period (in months)	Original Gross Carrying Amount	Accumulated Impairment	Accumulated Amortization	Net Carrying Amount
Vendor relationships	120	$19,100	$13,822	$4,485	$793
Technology	60	6,700	2,587	3,369	744
Trade names and trademarks	60	3,200	—	1,927	1,273
		$29,000	$16,409	$9,781	$2,810

The changes in net intangibles from February 2, 2019 to November 2, 2019 were as follows:

(amounts in thousands)	February 2, 2019	Impairment Expense	Amortization Expense	November 2, 2019
Amortized intangible assets:
Vendor relationships	$880	$—	$87	$793
Technology	1,035	—	291	744
Trade names and trademarks	1,753	—	480	1,273
Net amortized intangible assets	$3,668	$—	$858	$2,810

Amortization expense of intangible assets for the thirteen and thirty-nine weeks ended November 2, 2019 and November 3, 2018 consisted of the following:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Amortized intangible assets:
Vendor relationships	$29	$477	$87	$1,430
Technology	97	335	291	1,005
Trade names and trademarks	160	160	480	480
Total amortization expense	$286	$972	$858	$2,915

Estimated amortization expense for the remainder of fiscal 2019 and the five succeeding fiscal years and thereafter is as follows:

Year	Annual Amortization
(amounts in thousands)
2019	$286
2020	1,143
2021	847
2022	115
2023	115
2024	115
Thereafter	189

Note 5. Depreciation and Amortization

Depreciation and amortization included in selling, general and administrative expenses of the interim condensed consolidated statements of operations for the thirteen weeks ended November 2, 2019 and November 3, 2018 was $1.1 million and $2.3 million, respectively. Depreciation and amortization included in selling, general and administrative expenses of the interim condensed consolidated statements of operations for the thirty-nine weeks ended November 2, 2019 and November 3, 2018 was $3.1 million and $6.8 million, respectively. The decrease was primarily due to a $4.1 million net decrease in carrying value of fixed assets and a $16.4 million net decrease in carrying value of intangible assets, resulting from impairment charges recorded during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

As noted within Footnote 1, the Company recorded $2.4 million in fixed asset impairment during the third fiscal quarter of 2019.

Note 6. Segment Data

As described in Note 1 to the interim condensed consolidated financial statements, we operate in two reportable segments as shown in the following table:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Total Revenue
fye	$40,840	$47,865	$127,602	$152,473
etailz	28,616	44,119	98,008	138,288
Total Company	$69,456	$91,984	$225,610	$290,761

Gross Profit
fye	$16,155	$18,276	$50,670	$61,181
etailz	6,924	9,110	22,915	30,066
Total Company	$23,079	$27,386	$73,585	$91,247

Loss From Operations
fye	$(21,524)	$(9,493)	$(34,280)	$(21,495)
etailz	(1,353)	(4,261)	(3,640)	(9,808
Total Company	$(22,877)	$(13,754)	$(37,920)	$(31,303)
	November 2, 2019	February 2, 2019	November 3, 2018
Total Assets
fye	$107,707	$101,785	$132,699
etailz	33,773	36,228	106,362
Total Company	$141,480	$138,013	$239,061

Note 7. Restricted Cash

As of November 2, 2019, the Company had restricted cash of $1.0 million and $5.1 million reported in current assets and other assets on the accompanying condensed consolidated balance sheet, respectively. As of November 3, 2018, the Company had restricted cash of $4.1 million and $5.9 million reported in current assets and other assets on the accompanying condensed consolidated balance sheet, respectively. The decrease in these restricted cash balances during the thirty-nine weeks ended November 2, 2019, was primarily due to the return of the $3.2 million earn-out escrow balance to the Company as a result of the etailz segment not achieving the earnings target, as described in the amended etailz acquisition share purchase agreement.

The restricted cash reported as of November 2, 2019 is comprised entirely of a $6.1 million rabbi trust, which is restricted for SERP payments as described in note 11.

A summary of cash, cash equivalents and restricted cash is as follows (amounts in thousands):

	November 2, 2019	February 2, 2019	November 3, 2018
Cash and cash equivalents	$3,073	$4,355	$4,497
Restricted cash	6,089	9,871	10,066
Total cash, cash equivalents and restricted cash	$9,162	$14,226	$14,563

Note 8. Short Term Borrowings

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company.

The Credit Facility contains customary affirmative and negative covenants, including incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment.

The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. On December 17, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Quarterly Financial Statements. As of November 2, 2019, the Company was compliant with all covenants.

Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of availability, with the Applicable Margin for LIBO Rate loans ranging from 1.75% to 2.00% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.00%. In addition, a fee of 0.25% is also payable on unused commitments.

As of November 2, 2019, borrowings under the Credit Facility were $27.8 million as compared to $27.4 million as of November 3, 2018. The Company had $11.0 million available for borrowing as of November 2, 2019. As of November 2, 2019 and November 3, 2018, the Company did not have any outstanding letters of credit. The Company records short term borrowings at cost, in which the carrying value approximates fair value due to its short term maturity.

Note 9. Stock Based Compensation

As of November 2, 2019, there was approximately $338 thousand of unrecognized compensation cost related to stock option awards comprised of the following: $245 thousand was related to stock option awards listed in the table below and expected to be recognized as expense over a weighted average period of 1.4 years, and $94 thousand was related to restricted stock option awards expected to be recognized as expense over a weighted average period of 2.9 years.

The Company has outstanding awards under three employee stock award plans, the 2005 Long Term Incentive and Share Award Plan, the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “Old Plans”); and the 2005 Long Term Incentive and Share Award Plan (as amended and restated April 5, 2017 (the “New Plan”). Collectively, these plans are referred to herein as the Stock Award Plans. Additionally, the Company had a stock award plan for non-employee directors (the “1990 Plan”). The Company no longer issues stock options under the Old Plans or the 1990 Plan.

Equity awards authorized for issuance under the New Plan total 250 thousand. As of November 2, 2019, of the awards authorized for issuance under the Stock Award Plans, approximately 129 thousand were granted and are outstanding, 99 thousand of which were vested and exercisable. Shares available for future grants of options and other share based awards under the New Plan at November 2, 2019 were 213 thousand.

The following table summarizes stock award activity during the thirty-nine weeks ended November 2, 2019:

	Employee and Director Stock Award Plans
	Number of Shares Subject To Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Other Share Awards(1)	Weighted Average Grant Fair Value/ Exercise Price
Balance February 2, 2019	138,921	$55.00	5.8	13,571	$33.60
Granted	5,750	3.76	—	—	—
Cancelled/Forfeited	(15,475)	57.68	—	—	—
Exercised	—	—	—	(3,626)	5.66
Balance November 2, 2019	129,196	$52.11	6.1	9,945	$36.75
Exercisable November 2, 2019	99,040	$59.29	5.4	5,757	$44.92
(1)	Other Share Awards include deferred shares granted to Directors and restricted share units granted to executive officers.

As of November 2, 2019, all stock awards outstanding and exercisable had a grant price higher than the market price of the stock and had no intrinsic value.

Note 10. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss that the Company reports in the condensed consolidated balance sheets represents net loss, adjusted for the difference between the accrued pension liability and accrued benefit cost, net of taxes, associated with the Company’s defined benefit plan. Comprehensive loss consists of net loss and the amortization of pension costs associated with Company’s defined benefit plan for the thirteen and thirty-nine weeks ended November 2, 2019 and November 3, 2018.

Note 11. Defined Benefit Plan

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for a limited number of executive officers of the Company. The SERP provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. During the thirty-nine weeks ended November 2, 2019, the Company did not make any cash contributions to the SERP and paid out approximately $0.9 million in retirement benefits. The Company presently expects to pay approximately $1.2 million in benefits relating to the SERP during fiscal 2019.

The measurement date for the SERP is the fiscal year end, using actuarial techniques which reflect estimates for mortality, turnover and expected retirement. In addition, management makes assumptions concerning future salary increases. Discount rates are generally established as of the measurement date using theoretical bond models that select high-grade corporate bonds with maturities or coupons that correlate to the expected payouts of the applicable liabilities.

The following represents the components of the net periodic pension cost related to the Company’s SERP for the respective periods:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Service cost	$14	$14	$42	$42
Interest cost	142	140	426	420
Amortization of net gain(1)	(5)	(5)	(15)	(15)
Net periodic pension cost	$151	$149	$453	$447
(1)	The amortization of net gain is related to a director retirement plan previously provided by the Company.

Note 12. Basic and Diluted Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock (net of any assumed repurchases) that then shared in the earnings of the Company, if any. It is computed by dividing net loss by the sum of the weighted average shares outstanding and additional common shares that would have been outstanding if the dilutive potential common shares had been issued for the Company’s common stock awards from the Company’s Stock Award Plans.

For the thirteen and thirty-nine week periods ended November 2, 2019 and November 3, 2018, the impact of all outstanding stock awards was not considered because the Company reported a net loss and such impact would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Total anti-dilutive stock awards for the thirteen and thirty-nine weeks ended November 2, 2019 were approximately 126 thousand shares and 132 thousand shares, as compared to 157 thousand shares and 148 thousand shares, respectively, for the thirteen and thirty-nine weeks ended November 3, 2018. See note 1 in the interim condensed consolidated financial statements for information on the reverse stock split effected by the Company in August of the current fiscal year.

Note 13. Income Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income. Management considers the scheduled reversal of taxable temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based on available objective evidence, management concluded that a full valuation allowance should continue to be recorded against the Company’s deferred tax assets. Management will continue to assess the need for and amount of the valuation allowance against the deferred tax assets by giving consideration to all available evidence to the Company’s ability to generate future taxable income in its conclusion of the need for a full valuation allowance. Any reversal of the Company’s valuation allowance will favorably impact its results of operations in the period of reversal. The Company is currently unable to determine whether or when that reversal might occur, but it will continue to assess the realizability of its deferred tax assets and will adjust the valuation allowance if it is more likely than not that all or a portion of the deferred tax assets will become realizable in the future. The Company has significant net operating loss carry forwards and other tax attributes that are available to offset projected taxable income and current taxes payable, if any, for the year ending February 1, 2020. The deferred tax impact resulting from the utilization of the net operating loss carry forwards and other tax attributes will be offset by a reduction in the valuation allowance. As of November 2, 2019, the Company had a net operating loss carry forward of $246.9 million for federal income tax purposes and approximately $265.2 million for state income tax purposes that expire at various times through 2038 and are subject to certain limitations and statutory expiration periods. The Company has not changed its overall conclusion with respect to the need for a valuation allowance against its net deferred tax assets, which remain fully reserved.

Note 14. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers “SAMs” nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

Note 15. Related Party Transactions

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease accounted for as an operating lease, for the thirteen and thirty-nine week periods ended November 2, 2019 and November 3, 2018, the Company paid $0.3 million and $0.9 million, respectively, during both fiscal periods. Under the terms of the lease agreement, the Company is responsible for property taxes and other operating costs with respect to the premises.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 2 — Management’s Discussion and Analysis of Financial Condition and
Results of Operations
November 2, 2019 and November 3, 2018

Overview

Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information that the Company’s management believes necessary to achieve an understanding of its financial statements and results of operations. To the extent that such analysis contains statements which are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties. These risks include, but are not limited to, changes in the competitive environment, availability of new products, change in vendor policies or relationships, general economic factors in markets where the Company’s merchandise is sold; and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended February 2, 2019.

The Company operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of November 2, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

The Company’s results have been, and will continue to be, contingent upon management’s ability to understand industry trends and to manage the business in response to those trends and general economic trends. Management monitors a number of key performance indicators to evaluate its performance, including:

Net Sales and Comparable Store Net Sales: The fye segment measures the rate of comparable store net sales change. A store is included in comparable store net sales calculations at the beginning of its thirteenth full month of operation. Stores relocated, expanded or downsized are excluded from comparable store sales if the change in square footage is greater than 20% until the thirteenth full month following relocation, expansion or downsizing. Closed stores that were open for at least thirteen months are included in comparable store sales through the month immediately preceding the month of closing. The fye segment further analyzes net sales by store format and by product category. The etailz segment measures total year over year sales growth by product category and evaluates product sales by supplier.

Cost of Sales and Gross Profit: Gross profit is calculated based on the cost of product in relation to its retail selling value. Changes in gross profit are impacted primarily by net sales levels, mix of products sold, vendor discounts and allowances, shrinkage, obsolescence and distribution costs. Distribution expenses include those costs associated with receiving, inspecting & warehousing merchandise, Amazon fulfillment fees, and costs associated with product returns to vendors.

Selling, General and Administrative (“SG&A”) Expenses: Included in SG&A expenses are payroll and related costs, occupancy charges, general operating and overhead expenses and depreciation charges. SG&A expenses also include fixed assets write-offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Balance Sheet and Ratios: The Company views cash and working capital (current assets less current liabilities) as relevant indicators of its financial position. See Liquidity and Cash Flows section for further discussion of these items.

RESULTS OF OPERATIONS

Thirteen and Thirty-nine Weeks Ended November 2, 2019
Compared to the Thirteen and Thirty-nine Weeks Ended November 3, 2018

Segment Highlights (amounts in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Total Revenue
fye	$40,840	$47,865	$127,602	$152,473
etailz	28,616	44,119	98,008	138,288
Total Company	$69,456	$91,984	$225,610	$290,761

Gross Profit
fye	$16,155	$18,276	$50,670	$61,181
etailz	6,924	9,110	22,915	30,066
Total Company	$23,079	$27,386	$73,585	$91,247

Loss From Operations
fye	$(21,524)	$(9,493)	$(34,280)	$(21,495)
etailz	(1,353)	(4,261)	(3,640)	(9,808)
Total Company	$(22,877)	$(13,754)	$(37,920)	$(31,303)

Reconciliation of etailz Loss from Operations to etailz Adjusted Loss from Operations
etailz loss from operations	$(1,353)	$(4,261)	$(3,640)	$(9,808)
Acquisition related amortization and compensation expenses(1)	286	1,722	924	5,906
etailz adjusted loss from operations(2)	$(1,067)	$(2,539)	$(2,716)	$(3,902)

Reconciliation of fye Loss From Operations to fye Adjusted Loss From Operations
fye Loss From Operations	$(21,524)	$(9,493)	$(34,280)	$(21,495)
Asset impairment charges	16,035	—	16,035	—
fye Adjusted Loss From Operations(2)	$(5,489)	$(9,493)	$(18,245)	$(21,495)
(1)	For the 13 weeks ended November 2, 2019, acquisition related expenses consisted of amortization expense of intangible assets of $286 thousand. For the 39 weeks ended November 2, 2019, acquisition related expenses consisted of amortization expense of intangible assets of $858 thousand and compensation expense of $66 thousand. For the 13 weeks ended November 3, 2018, acquisition related expenses consisted of amortization expense of intangible assets of $972 thousand and compensation expense of $750 thousand. For the 39 weeks ended November 3, 2018, acquisition related expenses consisted of amortization expense of intangible assets of $2,915 thousand and compensation expense of $2,991 thousand.
(2)	In addition to the results of operations determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we reported non-GAAP adjusted operating loss for the etailz and the fye segments as shown above.

Total Revenue. The following table sets forth a year-over-year comparison of the Company’s total revenue:

	Thirteen Weeks Ended		Change			Thirty-nine Weeks Ended		Change Sales
(amounts in thousands)	November 2, 2019	November 3, 2018	$	%	Comp Store Net Sales	November 2, 2019	November 3, 2018	$	%	Comp Store Net Sales
fye revenue	$40,840	$47,865	$(7,025)	-14.7%	-5.2%	$127,602	$152,473	$(24,871)	-16.3%	-2.1%
etailz revenue	28,616	44,119	(15,503)	-35.1%		98,008	138,288	(40,280)	-29.1%
Total revenue	$69,456	$91,984	$(22,528)	-24.5%		$225,610	$290,761	$(65,151)	-22.4%

Total revenue decreased 24.5% and 22.4% for the thirteen and thirty-nine weeks ended November 2, 2019 as compared to the same period last year.

fye Segment

The following table sets forth a period over period comparison of net fye sales by merchandise category:

	Thirteen Weeks Ended		Change		Comp Store Net Sales	Thirty-nine Weeks Ended		Change		Comp Store Net Sales
(amounts in thousands, except store count)	November 2, 2019	November 3, 2018	$	%		November 2, 2019	November 3, 2018	$	%
fye net sales	$39,988	$46,758	$(6,770)	-14.5%	-5.2%	$127,602	$149,975	$(22,373)	-14.9%	-2.1%
Other revenue	852	1,107	(255)	-23.0%		—	2,498	(2,498)	-100.0%
Total revenue	$40,840	$47,865	$(7,025)	-14.7%		$127,602	$152,473	$(24,871)	-16.3%

As a % of fye net sales
Trend / Lifestyle	46.2%	41.9%			6.3%	45.2%	40.1%			8.4%
Video	25.8%	29.6%			-17.7%	26.2%	30.2%			-13.7%
Music	17.7%	17.9%			-9.4%	17.7%	18.4%			-5.8%
Electronics	10.3%	10.6%			-7.4%	10.9%	11.3%			-3.9%
	100.0%	100.0%				100.0%	100.0%

Store Count:						206	227	(21)	-9.3%

Total Square footage						1,145	1,268	(123)	-9.7%

fye net sales. Net sales decreased 14.5% and 16.0% during the thirteen weeks and thirty-nine weeks ended November 2, 2019, respectively, as compared to the same periods last year. The decline in net sales resulted from a 9.3% decline in total stores in operation and a 5.2% and 2.1% decline in comparable store net sales for the thirteen and thirty-nine weeks ended November 2, 2019, respectively.

Trend/Lifestyle:

Comparable store net sales in the trend/lifestyle category increased 6.3% and 8.4% during the thirteen and thirty-nine weeks ended November 2, 2019, respectively. Trend/lifestyle products represented 46.2% and 45.2% of total net sales for the thirteen and thirty-nine weeks ended November 2, 2019, respectively, compared to 41.9% and 40.1% in the comparable periods last year. The Company continues to take advantage of opportunities to strengthen its selection and shift product mix to growing categories of entertainment-related merchandise.

Video:

Comparable store sales in the video category decreased 17.7% and 13.7% during the thirteen and thirty-nine week periods ended November 2, 2019, respectively. The video category represented 25.8% and 26.2% of total net sales for the thirteen and thirty-nine weeks ended November 2, 2019, respectively, compared to 29.6% and 30.2% in the comparable periods last year due to continued industry-wide decline in physical media sales.

Music:

During the thirteen and thirty-nine weeks ended November 2, 2019, music sales in comparable stores decreased 9.4% and 5.8%, respectively, versus the thirteen and thirty-nine weeks ended November 3, 2018. The music category represented 17.7% of total net sales for both thirteen and thirty-nine weeks ended November 2, 2019, respectively, compared to 17.9% and 18.4% for the thirteen and thirty-nine weeks ended November 3, 2018 due to continued industry-wide decline in physical media sales.

Electronics:

Comparable store net sales in the electronics category decreased 7.4% and 3.9% during the thirteen and thirty-nine weeks ended November 2, 2019, respectively. Electronics net sales represented 10.3% and 10.9% of total net sales for the thirteen and thirty-nine weeks ended November 3, 2019, respectively, compared to 10.6% and 11.3% of total net sales for the comparable periods last year.

Other Revenue. Other revenue, which was primarily related to commissions and fees earned from third parties for the fye segment, was approximately $0.9 million and $2.5 million for the thirteen and thirty-nine weeks ended November 2, 2019, respectively, compared to $1.1 million and $3.6 million in the comparable periods last year. The decline in other revenue was primarily due to lower number of stores in operation.

etailz Segment

etailz reported sales of $28.6 million and $98.0 million for the thirteen and thirty-nine weeks ended November 2, 2019, respectively, compared to $44.1 million and $138.3 million for the thirteen and thirty-nine weeks ended November 3, 2018. etailz generates revenue across a broad array of product lines primarily through the Amazon Marketplace. Categories include: apparel, baby, beauty, electronics, health & personal care, home/kitchen/grocery, pets, sporting goods, toys & art. During the thirty-nine weeks ended November 2, 2019, etailz sold approximately 28,000 unique SKUs from approximately 1,600 suppliers, compared to approximately 38,000 unique SKUs from approximately 2,100 suppliers during the thirty-nine weeks ended November 3, 2018. The decline in sales was attributable to the vendor remediation performance improvement plan which was implemented during the fourth quarter of 2018 for the etailz segment, as discussed in Note 1 to the interim condensed consolidated financial statements included elsewhere in this Form 10-Q.

Gross Profit. The following table sets forth a year-over-year comparison of the Company’s Gross Profit:

	Thirteen Weeks Ended		Change		Thirty-nine Weeks Ended		Change
(amounts in thousands)	November 2, 2019	November 3, 2018	$	%	November 2, 2019	November 3, 2018	$	%
fye gross profit	$16,155	$18,276	$(2,121)	-11.6%	$50,670	$61,181	$(10,511)	-17.2%
etailz gross profit	6,924	9,110	(2,186)	-24.0%	22,915	30,066	(7,151)	-23.8%
Total gross profit	$23,079	$27,386	$(4,307)	-15.7%	$73,585	$91,247	$(17,662)	-19.4%

fye gross profit as a % of fye revenue	39.6%	38.2%			39.7%	40.1%
etailz gross profit as a % of etailz revenue	24.2%	20.6%			23.4%	21.7%
Total gross profit as a % of total revenue	33.2%	29.8%			32.6%	31.4%

Gross profit decreased 15.7% to $23.1 million for the thirteen weeks ended November 2, 2019 compared to $27.4 million for the thirteen weeks ended November 3, 2018. For the thirty-nine weeks ended November 2, 2019, gross profit decreased 19.4% to $73.6 million compared to $91.2 million for the comparable period last year.

fye Segment

fye gross profit as a percentage of total revenue for the thirteen and thirty-nine weeks ended November 2, 2019 was 39.6% and 39.7%, respectively, compared to 38.2% and 40.1% for the comparable periods last year. The increase in the gross profit percentage for the thirteen weeks ended November 2, 2019, as compared to the thirteen weeks ended November 3, 2018, was primarily attributable to increased merchandise margin in the Trend/Lifestyle category.

etailz Segment

etailz gross profit as a percentage of total revenue for the thirteen and thirty-nine weeks ended November 2, 2019 was 24.2% and 23.4%, respectively, compared to 20.6% and 21.7% for the comparable periods last year. The increase in the gross profit rate was a result of the performance improvement plan implemented during the fourth quarter of 2018. See Note 1 to the interim condensed consolidated financial statements, included elsewhere in this Form 10-Q for the description of the etailz segment performance improvement plan.

SG&A Expenses. The following table sets forth a period over period comparison of the Company’s SG&A expenses:

	Thirteen Weeks Ended		Change		Thirty-nine Weeks Ended		Change
(amounts in thousands)	November 2, 2019	November 3, 2018	$	%	November 2, 2019	November 3, 2018	$	%
fye SG&A, excluding depreciation and amortization	$21,012	$26,620	$(5,608)	-21.1%	$67,094	$79,214	$(12,120)	-15.3%
As a % of total fye revenue	51.4%	55.6%			52.6%	52.0%

etailz SG&A, excluding depreciation and amortization	7,812	12,217	(4,405)	-36.1%	25,246	36,528	(11,282)	-30.9%
As a % of total etailz revenue	27.3%	27.7%			25.8%	26.4%

Depreciation and amortization	1,097	2,303	(1,206)	-52.4%	3,130	6,808	(3,678)	-54.0%
Total SG&A	$29,921	$41,140	$(11,219)	-27.3%	$95,470	$122,550	$(27,080)	-22.1%

As a % of total revenue	43.1%	44.7%			42.3%	42.1%

SG&A expenses decreased $11.2 million and $27.1 million for the thirteen and thirty-nine weeks ended November 2, 2019, respectively.

fye Segment

fye SG&A, excluding depreciation and amortization expenses, decreased $5.6 million, or 21.1%, and $12.1 million, or 15.3%, for the thirteen and thirty-nine weeks ended November 2, 2019, respectively. As a percentage of fye revenue, SG&A expenses in the fye segment for the thirteen and thirty-nine weeks ended November 2, 2019 were 51.4% and 52.6%, respectively, compared to 55.6% and 52.0% for the same periods last year. The decline in SG&A expenses was due to lower sales primarily as a result of fewer stores in operation. The decrease in SG&A expenses as a percentage of revenue for the thirteen weeks ended November 2, 2019 was primarily due to a decrease in outside consulting and professional fees. The increase in SG&A expenses as a percentage of revenue for the thirty-nine weeks ended November 2, 2019 was primarily due to higher outside consulting and professional fees during the first and second quarters of fiscal 2019.

etailz Segment

etailz SG&A, excluding depreciation and amortization expenses, decreased $4.4 million and $11.3 million for the thirteen and thirty-nine weeks ended November 2, 2019, respectively. As a percentage of etailz revenue, SG&A expenses in the etailz segment for the thirteen and thirty-nine weeks ended November 2, 2019 were 27.3% and 25.8%, respectively, compared to 27.7% and 26.4% for the same periods last year. The decrease was primarily due to expense reduction initiatives implemented in the fourth quarter of 2018.

Asset Impairment charges. During the thirty nine weeks ended November 2, 2019, the Company concluded, based on continued operating losses within the fye segment driven by lower than expected third quarter sales that triggering events had occurred, and an evaluation of the fye long-lived assets for impairment was required. Fixed assets and operating lease right-of-use assets, primarily at the Company’s retail store locations, as well as certain fixed assets at the fye corporate location, consisting of the home office and the Albany distribution center, where impairment was determined to exist were written down to their estimated fair values as of the end of November 2, 2019, resulting in the recording of fixed assets and operating lease right-of-use assets impairment charges of $2.4 million and $13.6 million, respectively. Estimated fair values for long-lived assets at these locations, including operating lease right of use assets, store fixtures, equipment, and leasehold improvements were determined based on a measure of discounted future cash flows over the remaining lease terms at the respective locations. Future cash flows were estimated based on individual store and corporate level plans and were discounted at a rate approximating the Company’s cost of capital. Management believes its assumptions were reasonable and consistently applied.

Depreciation and amortization. Consolidated depreciation and amortization expense decreased $1.2 million and $3.7 million for the thirteen and thirty-nine weeks ended November 2, 2019, respectively, primarily due to the $4.1 million decrease in carrying value of fixed assets and the $16.4 million decrease in intangible assets resulting from impairment charges recorded during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Interest Expense. Interest expense was $228 thousand and $554 thousand during the thirteen and thirty-nine weeks ended November 2, 2019, respectively. Interest expense consisted primarily of interest payments resulting from borrowings under the Company’s credit facility and unused commitment fees. Interest expense during the thirteen and thirty-nine weeks ended November 3, 2018 was $277 thousand and $444 thousand, respectively. The decrease in interest expense for the thirteen weeks ended November 2, 2019 was due to a decrease in interest rates for the borrowings under our credit facility. The increase in interest expense for the thirty-nine weeks ended November 2, 2019 was due to 9 months of borrowings during fiscal 2019 as compared to 4 months of borrowings during fiscal 2018.

Other Loss (Income). As of November 2, 2019, other (income) loss consisted of the following:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Investment write down	$—	$—	$500	$—
Interest income	(30)	(43)	(112)	(171)
Other (income) loss	$(30)	$(43)	$388	$(171)

Income Tax Expense. Based on available objective evidence, management concluded that a full valuation allowance should be recorded against the Company’s deferred tax assets. There were insignificant tax expense amounts recorded during the thirteen and thirty-nine weeks ended November 2, 2019 and comparative periods last year.

Net Loss. The following table sets forth a period over period comparison of the Company’s net loss:

	Thirteen Weeks Ended			Thirty-nine Weeks Ended
(amounts in thousands)	November 2, 2019	November 2, 2018	$ Change	November 2, 2019	November 2, 2018	$ Change
Loss before income tax	$(21,003)	$(13,988)	$(7,015)	$(15,666)	$(31,576)	$15,910
Income tax expense	80	64	16	223	136	87
Net loss	$(21,083)	$(14,052)	$(7,031)	$(15,889)	$(31,712)	$15,823

LIQUIDITY

Liquidity and Cash Flows Considerations:

The unaudited condensed consolidated financial statements for the thirteen and thirty-nine weeks ended November 2, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and satisfy liabilities and commitments in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding and the completion of other strategic alternatives. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The Company incurred net losses of $39.1 million and $31.7 million for the thirty-nine weeks ended November 2, 2019 and November 3, 2018, respectively, and has an accumulated deficit of $89.3 million at

November 2, 2019. In addition, net cash used in operating activities for the thirty-nine weeks ended November 2, 2019 was $30.8 million. Net cash used in operating activities for the thirty-nine weeks ended November 3, 2018 was $53.3 million. The Company also experienced negative cash flows from operations during fiscal 2018 and 2017, and expects to incur net losses in the foreseeable future. Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and uncertainty with respect to any available future funding as well as the completion of other strategic alternatives, the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date of filing of this Quarterly Report on Form 10-Q.

Management has plans to address the Company’s current liquidity position. As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiencies and conserving working capital needed to support the growth of the etailz segment (the “performance improvement plan”). As a result of the initiative, and inventory management in the fye segment, the Company was able to reduce cash used in operations by $22.5 million for the thirty-nine weeks ended November 2, 2019 as compared to the thirty-nine weeks ended November 2, 2018. We anticipate continued improvement in cash flows used in operations for the remainder of fiscal 2019. In addition, the Company continues to evaluate other strategic initiatives, including establishing a credit facility at the etailz segment, which could provide additional liquidity. At November 2, 2019, we had cash and cash equivalents of $3.1 million, net working capital of $35.4 million, short-term borrowings in the amount of $27.8 million on our revolving credit facility, and $11.0 million of availability on our revolving credit facility. This compares to $4.5 million in cash and cash equivalents, net working capital of $70.0 million, short-term borrowings in the amount of $27.4 million on the Company’s revolving credit facility at November 3, 2018, and $22.1 million of availability on our revolving credit facility.

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and in the implementation of our strategy and planned activities.

In addition to the aforementioned current sources of existing working capital, the Company is continuing its efforts to generate additional sales and increase margins. There can be no assurance that any of the initiatives or strategic alternatives described above will be implemented, successful or consummated.

The following table sets forth a summary of key components of cash flow and working capital:

	As of or for the Thirty-nine Weeks Ended		Change
(amounts in thousands)	November 2, 2019	November 3, 2018	$
Operating Cash Flows	$(30,822)	$(53,337)	$22,515
Investing Cash Flows	(2,013)	(1,546)	(467)
Financing Cash Flows	27,771	25,940	1,831

Capital Expenditures(1)	(2,128)	(2,851)	723

Cash, Cash Equivalents, and Restricted Cash(2)	9,162	14,563	(5,401)
Merchandise Inventory	101,130	131,285	(30,155)
Working Capital	35,378	70,000	(34,622)

(1) Included in Investing Cash Flows

(2) Cash and cash equivalents per condensed consolidated balance sheets	$3,073	$4,497
Add: restricted cash	6,089	10,066
Cash, cash equivalents, and restricted cash	$9,162	$14,563

Cash used in operations was $30.8 million for the thirty-nine weeks ended November 2, 2019, primarily due to a net loss of $39.1 million, adding back loss on impairment of long lived assets of $16.0 million, depreciation and amortization of $3.1 million, a $6.3 million seasonal increase in inventory, a $1.2 million decrease in prepaid expenses and other current assets, and a $0.1 million decrease in other long-term assets, combined with a reduction in accounts payable, accrued expenses and other current liabilities, deferred revenue, and other long-term liabilities of $4.3 million, $0.9 million, $1.0 million, and $7.3 million, respectively. The Company’s merchandise inventory and accounts payable are influenced by the seasonality of its business.

Cash used in investing activities was $2.0 million for the thirty-nine weeks ended November 2, 2019, which consisted primarily of capital expenditures.

Cash provided by financing activities for the thirty-nine weeks ended November 2, 2019, was comprised of $27.8 million proceeds from short-term borrowings.

Capital Expenditures. During the thirteen and thirty-nine weeks ended November 2, 2019, the Company made capital expenditures of $0.6 million and $2.1 million, respectively. The Company currently plans to spend approximately $3.0 million for capital expenditures during fiscal 2019.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the consolidated financial statements. Management continually evaluates its estimates and judgments including those related to merchandise inventory and return costs and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-K as of and for the year ended February 2, 2019 includes a summary of the critical accounting policies and methods used by the Company in the preparation of its interim condensed consolidated financial statements. As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a critical accounting policy. With the exception of goodwill, there have been no material changes or modifications to the critical accounting policies since February 2, 2019.

Recent Accounting Pronouncements:

The information set forth under Note 3, Recently Adopted Accounting Pronouncements section contained in Item 1, included elsewhere in the Form 10-Q, is incorporated herein by reference.

Non-GAAP Measures:

This Form 10-Q contains certain non-GAAP metrics, including: adjusted operating loss for the etailz segment and SG&A excluding depreciation and amortization expenses, for each reporting segment. A non-GAAP measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for SG&A expenses, operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Non-GAAP items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

The Company calculates etailz adjusted loss from operations to evaluate its own operating performance and as an integral part of its planning process. The Company presents etailz adjusted loss from operations as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The Company calculates SG&A expenses, excluding depreciation and amortization expenses, for each reporting segment to evaluate its own operating performance and as an integral part of its planning process. The Company presents SG&A expenses, excluding depreciation and amortization expenses, as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART I - FINANCIAL INFORMATION

Item 3 — Quantitative and Qualitative Disclosures about Market Risk

The Company does not hold any financial instruments that expose it to significant market risk and does not engage in hedging activities. To the extent the Company borrows under its revolving credit facility, the Company is subject to risk resulting from interest rate fluctuations since interest on the Company’s borrowings under its credit facility can be variable. If interest rates on the Company’s revolving credit facility were to increase by 25 basis points, and to the extent borrowings were outstanding, for every $1,000,000 outstanding on the facility, interest expense would be increased by $2,500 per year. For a discussion of the Company’s accounting policies for financial instruments and further disclosures relating to financial instruments, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Item 4 — Controls and Procedures

(a)	Evaluation of disclosure controls and procedures. The Company’s Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of November 2, 2019, have concluded that as of such date the Company’s disclosure controls and procedures were effective and designed to ensure that (i) information required to be disclosed by the issuer in the reports that it files or submits under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and (ii) information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
(b)	Changes in internal controls. There have been no changes in the Company’s internal controls over financial reporting that occurred during the fiscal quarter covered by this quarterly report that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES

PART II - OTHER INFORMATION

Item 1 — Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers (“SAMs”) nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

Item 1A — Risk Factors

The ability of the Company to satisfy its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the performance improvement plan at our etailz segment, the availability of future funding and the completion of other strategic alternatives.

The unaudited condensed consolidated financial statements for the thirteen and thirty-nine weeks ended November 2, 2019 included in this report were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and satisfy liabilities and commitments in the normal course of business.

As disclosed in this report and the Company’s previous filings with the Securities and Exchange Commission, the Company has suffered recurring losses from operations and the Company’s primary sources of liquidity are borrowing capacity under its revolving credit facility, available cash and cash equivalents, and cash generated from operations, all of which are limited. Therefore, the ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the continued implementation of the performance improvement plan for the etailz segment, the availability of future funding and the completion of other strategic alternatives. The Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date of filing of the November 2, 2019 unaudited condensed consolidated financial statements. The financial results for the fiscal quarter ended November 2, 2019 included in this report do not include any adjustments that might result from the outcome of these uncertainties.

Risks relating to the Company’s business and Common Stock are described in detail in Item 1A of the Company’s most recently filed Annual Report on Form 10-K for the year ended February 2, 2019.

Item 2 — Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3 — Defaults Upon Senior Securities

None.

Item 4 — Mine Safety Disclosure

Not Applicable.

Item 5 — Other Information

None.

Item 6 — Exhibits

(A) Exhibits -

Exhibit No.	Description
31.1	Chief Executive Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Chief Financial Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document (furnished herewith)

101.SCH	XBRL Taxonomy Extension Schema (furnished herewith)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase (furnished herewith)

101.DEF	XBRL Taxonomy Extension Definition Linkbase (furnished herewith)

101.LAB	XBRL Taxonomy Extension Label Linkbase (furnished herewith)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

December 23, 2019	By: /s/ Michael Feurer
Michael Feurer
Chief Executive Officer
(Principal Executive Officer)

December 23, 2019	By: /s/ Edwin Sapienza
Edwin Sapienza
Chief Financial Officer
(Principal and Chief Accounting Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended August 3, 2019

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                 to

Commission File Number 0-14818

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	14-1541629
State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.

38 Corporate Circle Albany, New York	12203
Address of Principal Executive Offices	Zip Code
(518) 452-1242
Registrant’s Telephone Number, Including Area Code

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	TWMC	NASDAQ Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes  ☐ No  ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Common Stock, $.01 par value,
1,816,061 shares outstanding as of September 13, 2019

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
QUARTERLY REPORT ON FORM 10-Q
INDEX TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 1 — Interim Condensed Consolidated Financial Statements
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)
(unaudited)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,635	$4,355	$4,477
Restricted cash	950	4,126	4,116
Accounts receivable	5,281	5,383	6,509
Merchandise inventory	89,785	94,842	114,920
Prepaid expenses and other assets	4,642	6,657	8,937
Total current assets	104,293	115,363	138,959

Restricted cash	5,345	5,745	6,147
Fixed assets, net	7,605	7,529	12,648
Operating lease right-of-use assets	24,704	—	—
Goodwill	—	—	39,191
Intangible assets, net	3,096	3,668	22,023
Other assets	5,130	5,708	6,119
TOTAL ASSETS	150,173	138,013	225,087

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$29,044	$34,329	$34,200
Short-term borrowings	12,086	—	6,341
Accrued expenses and other current liabilities	5,617	8,132	9,508
Deferred revenue	5,974	6,955	6,810
Current portion of operating lease liabilities	9,266	—	—
Total current liabilities	61,987	49,416	56,859

Operating lease liabilites	18,684	—	—
Other long-term liabilites	21,537	24,867	26,533
TOTAL LIABILITIES	102,208	74,283	83,392

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,223,898, 3,221,834 and 3,219,334 shares issued, respectively)	32	32	32
Additional paid-in capital	344,983	344,826	343,322
Treasury stock at cost (1,409,317, 1,408,892 and 1,408,043 shares, respectively)	(230,168)	(230,166)	(230,149)
Accumulated other comprehensive loss	(725)	(735)	(1,008)
(Accumulated deficit) Retained earnings	(66,157)	(50,227)	29,498
TOTAL SHAREHOLDERS’ EQUITY	47,965	63,730	141,695
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$150,173	$138,013	$225,087

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$75,152	$101,039	$154,508	$196,271
Other revenue	852	1,135	1,646	2,506
Total revenue	76,004	102,174	156,154	198,777

Cost of sales	50,888	70,001	105,648	134,916
Gross profit	25,116	32,173	50,506	63,861
Selling, general and administrative expenses	32,517	41,562	65,548	81,409
Loss from operations	(7,401)	(9,389)	(15,042)	(17,548)

Interest expense	194	103	326	166

Other loss (income)	462	(49)	419	(128)
Loss before income tax expense	(8,057)	(9,443)	(15,787)	(17,586)
Income tax expense	71	67	143	71
Net loss	$(8,128)	$(9,510)	$(15,930)	$(17,657)
BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per common share	$(4.48)	$(5.23)	$(8.77)	$(9.73)

Weighted average number of common shares outstanding – basic and diluted	1,816	1,818	1,816	1,815

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Thirteen Weeks ended		Twenty-six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net loss	$(8,128)	$(9,510)	$(15,930)	$(17,657)
Amortization of pension gain	5	5	10	10
Comprehensive loss	$(8,123)	$(9,505)	$(15,920)	$(17,647)

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars and shares in thousands)

	Thirteen Weeks Ended August 3, 2019
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of May 4, 2019	3,222	(1,409)	$32	$344,905	$(230,166)	$(730)	$(58,029)	$56,012
Net Loss	—	—	—	—	—	—	(8,128)	(8,128)
Other comprehensive income	—	—	—	—	—	5	—	5
Vested restricted shares	2	—	—	3	(2)	—	—	1
Amortization of unearned compensation/restricted stock amortization	—	—	—	75	—	—	—	75
Balance as of August 3, 2019	3,224	(1,409)	$32	$344,983	$(230,168)	$(725)	$(66,157)	$47,965
	Twenty-six Weeks Ended August 3, 2019
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 2, 2019	3,222	(1,409)	$32	$344,826	$(230,166)	$(735)	$(50,227)	$63,730
Net Loss	—	—	—	—	—	—	(15,930)	(15,930)
Other comprehensive income	—	—	—	—	—	10	—	10
Vested restricted shares	2	—	—	3	(2)	—	—	1
Amortization of unearned compensation/restricted stock amortization	—	—	—	154	—	—	—	154
Balance as of August 3, 2019	3,224	(1,409)	$32	$344,983	$(230,168)	$(725)	$(66,157)	$47,965
	Thirteen Weeks Ended August 4, 2018
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulaed Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of May 5, 2018	3,218	(1,408)	$32	$342,557	$(230,145)	$(1,003)	$39,008	$150,449
Adjustment for adoption of accounting standard, ASU 2014-09	—	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	(9,510)	(9,510)
Other comprehensive loss	—	—	—	—	—	(5)	—	(5)
Vested restricted shares	1	—	—	5	(4)	—	—	1
Common stock issued-new grants	—	—	—	—	—	—	—	—
Amortization of unearned compensation/restricted stock amortization	—	—	—	760	—	—	—	760
Balance as of August 4, 2018	3,219	(1,408)	$32	$343,322	$(230,149)	$(1,008)	$29,498	$141,695

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

	Twenty-six Weeks Ended August 4, 2018
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulaed Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 3, 2018	3,215	(1,408)	$32	$341,714	$(230,145)	$(998)	$47,611	$158,214
Adjustment for adoption of accounting standard, ASU 2014-09	—	—	—	—	—	—	(456)	(456)
Net Loss	—	—	—	—	—	—	(17,657)	(17,657)
Other comprehensive loss	—	—	—	—	—	(10)	—	(10)
Vested restricted shares	1	—	—	5	(4)	—	—	1
Common stock issued-new grants	3	—	—	75	—	—	—	75
Amortization of unearned compensation/restricted stock amortization	—	—	—	1,528	—	—	—	1,528
Balance as of August 4, 2018	3,219	(1,408)	$32	$343,322	$(230,149)	$(1,008)	$29,498	$141,695

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twenty-six Weeks Ended
	August 3, 2019	August 4, 2018
OPERATING ACTIVITIES:
Net loss	$(15,930)	$(17,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	1,460	2,563
Amortization of intangible assets	572	1,944
Stock-based compensation	154	1,603
Write down of investment	500	—
Loss on disposal of fixed assets	5	135
Change in cash surrender value	(175)	(44)
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	102	(2,040)
Merchandise inventory	5,057	(5,543)
Prepaid expenses and other current assets	1,267	(1,961)
Other long-term assets	3,472	(73)
Accounts payable	(5,285)	(7,580)
Accrued expenses and other current liabilities	(995)	(30)
Deferred revenue	(981)	(1,654)
Other long-term liabilities	(4,185)	(2,607)
Net cash used in operating activities	(14,962)	(32,944)

INVESTING ACTIVITIES:
Purchases of fixed assets	(1,541)	(1,800)
Capital distributions from joint venture	121	1,137
Net cash used in investing activities	(1,420)	(663)

FINANCING ACTIVITIES:
Proceeds from short term borrowings	12,086	6,341
Payments to etailz shareholders	—	(1,500)
Net cash provided by financing activities	12,086	4,841

Net decrease in cash, cash equivalents, and restricted cash	(4,296)	(28,766)
Cash, cash equivalents, and restricted cash, beginning of period	14,226	43,506
Cash, cash equivalents, and restricted cash, end of period	$9,930	$14,740

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
August 3, 2019 and August 4, 2018

Note 1. Nature of Operations

Trans World Entertainment Corporation and subsidiaries (“the Company”) operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of August 3, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

Liquidity and Cash Flows:

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $15.9 million and $17.7 million for the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively, and has an accumulated deficit of $66.2 million at August 3, 2019. In addition, net cash used in operating activities for the twenty-six weeks ended August 3, 2019 was $15.0 million. Net cash used in operating activities for the twenty-six weeks ended August 4, 2018 was $32.9 million.

As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company experienced negative cash flows from operations during fiscal 2018 and 2017, and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment (the “performance improvement plan”). As a result of the initiative, and disciplined inventory management in the fye segment, the Company was able to reduce cash used in operations by $18.0 million for the twenty-six weeks ended August 3, 2019 as compared to the twenty-six weeks ended August 3, 2018. We anticipate continued improvement in cash flows used in operations for the remainder of the fiscal 2019. At August 3, 2019, we had cash and cash equivalents of $3.6 million, net working capital of $42.3 million, and short-term borrowings in the amount of $12.1 million on our revolving credit facility, as further discussed in footnote 8. This compares to $4.5 million in cash and cash equivalents, net working capital of $82.1 million, and short-term borrowings in the amount of $6.3 million on the Company’s revolving credit facility at August 4, 2018.

Management anticipates any cash requirements due to a shortfall in cash from operations will be funded by the Company’s revolving credit facility. See note 8 in the interim condensed consolidated financial statements for additional information.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well as continuing the efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds.

The unaudited condensed consolidated financial statements for the thirteen and twenty-six weeks ended August 3, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Reverse Stock Split

On August 15, 2019, the Company effected a reverse stock split of its outstanding shares of common stock at a ratio of one-for-twenty pursuant to a Certificate of Amendment to the Company’s Certificate of Incorporation filed with the Secretary of State of the State of New York. The reverse stock split was reflected on the Nasdaq Capital Market (“Nasdaq”) beginning with the opening of trading on August 15, 2019. The primary purpose of the reverse stock split, which was approved by the Company’s stockholders at the Company’s Annual Stockholders Meeting on June 27, 2019, was to enable the Company to regain compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq. Pursuant to the reverse stock split, every twenty shares of the Company’s issued and outstanding shares of common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share of the common stock. Unless otherwise indicated, all share and per share amounts of the common stock included in the accompanying interim condensed consolidated financial statements have been retrospectively adjusted to give effect to the reverse stock split for all periods presented, including reclassifying an amount equal to the reduction in par value to additional paid-in capital. Amounts of common stock resulting from the reverse stock split were rounded up to the nearest whole share. The reverse stock split affected all issued and outstanding shares of the Company’s common stock, and the respective numbers of shares of common stock underlying outstanding stock options, and the Company’s equity incentive plans were proportionately adjusted.

Note 2. Basis of Presentation

The accompanying interim condensed consolidated financial statements consist of Trans World Entertainment Corporation, Record Town, Inc. (“Record Town”), Record Town’s subsidiaries and etailz, Inc., all of which are wholly-owned. All intercompany accounts and transactions have been eliminated.

The interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in these unaudited interim condensed consolidated financial statements reflects all normal, recurring adjustments which, in the opinion of management, are necessary for the fair presentation of such financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to rules and regulations applicable to interim financial statements.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended February 2, 2019 contained in the Company’s Annual Report on Form 10-K filed May 14, 2019.

The results of operations for the thirteen and twenty-six weeks ended August 3, 2019 are not necessarily indicative of the results to be expected for the entire fiscal year ending February 1, 2020.

As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a significant accounting policy. With the exception of goodwill, the Company’s significant accounting policies are the same as those described in Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended February 2, 2019.

Note 3. Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a frontloaded expense pattern (similar to capital leases under the prior accounting standard).

The Company adopted this new accounting standard on February 3, 2019 on a modified retrospective basis and applied the new standard to all leases greater than one year. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. The Company does not engage in any Lessor transactions, and as a Lessee, the Company does not have any finance leases. As a result, the new standard had a material impact on the unaudited condensed consolidated balance sheet, but did not materially impact the Company’s consolidated operating results and did not materially impact the Company’s cash flows.

The following is a discussion of the Company’s lease policy under the new lease accounting standard:

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and reduced by lease incentives. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

For real estate leases, the Company accounts for lease components and non-lease components as a single lease component. Certain real estate leases require additional payments based on reimbursement for real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs. Other real estate leases contain one fixed lease payment that includes real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and included in the right-of-use assets and lease liabilities.

We elected the following practical expedients permitted under the lease standard: We do not record leases with an initial term of 12 months or less on the balance sheet but continue to expense them on a straight-line basis over the lease term. As of August 3, 2019, 154 leases were short-term in nature and were exempt from being recorded on the balance sheet.

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease, accounted for as an operating lease, the Company is responsible for monthly payments in the amount of $103 thousand per month. Under the terms of the lease agreement, the Company is also responsible for property taxes and other operating costs with respect to the premises.

Impact of New Lease Standard on Balance Sheet Line Items

As a result of applying the new lease standard using a modified retrospective method, the following adjustments were made to accounts on the condensed consolidated balance sheet as of February 3, 2019:

	Impact of Change in Accounting Policy
	As Reported February 2, 2019	Adjustments	Adjusted February 3, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,355	$—	$4,355
Restricted cash	4,126	—	4,126
Accounts receivable	5,383	—	5,383
Merchandise inventory	94,842	—	94,842
Prepaid expenses and other current assets	6,657	(748)	5,909
Total current assets	115,363	(748)	114,615

Restricted cash	5,745	—	5,745
Fixed assets, net	7,529	—	7,529
Operating lease right-of-use assets	—	28,044	28,044
Intangible assets, net	3,668	—	3,668
Other assets	5,708	—	5,708
TOTAL ASSETS	$138,013	$27,296	$165,309

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$34,329	$—	$34,329
Accrued expenses and other current liabilities	8,132	(1,319)	6,813
Deferred revenue	6,955	—	6,955
Current portion of operating lease liabilites	—	9,064	9,064
Total current liabilities	49,416	7,745	57,161

Operating lease liabilities	—	22,728	22,728
Other long-term liabilities	24,867	(3,177)	21,690
TOTAL LIABILITIES	74,283	27,296	101,579

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 3,221,834 and 3,221,834 shares issued)	32	—	32
Additional paid-in capital	344,826	—	344,826
Treasury stock at cost (1,408,892 and 1,408,892 shares)	(230,166)	—	(230,166)
Accumulated other comprehensive loss	(735)	—	(735)
Accumulated deficit	(50,227)	—	(50,227)
TOTAL SHAREHOLDERS’ EQUITY	63,730	—	63,730
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,013	$27,296	$165,309

The following table is a summary of the Company’s components of net lease cost for the thirteen and twenty-six week periods ended August 3, 2019:

Lease Cost

(amounts in thousands)	Classification	Thirteen Weeks Ended August 3, 2019	Twenty-six Weeks Ended August 3, 2019
Short-term operating lease cost	SG&A	$3,234	$5,315
Operating lease cost	SG&A	2,604	5,150
Variable lease cost	SG&A	117	242
Net lease cost		$5,955	$10,707

As of August 3, 2019, the maturity of lease liabilities is as follows:

(amounts in thousands)	Operating Leases
2019	$5,267
2020	10,502
2021	7,312
2022	3,181
2023	2,278
Thereafter	2,116
Total lease payments	30,656
Less: amounts representing interest	(2,706)
Present value of lease liabilities	$27,950

Lease term and discount rate are as follows:

August 3, 2019
Weighted-average remaining lease term (years)
Operating leases	1.4
Weighted-average discount rate
Operating leases	5%

Other information:

(amounts in thousands)	Twenty-six Weeks Ended August 3, 2019
Cash paid for amounts included in the measurement of operating lease liabilities Operating cash flows from operating leases	$5,103

As determined prior to the adoption of the new lease standard, the future minimum lease payments under operating leases in effect as of February 2, 2019 were as follows:

(amounts in thousands)
2019	$24,426
2020	8,393
2021	5,239
2022	1,881
2023	1,137
Thereafter	1,060
Total minimum lease payments	$42,136

Note 4. Intangible Assets

The determination of the fair value of intangible assets acquired in a business acquisition, including the Company’s acquisition of etailz in 2016, is subject to many estimates and assumptions. Our identifiable intangible assets that resulted from our acquisition of etailz consist of vendor relationships, technology and tradenames. We review amortizable intangible asset groups for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and an evaluation of intangible assets for impairment was required. Intangible assets related to technology and vendor relationships were written down to their estimated fair value at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

Identifiable intangible assets as of August 3, 2019 consisted of the following:

	August 3, 2019
(amounts in thousands)	Weighted Average Amortization Period (in months)	Original Gross Carrying Amount	Accumulated Impairment	Accumulated Amortization	Net Carrying Amount
Vendor relationships	120	$19,100	$13,822	$4,456	$822
Technology	60	6,700	2,587	3,272	841
Trade names and trademarks	60	3,200	—	1,767	1,433
		$29,000	$16,409	$9,495	$3,096

The changes in net intangibles from February 2, 2019 to August 3, 2019 were as follows:

(amounts in thousands)	February 2, 2019	Impairment Expense	Amortization Expense	August 3, 2019
Amortized intangible assets:
Vendor relationships	$880	$—	$58	$822
Technology	1,035	—	194	841
Trade names and trademarks	1,753	—	320	1,433
Net amortized intangible assets	$3,668	$—	$572	$3,096

Amortization expense of intangible assets for the thirteen and twenty-six weeks ended August 3, 2019 and August 4, 2018 consisted of the following:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Amortized intangible assets:
Vendor relationships	$29	$477	$58	$954
Technology	97	335	194	670
Trade names and trademarks	160	160	320	320
Total amortization expense	$286	$972	$572	$1,944

Estimated amortization expense for the remainder of fiscal 2019 and the five succeeding fiscal years and thereafter is as follows:

Year	Annual Amortization
(amounts in thousands)
2019	$572
2020	1,143
2021	847
2022	115
2023	115
2024	115
Thereafter	189

Note 5. Depreciation and Amortization

Depreciation and amortization included in selling, general and administrative expenses of the interim condensed consolidated statements of operations for the thirteen weeks ended August 3, 2019 and August 4, 2018 was $1.1 million and $2.3 million, respectively. Depreciation and amortization included in selling, general and administrative expenses of the interim condensed consolidated statements of operations for the twenty-six weeks ended August 3, 2019 and August 4, 2018 was $2.0 million and $4.5 million, respectively. The decrease was primarily due to a $4.1 million net decrease in carrying value of fixed assets and a $16.4 million net decrease in carrying value of intangible assets, resulting from impairment charges recorded during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Note 6. Segment Data

As described in Note 1 to the interim condensed consolidated financial statements, we operate in two reportable segments as shown in the following table:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Total Revenue
fye	$41,744	$50,545	$86,762	$104,608
etailz	34,260	51,629	69,392	$94,169
Total Company	$76,004	$102,174	$156,154	$198,777

Gross Profit
fye	$17,013	$20,634	$34,515	$42,905
etailz	8,103	11,539	15,991	20,956
Total Company	$25,116	$32,173	$50,506	$63,861

Loss From Operations
fye	$(6,655)	$(6,629)	$(12,755)	$(12,001)
etailz	(746)	(2,760)	(2,287)	(5,547)
Total Company	$(7,401)	$(9,389)	$(15,042)	$(17,548)
Total Assets as of	August 3, 2019	February 2, 2019	August 4, 2018
fye	$118,100	$101,785	$121,750
etailz	32,073	36,228	103,337
Total Company	$150,173	$138,013	$225,087

Note 7. Restricted Cash

As of August 3, 2019, the Company had restricted cash of $1.0 million and $5.3 million reported in current assets and other assets on the accompanying condensed consolidated balance sheet, respectively. As of August 4, 2018, the Company had restricted cash of $4.1 million and $6.1 million reported in current assets and other assets on the accompanying condensed consolidated balance sheet, respectively. The decrease in these restricted cash balances during the twenty-six weeks ended August 3, 2019, was primarily due to the return of the $3.2 million earn-out escrow balance to the Company as a result of the etailz segment not achieving the earnings target, as described in the amended etailz acquisition share purchase agreement.

The restricted cash reported as of August 3, 2019, as described in the paragraph above, is comprised entirely of a $6.3 million rabbi trust, which resulted from the death of the Company’s former Chairman.

A summary of cash, cash equivalents and restricted cash is as follows (amounts in thousands):

	August 3, 2019	February 2, 2019	August 4, 2018
Cash and cash equivalents	$3,635	$4,355	$4,477
Restricted cash	6,295	9,871	10,263
Total cash, cash equivalents and restricted cash	$9,930	$14,226	$14,740

Note 8. Short Term Borrowings

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company. During fiscal 2018, the Company exercised the right to increase its availability to $60 million subject to the same limitations noted above.

The Credit Facility contains customary affirmative and negative covenants, including restrictions on dividends and share repurchases, incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment.

The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. On May 3, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Annual Financial Statements. As of May 4, 2019, the Company was compliant with all covenants.

Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of availability, with the Applicable Margin for LIBO Rate loans ranging from 1.75% to 2.00% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.00%. In addition, a commitment fee of 0.25% is also payable on unused commitments.

As of August 3, 2019, borrowings under the Credit Facility were $12.1 million as compared to $6.3 million as of August 4, 2018. The Company had $16.1 million available for borrowing as of August 3, 2019.

As of August 3, 2019, the Company did not have any outstanding letters of credit. As of August 4, 2018, the Company had $1.1 million in outstanding letters of credit related to an import purchase.

The Company records short term borrowings at cost, in which the carrying value approximates fair value due to its short term maturity.

Note 9. Stock Based Compensation

As of August 3, 2019, there was approximately $435 thousand of unrecognized compensation cost related to stock option awards comprised of the following: $330 thousand was related to stock option awards listed in the table below and expected to be recognized as expense over a weighted average period of 9 months, and $105 thousand was related to restricted stock option awards expected to be recognized as expense over a weighted average period of 3.1 years.

The Company has outstanding awards under three employee stock award plans, the 2005 Long Term Incentive and Share Award Plan, the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “Old Plans”); and the 2005 Long Term Incentive and Share Award Plan (as amended and restated April 5, 2017 (the “New Plan”). Collectively, these plans are referred to herein as the Stock Award Plans. Additionally, the Company had a stock award plan for non-employee directors (the “1990 Plan”). The Company no longer issues stock options under the Old Plans or the 1990 Plan.

Equity awards authorized for issuance under the New Plan total 250 thousand. As of August 3, 2019, of the awards authorized for issuance under the Stock Award Plans, approximately 130 thousand were granted and are outstanding, 102 thousand of which were vested and exercisable. Shares available for future grants of options and other share based awards under the New Plan at August 3, 2019 were 219 thousand.

The following table summarizes stock award activity during the twenty-six weeks ended August 3, 2019:

	Employee and Director Stock Award Plans
	Number of Shares Subject To Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Other Share Awards(1)	Weighted Average Grant Fair Value
Balance February 2, 2019	138,921	$55.00	5.8	13,571	$33.60
Granted	—	—	—	—	—
Cancelled/Forfeited	(8,975)	—	—	—	—
Exercised	—	—	—	(2,064)	30.76
Balance August 3, 2019	129,946	$54.79	5.2	11,507	$34.19
Exercisable August 3, 2019	102,196	$59.68	4.4	6,132	$52.38
(1)	Other Share Awards include deferred shares granted to Directors and restricted share units granted to executive officers.

As of August 3, 2019, all stock awards outstanding and exercisable had a grant price higher than the market price of the stock and had no intrinsic value.

Note 10. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss that the Company reports in the condensed consolidated balance sheets represents net loss, adjusted for the difference between the accrued pension liability and accrued benefit cost, net of taxes, associated with the Company’s defined benefit plan. Comprehensive loss consists of net loss and the amortization of pension costs associated with Company’s defined benefit plan for the thirteen and twenty-six weeks ended August 3, 2019 and August 4, 2018.

Note 11. Defined Benefit Plan

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for a limited number of executive officers of the Company. The SERP provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. During the twenty-six weeks ended August 3, 2019, the Company did not make any cash contributions to the SERP and presently expects to pay approximately $1.2 million in benefits relating to the SERP during fiscal 2019.

The measurement date for the SERP is the fiscal year end, using actuarial techniques which reflect estimates for mortality, turnover and expected retirement. In addition, management makes assumptions concerning future salary increases. Discount rates are generally established as of the measurement date using theoretical bond models that select high-grade corporate bonds with maturities or coupons that correlate to the expected payouts of the applicable liabilities.

The following represents the components of the net periodic pension cost related to the Company’s SERP for the respective periods:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Service cost	$14	$14	$28	$28
Interest cost	142	140	284	280
Amortization of net gain(1)	(5)	(5)	(10)	(10)
Net periodic pension cost	$151	$149	$302	$298
(1)	The amortization of net gain is related to a director retirement plan previously provided by the Company.

Note 12. Basic and Diluted Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock (net of any assumed repurchases) that then shared in the earnings of the Company, if any. It is computed by dividing net loss by the sum of the weighted average shares outstanding and additional common shares that would have been outstanding if the dilutive potential common shares had been issued for the Company’s common stock awards from the Company’s Stock Award Plans.

For the thirteen and twenty-six week periods ended August 3, 2019 and August 4, 2018, the impact of all outstanding stock awards was not considered because the Company reported a net loss and such impact would be anti-dilutive. Accordingly, basic and diluted loss per share is the same. Total anti-dilutive stock awards for the thirteen and twenty-six weeks ended August 3, 2019 were approximately 130 thousand shares, as compared to 155 thousand shares and 145 thousand shares, respectively, for the thirteen and twenty-six weeks ended August 4, 2018. See note 1 in the interim condensed consolidated financial statements for information on the reverse stock split effected by the Company during the current reporting period.

Note 13. Income Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income. Management considers the scheduled reversal of taxable temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based on available objective evidence, management concluded that a full valuation allowance should continue to be recorded against the Company’s deferred tax assets. Management will continue to assess the need for and amount of the valuation allowance against the deferred tax assets by giving consideration to all available evidence to the Company’s ability to generate future taxable income in its conclusion of the need for a full valuation allowance. Any reversal of the Company’s valuation allowance will favorably impact its results of operations in the period of reversal. The Company is currently unable to determine whether or when that reversal might occur, but it will continue to assess the realizability of its deferred tax assets and will adjust the valuation allowance if it is more likely than not that all or a portion of the deferred tax assets will become realizable in the future. The Company has significant net operating loss carry forwards and other tax attributes that are available to offset projected taxable income and current taxes payable, if any, for the year ending February 1, 2020. The deferred tax impact resulting from the utilization of the net operating loss carry forwards and other tax attributes will be offset by a reduction in the valuation allowance. As of February 2, 2019, the Company had a net operating loss carry forward of $253.5 million for federal income tax purposes and approximately $289.0 million for state income tax purposes that expire at various times through 2038 and are subject to certain limitations and statutory expiration periods. The Company has not changed its overall conclusion with respect to the need for a valuation allowance against its net deferred tax assets, which remain fully reserved.

Note 14. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers “SAMs” nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 2 — Management’s Discussion and Analysis of Financial Condition and

Results of Operations
August 3, 2019 and August 4, 2018

Overview

Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information that the Company’s management believes necessary to achieve an understanding of its financial statements and results of operations. To the extent that such analysis contains statements which are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties. These risks include, but are not limited to, changes in the competitive environment, availability of new products, change in vendor policies or relationships, general economic factors in markets where the Company’s merchandise is sold; and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended February 2, 2019.

The Company operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of August 3, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

The Company’s results have been, and will continue to be, contingent upon management’s ability to understand industry trends and to manage the business in response to those trends and general economic trends. Management monitors a number of key performance indicators to evaluate its performance, including:

Net Sales and Comparable Store Net Sales: The fye segment measures the rate of comparable store net sales change. A store is included in comparable store net sales calculations at the beginning of its thirteenth full month of operation. Stores relocated, expanded or downsized are excluded from comparable store sales if the change in square footage is greater than 20% until the thirteenth full month following relocation, expansion or downsizing. Closed stores that were open for at least thirteen months are included in comparable store sales through the month immediately preceding the month of closing. The fye segment further analyzes net sales by store format and by product category. The etailz segment measures total year over year sales growth by product category and evaluates product sales by supplier.

Cost of Sales and Gross Profit: Gross profit is calculated based on the cost of product in relation to its retail selling value. Changes in gross profit are impacted primarily by net sales levels, mix of products sold, vendor discounts and allowances, shrinkage, obsolescence and distribution costs. Distribution expenses include those costs associated with receiving, inspecting & warehousing merchandise, Amazon fulfillment fees, and costs associated with product returns to vendors.

Selling, General and Administrative (“SG&A”) Expenses: Included in SG&A expenses are payroll and related costs, occupancy charges, general operating and overhead expenses and depreciation charges. SG&A expenses also include fixed assets write-offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Balance Sheet and Ratios: The Company views cash and working capital (current assets less current liabilities) as relevant indicators of its financial position. See Liquidity and Cash Flows section for further discussion of these items.

RESULTS OF OPERATIONS

Thirteen and Twenty-six Weeks Ended August 3, 2019
Compared to the Thirteen and Twenty-six Weeks Ended August 4, 2018

Segment Highlights (amounts in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Total Revenue
fye	$41,744	$50,545	$86,762	$104,608
etailz	34,260	51,629	69,392	94,169
Total Company	$76,004	$102,174	$156,154	$198,777

Gross Profit
fye	$17,013	$20,634	$34,515	$42,905
etailz	8,103	11,539	15,991	20,956
Total Company	$25,116	$32,173	$50,506	$63,861

Loss From Operations
fye	$(6,655)	$(6,629)	$(12,755)	$(12,001)
etailz	(746)	(2,760)	(2,287)	(5,547)
Total Company	$(7,401)	$(9,389)	$(15,042)	$(17,548)

Reconciliation of etailz Loss from Operations to etailz Adjusted Loss from Operations
etailz loss from operations	$(746)	$(2,760)	$(2,287)	$(5,547)
Acquisition related amortization and compensation expenses(1)	286	2,090	638	4,184
etailz adjusted loss from operations(2)	$(460)	$(670)	$(1,649)	$(1,363)
(1)	For the 13 weeks ended August 3, 2019, acquisition related expenses consisted of amortization expense of intangible assets of $286 thousand. For the 26 weeks ended August 3, 2019, acquisition related expenses consisted of amortization expense of intangible assets of $572 thousand and compensation expense of $66 thousand. For the 13 weeks ended August 4, 2018, acquisition related expenses consisted of amortization expense of intangible assets of $972 thousand and compensation expense of $1,118 thousand. For the 26 weeks ended August 4, 2018, acquisition related expenses consisted of amortization expense of intangible assets of $1,944 thousand and compensation expense of $2,240 thousand.
(2)	In addition to the results of operations determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we reported non-GAAP adjusted operating loss for the etailz segment as shown above.

Total Revenue. The following table sets forth a year-over-year comparison of the Company’s total revenue:

	Thirteen Weeks Ended		Change		Comp Store Net Sales	Twenty-six Weeks Ended		Change		Comp Store Net Sales
(amounts in thousands)	August 3, 2019	August 4, 2018	$	%		August 3, 2019	August 4, 2018	$	%
fye revenue	$41,744	50,545	$(8,801)	-17.4%	-1.2%	$86,762	104,608	$(17,846)	-17.1%	-0.6%
etailz revenue	34,260	51,629	(17,369)	-33.6%		69,392	94,169	(24,777)	-26.3%
Total revenue	$76,004	$102,174	$(26,170)	-25.6%		$156,154	$198,777	$(42,623)	-21.4%

Total revenue decreased 25.6% and 21.4% for the thirteen and twenty-six weeks ended August 3, 2019 as compared to the same period last year.

fye Segment

The following table sets forth a period over period comparison of net fye sales by merchandise category:

	Thirteen Weeks Ended		Change		Comp Store Net Sales	Twenty-six Weeks Ended		Change		Comp Store Net Sales
(amounts in thousands, except store count)	August 3, 2019	August 4, 2018	$	%		August 3, 2019	August 4, 2018	$	%
fye net sales	$40,892	49,410	$(8,518)	-17.2%	-1.2%	$85,116	102,102	$(16,986)	-16.6%	-0.6%
Other revenue	852	1,135	(283)	-24.9%		1,646	2,506	(860)	-34.3%
Total revenue	$41,744	$50,545	$(8,801)	-17.4%		$86,762	$104,608	$(17,846)	-17.1%

As a % of fye net sales
Trend / Lifestyle	46.8%	40.9%			9.6%	44.7%	39.3%			9.5%
Video	24.3%	29.0%			-16.1%	26.4%	30.5%			-11.6%
Music	17.5%	18.4%			-7.8%	17.7%	18.5%			-3.9%
Electronics	11.4%	11.7%			-0.1%	11.2%	11.7%			-2.3%

Store Count:						206	241	(35)	-14.5%

Total Square footage						1,145	1,339	(194)	-14.5%

fye net sales. Net sales decreased 17.2% and 16.6% during the thirteen weeks and twenty-six weeks ended August 3, 2019 as compared to the same period last year. The decline in net sales resulted from a 14.5% decline in total stores in operation and a 1.2% and 0.6% decline in comparable store net sales for the thirteen and twenty-six weeks ended August 3, 2019, respectively.

Trend/Lifestyle:

Comparable store net sales in the trend/lifestyle category increased 9.6% and 9.5% during the thirteen and twenty-six weeks ended August 3, 2019, respectively. Trend/lifestyle products represented 46.8% and 44.7% of total net sales for the thirteen and twenty-six weeks ended August 3, 2019, respectively, compared to 40.9% and 39.3% in the comparable periods last year. The Company continues to take advantage of opportunities to strengthen its selection and shift product mix to growing categories of entertainment-related merchandise.

Video:

Comparable store sales in the video category decreased 16.1% and 11.6% during the thirteen and twenty-six week periods ended August 3, 2019, respectively. The video category represented 24.3% and 26.4% of total net sales for the thirteen and twenty-six weeks ended August 3, 2019, respectively, compared to 29.0% and 30.5% in the comparable periods last year due to continued industry-wide decline in physical media sales.

Music:

During the thirteen and twenty-six weeks ended August 3, 2019, music sales in comparable stores decreased 7.8% and 3.9%, respectively, versus the thirteen and twenty-six weeks ended August 4, 2018. The music category represented 17.5% and 17.7% of total net sales for the thirteen and twenty-six weeks ended August 3, 2019, respectively, compared to 18.4% and 18.5% for the thirteen and twenty-six weeks ended August 4, 2018 due to continued industry-wide decline in physical media sales.

Electronics:

Comparable store net sales in the electronics category decreased 0.1% and 2.3% during the thirteen and twenty-six weeks ended August 3, 2019, respectively. Electronics net sales represented 11.4% and 11.2% of total net sales for the thirteen and twenty-six weeks ended August 4, 2019, respectively, compared to 11.7% of total net sales for both the thirteen and twenty-six weeks in the comparable periods last year.

Other Revenue. Other revenue, which was primarily related to commissions and fees earned from third parties for the fye segment, was approximately $0.9 million and $1.6 million for the thirteen and twenty-six weeks ended August 3, 2019, respectively, compared to $1.1 million and $2.5 million in the comparable periods last year. The decline in other revenue was primarily due to lower number of stores in operation.

etailz Segment

etailz reported sales of $34.3 million and $69.4 million for the thirteen and twenty-six weeks ended August 3, 2019, respectively compared to $51.6 million and $94.2 million sales for the thirteen and twenty-six weeks ended August 4, 2018. etailz generates revenue across a broad array of product lines primarily through the Amazon Marketplace. Categories include: apparel, baby, beauty, electronics, health & personal care, home/kitchen/grocery, pets, sporting goods, toys & art. During the twenty-six weeks ended August 3, 2019, etailz sold approximately 25,000 SKUs from approximately 1,500 suppliers, compared to approximately 31,000 SKUs from approximately 2,200 suppliers during the twenty-six weeks ended August 4, 2018. The decline in sales was attributable to the vendor remediation performance improvement plan which was implemented during the fourth quarter of 2018 for the etailz segment, as discussed in Note 1 to the interim condensed consolidated financial statements.

Gross Profit. The following table sets forth a year-over-year comparison of the Company’s Gross Profit:

	Thirteen Weeks Ended		Change		Twenty-six Weeks Ended		Change
(amounts in thousands)	August 3, 2019	August 4, 2018	$	%	August 3, 2019	August 4, 2018	$	%
fye gross profit	$17,013	$20,634	$(3,621)	-17.5%	$34,515	$42,905	$(8,390)	-19.6%
etailz gross profit	8,103	11,539	(3,436)	-29.8%	15,991	20,956	(4,965)	-23.7%
Total gross profit	$25,116	$32,173	$(7,057)	-21.9%	$50,506	$63,861	$(13,355)	-20.9%

fye gross profit as a % of fye revenue	40.8%	40.8%			39.8%	41.0%
etailz gross profit as a % of etailz revenue	23.7%	22.3%			23.0%	22.3%
Total gross profit as a % of total revenue	33.0%	31.5%			32.3%	32.1%

Gross profit decreased 21.9% to $25.1 million for the thirteen weeks ended August 3, 2019 compared to $32.2 million for the thirteen weeks ended August 4, 2018. For the twenty-six weeks ended August 3, 2019, gross profit decreased 20.9% to $50.5 million compared to $63.9 million for the comparable period last year.

fye Segment

fye gross profit as a percentage of total revenue for the thirteen and twenty-six weeks ended August 3, 2019 was 40.8% and 39.8%, respectively, compared to 40.8% and 41.0% for the comparable periods last year.

etailz Segment

etailz gross profit as a percentage of total revenue for the thirteen and twenty-six weeks ended August 3, 2019 was 23.7% and 23.0%, respectively, compared to 22.3% for both the thirteen and twenty-six weeks for the comparable periods last year. The increase in the gross profit rate was a result of the performance improvement plan implemented during the fourth quarter of 2018. See Note 1 for the description of the etailz segment performance improvement plan.

SG&A Expenses. The following table sets forth a period over period comparison of the Company’s SG&A expenses:

	Thirteen Weeks Ended		Change		Twenty-six Weeks Ended		Change
(amounts in thousands)	August 3, 2019	August 4, 2018	$	%	August 3, 2019	August 4, 2018	$	%
fye SG&A, excluding depreciation and amortization	$23,052	$26,103	$(3,051)	-11.7%	$46,082	$52,592	$(6,510)	-12.4%
As a % of total fye revenue	55.2%	51.6%			53.1%	50.3%

etailz SG&A, excluding depreciation and amortization	8,413	13,185	(4,772)	-36.2%	17,434	24,310	(6,876)	-28.3%
As a % of total etailz revenue	24.6%	25.5%			25.1%	25.8%

Depreciation and amortization	1,052	2,274	(1,222)	-53.7%	2,032	4,507	(2,475)	-54.9%
Total SG&A	$32,517	$41,562	$(9,045)	-21.8%	$65,548	$81,409	$(15,861)	-19.5%

As a % of total revenue	42.8%	40.7%			42.0%	41.0%

SG&A expenses decreased $9.0 million and $15.9 million for the thirteen and twenty-six weeks ended August 3, 2019, respectively.

fye Segment

fye SG&A, excluding depreciation and amortization expenses, decreased $3.1 million, or 11.7%, and $6.5 million, or 12.4%, for the thirteen and twenty-six weeks ended August 3, 2019, respectively. As a percentage of fye revenue, SG&A expenses in the fye segment for the thirteen and twenty-six weeks ended August 3, 2019 were 55.2% and 53.1%, respectively, compared to 51.6% and 50.3% for the same periods last year. The decline in SG&A expenses was due to lower sales primarily as a result of fewer stores in operation. The increase in SG&A expenses as a percentage of revenue was due to an increase in outside consulting and professional fees.

etailz Segment

etailz SG&A, excluding depreciation and amortization expenses, decreased $4.8 million and $6.9 million for the thirteen and twenty-six weeks ended August 3, 2019, respectively. As a percentage of etailz revenue, SG&A expenses in the etailz segment for the thirteen and twenty-six weeks ended August 3, 2019 were 24.6% and 25.1%, respectively, compared to 25.5% and 25.8% for the same periods last year. The decrease was primarily due to expense reduction initiatives implemented in the fourth quarter of 2018.

Depreciation and amortization. Consolidated depreciation and amortization expense decreased $1.2 million and $2.5 million for the thirteen and twenty-six weeks ended August 3, 2019, respectively, primarily due to the $29.1 million net decrease in carrying value of fixed assets and intangible assets, resulting from impairment charges recorded for the fye segment, during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended February 2, 2019.

Interest Expense. Interest expense was $194 thousand and $326 thousand during the thirteen and twenty-six weeks ended August 3, 2019, respectively. Interest expense consisted primarily of interest payments resulted from borrowings under the Company’s credit facility and unused commitment fees. Interest expense during the thirteen and twenty-six weeks ended August 4, 2018 was $103 thousand and $166 thousand, respectively. The increase in interest expense was due to borrowings under the credit facility as discussed in Note 8 to the interim condensed consolidated financial statements.

Other Loss (Income). As of August 3, 2019, other loss (income) consisted of the following:

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Write-off of investment	$500	$—	$500	$—
Interest income	(38)	(49)	(81)	(128)
Other loss (income)	$462	$(49)	$419	$(128)

Income Tax Expense. Based on available objective evidence, management concluded that a full valuation allowance should be recorded against the Company’s deferred tax assets. There were insignificant tax expense amounts recorded during the thirteen and twenty-six weeks ended August 3, 2019 and comparative periods last year.

Net Loss. The following table sets forth a period over period comparison of the Company’s net loss:

	Thirteen Weeks Ended			Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	$ Change	August 3, 2019	August 4, 2018	$ Change
Loss before income tax	$(8,057)	$(9,443)	$1,386	$(15,787)	$(17,586)	$1,799
Income tax expense	71	67	4	143	71	72
Net loss	$(8,128)	$(9,510)	$1,382	$(15,930)	$(17,657)	$1,727

LIQUIDITY

Liquidity and Cash Flows:

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $15.9 million and $17.7 million for the twenty-six weeks ended August 3, 2019 and August 4, 2018, respectively, and has an accumulated deficit of $66.2 million at August 3, 2019. In addition, net cash used in operating activities for the twenty-six weeks ended August 3, 2019 was $15.0 million. Net cash used in operating activities for the twenty-six weeks ended August 4, 2018 was $32.9 million.

As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company experienced negative cash flows from operations during fiscal 2018 and 2017, and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment (the “performance improvement plan”). As a result of the initiative, and disciplined inventory management in the fye segment, the Company was able to reduce cash used in operations by $18.0 million for the twenty-six weeks ended August 3, 2019 as compared to the twenty-six weeks ended August 3, 2018. We anticipate continued improvement in cash flows used in operations for the remainder of the fiscal 2019. At August 3, 2019, we had cash and cash equivalents of $3.6 million, net working capital of $42.3 million, and short-term borrowings in the amount of $12.1 million on our revolving credit facility, as further discussed in footnote 8 in the interim condensed consolidated financial statements. This compares to $4.5 million in cash and cash equivalents, net working capital of $82.1 million, and short-term borrowings in the amount of $6.3 million on the Company’s revolving credit facility at August 4, 2018.

Management anticipates any cash requirements due to a shortfall in cash from operations will be funded by the Company’s revolving credit facility. See note 8 in the interim condensed consolidated financial statements for additional information.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well as continuing the efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds.

The unaudited condensed consolidated financial statements for the thirteen and twenty-six weeks ended August 3, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The following table sets forth a summary of key components of cash flow and working capital:

	As of or for the Twenty-six Weeks Ended		Change
(amounts in thousands)	August 3, 2019	August 4, 2018	$
Operating Cash Flows	(14,962)	(32,944)	17,982
Investing Cash Flows	(1,420)	(663)	(757)
Financing Cash Flows	12,086	4,841	7,245

Capital Expenditures(1)	(1,541)	(1,800)	259

Cash, Cash Equivalents, and Restricted Cash(2)	9,930	14,740	(4,810)
Merchandise Inventory	89,785	114,920	(25,135)
Working Capital	42,306	82,100	(39,794)

(1) Included in Investing Cash Flows

(2) Cash and cash equivalents per condensed consolidated balance sheets	$3,635	$4,477
Add: restricted cash	6,295	10,263
Cash, cash equivalents, and restricted cash	$9,930	$14,740

Cash used in operations was $15.0 million for the twenty-six weeks ended August 3, 2019, primarily due to a net loss of $15.9 million, adding back depreciation and amortization of $2.0 million, a $5.1 million seasonal decrease in inventory, a $1.3 million decrease in prepaid expenses and other current assets, and a $4.0 million decrease in other long-term assets, less a reduction in accounts payable, accrued expenses and other current liabilities, deferred revenue, and other long-term liabilities of $5.3 million $1.0 million, $1.0 million, and $4.2 million, respectively. The Company’s merchandise inventory and accounts payable are influenced by the seasonality of its business. A significant reduction of accounts payable occurs annually in the fiscal first quarter, reflecting payments for merchandise inventory purchased during the prior year’s holiday season.

Cash used in investing activities was $1.4 million for the twenty-six weeks ended August 3, 2019, which consisted primarily of capital expenditures.

Cash provided by financing activities for the twenty-six weeks ended August 3, 2019, was comprised of $12.1 million proceeds from short-term borrowings.

Capital Expenditures. During the thirteen and twenty-six weeks ended August 3, 2019, respectively, the Company made capital expenditures of $0.7 million and $1.5 million, respectively. The Company currently plans to spend approximately $3.9 million for capital expenditures during fiscal 2019.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. Management continually evaluates its estimates and judgments including those related to merchandise inventory and return costs and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-K as of and for the year ended February 2, 2019 includes a summary of the critical accounting policies and methods used by the Company in the preparation of its interim condensed consolidated financial statements. As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a critical accounting policy. With the exception of goodwill, there have been no material changes or modifications to the critical accounting policies since February 2, 2019.

Recent Accounting Pronouncements:

The information set forth under Note 3, Recently Adopted Accounting Pronouncements section contained in Item 1, “Notes to Interim Condensed Consolidated Financial Statements”, is incorporated herein by reference.

Non-GAAP Measures:

This Form 10-Q contains certain non-GAAP metrics, including: adjusted operating loss for the etailz segment and SG&A excluding depreciation and amortization expenses, for each reporting segment. A non-GAAP measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for SG&A expenses, operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Non-GAAP items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

The Company calculates etailz adjusted loss from operations to evaluate its own operating performance and as an integral part of its planning process. The Company presents etailz adjusted loss from operations as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The Company calculates SG&A expenses, excluding depreciation and amortization expenses, for each reporting segment to evaluate its own operating performance and as an integral part of its planning process. The Company presents SG&A expenses, excluding depreciation and amortization expenses, as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Item 3 — Quantitative and Qualitative Disclosures about Market Risk

The Company does not hold any financial instruments that expose it to significant market risk and does not engage in hedging activities. To the extent the Company borrows under its revolving credit facility, the Company is subject to risk resulting from interest rate fluctuations since interest on the Company’s borrowings under its credit facility can be variable. If interest rates on the Company’s revolving credit facility were to increase by 25 basis points, and to the extent borrowings were outstanding, for every $1,000,000 outstanding on the facility, interest expense would be increased by $2,500 per year. For a discussion of the Company’s accounting policies for financial instruments and further disclosures relating to financial instruments, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Item 4 — Controls and Procedures

(a)   Evaluation of disclosure controls and procedures. The Company’s Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of August 3, 2019, have concluded that as of such date the Company’s disclosure controls and procedures were effective and designed to ensure that (i) information required to be disclosed by the issuer in the reports that it files or submits under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and (ii) information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(b)   Changes in internal controls. There have been no changes in the Company’s internal controls over financial reporting that occurred during the fiscal quarter covered by this quarterly report that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES

PART II — OTHER INFORMATION

Item 1 — Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers “SAMs” nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

Item 1A — Risk Factors

Risks relating to the Company’s business and Common Stock are described in detail in Item 1A of the Company’s most recently filed Annual Report on Form 10-K for the year ended February 2, 2019.

Item 2 — Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3 — Defaults Upon Senior Securities

None.

Item 4 — Mine Safety Disclosure

Not Applicable.

Item 5 — Other Information

None.

Item 6 — Exhibits

(A) Exhibits -

Exhibit No.	Description
3.9	Certificate of Amendment to the Certificate of Incorporation.

10.1	Offer Letter by and between Trans World Entertainment Corporation and Kunal Chopra, dated July 5, 2019.

31.1	Chief Executive Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Chief Financial Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document (furnished herewith)

101.SCH	XBRL Taxonomy Extension Schema (furnished herewith)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase (furnished herewith)

101.DEF	XBRL Taxonomy Extension Definition Linkbase (furnished herewith)

101.LAB	XBRL Taxonomy Extension Label Linkbase (furnished herewith)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

September 17, 2019	By: /s/ Michael Feurer
Michael Feurer
Chief Executive Officer
(Principal Executive Officer)

September 17, 2019	By: /s/ Edwin Sapienza
Edwin Sapienza
Chief Financial Officer
(Principal and Chief Accounting Officer)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended May 4, 2019

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to

Commission File Number 0-14818

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	14-1541629
State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.

38 Corporate Circle Albany, New York	12203
Address of Principal Executive Offices	Zip Code
(518) 452-1242
Registrant’s Telephone Number, Including Area Code

Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	TWMC	NASDAQ Stock Market

Indicate by check mark whether the registrant (1) has filed all reports required to be fil735ed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes  ☐ No ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes  ☐ No  ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Common Stock, $.01 par value,
36,258,839 shares outstanding as of May 4, 2019

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
QUARTERLY REPORT ON FORM 10-Q
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 1 — Interim Condensed Consolidated Financial Statements
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)
(unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,822	$4,355	$14,509
Restricted cash	950	4,126	4,113
Accounts receivable	4,600	5,383	6,620
Merchandise inventory	88,487	94,842	110,677
Prepaid expenses and other current assets	4,769	6,657	7,418
Total current assets	102,628	115,363	143,337

Restricted cash	5,545	5,745	6,354
Fixed assets, net	7,673	7,529	13,138
Operating lease right-of-use assets	26,067	—	—
Goodwill	—	—	39,191
Intangible assets, net	3,382	3,668	22,995
Other assets	5,727	5,708	6,760
TOTAL ASSETS	$151,022	$138,013	$231,775

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,925	$34,329	$36,894
Short-term borrowings	3,072	—	—
Accrued expenses and other current liabilities	5,743	8,132	9,900
Deferred revenue	6,128	6,955	7,473
Current portion of operating lease liabilities	9,179	—	—
Total current liabilities	53,047	49,416	54,267

Operating lease liabilities	20,411	—	—
Other long-term liabilities	21,553	24,867	27,059
TOTAL LIABILITIES	95,011	74,283	81,326

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 64,436,671, 64,436,671 and 64,369,171 shares issued, respectively)	644	644	643
Additional paid-in capital	344,292	344,214	341,946
Treasury stock at cost (28,177,832, 28,177,832 and 28,156,601 shares, respectively)	(230,166)	(230,166)	(230,145)
Accumulated other comprehensive loss	(730)	(735)	(1,003)
(Accumulated deficit) Retained earnings	(58,029)	(50,227)	39,008
TOTAL SHAREHOLDERS’ EQUITY	56,011	63,730	150,449
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$151,022	$138,013	$231,775

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net sales	$79,289	$95,232
Other revenue	861	1,371
Total revenue	80,150	96,603

Cost of sales	54,760	64,915
Gross profit	25,390	31,688
Selling, general and administrative expenses	33,031	39,846
Loss from operations	(7,641)	(8,158)

Interest expense	132	64
Other income	(43)	(79)
Loss before income tax expense	(7,730)	(8,143)
Income tax expense	72	4
Net loss	(7,802)	(8,147)

BASIC AND DILUTED INCOME PER SHARE:
Basic and diluted loss per common share	$(0.21)	$(0.22)

Weighted average number of common shares outstanding – basic and diluted	36,322	36,237

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(amounts in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net loss	$(7,802)	$(8,147)
Amortization of pension gain	5	5
Comprehensive loss	$(7,797)	$(8,142)

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars and shares in thousands)

	Thirteen Weeks Ended May 4, 2019
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 2, 2019	64,437	(28,178)	$644	$344,214	$(230,166)	$(735)	$(50,227)	$63,730
Net Loss	—	—	—	—	—	—	(7,802)	(7,802)
Other comprehensive income	—	—	—	—	—	5	—	5
Amortization of unearned compensation/restricted stock amortization	—	—	—	78	—	—	—	78
Balance as of May 4, 2019	64,437	$(28,178)	$644	$344,292	$(230,166)	$(730)	$(58,029)	$56,011
	Thirteen Weeks Ended May 5, 2018
	Number of shares outstanding		Common Stock	Additional Paid-in Capital	Treasury Stock At Cost	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Shareholders’ Equity
	Common Shares	Treasury Shares
Balance as of February 3, 2018	64,305	(28,157)	$643	$341,103	$(230,145)	$(998)	$47,611	$158,214
Adjustment for adoption of accounting standard, ASU 2014-09	—	—	—	—	—	—	(456)	(456)
Net Loss	—	—	—	—	—	—	(8,147)	(8,147)
Other comprehensive loss	—	—	—	—	—	(5)	—	(5)
Common stock issued-new grants	64	—	—	80	—	—	—	80
Amortization of unearned compensation/restricted stock amortization	—	—	—	763	—	—	—	763
Balance as of May 5, 2018	64,369	$(28,157)	$643	$341,946	$(230,145)	$(1,003)	$39,008	$150,449

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
OPERATING ACTIVITIES:
Net income loss	$(7,802)	$(8,147)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	695	1,261
Amortization of intangible assets	286	972
Stock-based compensation	78	843
Loss on disposal of fixed assets	3	10
Change in cash surrender value	(145)	51
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	783	(2,151)
Merchandise inventory	6,355	(1,300)
Prepaid expenses and other current assets	1,141	(442)
Other long-term assets	2,059	(126)
Accounts payable	(5,404)	(4,886)
Accrued expenses and other current liabilities	(956)	362
Deferred revenue	(827)	(991)
Other long-term liabilities	(2,448)	(2,077)
Net cash used in operating activities	(6,182)	(16,621)

INVESTING ACTIVITIES:
Purchases of fixed assets	(842)	(863)
Capital distributions from joint venture	43	454
Net cash used in investing activities	(799)	(409)

FINANCING ACTIVITIES:
Proceeds from long term borrowings	3,072	—
Payments to etailz shareholders	—	(1,500)
Net cash provided by (used in) financing activities	3,072	(1,500)

Net decrease in cash, cash equivalents, and restricted cash	(3,909)	(18,530)
Cash, cash equivalents, and restricted cash, beginning of period	14,226	43,506
Cash, cash equivalents, and restricted cash, end of period	$10,317	$24,976

See Accompanying Notes to Interim Condensed Consolidated Financial Statements.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
May 4, 2019 and May 5, 2018

Note 1. Nature of Operations

Trans World Entertainment Corporation and subsidiaries (“the Company”) is a specialty retailer of entertainment products, including trend, video, music, electronics and related products in the United States. The Company operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of May 4, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

Liquidity and Cash Flows:

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $7.8 million and $8.1 million for the thirteen weeks ended May 4, 2019 and May 5, 2018, respectively, and has an accumulated deficit of $58.0 million at May 4, 2019. In addition, net cash used in operating activities for the thirteen weeks ended May 4, 2019 was $6.2 million. Net cash used in operating activities for the thirteen weeks ended May 5, 2018 was $16.6 million.

As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company experienced negative cash flows from operations during fiscal 2018 and 2017, and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment (the “performance improvement plan”). As a result of the initiative, and disciplined inventory management in the fye segment, the Company was able to reduce cash used in operations by $10.4 million for the first quarter of fiscal 2019 as compared to the first quarter of fiscal 2018. We anticipate continued improvement in cash flows from operations for the remainder of the fiscal 2019. At May 4, 2019, we had cash and cash equivalents of $3.8 million, net working capital of $49.6 million, and short-term borrowings in the amount of $3.1 million on our revolving credit facility, as further discussed in footnote 8. This compares to $14.5 million in cash and cash equivalents, net working capital of $89.1 million, and no borrowings on the Company’s credit facility at May 5, 2018.

Management anticipates any cash requirements due to a shortfall in cash from operations will be funded by the Company’s revolving credit facility. See note 8 in the interim condensed consolidated financial statements for additional information.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well as continuing the efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds. Similarly, if our common stock is delisted from the NASDAQ Global Market, it may also limit our ability to raise additional funds.

The unaudited condensed consolidated financial statements for the thirteen weeks ended May 4, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2. Basis of Presentation

The accompanying interim condensed consolidated financial statements consist of Trans World Entertainment Corporation, Record Town, Inc. (“Record Town”), Record Town’s subsidiaries and etailz, Inc., all of which are wholly-owned. All intercompany accounts and transactions have been eliminated.

The interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in these unaudited interim condensed consolidated financial statements reflects all normal, recurring adjustments which, in the opinion of management, are necessary for the fair presentation of such financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to rules and regulations applicable to interim financial statements.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the year ended February 2, 2019 contained in the Company’s Annual Report on Form 10-K filed May 14, 2019. The results of operations for the thirteen weeks ended May 4, 2019 are not necessarily indicative of the results to be expected for the entire fiscal year ending February 1, 2020.

As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a significant accounting policy. With the exception of goodwill, the Company’s significant accounting policies are the same as those described in Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended February 2, 2019.

Note 3. Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, Leases (Topic 842). Lessees are required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability is equal to the present value of lease payments. The asset is based on the liability, subject to certain adjustments, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases result in straight-line expense (similar to operating leases under the prior accounting standard) while finance leases result in a frontloaded expense pattern (similar to capital leases under the prior accounting standard).

The Company adopted this new accounting standard on February 3, 2019 on a modified retrospective basis and applied the new standard to all leases greater than one year. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which includes, among other things, the ability to carry forward the existing lease classification. The Company does not engage in any Lessor transactions, and as a Lessee, the Company does not have any finance leases. As a result, the new standard had a material impact on the unaudited condensed consolidated balance sheet, but did not materially impact the Company’s consolidated operating results and did not materially impact the Company’s cash flows.

The following is a discussion of the Company’s lease policy under the new lease accounting standard:

The Company determines if an arrangement contains a lease at the inception of a contract. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease.

For real estate leases, the Company accounts for lease components and non-lease components as a single lease component. Certain real estate leases require additional payments based on reimbursement for real estate taxes, common area maintenance and insurance, which are expensed as incurred as variable lease costs. Other real estate leases contain one fixed lease payment that includes real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and included in the right-of-use assets and lease liabilities.

We elected the following practical expedients permitted under the lease standard: We do not record leases with an initial term of 12 months or less on the balance sheet but continue to expense them on a straight-line basis over the lease term. As of May 4, 2019, 157 leases were short-term in nature and were exempt from being recorded on the balance sheet.

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from an entity controlled by the estate of Robert J. Higgins, its former Chairman and largest shareholder. The distribution center/office lease commenced on January 1, 2016, and expires on December 31, 2020. Under the lease, accounted for as an operating lease, the Company is responsible for monthly payments in the amount of $103 thousand a month. Under the terms of the lease agreement, the Company is also responsible for property taxes and other operating costs with respect to the premises.

Impact of New Lease Standard on Balance Sheet Line Items

As a result of applying the new lease standard using a modified retrospective method, the following adjustments were made to accounts on the condensed consolidated balance sheet as of February 3, 2019:

	Impact of Change in Accounting Policy
	As Reported February 2, 2019	Adjustments	Adjusted February 3, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,355	$—	$4,355
Restricted cash	4,126	—	4,126
Accounts receivable	5,383	—	5,383
Merchandise inventory	94,842	—	94,842
Prepaid expenses and other current assets	6,657	(748)	5,909
Total current assets	115,363	(748)	114,615

Restricted cash	5,745	—	5,745
Fixed assets, net	7,529	—	7,529
Operating lease right-of-use assets	—	28,044	28,044
Intangible assets, net	3,668	—	3,668
Other assets	5,708	—	5,708
TOTAL ASSETS	$138,013	$27,296	$165,309

	Impact of Change in Accounting Policy
	As Reported February 2, 2019	Adjustments	Adjusted February 3, 2019
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$34,329	$—	$34,329
Accrued expenses and other current liabilities	8,132	(1,319)	6,813
Deferred revenue	6,955	—	6,955
Current portion of operating lease liabilities	—	9,064	9,064
Total current liabilities	49,416	7,745	57,161

Operating lease liabilities	—	22,728	22,728
Other long-term liabilities	24,867	(3,177)	21,690
TOTAL LIABILITIES	74,283	27,296	101,579

SHAREHOLDERS’ EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	—	—	—
Common stock ($0.01 par value; 200,000,000 shares authorized; 64,436,671, 64,436,671 and 64,369,171 shares issued, respectively)	644	—	644
Additional paid-in capital	344,214	—	344,214
Treasury stock at cost (28,177,832, 28,177,832 and 28,156,601 shares, respectively)	(230,166)	—	(230,166)
Accumulated other comprehensive loss	(735)	—	(735)
(Accumulated deficit) Retained earnings	(50,227)	—	(50,227)
TOTAL SHAREHOLDERS’ EQUITY	63,730	—	63,730
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,013	$27,296	$165,309

The following table is a summary of the Company’s components of net lease cost for the three months ended May 4, 2019:

Lease Cost

(amounts in thousands)	Classification	Three Months Ended May 4, 2019
Operating lease cost	Selling, general and administrative expense (SG&A)	$4,627
Variable lease cost	Selling, general and administrative expense (SG&A)	125
Net lease cost		$4,752

As of May 4, 2019, future lease payments were as follows:

(amounts in thousands)	Operating Leases
2019 (remaining nine months)	$7,859
2020	10,544
2021	7,057
2022	2,923
2023	2,069
Thereafter	2,071
Total lease payments	32,966
Less: amounts representing interest	(2,933)
Present value of lease liabilities	$29,590

Lease term and discount rate are as follows:

May 4, 2019
Weighted-average remaining lease term (years)
Operating leases	1.4
Weighted-average discount rate
Operating leases	5%

Other information:

Three Months Ended
(amounts in thousands)	May 4, 2019
Cash paid for amounts included in the measurement of these liabilities
Operating cash flows from operating leases	$2,202

As determined prior to the adoption of the new lease standard, the future minimum lease payments under operating leases in effect as of February 2, 2019 were as follows:

(amounts in thousands)
2019	$24,426
2020	8,393
2021	5,239
2022	1,881
2023	1,137
Thereafter	1,060
Total minimum lease payments	$42,136

Note 4. Intangible Assets

The determination of the fair value of intangible assets acquired in a business acquisition, including the Company’s acquisition of etailz in 2016, is subject to many estimates and assumptions. Our identifiable intangible assets that resulted from our acquisition of etailz consist of vendor relationships, technology and tradenames. We review amortizable intangible asset groups for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

During fiscal 2018, the Company concluded, based on continued operating losses for the etailz segment driven by lower than expected operating results culminating in the fourth quarter of fiscal 2018 that a triggering event had occurred, and an evaluation of intangible assets for impairment was required. Intangible assets related to technology and vendor relationships were written down to their estimated fair value at the end of fiscal 2018 resulting in the recognition of asset impairment charges of $16.4 million.

Identifiable intangible assets as of May 4, 2019 consisted of the following (amounts in thousands):

	May 4, 2019
	Weighted Average Amortization Period (in months)	Original Gross Carrying Amount	Accumulated Impairment	Accumulated Amortization	Net Carrying Amount
Vendor relationships	120	$19,100	$13,822	$4,427	$851
Technology	60	6,700	2,587	3,175	938
Trade names and trademarks	60	3,200	—	1,607	1,593
		$29,000	$16,409	$9,209	$3,382

The changes in net intangibles and goodwill from February 2, 2019 to May 4, 2019 were as follows:

(amounts in thousands)	February 2, 2019	Impairment Expense	Amortization Expense	May 4, 2019
Amortized intangible assets:
Vendor relationships	$880	$—	$29	$851
Technology	1,035	—	97	938
Trade names and trademarks	1,753	—	160	1,593
Net amortized intangible assets	$3,668	$—	$286	$3,382

Amortization expense of intangible assets for the thirteen weeks ended May 4, 2019 and May 5, 2018 consisted of the following:

	Thirteen Weeks Ended
(amounts in thousands)	May 4, 2019	May 5, 2018
Amortized intangible assets:
Vendor relationships	$29	$477
Technology	97	335
Trade names and trademarks	160	160
Total amortization expense	$286	$972

Estimated amortization expense for the remainder of fiscal 2019 and the five succeeding fiscal years and thereafter is as follows:

Year	Annual Amortization
(amounts in thousands)
2019	$857
2020	1,143
2021	847
2022	115
2023	115
2024	115
Thereafter	190

Note 5. Depreciation and Amortization

Depreciation and amortization included in selling, general and administrative expenses of the interim condensed consolidated statements of operations for the thirteen weeks ended May 4, 2019 and May 5, 2018 was $1.0 million and $2.2 million, respectively. The $1.2 million decrease was primarily due to a $4.1 million net decrease in carrying value of fixed assets and a $16.4 million net decrease in carrying value of intangible assets, resulting from impairment charges recorded during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Note 6. Segment Data

As described in Note 1 to the interim condensed consolidated financial statements, we operate in two reportable segments as shown in the following table:

	Thirteen Weeks Ended
(amounts in thousands)	May 4, 2019	May 5, 2018
Total Revenue
fye	$45,018	$54,063
etailz	35,132	42,540
Total Company	$80,150	$96,603

Gross Profit
fye	$17,502	$22,271
etailz	7,888	9,417
Total Company	$25,390	$31,688

Loss From Operations
fye	$(6,100)	$(5,372)
etailz	(1,541)	(2,786)
Total Company	$(7,641)	$(8,158)

Total Assets
fye	$118,734	$132,461
etailz	32,288	99,314
Total Company	$151,022	$231,775

Note 7. Restricted Cash

As of May 4, 2019, the Company had restricted cash of $1.0 million and $5.5 million reported in current and other assets on the accompanying interim condensed consolidated balance sheet, respectively. As of May 5, 2018, the Company had restricted cash of $4.1 million and $6.3 million reported in current and other assets on the accompanying interim condensed consolidated balance sheet, respectively.

During the first quarter of fiscal 2019, the $3.2 million earn-out escrow balance was returned to the Company as a result of the etailz segment not achieving the earnings target, as described in the amended etailz acquisition share purchase agreement. During the thirteen weeks ended May 5, 2018, the Company paid out $1.5 million of the restricted cash to the etailz shareholders per the terms of the original etailz acquisition share purchase agreement.

In addition, as a result of the death of its former Chairman, the Company holds $6.5 million in a rabbi trust, of which $1.0 million is classified as restricted cash in current assets and $5.5 million is classified as restricted cash in other assets on the accompanying interim condensed consolidated balance sheet as of May 4, 2019.

A summary of cash, cash equivalents and restricted cash is as follows (amounts in thousands):

	May 4, 2019	February 2, 2019	May 5, 2018
Cash and cash equivalents	$3,822	$4,355	$14,509
Restricted cash	6,495	9,871	10,467
Total cash, cash equivalents and restricted cash	$10,317	$14,226	$24,976

Note 8. Short Term Borrowings

In January 2017, the Company amended and restated its revolving credit facility (“Credit Facility”). The Credit Facility provides for commitments of $50 million subject to increase up to $75 million during the months of October to December of each year, as needed. The availability under the Credit Facility is subject to limitations based on receivables and inventory levels. The principal amount of all outstanding loans under the Credit Facility together with any accrued but unpaid interest, are due and payable in January 2022, unless otherwise paid earlier pursuant to the terms of the Credit Facility. Payments of amounts due under the Credit Facility are secured by the assets of the Company. During fiscal 2018, the Company exercised the right to increase its availability to $60 million subject to the same limitations noted above.

The Credit Facility contains customary affirmative and negative covenants, including restrictions on dividends and share repurchases, incurrence of additional indebtedness and acquisitions and covenants around the net number of store closings and restrictions related to the payment of cash dividends and share repurchases, including limiting the amount of dividends to $5.0 million annually and not allowing borrowings under the amended facility for the six months before or six months after the dividend payment. The Credit Facility also includes customary events of default, including, among other things, material adverse effect, bankruptcy, and certain changes of control. On May 3, 2019, the Company entered into a letter agreement with Wells Fargo in accordance with the Credit Facility in which Wells Fargo provided consent to the Company with respect to late delivery of the Annual Financial Statements. As of May 4, 2019, the Company was compliant with all covenants.

Interest under the Credit Facility will accrue, at the election of the Company, at a Base Rate or LIBO Rate, plus, in each case, an Applicable Margin, which is determined by reference to the level of availability, with the Applicable Margin for LIBO Rate loans ranging from 1.75% to 2.00% and the Applicable Margin for Prime Rate loans ranging from 0.75% to 1.00%. In addition, a commitment fee of 0.25% is also payable on unused commitments.

As of May 4, 2019, borrowings under the Credit Facility were $3.1 million. As of May 5, 2018, the Company did not have any borrowings under the Credit Facility. The Company had $23.1 million available for borrowing as of May 4, 2019.

As of May 4, 2019, the Company did not have any outstanding letters of credit. As of May 5, 2018, the Company had $1.2 million in outstanding letters of credit related to an import purchase.

The Company records short term borrowings at cost, in which the carrying value approximates fair value due to its short term maturity.

Note 9. Stock Based Compensation

As of May 4, 2019, there was approximately $0.5 million of unrecognized compensation cost related to stock option awards comprised of the following: $0.4 million was related to stock option awards listed in the table below and expected to be recognized as expense over a weighted average period of 1.2 years; and $0.1 million was related to restricted stock option awards expected to be recognized as expense over a weighted average period of 3.4 years.

The Company has outstanding awards under three employee stock award plans, the 2005 Long Term Incentive and Share Award Plan, the Amended and Restated 2005 Long Term Incentive and Share Award Plan (the “Old Plans”); and the 2005 Long Term Incentive and Share Award Plan (as amended and restated April 5, 2017 (the “New Plan”). Collectively, these plans are referred to herein as the Stock Award Plans. Additionally, the Company had a stock award plan for non-employee directors (the “1990 Plan”). The Company no longer issues stock options under the Old Plans or the 1990 Plan.

Equity awards authorized for issuance under the New Plan total 5.0 million. As of May 4, 2019, of the awards authorized for issuance under the Stock Award Plans, 2.8 million were granted and are outstanding, 2.0 million of which were vested and exercisable. Shares available for future grants of options and other share based awards under the New Plan at May 4, 2019 were 4.4 million.

The following table summarizes stock award activity during the thirteen weeks ended May 4, 2019:

	Employee and Director Stock Award Plans
	Number of Shares Subject To Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Other Share Awards(1)	Weighted Average Grant Fair Value
Balance February 2, 2019	2,778,414	$2.75	5.8	271,411	$1.68
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Exercised	—	—	—	—	—
Balance May 4, 2019	2,778,414	$2.75	5.5	271,411	$1.68
Exercisable May 4, 2019	2,017,164	$3.02	4.5	132,661	$2.77
(1)	Other Share Awards include deferred shares granted to Directors and restricted share units granted to executive officers.

As of May 4, 2019, all stock awards outstanding and exercisable had a grant price higher than the market price of the stock and had no intrinsic value.

Note 10. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss that the Company reports in the interim condensed consolidated balance sheets represents net loss, adjusted for the difference between the accrued pension liability and accrued benefit cost, net of taxes, associated with the Company’s defined benefit plan. Comprehensive loss consists of net loss and the amortization of pension gains associated with Company’s defined benefit plan for the thirteen weeks ended May 4, 2019 and May 5, 2018.

Note 11. Defined Benefit Plan

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain executive officers of the Company. The SERP provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. During the thirteen weeks ended May 4, 2019, the Company did not make any cash contributions to the SERP and presently expects to pay approximately $1.2 million in benefits relating to the SERP during fiscal 2019.

The measurement date for the SERP is the fiscal year end, using actuarial techniques which reflect estimates for mortality, turnover and expected retirement. In addition, management makes assumptions concerning future salary increases. Discount rates are generally established as of the measurement date using theoretical bond models that select high-grade corporate bonds with maturities or coupons that correlate to the expected payouts of the applicable liabilities.

The following represents the components of the net periodic pension cost related to the Company’s SERP for the respective periods:

	Thirteen Weeks Ended
(amounts in thousands)	May 4, 2019	May 5, 2018
Service cost	$14	$14
Interest cost	142	140
Amortization of net gain(1)	(5)	(5)
Net periodic pension cost	$151	$149
(1)	The amortization of net gain is related to a director retirement plan previously provided by the Company.

Note 12. Basic and Diluted Loss Per Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock

(net of any assumed repurchases) that then shared in the earnings of the Company, if any. It is computed by dividing net loss by the sum of the weighted average shares outstanding and additional common shares that would have been outstanding if the dilutive potential common shares had been issued for the Company’s common stock awards from the Company’s Stock Award Plans.

For the thirteen week periods ended May 4, 2019 and May 5, 2018, the impact of all outstanding stock awards was not considered because the Company reported net losses in both periods and such impact would be anti-dilutive. Accordingly, basic and diluted loss per share was the same. Total anti-dilutive stock awards for the thirteen weeks ended May 4, 2019 and May 5, 2018 were approximately 3.0 million shares and 2.6 million shares, respectively.

Note 13. Income Taxes

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income. Management considers the scheduled reversal of taxable temporary differences, projected future taxable income and tax planning strategies in making this assessment. Based on available objective evidence, management concluded that a full valuation allowance should continue to be recorded against the Company’s deferred tax assets. Management will continue to assess the need for and amount of the valuation allowance against the deferred tax assets by giving consideration to all available evidence to the Company’s ability to generate future taxable income in its conclusion of the need for a full valuation allowance. Any reversal of the Company’s valuation allowance will favorably impact its results of operations in the period of reversal. The Company is currently unable to determine whether or when that reversal might occur, but it will continue to assess the realizability of its deferred tax assets and will adjust the valuation allowance if it is more likely than not that all or a portion of the deferred tax assets will become realizable in the future. The Company has significant net operating loss carry forwards and other tax attributes that are available to offset projected taxable income and current taxes payable, if any, for the year ending February 1, 2020. The deferred tax impact resulting from the utilization of the net operating loss carry forwards and other tax attributes will be offset by a reduction in the valuation allowance. As of February 2, 2019, the Company had a net operating loss carry forward of $253.5 million for federal income tax purposes and approximately $289.0 million for state income tax purposes that expire at various times through 2038 and are subject to certain limitations and statutory expiration periods. The Company has not changed its overall conclusion with respect to the need for a valuation allowance against its net deferred tax assets, which remain fully reserved.

Note 14. Commitments and Contingencies

Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers “SAMs” nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART 1. FINANCIAL INFORMATION
Item 2 — Management’s Discussion and Analysis of Financial Condition
and Results of Operations
May 4, 2019 and May 5, 2018

Overview

Management’s Discussion and Analysis of Financial Condition and Results of Operations provides information that the Company’s management believes necessary to achieve an understanding of its financial statements and results of operations. To the extent that such analysis contains statements which are not of a historical nature, such statements are forward-looking statements, which involve risks and uncertainties. These risks include, but are not limited to, changes in the competitive environment, availability of new products, change in vendor policies or relationships, general economic factors in markets where the Company’s merchandise is sold; and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended February 2, 2019.

The Company operates in two reportable segments: fye and etailz. The fye segment operates a chain of retail entertainment stores and e-commerce sites, www.fye.com and www.secondspin.com. As of May 4, 2019, the fye segment operated 206 stores totaling approximately 1.1 million square feet in the United States, the District of Columbia and the U.S. Virgin Islands. The etailz segment is a digital marketplace retailer and generates substantially all of its revenue through Amazon Marketplace. The Company’s business is seasonal in nature for both segments, with the peak selling period being the holiday season which falls in the Company’s fourth fiscal quarter.

The Company’s results have been, and will continue to be, contingent upon management’s ability to understand industry trends and to manage the business in response to those trends and general economic trends. Management monitors a number of key performance indicators to evaluate its performance, including:

Net Sales and Comparable Store Net Sales: The fye segment measures the rate of comparable store net sales change. A store is included in comparable store net sales calculations at the beginning of its thirteenth full month of operation. Stores relocated, expanded or downsized are excluded from comparable store sales if the change in square footage is greater than 20% until the thirteenth full month following relocation, expansion or downsizing. Closed stores that were open for at least thirteen months are included in comparable store sales through the month immediately preceding the month of closing. The fye segment further analyzes net sales by store format and by product category. The etailz segment measures total year over year sales growth by product category and evaluates product sales by supplier.

Cost of Sales and Gross Profit: Gross profit is calculated based on the cost of product in relation to its retail selling value. Changes in gross profit are impacted primarily by net sales levels, mix of products sold, vendor discounts and allowances, shrinkage, obsolescence and distribution costs. Distribution expenses include those costs associated with receiving, inspecting & warehousing merchandise, Amazon fulfillment fees, and costs associated with product returns to vendors.

Selling, General and Administrative (“SG&A”) Expenses: Included in SG&A expenses are payroll and related costs, occupancy charges, general operating and overhead expenses and depreciation charges. SG&A expenses also include fixed assets write-offs associated with store closures, if any, and miscellaneous income and expense items, other than interest.

Balance Sheet and Ratios: The Company views cash and working capital (current assets less current liabilities) as relevant indicators of its financial position. See Liquidity and Cash Flows section for further discussion of these items.

 RESULTS OF OPERATIONS

Thirteen Weeks Ended May 4, 2019
Compared to the Thirteen Weeks Ended May 5, 2018

Segment Highlights:

	Thirteen Weeks Ended
(amounts in thousands)	May 4, 2019	May 5, 2018
Total Revenue
fye	$45,018	$54,063
etailz	35,132	42,540
Total Company	$80,150	$96,603

Gross Profit
fye	$17,502	$22,271
etailz	7,888	9,417
Total Company	$25,390	$31,688

Loss From Operations
fye	$(6,100)	$(5,372)
etailz	(1,541)	(2,786)
Total Company	$(7,641)	$(8,158)

Reconciliation of etailz Loss from Operations to etailz Adjusted Loss from Operations
etailz loss from operations	$(1,541)	$(2,786)
Acquisition related amortization and compensation expenses(1)	352	2,093
etailz adjusted loss from operations(2)	$(1,189)	$(693)
(1)	For the 13 weeks ended May 4, 2019, acquisition related expenses consisted of amortization expense of intangible assets of $286 thousand and compensation expenses of $66 thousand. For the 13 weeks ended May 5, 2018, acquisition related expenses consisted of amortization expense of intangible assets of $972 thousand and compensation expenses of $1,121 thousand.
(2)	In addition to the results of operations determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we reported non-GAAP adjusted operating income for the etailz segment as shown above.

Total Revenue. The following table sets forth a year-over-year comparison of the Company’s total revenue:

	Thirteen Weeks Ended		Change		Comp Store Net Sales
(amounts in thousands)	May 4, 2019	May 5, 2018	$	%
fye revenue	$45,018	$54,063	$(9,045)	-16.7%	0.0%
etailz revenue	35,132	42,540	(7,408)	-17.4%
Total revenue	$80,150	$96,603	$(16,453)	-17.0%

Total revenue decreased 17.0% to $80.2 million for the thirteen weeks ended May 4, 2019 compared to $96.6 million in the same period last year.

fye Segment

The following table sets forth a period over period comparison of net fye sales by merchandise category:

	Thirteen Weeks Ended		Change		Comp Store Net Sales
(amounts in thousands)	May 4, 2019	May 5, 2018	$	%
fye net sales	$44,157	52,692	$(8,535)	-16.2%	0.0%
Other revenue	861	1,371	(510)	-37.2%
Total revenue	$45,018	$54,063	$(9,045)	-16.7%

As a % of FYE net sales
Trend/Lifestyle	42.8%	37.8%			7.3%
Video	28.3%	31.8%			-8.0%
Music	17.9%	18.7%			-0.1%
Electronics	11.0%	11.7%			-4.3%

Store Count	206	253	(47)	-18.6%
Total Square footage	1,145	1,394	(249)	-17.9%

Net sales. The 16.2% net sales decline from the prior year is primarily due to an 18.6% decline in total stores in operation.

Trend/lifestyle:

fye stores offer a selection of trend/lifestyle products that primarily relate to theatrical, music, and gaming releases. The trend/lifestyle category increased 7.3% on a comparable store sales basis during the thirteen weeks ended May 4, 2019. The trend/lifestyle category represented 42.8% of the Company’s total net sales for the thirteen weeks ended May 4, 2019 versus 37.8% in the comparable quarter last year. The Company continues to take advantage of opportunities to strengthen its selection and shift product mix to growing categories of entertainment-related merchandise. The Company grew comparable store sales in this category by strengthening its assortment of consumables and collectables, as well as by improving the product presentation and value proposition.

Video:

Comparable store net sales in the video category decreased 8.0% during the thirteen weeks ended May 4, 2019. The video category represented 28.3% of total net sales for the thirteen weeks ended May 4, 2019 compared to 31.8% in the comparable quarter last year, as the fye segment is shifting its product mix to growing categories of entertainment and pop culture related merchandise.

Music:

Comparable store net sales in the music category decreased 0.1% during the thirteen weeks ended May 4, 2019. The music category represented 17.9% of total net sales for the thirteen weeks ended May 5, 2018 compared to 18.7% in the comparable quarter last year.

Electronics:

Comparable store net sales in the electronics category decreased 4.3% during the thirteen weeks ended May 4, 2019. Electronics net sales represented 11.0% of total net sales for the thirteen weeks ended May 4, 2019 compared to 11.7% in the comparable quarter last year.

Other Revenue. Other revenue, which was primarily related to commissions and fees earned from third parties, was approximately $0.9 million and $1.4 million for the thirteen weeks ended May 4, 2019 and May 5, 2018, respectively.

etailz Segment

etailz revenue for the thirteen weeks ended May 4, 2019 was $35.1 million, compared to $42.5 million for the same 13 week period in the prior fiscal year. etailz generates revenue across a broad array of product lines primarily through the Amazon Marketplace. Categories include: apparel, baby, beauty, electronics, health & personal care, home/kitchen/grocery, pets, sporting goods, toys & art. During the thirteen weeks ended May 4, 2019, etailz sold approximately 25,000 SKUs from over 1,450 suppliers, compared to approximately 31,000 SKUs from over 2,200 suppliers during the thirteen weeks ended May 5, 2018.

Gross Profit. The following table sets forth a year-over-year comparison of the Company’s gross profit:

	Thirteen Weeks Ended		Change
(amounts in thousands)	May 4, 2019	May 5, 2018	$	%
fye gross profit	$17,502	$22,271	$(4,769)	-21.4%
etailz gross profit	7,888	9,417	(1,529)	-16.2%
Total gross profit	$25,390	$31,688	$(6,298)	-19.9%

fye gross profit as a % of fye revenue	38.9%	41.2%
etailz gross profit as a % of etailz revenue	22.5%	22.1%
Total gross profit as a % of total revenue	31.7%	32.8%

Gross profit decreased $6.3 million to $25.4 million for the thirteen weeks ended May 4, 2019 compared to $31.7 million for the thirteen weeks ended May 5, 2018.

fye Segment

fye gross profit as a percentage of total revenue for the thirteen weeks ended May 4, 2019 was 38.9% compared to 41.2% for the thirteen weeks ended May 5, 2018. The decline in rate was primarily driven by aggressive actions to clear holiday merchandise.

etailz Segment

etailz gross profit as a percentage of revenue for the thirteen weeks ended May 4, 2019 was 22.5% versus 22.1% for the thirteen weeks ended May 5, 2018. The 40 basis points increase in the gross profit rate was a result of the performance improvement plan implemented during the fourth quarter of 2018. See Note 1 above for the description of the etailz segment performance improvement plan.

SG&A Expenses. The following table sets forth a period over period comparison of the Company’s SG&A expenses:

	Thirteen Weeks Ended		Change
(amounts in thousands)	May 4, 2019	May 5, 2018	$	%
fye SG&A, excluding depreciation and amortization	$23,030	$26,489	$(3,459)	-13.1%
As a % of total fye revenue	51.2%	49.0%

etailz SG&A, excluding depreciation and amortization	9,021	11,124 (1)	(2,103)	-18.9%
As a % of total etailz revenue	25.7%	26.1%

Depreciation and amortization	980	2,233	(1,253)	-56.1%

Total SG&A expenses	$33,031	$39,846	$(6,815)	-17.1%
(1)	There was no income from the Company’s joint venture during the first fiscal quarter of 2019. As a result, due to the immaterial nature of the joint venture income, last year’s income from the Company’s joint venture in the amount of $233 thousand was included within SG&A expenses in order to conform to the current year presentation for SG&A expenses.

SG&A expenses decreased $6.8 million or 17.1%.

fye Segment

fye SG&A expenses, excluding depreciation and amortization expenses, decreased $3.5 million, or 13.1%. As a percentage of fye revenue, SG&A expenses in the fye segment were 51.2% compared to 49.0% for the same quarter last year. The decline in SG&A expenses was due to fewer stores in operation and other expense saving initiatives implemented in the fourth quarter of 2018. The increase in SG&A as a percentage of revenue was due to an increase in healthcare costs and outside consulting fees.

etailz Segment

etailz SG&A expenses, excluding depreciation and amortization expenses, decreased $2.1 million primarily due to expense reduction initiatives implemented in the fourth quarter of 2018.

Depreciation and Amortization Expense. Consolidated depreciation and amortization expense decreased $1.3 million primarily due to a $4.1 million net decrease in the carrying value of fixed assets and a $16.4 million net decrease in the carrying value of intangible assets, resulting from impairment charges recorded during the fourth quarter of fiscal 2018. For a discussion of the Company’s impairment charges, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Interest Expense. Interest expense was approximately $132 thousand during the thirteen weeks ended May 4, 2019 compared to $64 thousand during the thirteen weeks ended May 5, 2018.

Other Income. Other income was $43 thousand dollars during the thirteen weeks ended May 4, 2019 compared to $79 thousand dollars in the same period last year.

Income Tax Expense. Based on available objective evidence, management concluded that a full valuation allowance should be recorded against the Company’s deferred tax assets As a result, there were insignificant tax expense amounts recorded during the thirteen weeks ended May 4, 2019 and May 5, 2018.

Net Loss. The following table sets forth a period over period comparison of the Company’s net loss:

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018	Change
Loss before income tax	$(7,730)	$(8,143)	$413
Income tax expense	72	4	68
Net loss	$(7,802)	$(8,147)	$345

LIQUIDITY

Liquidity and Cash Flows

The Company’s primary sources of liquidity are its borrowing capacity under its revolving credit facility, available cash and cash equivalents, and to a lesser extent, cash generated from operations. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, the purchase of inventory and capital expenditures. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and amount of our revenue; the timing and amount of our operating expenses; the timing and costs of working capital needs; and changes in our strategy or our planned activities.

The Company incurred net losses of $7.8 million and $8.1 million for the thirteen weeks ended May 4, 2019 and May 5, 2018, respectively, and has an accumulated deficit of $58.0 million at May 4, 2019. In addition, net cash used in operating activities for the thirteen weeks ended May 4, 2019 was $6.2 million. Net cash used in operating activities for the thirteen weeks ended May 5, 2018 was $16.6 million.

As disclosed in the Company’s Annual Report on Form 10-K filed May 14, 2019, the Company experienced negative cash flows from operations during fiscal 2018 and 2017, and we expect to continue to incur net losses in the foreseeable future. We implemented strategic initiatives on December 11, 2018, aimed at improving organizational efficiency and conserving working capital needed to support the growth of our etailz segment (the “performance improvement plan”). As a result of the initiative, and disciplined inventory management in the fye segment, the Company was able to reduce cash used in operations by $10.4 million for the first quarter of fiscal 2019 as compared to the first quarter of fiscal 2018. We anticipate continued improvement in cash flows from operations for the remainder of the fiscal 2019. At May 4, 2019, we had cash and cash equivalents of

$3.8 million, net working capital of $49.6 million, and short-term borrowings in the amount of $3.1 million on our revolving credit facility, as further discussed in footnote 8 to the interim condensed consolidated financial statements included elsewhere in this Form 10-Q. This compares to $14.5 million in cash and cash equivalents, net working capital of $89.1 million, and no borrowings on the Company’s credit facility at May 5, 2018.

Management anticipates any cash requirements due to a shortfall in cash from operations will be funded by the Company’s revolving credit facility. See note 8 in the interim condensed consolidated financial statements included elsewhere in this Form 10-Q for additional information.

In addition to the aforementioned current sources of existing working capital, the Company may explore certain other strategic alternatives that may become available to the Company, as well as continuing the efforts to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all, should we require such additional funds. If the Company is unable to improve its operations, it may be required to obtain additional funding, and the Company’s financial condition and results of operations may be materially adversely affected.

Furthermore, broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds, should we require such additional funds. Similarly, if our common stock is delisted from the NASDAQ Global Market, it may also limit our ability to raise additional funds.

The unaudited condensed consolidated financial statements for the thirteen weeks ended May 4, 2019 were prepared on the basis of a going concern which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its liabilities and to continue as a going concern is dependent on improved profitability, the performance improvement plan implemented for the etailz segment and the availability of future funding. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

The following table sets forth a summary of key components of cash flow and working capital:

	As of or for the Thirteen Weeks Ended		Change
(amounts in thousands)	May 4, 2019	May 5, 2018	$
Operating Cash Flows	(6,182)	(16,621)	10,439
Investing Cash Flows	(799)	(409)	(390)
Financing Cash Flows	3,072	(1,500)	4,572
Capital Expenditures(1)	(842)	(863)	21
Cash, Cash Equivalents, and Restricted Cash(2)	10,317	24,976	(14,659)
Merchandise Inventory	88,487	110,677	(22,190)
Working Capital	49,581	89,070	(39,489)

(1) Included in Investing Cash Flows

(2) Cash and cash equivalents per condensed consolidated balance sheets	$3,822	$14,509
Add: restricted cash	6,495	10,467
Cash, cash equivalents, and restricted cash	$10,317	$24,976

Cash used in operations was $6.2 million primarily due to net loss of $7.8 million, a $5.4 million seasonal reduction of accounts payable, a $1.0 million decrease in accrued expenses and other current liabilities and a $2.5 million decrease in other long term liabilities, offset by a $0.8 million decrease in accounts receivable, a $6.4 million decrease in inventory, a $1.1 million decrease in prepaid expenses and other current assets, and a $2.1 million decrease in other long-term assets. The Company’s merchandise inventory and accounts payable are influenced by the seasonality of its business. A significant reduction of accounts payable occurs annually in the fiscal first quarter, reflecting payments for merchandise inventory purchased during the prior year’s holiday season.

Cash used in investing activities was $0.8 million for the thirteen weeks ended May 4, 2019, which primarily consisted of capital expenditures. Cash used in investing activities was $0.4 million for the thirteen weeks ended May 5, 2018, which consisted of $0.9 million in capital expenditures, offset by a $0.5 million of capital distributions from the joint venture.

Cash provided by financing activities was $3.1 million for the thirteen weeks ended May 4, 2019, which was comprised entirely of proceeds from short-term borrowings. Cash used in financing activities was $1.5 million for the thirteen weeks ended May 5, 2018, which was comprised entirely of a payment to etailz shareholders as per the original etailz acquisition share purchase agreement.

Capital Expenditures. During the thirteen weeks ended May 4, 2019, the Company made capital expenditures of $0.8 million. The Company currently plans to spend approximately $3.9 million for capital expenditures during fiscal 2019.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. Management continually evaluates its estimates and judgments including those related to merchandise inventory and return costs and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-K as of and for the year ended February 2, 2019 includes a summary of the critical accounting policies and methods used by the Company in the preparation of its interim condensed consolidated financial statements. As goodwill was fully impaired during fiscal 2018, the Company no longer considers goodwill to be a critical accounting policy. With the exception of goodwill, there have been no material changes or modifications to the policies since February 2, 2019.

Recent Accounting Pronouncements:

The information set forth under Note 2, Recently Adopted Accounting Pronouncements section contained in Item 1, “Notes to Interim Condensed Consolidated Financial Statements”, is incorporated herein by reference.

Non-GAAP Measures:

This Form 10-Q contains certain non-GAAP metrics, including: adjusted operating loss for the etailz segment and SG&A excluding depreciation and amortization expenses, for each reporting segment. A non-GAAP measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for SG&A expenses, operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Non-GAAP items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

The Company calculates etailz adjusted loss from operations to evaluate its own operating performance and as an integral part of its planning process. The Company presents etailz adjusted loss from operations as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The Company calculates SG&A expenses, excluding depreciation and amortization expenses, for each reporting segment, to evaluate its own operating performance and as an integral part of its planning process. The Company presents SG&A expenses, excluding depreciation and amortization expenses, as a supplemental measure because it believes such a measure provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART I – FINANCIAL INFORMATION

Item 3 — Quantitative and Qualitative Disclosures about Market Risk

The Company does not hold any financial instruments that expose it to significant market risk and does not engage in hedging activities. To the extent the Company borrows under its revolving credit facility, the Company is subject to risk resulting from interest rate fluctuations since interest on the Company’s borrowings under its credit facility can be variable. If interest rates on the Company’s revolving credit facility were to increase by 25 basis points, and to the extent borrowings were outstanding, for every $1,000,000 outstanding on the facility, interest expense would be increased by $2,500 per year. For a discussion of the Company’s accounting policies for financial instruments and further disclosures relating to financial instruments, see “Nature of Operations and Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K as of and for the year ended February 2, 2019.

Item 4 — Controls and Procedures

(a)   Evaluation of disclosure controls and procedures. The Company’s Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of May 4, 2019, have concluded that as of such date the Company’s disclosure controls and procedures were effective and designed to ensure that (i) information required to be disclosed by the issuer in the reports that it files or submits under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms and (ii) information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(b)   Changes in internal controls. There have been no changes in the Company’s internal controls over financial reporting that occurred during the fiscal quarter covered by this quarterly report that have materially affected, or are reasonably likely to materially affect, the Company’s internal controls over financial reporting.

TRANS WORLD ENTERTAINMENT CORPORATION AND SUBSIDIARIES
PART II - OTHER INFORMATION

Item 1 — Legal Proceedings

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is management’s opinion, based upon the information available at this time, that the expected outcome of these matters, individually and in the aggregate, will not have a material adverse effect on the results of operations and financial condition of the Company. As a result, the liability for the cases listed below is remote.

Loyalty Memberships and Magazine Subscriptions Class Action

On November 14, 2018, three consumers filed a punitive class action complaint against the Company and Synapse Group, Inc. in the United States District Court for the District of Massachusetts, Boston Division (Case No.1:18-cv-12377-DPW) concerning enrollment in the Company’s Backstage Pass VIP loyalty program and associated magazine subscriptions. The complaint alleged, among other things, that the Company’s “negative option marketing” misled consumers into enrolling for membership and subscriptions without obtaining the consumers’ consent. The complaint sought to represent a nationwide class of “all persons in the United States” who were enrolled in and/or charged for Backstage Pass VIP memberships and/or magazine subscriptions, and to obtain statutory and actual damages on their behalf.

On April 11, 2019, the plaintiffs voluntarily dismissed their lawsuit. On May 8, 2019, two of the plaintiffs from the dismissed lawsuit filed a similar punitive class action in Massachusetts state court (Civ. Act. No. 197CV00331, Mass. Super. Ct. Hampden Cty.), based on the same allegations, but this time seeking to represent only a class of “FYE customers in Massachusetts” who were charged for VIP Backstage Pass Memberships and/or magazine subscriptions. The Company believes it has meritorious defenses to the plaintiffs’ claims and, if the new case is not dismissed in full, the Company intends to vigorously defend the action.

Store Manager Class Actions

There are two pending class actions. The first, Spack v. Trans World Entertainment Corp. was originally filed in the District of New Jersey, April 2017 (the “Spack Action”). The Spack Action alleges that the Company misclassified Store Managers (“SMs”) as exempt nationwide. It also alleges that Trans World improperly calculated overtime for Senior Assistant Managers “SAMs” nationwide, and that both SMs and SAMs worked “off-the-clock.” It also alleges violations of New Jersey and Pennsylvania State Law with respect to calculating overtime for SAMs. The second, Roper v. Trans World Entertainment Corp., was filed in the Northern District of New York, May 2017 (the “Roper Action”). The Roper Action also asserts a nationwide misclassification claim on behalf of Store Managers. Both actions were consolidated into the Northern District of New York, with the Spack Action being the lead case.

Plaintiffs moved for conditional certification of a collective of SMs in June 2018, and that motion was partially granted in January 2019. The opt-in period for the collective that was certified was closed on April 6, 2019. Opt-in discovery relating to that potential collective has commenced. The Company believes it has meritorious defenses to the plaintiffs’ claims and intends to vigorously defend the action.

Item 1A — Risk Factors

Risks relating to the Company’s business and Common Stock are described in detail in Item 1A of the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

Item 2 — Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3 — Defaults Upon Senior Securities

None.

Item 4 — Mine Safety Disclosure

Not Applicable.

Item 5 — Other Information

None.

Item 6 — Exhibits

(A) Exhibits -

Exhibit No.	Description
31.1	Chief Executive Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Chief Financial Officer certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification pursuant to 18 U.S.C Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document (furnished herewith)

101.SCH	XBRL Taxonomy Extension Schema (furnished herewith)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase (furnished herewith)

101.DEF	XBRL Taxonomy Extension Definition Linkbase (furnished herewith)

101.LAB	XBRL Taxonomy Extension Label Linkbase (furnished herewith)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANS WORLD ENTERTAINMENT CORPORATION

June 18, 2019	By: /s/ Michael Feurer
Michael Feurer
Chief Executive Officer
(Principal Executive Officer)

June 18, 2019	By: /s/ Edwin Sapienza
Edwin Sapienza
Chief Financial Officer
(Principal and Chief Accounting Officer)

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TRANS WORLD ENTERTAINMENT CORPORATION

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E90545-Z76443

Proxy - Trans World Entertainment Corporation

Notice of Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting – Monday, February 17, 2020 at 10:00 a.m. Eastern Time

Michael Solow and Michael Feurer, or any of them (each, a "Proxy" and together the "Proxies"), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Trans World Entertainment Corporation to be held on **Monday, February 17, 2020 at 10:00 a.m. Eastern Time** or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1, FOR Item 2 and FOR Item 3.

In their discretion, the Proxies are authorized to vote upon such other business as properly may be presented at the meeting.

Address Changes/Comments: ______________________________

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